As filed with the Securities and Exchange Commission on July 18, 2022.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOLARMAX TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	4931	26-2028786
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3080 12th Street

Riverside, California 92507

(951) 300-0788

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David Hsu, Chief Executive Officer

SolarMax Technology, Inc.

3080 12th Street

Riverside, California 92507

(951) 300-0788

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Asher S. Levitsky P.C. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105-0302 Tel: (646) 895-7152 Cell: (917) 930-0991 Fax: (646) 895-7238	Clayton E. Parker, Esq. K&L Gates LLP 201 South Biscayne Boulevard, Suite 2000 Miami, Florida 33131-2399 Tel: 305-539-3306 Cell: (305) 358-7095 Fax: 305-358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject To Completion, Dated July 18, 2022

7,500,000  Shares

SolarMax Technology, Inc.

Common Stock

This is the initial public offering of  7,500,000  shares of common stock of SolarMax Technology, Inc. on a firm commitment basis.

Prior to this offering, there has been no public market for our common stock. The initial public offering price per share  is expected to  be $4.00. We have applied to list our common stock on the NASDAQ Capital Market under the symbol “SMXT” and the listing of our common stock on the NASDAQ Capital Market is a condition to the underwriters’ obligation to close.

We have granted the underwriters the option, exercisable for  45 days from the date of this prospectus, to purchase up to an additional  1,125,000  shares from us at the initial public offering price less the underwriting discount and commissions to cover over-allotments.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 16 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock. See “Prospectus Summary - Emerging Growth Company Status.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an integrated solar energy company. We were founded in 2008 to conduct business in the United States and subsequently commenced operation in China following two acquisitions in 2015. We operate in two segments – the United States operations and the China operations. We are a holding company, with our United States operations conducted by our United States subsidiaries and our China operations by our Chinese subsidiaries, which operate separately from our United States operations. We are a Nevada corporation that operates through its subsidiaries, all of which are wholly owned.

Our United States operations primarily consist of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, and (iii) sales of LED systems and services to government and commercial users. Our China operations, which are conducted by our wholly-owned subsidiaries, consist primarily of identifying and procuring solar farm projects for resale to third parties and performing engineering, procuring and construction (“EPC”) services primarily for solar farm projects. Although we are a Nevada corporation with significant operations in the United States, through our PRC subsidiaries, we conduct business in China and our China business is subject to Chinese law. There are legal and operational risks associated with having operations in China. See “Risk Factors — Any change of regulations and rules by Chinese government may intervene or influence upon our operations in China at any time and any additional control over offerings conducted overseas and/or foreign investment in issuers with Chinese operations could result in a material change in our business operations and/or the value of our securities and could also significantly limit or completely hinder our ability to offer, or continue to offer, our securities to investors and cause the value of such securities to significantly decline or be worthless” and “Business – PRC Government Regulations.” Further, the only customer of our China segment since the middle of 2019 has been a large state-owned enterprise. As of the date of this prospectus, we do not have any agreement for the China segment to perform any ongoing services. The primary business of our China segment is the construction of solar farms and related services. Each solar farm requires a permit from a government agency, and there are a limited number of permits. We are dependent upon our ability to generate business from a large state-owned enterprise and obtaining the necessary permit from a local government agency. Our failure or inability to obtain contracts or permits would materially impact our business and may result in a significant decrease in the value of our common stock.

ii

Our PRC operations are subject to certain legal and operational risks and may be impacted or influenced by the new regulations and policies by Chinese government. PRC laws and regulations governing our PRC operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our PRC operations, significant depreciation of the value of our common stock, or a significantly limit or complete hindrance of our ability to offer, or continue to offer, securities to investors. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using the variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. We believe we are not subject to cybersecurity review by the Cyberspace Administration of China, or “CAC,” because our PRC subsidiaries presently maintain fewer than one million individual clients in their business operations as of the date of this prospectus. However, since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our PRC daily business operations, the ability to accept foreign investments and list on an U.S. exchange or other foreign exchange. See “Risk Factors — Risks Associated with Doing Business in China” beginning on page  22 for more information. For example, our PRC subsidiaries face risks associated with regulatory approvals of offshore offerings, anti-monopoly regulatory actions, oversight on cybersecurity and data privacy. Any change in foreign investment regulations, and other policies in China or related enforcement actions by China government could result in a material change in our operations and the value of our securities and could significantly limit or completely hinder our ability to offer, or continue to offer, securities to investors or cause the value of our common stock to significantly decline or be worthless.

We finance our China operations and our United States operations separately. We do not use funds from either segment to provide funds for the other segment. Our equity structure is a direct holding structure, that is, SolarMax Technology Inc., a Nevada corporation, directly controls its U.S. subsidiaries and its subsidiaries in its China segment including: (i) Golden SolarMax Finance. Co. Ltd, a PRC subsidiary, (ii) SolarMax Technology Holdings (Hong Kong) Limited, a Hong Kong subsidiary which directly holds SolarMax Technology (Shanghai) Co., Ltd, a PRC subsidiary (together with its subsidiaries thereunder, “ZHTH”); (iii) Accumulate Investment Co., Ltd, a British Virgin Islands subsidiary which then directly holds Accumulate Investment Co., Limited, a Hong Kong subsidiary that directly holds Jingsu Zhonghong Photovoltaic Electric Co., Ltd (“ZHPV”); a PRC subsidiary and (iv) SolarMax Technology Holdings, a Cayman Islands subsidiary. Our business in China is conducted through ZHPV and ZHTH. See “Business – Our Corporate Structure” on page  100 for additional details.

                In the reporting periods presented in this prospectus and throughout the date of this prospectus, no dividends, distribution or other transfers of funds have occurred between and among us and our United States subsidiaries, on the one hand; and us and our PRC subsidiaries, on the other hand, have not made any dividends, distributions or other transfer of funds to investors. For the foreseeable future, we intend to use the earnings for research and development, to develop new products and to expand its production capacity. As a result, we do not expect to pay any cash dividends. To the extent that we may in the future seek to fund the business through distribution, dividends or transfer of funds among and between holding company and subsidiaries, any such transfer of funds with PRC subsidiaries is subject to government regulations. The structure of cash flows within holding company and PRC subsidiaries and a summary of the applicable regulations, is as follows:

1. Within the direct holding structure, the cross-border transfer of funds within us and our PRC subsidiaries is legal and compliant with the laws and regulations of the PRC. After we receive the proceeds of this offering, the funds can be directly transferred to our subsidiaries including ZHPV and ZHTH, and then transferred to subordinate operating entities through ZHPV and ZHTH according to the laws and regulation of the PRC.

2. If we intend to distribute dividends, we will transfer the dividends from the PRC entities to ZHPV and ZHTH in accordance with the laws and regulations of the PRC, and then ZHPV and ZHTH will transfer the dividends to its parent company and then to us, and the dividends will be distributed by us to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

iii

3. Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of the PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of each of their registered capitals. These reserves are not distributable as cash dividends. See “Dividend Distribution” on page  116  for more information.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between Mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by our Hong Kong subsidiary from our PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from our PRC subsidiaries.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

Foreign currency exchange regulation in the PRC is primarily governed by the Regulations on the Administration of Foreign Exchange, most recently revised by the State Council on August 5, 2008, Notice on Further Simplifying and Improving Policies of Foreign Exchange Administration Regarding Direct Investment issued by SAFE on February 13, 2015, and the Provisions on the Administration of Settlement, Sale and Payment of Foreign Exchange promulgated by People’s Bank of China on June 20, 1996. Currently, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions. Conversion of RMB for most capital account items, such as direct investment, security investment and repatriation of investment, however, is still subject to registration with the SAFE. Foreign-invested enterprises may buy, sell and remit foreign currencies at financial institutions engaged in foreign currency settlement and sale after providing valid commercial documents and, in the case of most capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign enterprises are also subject to limitations, which include approvals by the NDRC, the Ministry of Construction, and registration with the SAFE.

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Pursuant to the Holding Foreign Companies Accountable Act (“HFCA Act”), the Public Company Accounting Oversight Board (the “PCAOB”) issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition to the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations.  Marcum LLP, our independent registered public accounting firm issued an audit opinion on the financial statements included in this prospectus. As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, Marcum LLP is required by the laws of the United States to undergo regular inspections by the PCAOB and was not identified in this report as a firm subject to the PCAOB’s determination. Marcum LLP is headquartered in New York City, has been inspected by the PCAOB on a regular basis with the most recent inspection in 2018, and is subject to an ongoing inspection that started in November 2020. However, recent developments with respect to audits of China-based companies, such as our China segment, create uncertainty about the ability of our auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities.  In the event that, in the future, either PRC regulators take steps to impair Marcum’s access to the workpapers relating to our China operations or the PCAOB expands the scope of the Determination so that we are subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including “over-the-counter” trading, may be prohibited, under the HFCA Act. See “Risk Factor – Our independent registered public accounting firm’s audit documentation related to their audit reports included in this prospectus include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the HFCA Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.” on page  43  for more details.

On December 24, 2021, the China Securities Regulatory Commission, or the CSRC, issued Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Administration Provisions”), and the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Measures”), which are now open for public comments. The Administration Provisions and Measures for overseas listings lay out specific requirements for filing documents and include unified regulation management, strengthening regulatory coordination, and cross-border regulatory cooperation. Among other things, if a domestic enterprise intends to indirectly offer and list securities in an overseas market, the record-filing obligation is with a major operating entity incorporated in the PRC and such filing obligation shall be completed within three working days after the overseas listing application is submitted. The Measures provides that the determination as to whether a domestic company is indirectly offering and listing securities in an overseas market shall be made on a substance over form basis and if the issuer meets the following conditions, the offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) The total assets, net assets, revenues or profits of the domestic operating entity of the issuer in the most recent accounting year account for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; and/or (ii) the senior managers in charge of business operation and management of the issuer are mostly Chinese citizens or have domicile in China, and its main places of business are located in China or main business activities are conducted in China. We are a Nevada corporation founded in 2008 to provide solar power solutions in the United States and commenced its China operations in 2016 following the acquisition of two companies in 2015.  More than 50% of our revenues, gross profit and net loss for 2021 were generated from our US operations. In addition, our chief executive officer and other executive officers and a majority of our directors are US citizens.  We believe that we are not a domestic China company as provided in the Measure, thus, this offering might not be qualified as indirect overseas offering and listing under the Administration Provisions and Measures for overseas listings. However, it is uncertain when the Administration Provision and the Measures will take effect or if they will take effect as currently drafted. If it is determined in the future that the approval of the CSRC, the CAC or any other regulatory authority is required for this offering, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies, or these regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for the merger, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Following the completion of this offering, if applicable PRC laws, regulations or interpretations change and we are required to obtain approval or permissions from the CSRC, the CAC or any other regulatory authority to operate our business in China and/or to offer securities being registered to foreign investors, we may have to obtain such approval or permission or seek wavier from relevant regulatory PRC agencies before we can continue our China operation and to offer securities to foreign investors, the procedures of which may be time consuming, unpredictable and costly, and there is no assurance that we can successfully obtain such approval, permission or seek waiver. Any of those interruptions, uncertainty and/or negative publicity regarding such an approval requirement either prior to the consummation of the Merger or in the future may have a material adverse effect on our business and financial condition, result of operations and prospectus, as well as the value and trading price of our securities. See “Summary-Permission required to obtain from Chinese authorities to operate and issuer securities to foreign investors” on page  9  for more information.

v

All of our executive officers and directors are located in the United States except that two directors are located in China and one director is located in Taiwan. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon those directors or management members located outside the United States, to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties on them under United States securities laws. See “Enforceability of Civil Liabilities” on page 63 and “Risk Factors – Risks Associated with Doing Business in China- Three of our directors are located outside of the United States; therefore, investors may not be able to enforce federal securities laws or their other legal rights against those officers and directors (prior to and after the offering) located outside the United States” on page  48  of this prospectus.

	Per Share	Total
Initial public offering price	$4.00	$30,000,000
Underwriting discounts and commissions(1)	$0.24	$1,800,000
Proceeds to us, before expenses	$3.76	$28,200,000

________

(1)

In addition, we have agreed to provide the underwriters additional compensation and reimburse the underwriters for certain expenses. See “Underwriting” on page  145 of this prospectus for additional information.

The underwriters expect to deliver the shares of common stock to purchasers in the offering against payment on [  ], 2022.

VIEWTRADE SECURITIES, INC.

The date of this prospectus is [  ], 2022.

vi

You should rely only on the information contained in this prospectus and in any free writing prospectus prepared by or on behalf of us and delivered or made available to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or a free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, operating results, and prospects may have changed since that date.

Until [  ], 2022 (25 days after commencement of this offering), all dealers that buy, sell, or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

vii

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

In this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refer to SolarMax Technology, Inc. and its consolidated subsidiaries.

Company Overview

We are an integrated solar energy company. Through our subsidiaries, we are primarily engaged in the following business activities:

•	Identifying and procuring solar farm system projects for resale to third party developers and related services in the People’s Republic of China, which we refer to as China or the PRC;

•

Providing engineering, procuring and construction services, which are referred to in the industry as EPC services, for solar farms and residential and commercial photovoltaic systems in China although we have not performed any significant residential or commercial services in China;

•	Operating and maintaining solar farm projects in China following the completion of our EPC work on the projects, although we are not currently performing such services;

•	Selling and installing integrated photovoltaic systems for residential and commercial customers in the United States;

•	Providing exterior and interior light-emitting diodes, known as LED, lighting sales and retrofitting services for governmental and commercial applications;

•	Providing secured loans to purchasers of our photovoltaic systems and servicing installment sales by our customers in the United States;

•

Owning and funding renewable energy projects in the United States based on leases entered into prior to 2015, and generating revenue from this business through operating leases and power purchase agreements primarily with commercial users; and,

•	Selling and installing backup battery systems for residential and commercial customers in the United States.

We operate in two segments - the United States operations and the China operations. Our United States operations consists primarily of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, (iii) sales of LED systems and services to government and commercial users.

Our China operations consist prima rily of identifying and procuring solar farm projects for resale to third parties and EPC services for solar farm projects .

We commenced operations in China following the completion of two acquisitions on April 28, 2015.

•

We acquired the ownership of Chengdu Zhonghong Tianhao Technology Co., Ltd., or Chengdu ZHTH, through a share exchange agreement among us, one of our PRC subsidiaries, and the equity owners of Chengdu ZHTH (together with its subsidiaries thereunder, “ZHTH”).

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•

We acquired the ownership of Jiangsu Zhonghong Photovoltaic Electric Co., Ltd., or ZHPV, through a share exchange agreement between us and the holders of the stock of Accumulate Investment Co. Ltd., which we refer to as Accumulate. Accumulate owns ZHPV through a Hong Kong subsidiary. The share exchange agreement for ZHPV was amended on May 12, 2016 to revise certain terms including adjusting the total consideration retroactively to the original acquisition date of April 28, 2015.

Our business in China is conducted through our subsidiaries, primarily ZHTH and ZHPV, which we acquired in April 2015, and their subsidiaries.

ZHTH is engaged in project development. ZHPV’s core business is to provide EPC services. In order to build a solar farm in China it is first necessary to obtain a permit, which covers a specific location. ZHTH and ZHPV establish special subsidiaries to own and acquire a permit for a solar farm. We refer to these subsidiaries as project subsidiaries. When a buyer of a project is identified, we sell to the buyer the equity in the project subsidiary that holds the permit for that specific solar farm project, and the buyer of the project engages ZHPV for the EPC work. The purchase price for the project subsidiary is an amount approximating the project subsidiary’s net assets. Accordingly, we do not generate a material gain or loss from the sale of the project subsidiaries. The sale of the equity in the project subsidiaries is part of the normal course of our operations in China. Because Chinese government regulations prohibit the sale of the permit relating to a solar farm, it is necessary for us to sell the equity in the project subsidiary to effectuate the transfer of the ownership of the solar farm and permit to the buyer. At or prior to completion of the EPC work on the solar farm, we seek to obtain an agreement to operate and maintain the solar farm upon its completion. If we receive a contract for operations and maintenance services, these services are performed by ZHPV or a subsidiary.

Unlike systems in the United States, which are installations for residential and small business users, the projects in China are generally solar farms, which are large land areas where multiple ground-mount solar tracking towers are installed.

Reverse Stock Split

On July 15, 2022, we effected a 0.59445-for-one reverse stock split and, in connection with the reverse stock split we reduced our authorized common stock to 297,225,000 shares.  All share and per share information in this prospectus retroactively reflects the reverse stock split and reduced authorized common stock.

Summary of Risks Factors

Our business is subject to a number of risks and uncertainties. These risks are discussed more fully in “Risk Factors” beginning on page 16. Before you make a decision to invest in our common stock, you should carefully consider all of those risks including the following:

Risks Associated with Doing Business in China

•

We are subject to numerous risks in engaging in business in China. See “Risk Factors — Risks Associated with Doing Business in China—We are subject to numerous risks in engaging in business in China, including, but not limited to, changes in policies of the Chinese government, a deterioration in the relationships between the United States and China, the legal system in China which may not adequately protect our rights, change in the Chinese economy and steps taken by the government to address the changes, inflation, adverse weather conditions, fluctuations in the currency ratio between the U.S. dollar and the RMB, currency exchange restrictions, the interpretation of tax laws, tariffs and importation regulations.” on page  41 of this prospectus.

•

Our China segment is subject to numerous regulations in China. See “Risk Factors— Risks Associated with Doing Business in China—Our China segment is subject to numerous regulations in China, including but not limited to, regulations relating to investments in its China subsidiaries, labor laws and other laws relating to employee relations, the issuance of permits for solar farms, licensing, the development, construction and operation of solar power projects, and the sale of power generated from the projects, cybersecurity and the failure to comply with any such regulations may impair our ability to operate in China. ” on page  42 of this prospectus.

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Our independent accountants, Marcum LLP, is a United States accounting firm headquartered in New York City and is subject to inspection and is annually inspected by the PCAOB. Marcum LLP is not headquartered in mainland China or Hong Kong and was not identified in the Determination Report as a firm subject to the PCAOB’s determinations. However, recent developments with respect to audits of China-based companies, such as our China segment, create uncertainty about the ability of our auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. Marcum LLP’s audit documentation related to their auditor reports included herein include audit documentation in China. The PCAOB has not requested Marcum LLP to provide the PCAOB with copies of our audit workpapers and consequently Marcum LLP has not sought permission from PRC authorities to provide copies of these materials to the PCAOB. If Marcum is unable to provide requested audit work papers located in China to the PCAOB, investors would be deprived of the benefits of PCAOB’s oversight of such auditors through such inspections. In the event that, in the future, either PRC regulators take steps to impair Marcum’s access to the workpapers relating to our China operations or the PCAOB expands the scope of the determinations so that post-combination entity will be subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including “over-the-counter” trading, may be prohibited, under the HFCA Act. See “Risk Factors— Risks Associated with Doing Business in China— Our independent registered public accounting firm’s audit documentation related to their audit reports included in this prospectus include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges or market if its auditor is not subject to PCAOB inspections for two consecutive years instead of three” on page  43 of this prospectus.

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Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance, business operations and financial results. See “Risk Factors— Risks Associated with Doing Business in China— Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance, business operations and financial results.” on page  48  of this prospectus and “Risk Factors – Risks Related to our Business— Neither we nor our PRC subsidiaries are required to obtain permissions from Chinese authorities for this offering to investors. However, if the Chinese Securities Regulation Commission, or CSRC, or another PRC regulatory body subsequently determines that its approval is needed for this offering, we cannot predict whether we will be able to obtain such approval. As a result, we face uncertainty about future actions by the PRC government that could significantly affect our ability to offer, or continue to offer, securities to investors and cause the value of our securities to significantly decline or be worthless.” from page  23 of this prospectus.

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Rules and regulation in China can change quickly with little advance notice, and Chinese government may intervene or influence our China Segment at any time or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations in China as well as our operations in the United States; and/or the value of our securities. See “Risk Factors— Risks Associated with Doing Business in China— Although we do not believe we are a China-based issuer, our business includes our China Segment which is subject to the rules and regulations in China as well as Chinese governmental intervention and influence. The rules and regulations in China can change quickly with little advance notice, and Chinese government may intervene or influence its China operation at any time, or may exert more control over offerings conducted overseas and/or foreign investment in us, which could result in a material change in our operations in China and ours operations in the U.S., and could cause the value of our securities to significantly decline or be worthless, and limit the legal protections available to us; and any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in issuers with China operations could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless; and limit the legal protections available to us.” on page  48 of this prospectus.

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Any change of regulations and rules by Chinese government may intervene or influence our operations at any time. See “Risk Factors – Risks Related to our Business — Although we do not believe we are a China-based issuer, because of our China Segment, any change of regulations and rules by Chinese government, such as those related to data security or anti-monopoly concerns, may intervene or influence our PRC operations at any time and any additional control over offerings conducted overseas and/or foreign investment in issuers with significant Chinese operations could result in a material change in our operations and/or the value of our common stock and could significantly limit or completely hinder our ability to offer, or continue to offer, our securities to investors and cause the value of such securities to significantly decline and possibly be worthless.” on page  23 of this prospectus.

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Under Chinese law, our Chinese subsidiaries are limited in their ability to pay dividends to us. See “Risk Factors – Risks Associated with Doing Business in China— The transfer of funds between our United States and China Segment is subject to restriction.” on page  26  of this prospectus and “Risk Factors-- Risks Associated with Doing Business in China— Under Chinese law, Our Chinese subsidiaries are limited in their ability to pay dividends to us, which may impair our ability to pay dividends and to fund our United States segment in the future.” on page  50 of this prospectus.

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Because of our China Segment, if the PRC regulations change or are interpreted differently in the future, our securities may decline in value or become worthless if we are unable to assert our control rights over the assets of our PRC subsidiaries that conduct substantially of our operations. See “Risk Factors – Risks Related to our Business— Our PRC subsidiaries are wholly-owned subsidiaries, and we do not have any variable interest entity structure in China. Our direct ownership in our PRC subsidiaries is governed by and compliance with PRC regulations. However, if the PRC regulations change or are interpreted differently in the future, our securities may decline in value or become worthless if we are unable to assert its control rights over the assets of its PRC subsidiaries that conduct substantially all of its operations.” on page  24 of this prospectus.

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Because we must comply with the Foreign Corrupt Practices Act, we may face a competitive disadvantage in competing with Chinese companies that are not bound by those prohibitions. See “Risk Factors – Risks Associated with Doing Business in China— Because we must comply with the Foreign Corrupt Practices Act, we may face a competitive disadvantage in competing with Chinese companies that are not bound by those prohibitions.” on page  46 of this prospectus.

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Our ability to generate business from the current sole customer of our China segment, a state-owned enterprise, may be subject to government policies relating to such factors as the terms on which our PRC subsidiaries sell the project to SPIC and SPIC’s procurement policies. See “Risk Factors – Risks Associated with Doing Business in China— Our ability to generate business from State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), which has been the sole customer of our China segment since the middle of 2019, may be subject to government policies relating to such factors as the terms on which our PRC subsidiaries sell the project to SPIC and SPIC’s procurement policies. As of the date of this prospectus, we do not have any agreements for projects with SPIC.   As a state-owned enterprise, SPIC may favor Chinese companies over subsidiaries of a United States company.” on page  47 of this prospectus.

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We need to obtain project financing for its China segment on a project-by-project basis, and the inability to obtain such financing may impair our ability to generate contracts for solar farm projects in China. See “Risk Factors – Risks Associated with Doing Business in China— Because of the cost of construction of the solar farms, we could require financing in order to complete projects in China and the inability to obtain such financing may impair our ability to generate contracts for solar farm projects in China.” on page  33 of this prospectus.

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We have three directors located outside of the United States. Investors may not be able to enforce United States federal securities laws upon those directors located outside of the United States. See “Enforceability of Civil Liabilities” on page 63 and “Risk Factors – Risks Associated with Doing Business in China- Three of our directors are located outside of the United States; therefore, investors may not be able to enforce federal securities laws or their other legal rights agai nst those officers and directors (prior to and after the offering) located outside the United States.” on page  48 of this prospectus.

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Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections. See “Risk Factors – Risks Associated with Doing Business in China— Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections of our operations in China.” on page  55 of this prospectus.

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We face uncertainties on the reporting and consequences of private equity financing transactions, private share exchange transactions and private transfer of shares, including private transfer of public shares, in our company by non-resident investors. See “Risk Factors – Risks Associated with Doing Business in China— we face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a PRC establishment of a non-PRC company, or immovable properties located in China owned by a non-PRC company.” on page  54 of this prospectus.

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The development, construction and operation of solar power projects and photovoltaic production projects are highly regulated activities. Our operations in China are governed by various laws and regulations, including national and local regulations relating to urban and rural planning, building codes, safety, environmental protection, fire control, utility transmission, engineering and metering and related matters See “Risk Factors – Risks Associated with Doing Business in China— We may fail to comply with laws and regulations regarding the development, construction and operation of solar power projects and photovoltaic production projects in China.” on page  53 of this prospectus.

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The new Enterprise Income Tax (EIT) Law, which was most recently amended on December 29, 2018, and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. See “Risk Factors – Risks Associated with Doing Business in China— Under the new Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification could result in unfavorable tax consequences to us and our non-PRC stockholders.” on page  52 of this prospectus.

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Our PRC subsidiaries are restricted in their ability to pay dividends to us, and we are restricted in payments to our PRC Subsidiaries. See “Risk Factors – Risks Associated with Doing Business in China— Under Chinese law, our Chinese subsidiaries are limited in their ability to pay dividends to us, which may impair our ability to pay dividends and to fund our United States segment in the future,” “Risk Factors – Risks Associated with Doing Business in China— Payment by our PRC Subsidiaries of dividends to us are restricted.” on page  50  and “Risk Factors – Risks Associated with Doing Business in China— PRC regulation of direct investment by offshore holding companies to PRC entities may delay or prevent us from making additional capital contributions to its PRC subsidiaries and affiliated entities, which could impair its liquidity and its ability to fund and expand its business.” on page  49 of this prospectus.

Risks Related to our Business

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We had consolidated net losses of $0.8 million for the three months ended March 31, 2022 and $3.3 million for year ended December 31, 2021, and our losses are continuing  and our financial statements for the year ended December 31, 2021 have a going concern footnote. We had negative cash flows from operations of $2.0 million for the three months ended March 31, 2022 and $5.4 million for the year ended December 31, 2021 and $23.2 million for the year ended December 31, 2020, and we cannot assure you that we can or will operate profitably or generate positive cash flow from operations.  At March 31, 2022, we had a stockholders’ deficit of $9.2 million.  We have sustained losses since our organization, and we cannot assure you that we can or will operate profitably.  See “Risk Factors – Risks Related to our Business— We have sustained losses since our organization, our financial statements have a going concern footnote and we cannot assure you that we can or will operate profitably.” on page  16 of this prospectus and “Risk Factors – Risks Related to our Business – We are generating negative cash flow from operations and, if we don’t generate positive cash flow from operations, we may need to rely on the proceeds of this offering to meet our liquidity needs. ” on page 17 of this prospectus.

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Our China segment is dependent upon one customer, SPIC, which is a  large state-owned enterprise under the administration of the Chinese government and prior to 2020 almost all of our revenue was derived from a related party which has not been a customer since 2019.  If we are not able to generate business from other customers we may not be able to continue our business in China.  See “Risk Factors – Risks Related to our Business— Because almost all of our revenue in China since we commenced operations was derived from two customers, one of which is a related party which has not been a customer since the first half of 2019, our inability to develop new business in China could impair our ability to continue our China operations.” on page  17 of this prospectus.

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We may require significant funds in excess of the proceeds from this offering if we are to expand our financing of solar energy systems in the United States and our solar projects in China and we will require funding from other sources, which may not be available on reasonable terms, if at all.  Our failure to raise sufficient capital could impair our ability to expand our financing operations.  See “Risk Factors – Risks Related to our Business— We may require significant funds in excess of the proceeds from this offering if we are to expand our financing of solar energy systems in the United States and our solar projects in China and we will require funding from other sources, which may not be available on reasonable terms, if at all.” on page  18 of this prospectus.

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We borrowed $55.5 million from two related party partnerships. The funding was made pursuant to the United States government’s EB-5 program, and the lenders made loans from the proceeds of capital contributions of the limited partners who made their investment in the limited partnerships as part of the EB-5 program. The loans are secured and are payable 48 months from the date of the advance and may be extended by the lender as may be necessary to meet applicable USCIS immigrant investor visa requirements, which is the date when the final step of the EB-5 visa process is completed and the limited partners of the lender can become lawful permanent residents of the United States. As of July 13, 2022, the initial four-year term of all of the loans had expired and the loans are on extension until the limited partners have met the USCIS requirements. As the loans matured, we offered the limited partners, in lieu of the payment by the limited partnership, a convertible note with a five-year term with the principal payable in installments. As of July 13, 2022, notes to the CEF and CEF II in the aggregate principal amount of $19.5 million were outstanding, and convertible notes in the principal amount of $34.0 million had been issued to former limited partners of CEF, of which principal payments of $9.8 million had been made on the anniversary of the respective dates of issuance, convertible notes in the principal amount of $2.5 million had been early redeemed for $1.77 million, and the principal amount of convertible notes of $21.7 million was outstanding. We cannot predict when payment of the remaining $19.5 million will be due or when or whether the limited partners will seek a return of their investment. We will offer the limited partners notes that are similar to the notes we have previously issued. If the limited partners do not accept convertible notes, we may need to use our cash to pay the notes. The total principal amount of the note substantially may the net cash that we will have at the closing of this offering, in which event it will be necessary for us to raise funds to make the payment or revise the terms of the convertible notes. We can give no assurance as to whether we will be able to refinance these loans on reasonable, if any terms. Further, if the limited partners accept convertible notes, the sale of the underlying shares or the market’s perception of the effect of the sale of such shares may have a material adverse effect upon the price of our common stock. As of July 13, 2022, two limited partners who made investments of $1.0 million have pending legal proceedings against the limited partnerships, us and certain of our officers and directors.  Although the amounts claimed in the litigation with respect to the plaintiffs’ contribution to capital of the limited partnership and subsequently lent to our subsidiary are treated as current liabilities on our balance sheet, we cannot predict the outcome of the litigation. Any settlement of the litigation which is perceived to be more favorable to the limited partners than the convertible notes that we propose to issue may affect our ability to issue convertible notes to the limited partners.  We settled legal proceeding commenced by three other limited partners whose capital accounts totaled $1,500,000.  See “Risk Factors – Risks Related to our Business — We have relied on loans through the United States government’s EB-5 program, which loans need to be refinanced when they become due, and we cannot assure you that the limited partners will accept our proposed terms of the refinancing or that a substantial portion of the proceeds of this offering will not be required to pay the loans.” on page  19 of this prospectus and “Business – Legal Proceedings” starting on page  129 of this prospectus.

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In addition to the notes relating to the EB-5 program, we require substantial cash for our operations and to pay our short-term debt, and obligations due to related parties. In addition to short-term loans of approximately $2.0 million at July 13, 2022, we owe our chief executive officers and its former executive vice president and one other former employee approximately $1.3 million in connection with our \repurchase of their stock, and at July 13, 2022, we owed our chief executive officer and former executive vice president a total of approximately $1.8 million for deferred salary and bonus due pursuant to their employment agreements, all of which are due following completion of this offering. See “Risk Factors – Risks Related to our Business  — We require significant funds to pay its current debt obligations, including obligations to management.” on page  20 of this prospectus.

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Changes in utility regulations and pricing could impair the market for our products.  The market for alternative energy products is affected by utility regulation and pricing policies. Changes in regulations or pricing could result in a significant reduction in the demand for solar products.  See “Risk Factors – Risks Related to our Business  — Changes in utility regulations and pricing could impair the market for our products.” on page 29 of this prospectus and “Risk Factors – Risks Related to our Business  — Changes in net metering regulations could impair the market for solar products.” on page 29 of this prospectus.

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Our business in the United States is dependent on the continuation of government benefits and government policies that encourage the use of renewable energy such as solar power.  See “Risk Factors – Risks Related to our Business— Our business in the United States is largely dependent upon government subsidies and incentives.” on page 22 of this prospectus.

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Our failure to adequately assess credit risks of our finance customers for our United States operations could impair our ability to operate profitably, and in the event of foreclosure on defaulting customers, we may have difficulty in recovering any money owed to us.  See “Risk Factors – Risks Related to our Business— Our failure to adequately assess credit risks for financing the sale of our systems in the United States could impair our ability to operate profitably.” on page 37 of this prospectus.

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Changes in government regulations, tariffs and policies, including enforcement policies in the United States and China, the relaxation or elimination of regulations relating to carbon-based fuel or our inability to comply with or correctly interpret present or future government regulations could impair our ability to develop our business.

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We are subject to laws and regulations protecting the privacy of consumers and employees, and our failure to maintain security of protected information can result in liability and could impair our business.  See “Risk Factors – Risks Related to our Business— We may be subject to liability if private information that it receives is not secure or if we violate privacy laws and regulations.” on page 30 of this prospectus.

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Our industry is very competitive, and we compete in both the United States and China with other solar energy companies as well as with local utility companies. A material drop in the price of electricity from a local utility company could impact the market for solar energy systems.  See “Risk Factors – Risks Related to our Business— Within the solar energy market, we face intense and increasing competition in the market of solar energy system providers, which exposes us to the risk of reduction of our market penetration and/or of our profit margins.” on page 32 of this prospectus.

•	To the extent that we continue to reduce prices to meet competition, which has affected our gross margin in 2021 and 2020, our gross profit and gross margin may be impaired.

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Because we offer customers a production guarantee, we may incur additional expenses if the system does not generate the production of electricity covered by the production guarantee regardless of whether the failure results from factors beyond our control, including weather and climate conditions.

•	We may have difficulty purchasing solar panels from domestic suppliers as a result of the effect of United States tariffs on imported solar panels.

•	Prices of solar panels from domestic suppliers may increase as a result of the effect of United States tariffs on imported solar panels.

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•	Fluctuations in the currency exchange rate between the U.S. dollar and the Chinese Renminbi (“RMB”) could affect our value.

•	Our business could be affected by uncertainties with respect to China’s legal system.

•	The willingness of non-related parties to engage us for EPC services in China and the terms of such services may be impacted by the trade policies of the United States and China.

•	Our business could be affected by adverse changes in the relationship between the United States and China.

•	There is no public market for our stock and we cannot assure you that an active trading market in our stock will develop or, if developed, will be sustained.

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Our amended and restated articles of incorporation and amended and restated bylaws and our employment agreement with our chief executive officer, as well as Nevada law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

•	Future sales of our common stock in the public market could have an adverse effect upon the market for our common stock.

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We are dependent upon our senior executive officers, and our failure to identify, engage and retain qualified executive and management personnel in the United States and China could impair our ability to develop our business.  See “Risk Factors – Risks Related to our Business— Because we are dependent on our chief executive officer and the head of our China operations, the loss of their services and our failure to hire additional qualified key personnel could harm our business.” on page 36 of this prospectus.

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Because our directors and officers beneficially own approximately 31.6% of our common stock and will beneficially own 26.6% of the common stock after giving effect to the sale of the  7,500,000  shares offered hereby, they may be able to elect all directors, approve all matters requiring stockholder approval and block any action which may be beneficial to stockholders.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, we:

•	may present only two years of audited financial statements and related disclosure under Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

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are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

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are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

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will not be required to conduct an evaluation of our internal control over financial reporting until two years after the effective date of the registration statement of which this prospectus is a part.

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We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues (as adjusted for inflation), have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Under current Securities and Exchange Commission, or SEC, rules, however, we will continue to qualify as a “smaller reporting company” for so long as we have either (i) a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) annual revenues of less than $100 million and a public float of less than $700 million.

Permission required to obtain from Chinese authorities to operate and issuer securities to foreign investors

As of the date of this prospectus, there are no PRC laws and regulations (including the China Securities Regulatory Commission, or the CSRC, Cyberspace Administration of China, or the CAC, or any other government entity) in force explicitly requiring that we obtain permission from PRC authorities for this offering or to issue securities to investors, and neither we  nor our China subsidiaries have received any inquiry, notice, warning, sanction or any regulatory objection to this offering from any relevant PRC authorities. As of the date of this prospectus, recent regulatory actions by China’s government related to data security or anti-monopoly have not materially impacted our ability to conduct our business, accept foreign investments or list on a U.S. or other foreign exchanges. Based on existing PRC laws and regulations, neither we nor our PRC subsidiaries are currently subject to any pre-approval requirement from the CAC to operate our business or conduct this offering, subject to PRC government’s interpretation and implementation of the draft measures after they take effect. our PRC subsidiaries have obtained business licenses for its business operation and ZHPV obtained its construction enterprise qualification certificates for its power engineering construction business.

On July 6, 2021, the relevant PRC government authorities published the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions call for strengthened regulation over illegal securities activities and supervision on overseas listings by China-based companies and propose to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As of the date of this prospectus, no official guidance or related implementation rules have been issued in relation to these recently issued opinions and the interpretation and implementation of these opinions remain unclear at this stage. Though we do not believe we are a China-based issuer as our management and headquarter are located in the U.S. and our major operation is the US Segment, because of our China Segment, we could be subject to additional requirements that we obtain pre-approval of the CSRC and potentially other regulatory authorities to pursue this offering, including a cybersecurity review potentially required under the Cybersecurity Review Measures.

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On December 24, 2021, the CSRC, issued Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Administration Provisions”), and the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Measures”), which are now open for public comments. The Administration Provisions and Measures for overseas listings lay out specific requirements for filing documents and include unified regulation management, strengthening regulatory coordination, and cross-border regulatory cooperation. Among other things, if a domestic enterprise intends to indirectly offer and list securities in an overseas market, the record-filing obligation is with a major operating entity incorporated in the PRC and such filing obligation shall be completed within three working days after the overseas listing application is submitted. The required filing materials for an initial public offering and listing shall include but not limited to: regulatory opinions, record-filing, approval and other documents issued by competent regulatory authorities of relevant industries (if applicable); and security assessment opinion issued by relevant regulatory authorities (if applicable). The Measures provides that the determination as to whether a domestic company is indirectly offering and listing securities in an overseas market shall be made on a substance over form basis and if the issuer meets the following conditions, the offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) The total assets, net assets, revenues or profits of the domestic operating entity of the issuer in the most recent accounting year account for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; and/or (ii) The senior managers in charge of business operation and management of the issuer are mostly Chinese citizens or have domicile in China, and its main places of business are located in China or main business activities are conducted in China. We are a Nevada corporation founded in 2008 to provide solar power solutions in the United States and commenced its China operations in 2016 following the acquisition of two companies in 2015.  More than 50% of its revenues, gross profit and net loss for 2021 were generated from its US operations. In addition, its CEO and other executive officers and a majority of its directors are US citizens.  We believe that we are not a domestic China company as provided in the Measure, thus, the merger might not be qualified as indirect overseas offering and listing under the Administration Provisions and Measures for overseas listings. However, it is still unclear if they will take effect as currently drafted and how the draft provision and measure will be explained and implemented by the CSRC and other governmental authorities.

In addition, according to Relevant Officials of the CSRC Answered Reporter Questions (“CSRC Answers”), after the Administration Provisions and Measures are implemented upon completion of public consultation and due legislative procedures, the CSRC will formulate and issue guidance for filing procedures to further specify the details of filing administration and ensure that market entities could refer to guidelines for filing, which means it still takes time to make the Administration Provisions and Measures into effect. As the Administration Provisions and Measures have not yet come into effect, we are currently unaffected.

However, it is uncertain when the Administration Provision and the Measures will take effect or if they will take effect as currently drafted. If it is determined in the future that the approval of the CSRC, the CAC or any other regulatory authority is required for this offering, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that 25usinen their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. If applicable PRC laws, regulations or interpretations change and we are required to obtain approval or permissions from the CSRC, the CAC or any other regulatory authority to operate our business in China and/or to offer securities being registered to foreign investors, we may have to obtain such approval or permission or seek wavier from relevant regulatory PRC agencies before we can continue our China operation and to offer securities to foreign investors, the procedures of which may be time consuming, unpredictable and costly, and there is no assurance that we can successfully obtain such approval, permission or seek waiver. Any of those interruptions, uncertainty and/or negative publicity regarding such an approval requirement may have a material adverse effect on our business and financial condition, result of operations and prospectus, as well as the value and trading price of our securities.

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HFCA Act and PCAOB Determination Report

Pursuant to the HFCA Act, the Public Company Accounting Oversight Board (the “PCAOB”) issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition to the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations.  Marcum LLP, our independent registered public accounting firm issued an audit opinion on the financial statements included in this proxy/prospectus filed with the SEC. As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, Marcum LLP is required by the laws of the United States to undergo regular inspections by the PCAOB and was not identified in this report as a firm subject to the PCAOB’s determination. Marcum LLP is headquartered in New York City and has been inspected by the PCAOB on a regular basis with the most recent inspection in 2018 and is subject to an ongoing inspection that started in November 2020. However, recent developments with respect to audits of China-based companies, such as our China segment, create uncertainty about the ability of our auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. The audit workpapers for our Chinese operations are located in China. The PCAOB has not requested Marcum LLP to provide the PCAOB with copies of our audit workpapers and consequently Marcum LLP has not sought permission from PRC authorities to provide copies of these materials to the PCAOB. In the event that, in the future, either PRC regulators take steps to impair Marcum’s access to the workpapers relating to our China operations or the PCAOB expands the scope of the Determination so that we are subject to the HFCA Act, as the same may be amended,   you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including “over-the-counter” trading, may be prohibited, under the HFCA Act. See “Risk Factor – our independent registered public accounting firm’s audit documentation related to their audit reports included in this prospectus include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the HFCA Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three  See .”Risk Factors – Risks Associated with Doing Business in China— Our independent registered public accounting firm’s audit documentation related to their audit reports included in this prospectus include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges or market if our auditor is not subject to PCAOB inspections for two consecutive years instead of three.” on page 43 of this prospectus for more details.

Cash flow among our Chinese Subsidiaries and our US holdings company

We finance our China operations and our United States operations separately. We do does not use funds from either segment to provide funds for the other segment. Our equity structure is a direct holding structure, that is, SolarMax Technology Inc., a Nevada corporation, directly controls its U.S. subsidiaries and its subsidiaries in its China segment including: (i) Golden SolarMax Finance. Co. Ltd, a PRC subsidiary, (ii) SolarMax Technology Holdings (Hong Kong) Limited, a Hong Kong subsidiary which directly holds SolarMax Technology (Shanghai) Co., Ltd, a PRC subsidiary (together with its subsidiaries thereunder, “ZHTH”); (iii) Accumulate Investment Co., Ltd, a British Virgin Islands subsidiary which then directly holds Accumulate Investment Co., Limited, a Hong Kong subsidiary that directly holds Jingsu Zhonghong Photovoltaic Electric Co., Ltd (“ZHPV”); a PRC subsidiary and (iv) SolarMax Technology Holdings, a Cayman Islands subsidiary. Our business in China is conducted through ZHPV and ZHTH. See “Business –  Our Corporate Structure” on page 95 for additional details.

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In the reporting periods presented in this prospectus and throughout the date of this prospectus, no dividends, distribution or other transfers of funds have occurred between and among us and our subsidiaries, on the one hand; and us and our its subsidiaries, on the other hand, have not made any dividends, distributions or other transfer of funds to investors. For the foreseeable future, we intend to use the earnings for research and development, to develop new products and to expand its production capacity. As a result, we do not expect to pay any cash dividends. To the extent that we may in the future seek to fund the business through distribution, dividends or transfer of funds among and between holding company and subsidiaries, any such transfer of funds with PRC subsidiaries is subject to government regulations. The structure of cash flows within holding company and PRC subsidiaries and a summary of the applicable regulations, is as follows:

3. Within the direct holding structure, the cross-border transfer of funds within us and our PRC subsidiaries is legal and compliant with the laws and regulations of the PRC. After foreign investors’ funds enter at the closing, the funds can be directly transferred to our subsidiaries, including ZHPV and ZHTH, and then transferred to subordinate operating entities through ZHPV and ZHTH according to the laws and regulation of the PRC.

2. If we intend to distribute dividends, we will transfer the dividends from the PRC entities to ZHPV and ZHTH in accordance with the laws and regulations of the PRC, and then ZHPV and ZHTH will transfer the dividends to its parent company and then to us, and the dividends will be distributed by us all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

3. Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of the PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of each of their registered capitals. These reserves are not distributable as cash dividends. See “Dividend Distribution” on page  116 for more information.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between Mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by our Hong Kong subsidiary from its PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from our PRC subsidiaries.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

Foreign currency exchange regulation in the PRC is primarily governed by the Regulations on the Administration of Foreign Exchange, most recently revised by the State Council on August 5, 2008, Notice on Further Simplifying and Improving Policies of Foreign Exchange Administration Regarding Direct Investment issued by SAFE on February 13, 2015, and the Provisions on the Administration of Settlement, Sale and Payment of Foreign Exchange promulgated by People’s Bank of China on June 20, 1996. Currently, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions. Conversion of RMB for most capital account items, such as direct investment, security investment and repatriation of investment, however, is still subject to registration with the SAFE. Foreign-invested enterprises may buy, sell and remit foreign currencies at financial institutions engaged in foreign currency settlement and sale after providing valid commercial documents and, in the case of most capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign enterprises are also subject to limitations, which include approvals by the NDRC, the Ministry of Construction, and registration with the SAFE.

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Our Corporate Structure

We are a Nevada corporation formed in January 2008. We have four wholly-owned subsidiaries in the United States.

•	SolarMax Renewable Energy Provider, Inc., a California corporation

•	SolarMax Financial, Inc., a California corporation (“SolarMax Financial”)

•	SolarMax LED, Inc., a California corporation (“LED”)

•	SMX Capital, Inc., a New Jersey corporation (“SMX Capital”)

Our wholly-owned subsidiaries outside the United States are as follows:

•	Accumulate Investment Co. Ltd. (BVI), a British Virgin Islands corporation (“Accumulate”), which we acquired as part of our acquisition of ZHPV in April 2015.

•	SolarMax Technology Holdings (Hong Kong) Limited (“SolarMax Hong Kong”), which was organized under the laws of Hong Kong on October 27, 2014.

•	Golden SolarMax Finance Co., Ltd., (“Golden SolarMax”), which was organized under the laws of the PRC on June 1, 2015.

•	SolarMax Technology Holdings (Cayman) Limited (“SolarMax Cayman”), which was organized under the laws of the Cayman Islands on May 8, 2017.

Accumulate has one wholly-owned subsidiary, Accumulate Investment Co., Limited (HK), an entity organized under the laws of Hong Kong (“Accumulate Hong Kong”). Accumulate Hong Kong has one wholly-owned subsidiary, ZHPV.

SolarMax Hong Kong has one wholly-owned subsidiary, SolarMax Technology (Shanghai) Co., Ltd. (“SolarMax Shanghai”), which is organized under the laws of the PRC on February 3, 2015. SolarMax Shanghai is a wholly foreign-owned entity, which is referred to as a WFOE.

SolarMax Shanghai had two wholly-owned principal subsidiaries, ZHTH and Jiangsu Honghao, which was organized on September 21, 2015. Jiangsu Honghao was engaged in the project operation and maintenance business. SolarMax Shanghai may also form a separate subsidiary for each solar farm for which it has a contract to operate and maintain that solar farm. Jiangsu Honghao was deregistered by us on March 22, 2019.

The following charts show our corporate structure for our United States and China segments. The chart for the China segment does not include the project subsidiaries or the subsidiaries of ZHTH and ZHPV that are formed for specific projects.

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United States Segment

SolarMax Technology, Inc.

SolarMax Renewable Energy Provider, Inc.	SolarMax LED Inc.	SolarMax Financial Inc.	SMX Capital, Inc.

China Segment

SolarMax Technology, Inc.

Golden SolarMax Finance. Co. Ltd.	SolarMax Technology Holdings (Hong Kong) Limited	Accumulate Investment Co. Ltd. (BVI)	SolarMax Technology Holdings (Cayman) Limited

	SolarMax Technology (Shanghai) Co., Ltd.	Accumulate Investment Co., Limited (HK)

Jiangsu Zhonghong Photovoltaic Electric Co. Ltd. (ZHPV)

Corporate Information

Our principal executive offices are located at 3080 12th Street, Riverside, California 92507. Our telephone number is (951) 300-0788. Our website address is http://www.solarmaxtech.com. The information contained on, or that can be accessed through, our website or any other website is not a part of this prospectus.

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THE OFFERING

Common stock outstanding prior to this offering:	40,000,186 shares [1]

Common stock offered hereby:	7,500,000 shares.

Common stock to be outstanding immediately after completion of this offering:	47,500,18 6 shares (48,625,186 shares if the underwriters’ over-allotment option is exercised in full).

Underwriters’ over-allotment option:

We have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional  1,125,000 shares of our common stock at the initial public offering price, less the underwriting discounts and commissions, to cover over-allotments

Underwriter warrants:

Upon the closing of this offering, we will issue to ViewTrade Securities, Inc., or  the Representative,  warrants entitling the Representative to purchase  up to 600,000 shares of common stock (690,000 shares if the over-allo t ment option is exe r cised in full) . The warrants shall be exercisable for a period of five years from the commencement of sales of this offering, which is the date of this prospectus . For additional information, please refer to “Underwriting.”

Use of proceeds:

We intend to use the net proceeds of this offering, estimated at approximately $28,200,000  for working capital, including payment of accrued liabilities, which include obligations to related parties, and other corporate purposes. See “Use of Proceeds.”

Dividend policy:	We do not anticipate paying any cash dividends on our common stock. We expect that, for the foreseeable future, any earnings will be reinvested in our business. See “Dividend Policy.”

Listing and trading symbol:

We have applied to list our common stock on the NASDAQ Capital Market under the symbol “SMXT.” Listing of our common stock on the NASDAQ Capital Market is a condition to the underwriters’ obligation to close.

Lock-up

All of our directors, officers and certain stockholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Risk Factors:

You should carefully read and consider the information set forth under the heading “Risk Factors,” beginning on page 16 of this prospectus and all other information set forth in this prospectus before deciding to invest in our common stock.

[1]

The outstanding shares of common stock (a) include 264,500 shares which were issued as restricted stock grants that are subject to forfeiture under certain conditions and are not treated as outstanding shares in our consolidated financial statements, (b) do not include 6,408,716 shares which may be issued pursuant to our 2016 Long-Term Incentive Plan and pursuant to outstanding stock options at a weighted average exercise price of $4.96 per share.

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SELECTED CONSOLIDATED FINANCIAL DATA

The following information as of December 31, 2021 and 2020 has been derived from our audited financial statements which appear elsewhere in this prospectus.  The following information at March 31, 2022 and for the three months ended March 31, 2022 and 2021 have been derived from our unaudited financial statements which appear elsewhere in this prospectus.  Dollars are in thousands, except per share amounts.

Consolidated Statement of Operations Information:

	Three Months Ended		Year Ended
	March 31,		December 31,
	2022	2021	2021	2020

Solar projects (China)	$-	$-	$7,786	$93,892
Solar systems (US)	9,031	7,137	27,312	28,810
Finance revenue	217	352	1,176	1,776
LED	345	199	1,282	4,757
Power purchase agreements and other	14	16	185	2,347
Total revenue	9,607	7,704	37,741	131,582
Gross profit	2,193	1,422	5,946	16,450
Operating income (loss)	(790)	(1,415)	(6,201)	3,742
Net income (loss)[1]	(794)	(1,279)	(3,320)	953
Net income (loss) per share (basic and diluted)	$(0.02)	$(0.03)	$(0.08)	$0.02
Weighted average shares of common stock outstanding
Basic	39,735,536	39,735,536	39,735,536	40,000,186
Diluted	39,735,536	39,735,536	39,735,536	40,156,119

[1]	Net income for the three months ended March 31, 2022 and the year ended December 31, 2020 reflects a net loss attributable to non-controlling interest of ($17) and ($21), respectively .

Consolidated Balance Sheet Information:

	March 31,	December 31,
	2022	2021	2020

Assets	$71,141	$72,016	$96,137
Current assets	37,851	42,479	59,619
Working capital (deficit)	(10,842)	(6,151)	(9,702)
Accumulated deficit	(62,980)	(62,185)	(58,865)
Stockholders’ deficit[1]	(9,211)	(8,447)	(5,219)

_________________

1 Stockholders’ deficit at December 31, 2020 reflect s a non-controlling interest of $(219).

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before making a decision to invest in our common stock. Our business, operating results, financial condition, or prospects could be materially and adversely affected by any of these risks and uncertainties. If any of these risks actually occurs, the trading price of our common stock could decline and you might lose all or part of your investment. Our business, operating results, financial performance, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material.

Risks Related to Our Business

We have sustained losses since our organization, our financial statements have a going concern footnote and we cannot assure you that we can or will operate profitably.

We reported losses of approximately $0.8 million for the three months ended March 31, 2022 and $3.3 million for the year ended December 31, 2021, and reported net income of approximately $1.0 million for the year ended December 31, 2020. and our financial statements for the years ended December 31, 2021 and 2020 have a going concern footnote. The losses in all periods resulted primarily from losses in the United States segment. Our losses are continuing and we cannot assure you that we can or will operate profitably .   Substantially all the revenues from the China segment for the years ended December 31, 2021 and 2020 were generated from projects with SPIC. Revenues from the United States operations decreased to approximately $30.0 million for the year ended December 31, 2021 from approximately $35.5 million for the year ended December 31, 2020. We will need to increase our revenue and reduce our costs of our operations in both the United States and China in order for us to operate profitably. We cannot assure you that we will be able to operate profitably or achieve positive cash flows from operations in the future, and the failure to do so may impair our ability to continue in business.

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We are generating negative cash flow from operations and, if we don’t generate positive cash flow from operations, we may ne ed to rely on the proceeds of this offering to meet our liquidity needs.

We incurred negative cash flow from operations of approximately $2.0 million for the three months ended March .  31, 2022, $5.4 million in the year ended December 31, 2021 and $23.2 million in the year ended December 31, 2020

Our negative cash flow from operations i s continuing and we cannot assure you that we can or will generate a positive cash flow from operations .  If we cannot generat e positive cash  flow from operations, we may require the proceeds of this offering to meet our liquidity needs .

Because almost all of our revenue in China since we commenced operations was derived from two customers, one of which is a related party which has not been a customer since the first half of 2019, our inability to develop new business in China could impair our ability to continue our China operations.

Since the second half of 2019, our business in China consisted of EPC services pursuant to agreements with SPIC, which is a large state-owned enterprise under the administration of the Chinese government that holds a range of energy assets. Substantially all of our China revenues for the years ended December 31, 2021 and 2020 were generated from four projects for SPIC. The revenue from our contracts with SPIC includes , for 2021 , revenue from the EPC services performed on one of the four projects begun in 2020 and completed in 2021 for approximately $7.8 million, or 21% of total revenue and , for 2020 , revenue from the EPC services performed on the four projects of approximately $96.1 million, or 73% of total revenue .  Prior to the second half of 2019, most of our revenue from our China segment was generated from subsidiaries or affiliates of Changzhou Almaden Co., Ltd., which is a related party that we refer to in this prospectus as AMD. Revenue from AMD accounted for 96% of the revenue of our China and 11% of our consolidated revenue for the year ended December 31, 2019. We did not generate any revenue from AMD and its subsidiaries and affiliates subsequent to 2019. At July 13, 2022, we do not have any agreements or projects in its China segment, and we can give no assurance that we will enter into additional agreements with SPIC or other parties. Our inability to increase our customer base may impair our ability to grow and operate profitably following completion of the offering. Further, our current dependence on a state-owned enterprise for our business could materially impair our ability to operate profitably in China, and the willingness of non-related parties to enter into agreement with us and the terms of such agreements may be impacted by the trade relationship between the United States and China. In dealing with SPIC, we may be subject to government policies relating to such factors as the terms on which we sell the project and SPIC’s procurement policies. As a state-owned enterprise, SPIC may favor Chinese companies over subsidiaries of a United States company. We cannot assure you that we will be able to continue to sell solar farm projects to SPIC or that it will be able to generate an acceptable gross margin on this work. If we are unable to generate revenue from SPIC on reasonable terms and if we fail to generate business in China from non-affiliated parties it may be necessary for us to discontinue our Chinese operations.

Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt our delivery and operations, which could materially and adversely affect our business, financial condition, and results of operations.

Global pandemics, epidemics in China or elsewhere in the world, or fear of spread of contagious diseases, such as Ebola virus disease (EVD), coronavirus disease 2019 (COVID-19), Middle East respiratory syndrome (MERS), severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu, avian flu and monkeypox , as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt our business operations, reduce or restrict our operations and services, incur significant costs to protect our employees and facilities, or result in regional or global economic distress, which may materially and adversely affect our business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. On February 24, 2022, the Russian Federation launched an invasion of Ukraine that has had an immediate impact on the global economy resulting in higher energy prices and higher prices for certain raw materials and goods and services which in turn is contributing to higher inflation in the United States and other countries across the globe with significant disruption to financial markets. We do not have any operation or business in Russia or Ukraine, however, we may potentially indirectly be adversely impacted any significant disruption it has caused and may continue to escalate. Any one or more of these events may impede our operation and delivery efforts and adversely affect our sales results, or even for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations.

Our business has been affected and may in the future be affected by the COVID-19 pandemic and the steps taken by the governments in California and China to address the pandemic.

In response to the COVID-19 pandemic, governmental authorities have recommended or ordered the limitation or cessation of certain business or commercial activities in jurisdictions in which we operate. Further, the issuance of permits necessary for residential solar systems was affected because some local California government offices that issued permits for solar installations were closed for parts of the second quarter and, as a result of government workers working from home subsequent to the second quarter, effectively operated with reduced hours. As a result, in the United States, we experienced a lower level of residential solar energy system installations with a decline in revenue in the year ended December 31, 2021, compared to the same period in 2020. In China, the timing of final solar farm project approvals for two projects and the beginning of one new solar farm installation were delayed for approximately three months but the delays did not have a material impact on our China business in 2021 and 2020. Our recognition of revenue from two of our contracts with SPIC was delayed because the government office whose consent was required was closed for the pandemic. Further, the effects of China’s zero tolerance policy with respect to COVID-19 which has resulted in lockdowns in cities and provinces in China, have impaired our ability to negotiate contracts and payment schedules with SPIC, which has been our only customer for our China segment since 2020, with the result that we have no pending agreement with SPIC.  In addition, in December 2018, we filed a registration statementwith the SEC with respect to our proposed initial public offering, which we subsequently withdrew in October 2020. In large part because of the effects of the COVID-19 pandemic and the steps taken by the State of California and the government of the PRC to address the pandemic, we did not complete our proposed initial public offering.   In addition, although we had also sought to become a public company through a merger with a SPAC, we were not able to complete such transaction and the related Merger Agreement was terminated in April 2022.

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To the extent that the government in California or China institutes or recommends further closures, including closures or reduced office hours of the government offices that process permits for solar installation, we may not be able to negotiate new contracts for our China Segment.  As a result of the COVID-19 pandemic, our operations in China were temporarily disrupted due to the lockdown and the operations have gradually returned to normal operation beginning in the second quarter of 2020. In March and April 2020, our United States operations experienced the impact of COVID-19 that resulted in the implementation of headcount reduction and other cost-saving measures in an effort to improve liquidity. We obtained additional liquidity in the United States through the available government assistance programs in the form of loans and grants. As of the date of this prospectus, the extent to which the COVID-19 pandemic may materially impact our financial condition, liquidity or results of operations is uncertain.

The effects of a subvariant of the Omicron variant of COVID-19, which may spread faster than the original Omicron variant, as well as the effects of any new variants and subvariants which may develop, including any actions taken by governments, which have the effect of slowing our sales in the United States or increasing the already-existing supply chain problems. Further, China’s policy of effecting closures to avoid infections, including the recent lockdown in many provinces and municipalities in China, is affecting our ability to generate revenue in China.

We may require significant funds in excess of the proceeds from this offering if we are to expand our financing of solar energy systems in the United States and our solar projects in China and we will require funding from other sources, which may not be available on reasonable terms, if at all.

The solar energy systems market is cash intensive, particularly with respect to the financing of purchases by our United States customers and the construction of solar farm projects in China. We require the anticipated funds available upon completion of the offering to finance its customers’ purchases of solar energy systems in the United States and to finance solar farm projects in China and for working capital purposes, including current debt obligations. Our failure to obtain financing could materially impair our ability to expand our financing activities for solar installations in the United States.

Although our contracts with our customers generally provide for progress payments, because of the amount and timing of the receipt of progress payments, we require project financing for our solar projects in China. Because our revenue and cash flow from our China segment can vary significantly from quarter to quarter, following the proceeds from this offering, we may need significant funds to finance our China operations during periods when those operations do not have significant or any revenue or cash flow from operations. Although we have obtained project funding for its four projects with SPIC, the funding is related to the specific project and is not available to us for working capital. The funds available to us from the proceeds of this offering may not be sufficient to enable us to expand our financing activities and meet our requirements to develop and expand our business in China and pay our current liabilities. Furthermore, if subsequent to this offering we need to raise additional funds, we cannot assure you as to the availability or terms of any financing. Any equity financing could result in dilution to our stockholders. Further, to the extent that we have to rely on debt rather than equity, our profit from financing operations will be impacted and changes in interest rates may further reduce our margins on the loans. If we are not able to finance the sale of our systems, whether through loans to customers or leases with customers, our failure to sell our solar energy systems will adversely affect our revenues and the results of our operations. We require funds for our operations regardless of the proceeds from this offering. If the offering is not completed, we will need to look for funding from other sources, with no assurance that such funding will be available on reasonable terms, if at all. We require funding from other sources and the failure to obtain necessary financing may impair our ability to continue in operations.

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We have relied on loans through the United States government’s EB-5 program, which loans need to be refinanced when they become due, and we cannot assure you that the limited partners will accept our proposed terms of the refinancing or that a substantial portion of the proceeds of this offering will not be required to pay the loans.

Two of our subsidiaries borrowed a total of $55.5 million from Clean Energy Funding (“CEF”) and Clean Energy Funding II (“CEF II”), who are related parties. CEF and CEF II are limited partnerships of which the general partner is a limited liability company owned and managed by two of our directors, one of whom is the chief executive officer, and a former executive officer/director. The funding was made pursuant to the United States government’s EB-5 program, and the lenders made loans from the proceeds of capital contributions of the limited partners who made their investment as part of the EB-5 program. Under this program, which is administered by the United States Customs and Immigration Service, entrepreneurs (and their spouses and unmarried children under 21) are eligible to apply for a green card (permanent residence) if they make the necessary investment in a commercial enterprise in the United States and plan to create or preserve 10 permanent full-time jobs for qualified United States workers. We are a commercial enterprise that creates permanent full-time jobs in the United States. The loans are secured and are payable 48 months from the date of the advance and may be extended by the lender as may be necessary to meet applicable USCIS immigrant investor visa requirements, which is the date when the final step of the EB-5 visa process is completed and the immigrant investors, who are the limited partners of the lender, can become lawful permanent residents of the United States. As of December 31, 2020, the initial four-year term of all of the loans had expired and the loans are on extension until the limited partners have met the USCIS requirements. As the loans matured, we offered the limited partners, in lieu of the payment by the limited partnership, a convertible note with a term of five years, with 20% of the principal amount being due on each of the first, second, third fourth and fifth anniversaries of the date of issuance. The notes are secured by the same assets that secured the notes issued to the lenders. As of July 13, 2022, notes to the CEF and CEF II in the aggregate principal amount of $19.5 million were outstanding, and convertible notes in the principal amount of $34.0 million had been issued to former limited partners of CEF, of which principal payments of $9.8 million had been made on the anniversary of the respective dates of issuance, convertible notes in the principal amount of $2.5 million had been early redeemed for $1.77 million, and the outstanding principal amount of $21.7 million was outstanding. With respect to the outstanding notes to CEF and CEF II, limited partners who made investments of $4.5 million can currently demand repayment from the lender of their investment in the partnership which made the loans to us, which can trigger a payment obligation on our subsidiary’s part. Because the date on which the remaining limited partners can demand repayment of their capital account is dependent upon the approval of their petition for permanent residency, we cannot predict when or whether such petition will be approved. We cannot assure you that we will have or be able to obtain the funds to pay the EB-5 loans when they mature, and our inability to pay or refinance these loans could have a material adverse effect upon our business. To the extent that we are unable to refinance these obligations, we will use a portion of the available funds following the offering for such purpose or it may be necessary to modify the terms of the convertible notes. If the limited partners who have the right to demand repayment of their capital accounts exercise their right, which can trigger the maturing of loans in the total principal amount of $4.5 million, the funds available following completion of the offering may not be sufficient to provide us with funds to pay such loans, and we can give have no assurance that we will be able to obtain funding from other sources or reasonable terms, if at all. Following this offering, we intend to offer the limited partners who funded the loans from CEF and CEF II convertible notes, similar to the notes issued by us. We cannot assure you that the remaining limited partners or any significant number of the remaining limited partners will accept the note in lieu of cash repayment of their capital account or that we would not have to revise the terms of the notes in order to obtain the agreement of such limited partners to a refinancing. To the extent that we use these funds to pay the loans, we will have less proceeds for the development and expansion of our business. Two of the limited partners of CEF have  pending  actions against CEF, us and others seeking repayment of the capital contribution to CEF totaling $1.0 million. See “Business of SolarMax – Legal Proceedings.” We cannot predict the outcome of the litigation, but the $1.0 million claimed by the limited partners is included in the amount of the loan due to CEF on our financial statements. Other limited partners may commence litigation rather than accept our convertible notes. Since we cannot predict when additional loans will become due or whether the limited partners will ` our proposed refinancing, it is possible that we may have to raise funds in additional to the funds available upon completion of the offering to make to pay these loans. Further, to the extent that other limited partners perceive that the terms on which we settle litigation are more favorable than the terms of the convertible note we propose to offer, they may not be willing to accept the convertible notes. These loans that can become due based on the approvals of petitions for permanent resident status which have been obtained, together with other loans which may become due substantially exceed the anticipated funds available upon completion of the offering. As a result, we would need to obtain funding from other sources. We cannot assure you that other sources of financing will be available to us on reasonable, if any, terms. Further, to the extent that the limited partners accept our proposed refinancing, the subsequent sale of their common stock issued upon conversion of their convertible notes could have a material negative effect upon the market price of our common stock. Further, the market for and the market price of our common stock at the time we seek to obtain the agreement of the remaining limited partners to accept our convertible notes in lieu of cash payments of their capital accounts may affect the willingness of the limited partners to accept our convertible debt and the terms that they would accept. Further, if the limited partners accept convertible notes, the sale of the underlying shares or the market’s perception of the effect of the sale of such shares may have a material adverse effect upon the price of our common stock.

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We require significant funds to pay our current debt obligations, including obligations to management.

In May 2020, we borrowed $2.0 million at an interest rate of 6% per annum from an unrelated party which initially matured on April 30, 2021 and which, following several extensions, matures on to  August 31, 2022. A portion of the proceeds from this offering will be used to pay these loans. Further, to the extent that we used funds available upon completion of the offering to pay our debt obligations, including the loans through the United States government’s EB-5 program described in the preceding Risk Factor, we will not have funds available for other uses, including the development of our China segment or the expansion of our financing activities in the United States. In addition to our current debt, we owe our chief executive officers and our former executive vice president and one other former employee a total of $1,275,000 in connection with our repurchase of their stock, and, at July 13, 2022, we owed our chief executive officer and former executive vice president a total of approximately $1.8 million for deferred salary and bonus due pursuant to their employment agreements, all of which are due following completion of the offering. We cannot assure you that we will be able to obtain funding from any sources other than the proceeds of this offering. Our inability to obtain any financing we require could materially impair our ability to develop our business and to operate profitably.

Our China segment requires significant funding in connection with project construction.

                To the extent that our China segment enters into project construction agreements with SPIC or other parties, it will have substantial funding requirements for project construction.  In 2020, we obtained construction financing of $23.0 million for one project for SPIC and in 2019, we obtained construction financings of $31.0 million for two projects for SPIC.  The financings in 2020 and 2019 were the obligations of the project subsidiaries which were owned by us and consolidated by us when the financings were issued but were subsequently deconsolidated when the controlling interest in the project companies were sold to SPIC, and the obligations relating to the funding remained the obligation of the project subsidiary.  As a result of transfer of control of the project subsidiary, we deconsolidated the subsidiary upon transfer of control.  If we enter into project construction agreements, we will need to obtain project financing.  Our failure to obtain such financing on reasonable terms will adversely affect both our operations and our ability to enter into project construction agreements.  As a result, if we are not able to obtain the necessary project financing, we may need to use a portion of this offering for such purchase if we are to continue to engage in project construction in China.  We cannot assure you that we will be able to obtain the necessary financing or that we will be able to operate profitably, if at all, in China.

We may not be successful in developing our solar farm project business in China.

In order to conduct the solar farm project business in China, we will need to:

●	obtain required governmental approval and permits;

●	complete any applications that may be necessary to enable us or the end user to take advantage of available government benefits;

●	identify and obtain land use rights for significant contiguous parcels of land in areas where there is sufficient sunlight to justify a solar farm;

●	resolve any problems with residents and businesses in the area where the solar farm is to be constructed;

●	negotiate an interconnection agreement with the utility company or government Electricity Bureau;

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●	obtain substantial financing for each project, and the proceeds of this offering will not be sufficient to provide us with such financing;

●	identify a buyer of the project;

●

negotiate a purchase and sale contract with a project buyer, which will involve the sale of the project to the buyer and an agreement with the buyer for us to design and perform the EPC work on the project on time and within the budget;

●	receive the required interim and final payments under the purchase and sale contract;

●	complete the engineering for the project;

●	purchase the photovoltaic panels and other components of the solar farm;

●	engage qualified contractors and subcontractors to construct the solar farm;

●	accurately evaluate the cost of all aspects of the projects, including any reserve for unexpected factors;

●	accurately estimate our potential warranty liability; and

●	address any changes resulting from weather or climate conditions, earthquakes, unexpected construction difficulties, changes in the buyer’s specifications or other changes beyond our control.

In the event that we are not able to satisfy any of these conditions, we may not be able to generate income from our China operations, and it may be necessary for us to suspend or terminate these operations. Further, the development of solar projects also may be adversely affected by many other factors outside of our control, such as inclement weather, acts of God, and delays in regulatory approvals or in third parties’ delivery of equipment or other materials, shortages of skilled labor. We cannot assure you that we will be able to engage in the solar farm business successfully. Our failure to operate this business successfully will materially impair our financial condition and the results of our operations.

Delays in construction of solar farms could increase our costs and impair our revenue stream from our China operations.

We presently obtain permits and construct solar farms for our end user customers to whom we sell the projects. We incur significant costs prior to completion, and the contracts with the end user typically have a completion schedule. Any delay would delay our receipt of payment from the customer as well as our recognition of revenue from the project. If the delay is significant, it could result in penalties under the contract or a refusal of the customer to pay the stated purchase price or any interim payments that are due under the contract. Delays can result from a number of factors, many of which are beyond our control, and include, but are not limited to:

●	unanticipated changes in the project plans;

●	defective or late delivery of components or other quality issues with components;

●	difficulty in obtaining and maintaining required permits;

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●	difficulty in receiving timely payments from the customers;

●	the COVID-19 pandemic and steps taken by the government of China to address the pandemic;

●	changes in regulatory requirements;

●	weather conditions;

●	unforeseen engineering and construction problems;

●	difficulty in obtaining sufficient land use rights for the proposed project size;

●	labor problems and work stoppages;

●	equipment problems;

●

adverse weather, environmental, and geological conditions, including floods, earthquakes, landslides, mudslides, sandstorms, fire, drought, or other inclement weather and climate conditions or natural disasters; and

●	cost overruns resulting from the foregoing factors as well as our miscalculation of the actual costs.

Our business in the United States is largely dependent upon government subsidies and incentives.

The solar energy industry depends on the continued effectiveness of various government subsidies and tax incentive programs existing at the federal and state level to encourage the adoption of solar power. Government policies, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers. We and our customers benefit from these regulations in the form of federal tax incentives, state utility rebates and depreciation. Because of the high cost of installing solar energy systems, the existence of tax incentives as well as regulations requiring utility companies to purchase excess power from solar energy systems connected to the grid are important incentives to the installation of a solar energy system. Should any of the incentives be discontinued or materially reduced, our business and the results of our operations may be impaired.

United States trade policy affects our ability to purchase domestic solar panel.

One of the effects of the United States tariffs on imported solar panels, including solar panel from China, is an increased demand for products manufactured in the United States which may affect both our ability to purchase solar panels and the price and other terms at which solar panels are available to us. Our inability to obtain domestically produced solar panels at a reasonable cost can impair our ability to generate revenue and maintain reasonable gross margins.

Risks Associated with Doing Business in China

Changes in the PRC Government policies on solar power and industry conditions as well as changes in the trade relationship between the United States and China could affect our ability to generate business in China.

Our ability to develop business in China is dependent upon the continuation of government policies relating to solar power and the relationship between the solar farm owner and the local utility company. Any changes in the policies or practices that affect the solar power industry could make the construction and operation of a solar farm less desirable. Although our China subsidiary is a licensed EPC contractor in China, changes in the law or regulations could make it difficult or more expensive for us to maintain our license. Delays in payments from the utility companies or difficulties in connecting with the grid could also make solar farms less attractive. Any regulations or practices that give preference to a China business rather than a subsidiary of a United States business or which would require us to devote a portion of our profit for local uses would also make it more difficult or more expensive to operate our business. We cannot assure you that changes in law or practices will not impair our ability to conduct our business in China. Further, any deterioration in the relationship between the United States and China on trade and related matters may impair our ability to obtain permits for solar farms and to enter into EPC and other agreements for solar farms in China.

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Neither we nor our PRC subsidiaries are required to obtain permissions from Chinese authorities for this offering to foreign investors. However, if the Chinese Securities Regulation Commission, or CSRC, or another PRC regulatory body subsequently determines that our approval is needed for this offering, we cannot predict whether we will be able to obtain such approval. As a result, we face uncertainty about future actions by the PRC government that could significantly affect our ability to offer, or continue to offer, securities to investors and cause the value of our securities to significantly decline or be worthless.

As of the date of this prospectus, our PRC subsidiaries have not been involved in any investigations on cybersecurity review initiated by the Cyberspace Administration of China based on the draft measures, and our PRC subsidiaries have not received any inquiry, notice, warning, sanctions in such respect or any regulatory objections to this offering. As of the date of this prospectus, recent regulatory actions by China’s government related to data security or anti-monopoly have not materially impacted our ability to conduct our business, accept foreign investments or list on a U.S. or other foreign exchanges. Based on existing PRC laws and regulations, neither we nor our PRC subsidiaries are currently subject to any pre-approval requirement from the CAC to operate our business or conduct this offering, subject to PRC government’s interpretation and implementation of the draft measures after they take effect.

On July 6, 2021, the relevant PRC government authorities published the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions call for strengthened regulation over illegal securities activities and supervision on overseas listings by China-based companies and propose to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As of the date of this prospectus, no official guidance or related implementation rules have been issued in relation to these recently issued opinions and the interpretation and implementation of these opinions remain unclear at this stage. On December 24, 2021, the CSRC, issued the Administration Provisions and the Measures, which are now open for public comments. The Administration Provisions and Measures for overseas listings lay out specific requirements for filing documents and include unified regulation management, strengthening regulatory coordination, and cross-border regulatory cooperation. Although we do not believe we are a China-based issuer as our management and headquarters are located in the U.S. it conducts major operation in the United States, because of our China Segment, we  could be subject to additional requirements that we obtain pre-approval of the CSRC and potentially other regulatory authorities to pursue this offering, including a cybersecurity review potentially required under the Cybersecurity Review Measures.

As of the date of this prospectus, there are no PRC laws and regulations in force explicitly requiring that we obtain any permission from PRC authorities including the CSRC to issue securities to foreign investors. Based on existing PRC laws and regulations, neither we nor our subsidiaries are required to obtain any pre-approval from the CSRC to conduct this offering, subject to interpretation of the existing PRC laws and regulations by the PRC government authorities. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or any regulatory objections to this offering from the CSRC.

However, the CSRC or other Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers. We do not believe we are a China-based issuer as our management and headquarter are located in the U.S. and our major operation is the US Segment. However, if our interpretation of these laws and regulations are incorrect and the CSRC or another PRC regulatory body determines that its approval is needed for this offering and we are required to obtain any approval or permission in the future, due to the change of applicable laws, regulations, or interpretations or our conclusion that no PRC approval is required is not correct, we may incur additional costs to procure such approval or permission, and there is no guarantee that we can successfully obtain such approval or permission. Any failure to obtain such approval or permission could materially and adversely affect our business, our ability to maintain our listing on Nasdaq and the market for and the value of our common stock and us or our PRC subsidiaries may face approval delays, adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may delay this offering, impose fines and penalties, limit our acquisitions and operations of our PRC subsidiaries in China, or take other actions that could materially adversely affect us or our PRC subsidiaries business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities. As a result, both you and us face uncertainty about future actions by the PRC government that could significantly affect our ability to offer, or continue to offer, securities to investors and cause the value of our securities to significantly decline or be worthless.

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Our PRC subsidiaries are wholly-owned subsidiaries, and we do not have any variable interest entity structure in China. Our direct ownership in our PRC subsidiaries is governed by and in compliance with PRC regulations. However, if the PRC regulations change or are interpreted differently in the future, our securities may decline in value or become worthless if we are unable to assert our control rights over the assets of our PRC subsidiaries that conduct substantially of our operations.

Our PRC subsidiaries are wholly-owned subsidiaries. We own equity interests in our PRC subsidiaries and we do not have any variable interest entity structure in China. Our direct ownership in our PRC subsidiaries is governed by and compliance with PRC regulations. However, if the PRC regulations change or are interpreted differently in the future, our common stock may decline in value or become worthless if we are unable to assert our control rights over the assets of our PRC subsidiaries that conduct substantially of our operations.

Although we do not believe we are a China-based issuer, because of our China Segment, any change of regulations and rules by Chinese government, such as those related to data security or anti-monopoly concerns, may intervene or influence our operations at any time and any additional control over offerings conducted overseas and/or foreign investment in issuers with significant Chinese operations could result in a material change in our operations and/or the value of our securities and could significantly limit or completely hinder our ability to offer, or continue to offer, our securities to investors and cause the value of such securities to significantly decline and possibly be worthless.

Although we are a Nevada corporation headquartered in the United States with management team and operations in the United States, through our subsidiaries, we conduct business in China, and our China business is subject to Chinese law. Our operation in China may be impacted or influenced by the new regulations and policies by Chinese government. For example, between July 2 and July 6, 2021, Cyberspace Administration of China, or the CAC, announced cybersecurity investigations of the business operations of certain U.S.-listed Chinese companies. On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued “The Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or “the Opinions.” The Opinions emphasized the needs to strengthen the administration over illegal securities activities and the supervision over overseas listings by Chinese companies. According to the Opinion, measures, including promoting the institution of relevant regulatory systems, will be taken to control the risks and manage the incidents from overseas-listed Chinese companies. On July 10, 2021, CAC published the Cybersecurity Review Measures (Revised Draft for Public Comments), or the “Review Measures (Draft),” and on December 28, 2021, the CAC and other ministries and commissions jointly promulgated the Cybersecurity Review Measures, which came into effect on February 15, 2022, targeting to further restate and expand the applicable scope of the cybersecurity review. Pursuant to the Cybersecurity Review Measures, Critical Information Infrastructure Operators (“CIIO”) that intend to purchase Internet products and services and online platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review. Cybersecurity Review Measures further stipulate that if an network platform operator possesses the personal information of more than one million users and intends to list in a foreign country, it shall apply to the CAC for cybersecurity review. Although we are unlikely to be a CIIO or online platform operator as defined in the Cybersecurity Review Measures, it is not certain whether any future regulations will impose restrictions on the business that we are currently engaging in China. Because our PRC subsidiaries do not deal with the public and do not possess personal data of at least 1,000,000 users, we do not believe that we are required to apply for review by the Cybersecurity Review Office. In the event that, in the future, we possess such data or if the requirements for review are changed, we may be required to obtain such approval, the failure of which could affect our ability to have our common stock traded on Nasdaq. On July 23, 2021, General Office of the State Council promulgated “Opinions on Further Reducing Students’ Homework Burden and After-school Tutoring Burden at the Stage of Compulsory Education,” pursuant to which the institutions that offer tutoring of school curriculum shall be registered as non-profit organizations and are not allowed to make profits and raise capital. The new regulation also disallows foreign investment in these institutions through acquisitions, franchise or contractual agreements. Although we do not engage in CIIO, online platform services or any education or tutoring related business and we are a United States, and not a Chinese, company, our offering and listing on Nasdaq may be negatively affected by these new regulations as they have materially negatively affected stock prices of the U.S. listed Chinese companies which are the CIIO, online platform services, or in the tutoring business. Any additional restriction, scrutiny or negative publicity of the U.S.-listed Chinese companies could cause the U.S. investors less interested in our securities, or hinder our ability to offer, or continue to offer, our securities to investors and cause the value of such securities to significantly decline or be worthless.

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Although we do not believe we a China-based issuer, because of its China Segment, the Chinese government may exert substantial interventions and influences to offerings that are conducted overseas and/or foreign investment in China-based issuers at any time. Any new policies, regulations, rules, actions or laws by the PRC government may subject us to material changes in operations, may cause the value of our common stock significantly decline or be worthless, and may completely hinder our ability to offer, or continue to offer, securities to investors.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, The Chinese government may exert substantial interventions and influences to offerings that are conducted overseas and/or foreign investment in China-based issuers at any time. Although we do not believe we are a China-based issuer, because of our China Segment, any new policies, regulations, rules, actions or laws by the PRC government may subject us to material changes in operations, may cause the value of our common stock significantly decline or be worthless, and may completely hinder our ability to offer, or continue to offer, securities to investors.

For example, the Chinese cybersecurity regulator announced in July 2021, that it had begun an investigation of certain U.S. listed Chinese companies and later ordered that companies’ app be removed from smartphone app stores. On July 24, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly released the Guidelines for Further Easing the Burden of Excessive Homework and Off-campus Tutoring for Students at the Stage of Compulsory Education, pursuant to which foreign investment in such firms via mergers and acquisitions, franchise development, and variable interest entities are banned from this sector.

As such, offerings conducted overseas and/or foreign investment in China-based issuers may be subject to various government and regulatory interference in the provinces in which they operate at any time. Because of the China Segment, we may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. If the PRC government initiates an investigation into us at any time alleging us violation of cybersecurity laws, anti-monopoly laws, and securities offering rules in China in connection with this offering, we may have to spend additional resources and incur additional time delays to comply with the applicable rules, and any such action could cause the value of our securities to significantly decline or be worthless and may limit or completely hinder your ability to offer, or continue to offer, securities to investors.

In light of recent events indicating greater oversight by the Cyberspace Administration of China, or CAC, over data security, particularly for companies seeking to list on a foreign exchange, based on the nature of our business in China, we believe that these regulations do not apply to our business in China or to this offering.

Pursuant to the PRC Cybersecurity Law, which was promulgated by the Standing Committee of the National People’s Congress on November 7, 2016 and took effect on June 1, 2017, personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affects or may affect national security, it should be subject to cybersecurity review by the CAC. Due to the lack of further interpretations, the exact scope of “critical information infrastructure operator” remains unclear. On July 10, 2021, the CAC publicly issued the Measures for Cybersecurity Review (Revised Draft for Comments) aiming to, upon its enactment, replace the existing Measures for Cybersecurity Review. On December 28, 2021, CAC and other ministries and commissions jointly promulgated the Cybersecurity Review Measures which became effective on February 15, 2022, which required that any critical information infrastructure operators that intend to purchase Internet products and services and online platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review. Cybersecurity Review Measures further provides “network platform operator” possessing personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review.

Because our PRC subsidiaries do not deal with the public and do not possess personal data of at least 1,000,000 users, we do not believe that we are required to apply for review by the Cybersecurity Review Office. In the even that, in the future, our PRC subsidiaries possess such data or if the requirements for review are changed, we may be required to obtain such approval, the failure of which could affect our ability to have our common stock traded on Nasdaq.

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Notwithstanding the foregoing, as of the date of this prospectus, there are no PRC laws and regulations in force explicitly requiring that we obtain any permission from PRC authorities to issue securities to foreign investors, and we have not received any inquiry, notice, warning, sanction or any regulatory objection to this offering from the CAC or any other PRC authorities that have jurisdiction over our operations. As of the date of this prospectus, we are not required to submit an application the CAC for the approval of this offering and the listing and trading of the securities on Nasdaq. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offering and other capital markets activities. If it is determined in the future that the CAC or other approval were required for this offering, we may face sanctions by the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our PRC subsidiaries’ ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the common stock. The CAC or other PRC regulatory agencies also may take actions requiring our PRC subsidiaries, or to halt this offering before settlement and delivery of the common stock. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CAC or other regulatory agencies later promulgate new rules requiring that we obtain its approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of the common stock.

The transfer of funds between our United States and China Segments is subject to restriction.

Our equity structure is a direct holding structure, that is, SolarMax Technology Inc., a Nevada corporation, directly controls its U.S. subsidiaries and its subsidiaries in its China segment including: (i) Golden SolarMax Finance. Co. Ltd, a PRC subsidiary, (ii) SolarMax Technology Holdings (Hong Kong) Limited, a Hong Kong subsidiary which directly holds SolarMax Technology (Shanghai) Co., Ltd, a PRC subsidiary (together with its subsidiaries thereunder, “ZHTH”); (iii) Accumulate Investment Co., Ltd, a British Virgin Islands subsidiary which then directly holds Accumulate Investment Co., Limited, a Hong Kong subsidiary that directly holds Jingsu Zhonghong Photovoltaic Electric Co., Ltd (“ZHPV”); a PRC subsidiary and (iv) SolarMax Technology Holdings, a Cayman Islands subsidiary. Our business in China is conducted through ZHPV and ZHTH. See “Business of SolarMax- SolarMax Corporate Structure” on page 217 for additional details.

In the reporting periods presented in this prospectus and throughout the date of this prospectus, no dividends, distribution or other transfers of funds have occurred between and among us and our United States subsidiaries, on the one hand; and us and our PRC subsidiaries, on the other hand, and we have not made any dividends, distributions or other transfer of funds to investors. For the foreseeable future, we intend to use any earnings we generate for research and development, to develop new products and to expand its production capacity. As a result, we do not expect to pay any cash dividends. To the extent that we may in the future seek to fund the business through distributions, dividends or transfer of funds among and between holding company and subsidiaries, any such transfer of funds with PRC subsidiaries is subject to government regulations. The structure of cash flows within holding company and PRC subsidiaries and a summary of the applicable regulations, is as follows:

3. Within the direct holding structure, the cross-border transfer of funds within SolarMax and its PRC subsidiaries is legal and compliant with the laws and regulations of the PRC. After foreign investors’ funds enter pursuant to this offering, the funds can be directly transferred to its subsidiaries including ZHPV and ZHTH, and then transferred to subordinate operating entities through ZHPV and ZHTH according to the laws and regulation of the PRC.

2. If SolarMax intends to distribute dividends, it will transfer the dividends from the PRC entities to ZHPV and ZHTH in accordance with the laws and regulations of the PRC, and then ZHPV and ZHTH will transfer the dividends to its parent company and then to SolarMax and the dividends will be distributed to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

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3. Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of the PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of each of their registered capitals. These reserves are not distributable as cash dividends. See “Dividend Distribution” on page  116 for more information.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between Mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by our Hong Kong subsidiary from its PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from our PRC subsidiaries.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future.

Foreign currency exchange regulation in the PRC is primarily governed by the Regulations on the Administration of Foreign Exchange, most recently revised by the State Council on August 5, 2008, Notice on Further Simplifying and Improving Policies of Foreign Exchange Administration Regarding Direct Investment issued by SAFE on February 13, 2015, and the Provisions on the Administration of Settlement, Sale and Payment of Foreign Exchange promulgated by People’s Bank of China on June 20, 1996. Currently, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions. Conversion of RMB for most capital account items, such as direct investment, security investment and repatriation of investment, however, is still subject to registration with the SAFE. Foreign-invested enterprises may buy, sell and remit foreign currencies at financial institutions engaged in foreign currency settlement and sale after providing valid commercial documents and, in the case of most capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign enterprises are also subject to limitations, which include approvals by the NDRC, the Ministry of Construction, and registration with the SAFE.

Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

Our failure to control our costs could impair our financial results.

Our cost of revenues and our operating expenses increased significantly both in U.S. dollars and as a percentage of revenues. Unless we are able to reduce both our cost of revenues and our operating costs, it will not be able to operate profitably. There are many factors beyond our control that may affect our costs, such as the price of components, cost of labor and the availability of warehouse and office space at reasonable rents as well as the effect of competition, and recently, inflation. Unless we are able to control our costs, we will not be able to operate profitably. We cannot assure you that we can or will ever operate profitably.

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Because one customer in China represents substantially all of our of our revenue from our China segment, we need to develop new clients if we are to generate revenue from our China segment.

The nature of our business in China is such that a small number of customers is responsible for a significant percentage of both our revenue from the China segment and of our total revenue. Because EPC contracts are of limited duration, once we complete the construction and installation of a solar farm, there is no ongoing revenue stream from the customer. Accordingly, it is necessary for us, on an ongoing basis, to continue to develop new EPC business, and our failure to develop the EPC business will impair our ability to operate profitably and the ability of our China segment to continue operations. Further, we are dependent upon a small number of customers, with our only present contract being with SPIC, a state-owned enterprise, which accounted for almost all of revenue from our China segment for 2021 and 2020 and we did not generate any revenue from our China segment in the three months ended March 31, 2022.  Further, our quarterly revenues from China are affected by the timing of contracts we receive and the time during which the work is performed, which could result in significant changes in revenue and net income from the China segment from quarter to quarter.

Because we rely on our relationship with one leasing company, our failure or inability to maintain this relationship may impair our ability to operate profitably.

In order to provide customers with the ability to lease our solar systems, we entered into a channel agreement with Sunrun, Inc. (“Sunrun”), a third-party leasing company, pursuant to which Sunrun appointed us as its sales representative to solicit orders from residential customers for Sunrun’s products in portions of southern California. We and Sunrun are currently negotiating a new agreement. In the event that we are not able to negotiate an agreement with Sunrun, we believe that we would be able to enter into a leasing agreement with another equipment leasing company, although no assurance can be given as to the ability of us to enter into an extension with Sunrun or enter into an acceptable agreement with another equipment leasing company. We did not generate any revenue for Sunrun in the three months ended March 31, 2022. Sunrun was the largest customer of our United States segment and the second largest customer overall for the year ended December 31, 2021. Sunrun was the fourth largest customer of our United States segment and the fifth largest customer overall for the year ended December 31, 2020. Sales to Sunrun were $412,731, or approximately 1% of total revenue and approximately 1% of United States revenuefor the year ended December 31, 2021. Sales to Sunrun were $0.8 million, or approximately 0.6% of total revenue and approximately 2.4% of United States revenue, respectively, for the year ended December 31, 2020. Pursuant to our agreement with Sunrun, we introduce potential leasing customers to Sunrun, purchase the components and perform the EPC services and sell the completed system to Sunrun, which then leases the system to the customer. Sunrun may terminate the agreement if we fail to meet specified minimum volume requirements. Sunrun also has the right to terminate certain incentives contained in the agreement at any time. In the event that our relationship with Sunrun is terminated or in the event that our customers are not satisfied with the products or terms provided by Sunrun, we may have difficulty finding alternative leasing companies and our revenue and our ability to generate profits would be impaired. We cannot assure you that we will be able to find alternative leasing arrangements. With respect to the systems sold to Sunrun, we are required to install Sunrun meters which are only available for purchase through a subsidiary of Sunrun. For the three months ended March 31, 2022 and the years ended December 31, 2021 and 2020, Sunrun meters and panels purchased from a subsidiary of Sunrun amounted to $8,396, $65,766, and $55,016, respectively. There were no accounts payable balances owed to this supplier as of March 31, 2022 or December 31, 2021. The accounts payable balance owed to this supplier as of December 31, 2020 was $43,146. Other than Sunrun meters and panels, we do not make purchases from Sunrun or from any of Sunrun’s subsidiaries or affiliates for the systems sold to Sunrun or to other customers.

Our business in both the United States and China is dependent on the continuation of government benefits, and no assurance can be given that such benefits will be continued.

Federal, state and local government laws, including tax laws, regulations and policies concerning the electric utility industry, utility rate structures, interconnection procedures, and internal policies and electric utility regulations heavily influence the market for electricity generation products and services. These regulations and policies, which, on the state and local level, differ from state to state, often relate to tax benefits, electricity pricing, net metering the interconnection of customer-owned electricity generation with the local electricity utility company. These laws, regulations and policies are constantly subject to change, and many benefit provisions have sunset clauses, which would result in a termination or reduction of the benefit unless the benefit is expressly extended. The solar power industry is heavily dependent on government incentives and subsidies that constitute an important economic factor in a user’s decision to purchase a solar energy system. We cannot assure you that these benefits will continue at their present levels, if at all. The reduction, elimination or expiration of government benefits and economic incentives for solar energy systems could substantially increase the cost of our systems to our potential customers, which would in turn reduce the demand for our solar energy systems.

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The California Public Utilities Commission may consider a proposal to significantly reduce the incentives homeowners receive for installing rooftop solar systems. If such a change or any significant change in the benefits provided to homeowners for installing rooftop solar systems, our U.S. business will be materially impaired. We cannot assure you that the present benefits provided to homeowners for installing solar systems will not be adopted.

In many areas in China, solar farms, particularly on-grid photovoltaic systems, would not be commercially viable without government subsidies or economic incentives. The cost of generating electricity from solar energy in these markets currently exceeds, and very likely will continue to exceed for the foreseeable future, the cost of generating electricity from conventional or other renewable energy sources. These subsidies and incentives have been primarily in the form of set electricity prices and performance incentive programs, to solar farm operators. To the extent that these incentives are not available, we may not be able to sell our systems to customers in these regions. Further, if we decide to operate the solar farms in these regions for our own account instead of selling the project, we may not be able to generate a profit from those operations, which would impair results of our operations and our ability to operate profitably.

Changes in utility regulations and pricing could impair the market for our products.

The market for alternative energy products is affected by utility regulation and pricing policies. Changes in regulations or pricing could result in a significant reduction in the demand for solar products. Depending on the region, electricity generated by solar energy systems competes most effectively with expensive peak-hour electricity from the electric grid, rather than the less expensive average price of electricity. Modifications to the utility companies’ peak hour pricing policies affect the competitive nature of our systems. To the extent that we have to lower prices, the profitability of our systems could be impaired. In addition, any changes to government or internal utility regulations and policies that favor electric utilities could reduce our competitiveness and cause a significant reduction in demand for our products and services.

Changes in net metering regulations could impair the market for solar products.

Net metering is a billing mechanism that credits solar energy system owners for the electricity that they add to the electricity grid. If the owner of a solar system generates more electricity than it consumes, the excess electricity is sold back to the grid. California’s first net metering policy set a “cap” for the three investor-owned utility companies in the state: Pacific Gas & Electric (PG&E), San Diego Gas & Electric (SDG&E), and Southern California Edison (SCE). All three have reached their cap where total solar installations in each utility’s territory were capped at five percent of total peak electricity demand. The California Public Utilities Commission (CPUC) created the current program known as “Net Metering 2.0” (NEM 2.0) that extends California net metering. NEM 2.0 is slightly different from the first net metering policy. Under NEM 2.0, customers will still receive the retail credit for electricity produced but will be required to pay more in Non-Bypassable Charges. NEM 2.0 also requires new solar customers to pay a one-time Interconnection Application Fee, the amount of which is dependent upon the utility company. For systems under 1MW this fee is $132 for San Diego Gas & Electric, $145 for Pacific Gas& Electric, and $75 for Southern California Edison. NEM 2.0 customers are also required to use Time of Use (ToU) rates. The California Public Utilities Commission (CPUC) has officially started on the proceedings for NEM 3.0 which will establish the successor to NEM 2.0 in California and have stated they expected to adopt the new program by 2022. The potential changes under NEM 3.0 could alter the return on investment for solar customers, and our pricing needs to reflect this change in order for the purchase of a solar system to be economically attractive to the customer, which may result in lower prices and reduced margins.

To the extent that utility companies are not required to purchase excess electricity from owners of solar systems or are permitted to lower the amounts paid, the market for solar systems may be impaired. Because net metering can enable the solar system owner to further reduce the cost of electricity by selling excess electricity to the utility company, any elimination or reduction of this benefit would reduce the cost savings from solar energy. We cannot assure you that net metering will not be eliminated or the benefits significantly reduced for future solar systems which may dampen the market for solar energy.

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Our business may be affected by increases in the price of solar energy products, including price increases resulting from the United States’ trade and tariff policies.

The declining cost of solar panels has been a key factor in the pricing of our solar energy systems, which, in turn affects the potential customer’s decision to use solar energy. With any stabilization or increase of solar panel and other component prices, our ability to market our solar energy systems could be impaired, which would affect our revenues and gross profit. The cost of solar panels and raw materials could increase in the future due to tariff penalties or other factors. The U.S. government has imposed tariffs on solar cells, solar panels and aluminum used in solar panels manufactured overseas. These tariffs have increased the price of solar panels containing foreign manufactured solar cells. At present, we purchase solar panels containing solar cells and panels manufactured overseas for our United States installations. While solar panels containing solar cells manufactured inside the United States are not subject to these tariffs, the prices of these solar panels are, and may continue to be, more expensive than panels produced using overseas solar cells, before giving effect to the tariff penalties and the tariff policies may result in an increase in prices of domestic products. If additional tariffs are imposed or other negotiated outcomes occur, our ability to purchase these products on competitive terms from those countries could be limited. Any of those events could impair our financial results if we incur the cost of trade penalties or purchase solar panels or other system components from alternative, higher-priced sources.

We may be subject to liability if private information that it receives is not secure or if we violate privacy laws and regulations.

We are or may become subject to a variety of laws and regulations in the United States and abroad regarding privacy, data security, cybersecurity and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous United States federal, state, and local laws and regulations and foreign laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

In June 2018, California adopted the California Consumer Privacy Act (“CCPA”), which becomes effective in 2020. Under the law, any California consumer has a right to demand to see all the information a company has saved on the consumer, as well as a full list of all the third parties that data is shared with. The consumer also has the right to request that a company delete the information it has on the consumer. The CCPA broadly defines “protected data.” The CCPA also has specific requirements for companies subject to the law. The CCPA provides for a private right of action for unauthorized access, theft or disclosure of personal information in certain situations, with possible damage awards of $100 to $750 per consumer per incident, or actual damages, whichever is greater. The CCPA also permits class action lawsuits.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first Chinese law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. The costs of compliance with, and other burdens imposed by, CSL may limit the use and adoption of our products and services and could have an adverse impact on our business.

The European Union Parliament approved a new data protection regulation, known as the General Data Protection Regulation (“GDPR”), which came into effect in May 2018. The GDPR includes operational requirements for companies that receive or process personal data of residents of the European Economic Area. The GDPR imposes significant penalties for non-compliance. Although we do not conduct any business in the European Economic Area, in the event that residents of the European Economic Area access our website and input protected information, we may become subject to provisions of the GDPR.

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We are also subject to laws restricting disclosure of information relating to our employees. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, cybersecurity and data protection. However, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us or our third-party service-providers to comply with our privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our business and operating results. Although we maintain cybersecurity insurance, we cannot assure you that this insurance will cover or satisfy any claim made against us or adequately cover any defense costs we may incur.

Our business would be impaired if we lose our licenses, if more stringent government regulations are enacted or if we fail to comply with the growing number of regulations pertaining to solar energy and consumer financing industries.

Our business is subject to numerous federal and state laws and regulations. The installation of solar energy systems performed by us is subject to oversight and regulation under local ordinances, building, zoning and fire codes, environmental protection regulation, utility interconnection requirements, and other rules and regulations. The financing transactions by SolarMax Financial are subject to numerous consumer credit and financing regulations. The consumer protection laws, among other things:

●	require us to obtain and maintain licenses and qualifications;

●	limit certain interest rates, fees and other charges it is allowed to charge;

●	limit or prescribe certain terms of the loans to our customers; and

●	require specific disclosures and the use of special contract forms.

Our Chinese subsidiary ZHPV holds a construction enterprise qualification certificate for Level III of general contractor for power engineering constructor issued on December 28, 2021, which permits ZHPV to conduct business as a contractor in power engineering construction. The qualification will expire on December 31, 2022. Although we believe that the renewal of the certificate is routine, we cannot assure you that the certificate will be renewed in a timely manner when it expires. The failure of ZHPV to hold this certificate would impair our ability to perform our obligations under our contracts with our customers. The number of laws affecting both aspects of our business continues to grow. We can give no assurances that it will properly and timely comply with all laws and regulations that may affect it. If we fail to comply with these laws and regulations, it may be subject to civil and criminal penalties. In addition, non-compliance with certain consumer disclosure requirements related to home solicitation sales and home improvement contract sales affords residential customers with a right to rescind such contracts in some jurisdictions.

A material decrease in the retail price of electricity from the local utility company or from other sources would affect our ability to generate revenues.

We believe that a customer’s decision to buy a solar energy system from it is primarily driven by a desire to pay less for electricity. Decreases in the retail prices of electricity from utility companies or other renewable energy sources, which is not likely in the foreseeable future as a result of climbing energy prices, would impair our ability to offer competitive pricing which would, in turn, affect our ability both to generate revenue and to maintain gross margins. The price of electricity from utility companies could decrease as a result of such factors as a reduction in the price of oil or natural gas as a result of new drilling techniques or a relaxation of associated regulatory standards; the development of energy conservation technologies and public initiatives to reduce electricity consumption; the construction of a significant number of new power generation plants, including nuclear, natural gas or renewable energy technologies.

Changes in regulations relating to fossil fuel can impact the market for renewable energy, including solar.

The market for renewable energy in general and solar energy in particular is affected by regulations relating to the use of fossil fuel and the encouragement of renewable energy. To the extent that changes in regulations have the effect of reducing the cost of gas, oil and coal or encouraging the use of such fuels, the market for solar systems may be impaired.

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A material decline in the price of electricity charged by the local utility company to commercial users may impair our ability to attract commercial customers.

Often large commercial customers pay less for energy from utility companies than residential customers. To the extent that utility companies offer commercial customers a lower rate for electricity, they may be less willing to switch to solar energy. Under such conditions, we may be unable to offer solar energy systems in commercial markets that produce electricity at rates that are competitive with the price of retail electricity they are able to obtain from the local utility company. In such event, we would be at a competitive disadvantage compared to the local utility company and may be unable to attract new commercial customers, which would impact our revenues.

Solar energy and other forms of renewable energy compete with other forms of energy and the attractiveness of solar energy reflects the cost of electricity from the local grid.

Solar energy competes with other all other forms of energy, including, particularly local utility companies, whose pricing structure effectively determines the market for solar energy. If consumers, whether residential or commercial, believe that they are paying and will continue to pay too much for electricity from a local utility company, they may consider other alternatives, including alternative providers of electricity from local utility companies as well as forms of renewable energy. If they are in a location where, because of the climate and geography, solar energy is a possibility, they may consider solar energy as an alternative, provided they are satisfied that they will receive a net savings in their cost of electricity and their system will provide them with a constant source of energy. Further, although some customers may purchase a solar energy system because of environmental considerations, we believe that the cost of electricity is the crucial factor that influences the decision of a user, particularly a commercial user, to elect to use solar energy.

Within the solar energy market, we face intense and increasing competition in the market of solar energy system providers, which exposes it to the risk of reduction of our market penetration and/or of our profit margins.

The solar energy system installation market is highly and increasingly competitive. The number of new solar energy installation businesses that have entered the industry in California has almost doubled since 2008 when we commenced business. We compete with major companies in the solar business, particularly in California, as well as a large number of small companies. The solar energy industry may continue to expand and possibly consolidate. As a result of increasing competition, our average unit price on solar systems in the United States declined from 2017 to 2018. Competitive factors were a significant cause of the decline in our gross margin in 2018 as compared with 2017. We may continue to encounter increasing competition from larger companies that have greater resources than we and which would enjoy more economies of scale and greater name recognition than we have. Further, increasing competition may also lead to an excessive supply of solar energy installation services on the market which could continue to affect both our ability to generate revenue as well as our gross margin. To the extent that our ability to provide financing to our customers is an important element in selling our systems, we will compete with both other solar companies that provide financing and with banks, leasing companies and other businesses that seek to offer financing alternatives to purchasers of solar systems.

In China, we compete with other companies for a limited number of available permits.

In China, we obtain permits, construct and sell solar farms to major customers who have the financial ability to purchase and operate these systems. The permits are granted by the local government agency and a list of available permits is published by the agency. There is a limited number of potential customers as well as a limited number of permits available and we compete with other firms in seeking to obtain permits and seeking to perform EPC services. In seeking both permits and customers, we compete with other companies, many of which are Chinese companies that have significantly greater financial resources and are better known in China than we are. Further, many of our competitors have or can develop relationships with both the government officials who issue the permits as well as the buyers of the projects, and our competition may not be subject to the restrictions imposed on us by the Foreign Corrupt Practices Act. We cannot assure you that we will be able to obtain the necessary permits for our customers or enter into agreements with end users who would operate the solar farms. As the interest in solar farms in China increases, there is increased competition for permits, and the government entities that issue the permits may prefer Chinese companies over companies that are owned by a United States parent. Our failure to obtain the permits and enter into agreements would impair our ability to generate revenue from this business. In addition, to date, except for our agreements with SPIC, our China segment has generated minimal revenue in China from unrelated parties. If we are not able to develop our business with new customers or if our business with SPIC or with related party decreases, our ability to generate revenue in China will be significantly impaired. Unrelated parties may prefer to work with a Chinese company than a company owned by a United States company, particularly in view of the trade disputes between the United States and China.

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Because of the cost of construction of the solar farms, we could require financing in order to complete projects in China and the inability to obtain such financing may impair our ability to generate contracts for solar farm projects in China.

Although our EPC contracts with solar farm owners provide for progress payments, we cannot assure you that we will be paid in a timely manner or that our customers will not be significantly delinquent on their payments. Because we are dependent upon a small number of customers, our cash flow at any time may be dependent upon the payment policies and practices of one customer. Our China segment revenue for the year ended December 31, 2021 and the year ended December 31, 2020 was derived from four projects for SPIC, and our one pending contract under construction is also with SPIC. Our failure both to receive timely progress payments and to obtain any necessary project financing in China would impair our ability to develop our business in China. Because of the size of the solar farms that we build in China, it is likely to require financing for our projects. We cannot assure you that we will be able to obtain financing or that our business will not be impaired by delinquent customers. Further, we may not be able to generate business without a financing arrangement.

Because our business in China involves the construction of large projects for a small number of customers; we do not have an ongoing revenue base and needs to obtain new customers.

Because of the nature of our China operations, we construct large projects for a small number of customers, who may not require additional services from us after we have completed the projects. As a result, we need to continually market our services to new customers who have the financial resources to purchase a solar farm or to obtain additional projects from existing customers. Thus, each year one customer and its affiliates have been responsible for a large percentage, if not substantially all, of the revenue from the China segment and a large percentage of our total revenue, and the major customers in one year may not generate any significant revenue in future years. Further, to the extent that any customer fails to make timely payments to us, our business and cash flow could be impaired. If we are unable to develop new sales contracts for solar farms, it may not be able to continue our China operations which would impair our operating results and our financial condition.

Because of the amount of land required for a solar farm, it may be difficult to obtain the necessary land use rights, which may increase the cost of the land.

There is no private ownership of land in China, and the owner or operator of a solar farm must obtain the necessary land use rights from the applicable government agency. Solar farms require a substantial amount of land. It is also crucial to have a land parcel close to the grid connection point in order to control the cost for the construction of transmission lines and to avoid the electricity transmission loss. One solar farm for which we performed EPC services had to reduce the size of the project because of zoning issues and the inability to obtain land use rights to sufficient contiguous parcels of land to support the initial size of the project. The shortage of available land may also result in an increase in the cost of the land use rights as well as increased competition for the land use rights. Further, since the land is owned by the government, the government has the ability to determine what it is the best use of the limited available land and it might determine that the land could be used for purposes other than solar farms. If we or solar farm owners cannot obtain sufficient land use rights at a reasonable cost, the solar farm owner may be reluctant to make the investment in solar farms which would impair our ability to generate revenue and operate profitably in China. Further, changes in the size of a project may result in increased costs as well as construction difficulties which we may be unable to pass on to our customers, resulting in a decrease in our gross margin.

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There is intense competition for a limited number of project sites that are appropriate for solar power projects. As the downstream solar power market in China continues to evolve, the number of attractive project sites available has decreased and will continue to decrease. Even if we sign agreements, it may not be able to find and secure the land use rights to suitable project sites for the relevant projects. We generally use the land for our ground-mounted projects through land use right grants or assignment by the government or leasing from the land use right owners. Our rights to the properties used for our solar power projects may be challenged by property owners or other third parties, in case of any disputes over the ownership or lease of the properties. It is critical to maintain the land use rights on the land parcels and access and use rights on the roof tops during the life cycle of solar power projects. In the event that the relevant lease agreement is determined to be null and void by competent authorities or our land use rights and access and use rights on roof tops are recouped by the government, the solar power projects may be forced to cease operation and our results of operation, financial condition will be materially adversely affected.

The economics of a solar farm are affected by the money that solar farm owners receive from utility companies.

In China, a solar farm sells the power it generates to the electricity utility company at prices which are set by the Electricity Bureau, a government agency, at the beginning of the term of the power sales agreement between the owner and the utility company. The prices have been declining, and we cannot assure you that the price reductions will not continue or that price reductions will not increase substantially and make the ownership of a solar farm uneconomical. The cash flow that the owner receives from the utility company is critical in determining whether the project will be profitable to the owner. If the potential revenue stream is not sufficient to meet the owner’s return, taking into account the cost of the project, the cost of the land use rights and the other operating costs, the owner may be unwilling to develop a solar farm or it may be necessary for us to reduce our charges in order to generate the revenue, which could significantly reduce our gross margin on the project and could result in a negative gross margin. Decreases in the potential revenue stream may also significantly affect the terms on which we could provide maintenance services for a solar farm following its completion. Further, it is possible that the Electricity Bureau could set prices at a level which makes it uneconomical to operate a solar farm, in which event we would not be able to continue in this business. Although the rate is presently set for the duration of the contract with the utility company, we cannot assure you that the Chinese government would not change its policy and reduce the rate during the term of the agreement. We cannot assure you that we will be able to operate our EPC business or manage solar farms in China profitably, and our failure to operate profitably in China could materially impair our overall ability to operate profitably.

Changes in solar farm delivery schedules and order specifications may affect our revenue stream and gross margin.

Although we build solar farms pursuant to agreements with the customers,  we may experience delays in scheduling and changes in the specification of the project. These changes may result from a number of factors, including a determination by the customer that the scope of the project needs to be changed and the effects of the COVID-19 pandemic and steps taken by the government of China to address the pandemic. In the event of such changes, we may suffer a delay in the recognition of revenue from the projects and may increase our costs. We cannot assure you that our revenue and gross margin will not be affected by delays, changes in specifications or increased costs or that we will be able to recoup revenue lost as a result of the delays or changes. Further, if we cannot allocate our personnel to a different project, it will continue to incur expenses relating to the project, including labor and overhead. We cannot assure you that our income will not decline as a result of changes in customers’ orders or their requirements for their projects.

If we operate solar farms in China for our own account it will be subject to additional regulations.

Although we have no present plans to own and operate solar farms for our own account, we may consider the possibility of owning and operating solar farms for our own account in the future, either by direct ownership or by holding a majority equity interest in a company that owns solar farms. Unlike the solar systems that we sell in the United States, which are relatively small in scale and generally provide power for one home or building, the solar farms in China operate on a significantly larger scale. Thus, while a typical residential or small business installation in the United States generally generates between 6.5KW and 0.2MW of power, the solar farms in China can generate between 30MW and 100MW of power. In the event that we operate solar farms for our own account, which would involve constructing the solar farm for our own account and selling the electricity either to end users or to the local utility company, we will be subject to significant additional regulation by the applicable Chinese authorities and we will require significant additional funding for such purpose. Prior to 2013, we entered into power purchase agreements that have a term of up to 20 years. We own and maintain the systems and sell the power generated by the systems to our commercial customers pursuant to the power purchase agreement. These power purchase agreements, which cover a solar system designed for a local commercial user, are significantly different in size and scope from the solar farms in China.

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 Our quarterly revenues may be affected by weather conditions in certain provinces of China

The construction of solar farms in China is subject to adverse weather conditions, including wind, flood, rain, typhoons, snow and temperature extremes, as well as earthquakes, mudslides and similar conditions. These weather conditions are common but difficult to predict and can slow or stop construction. The effects of climate change may increase severe adverse weather conditions. To the extent that we have EPC contracts for solar farms in the provinces affected by adverse seasonal weather, revenue generated during these months may sharply decrease. If we are not able to work on a project on a sustained basis, our ability to operate efficiently may be impaired which may result in reduced revenue, increased expenses and reduced gross margin.

The results of our operations may vary significantly from quarter to quarter.

In our experience in the United States, consumers generally, and residential customers in particular, express interest in a solar energy system during March and April, when they are preparing their tax returns, and in July and August, when they experience high electricity charges from the local utility company. Since the selling cycle is typically three to four months, we generally install systems two to three months after the contract date, and we recognize revenue using a cost-based input method that recognizes revenue as work is performed. If we cannot complete a sale to a customer when the customer expresses interest in a solar system, that potential customer may seek alternative sources. Factors which may cause our quarterly results to fluctuate include:

●	local weather and climate conditions and long-term projected climate developments, including the effects of wildfires in California and climate change generally;

●	expiration, initiation or reduction of tax and other rebates and utility incentives;

●	our revenue recognition policies, whereby significant work can be performed before we recognize revenue;

●	our ability to complete installations in a timely manner;

●	our ability to process applications for financing;

●	our ability to expand our operations and the timing of any expansion;

●	changes in competitors’ pricing and financing policies and other changes in the competitive environment in the solar energy industry;

●	pricing policies of local electricity providers;

●	gas and oil prices; and

●	changes in customer demands for solar energy systems.

The results of our China operations may also vary significantly from quarter to quarter, since revenue from our China operations is dependent upon both the timing of contracts and the timing of our work and the completion of our obligations on projects for which we have contracts. Changes in revenue and the results of operations from our China segment from quarter to quarter may have a negative effect on our net income and the market for and price of our common stock.

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Because we are dependent on our chief executive officer and the head of our China operations, who will continue in these capacities following the completion of the offering, the loss of their services and our failure to hire additional qualified key personnel could harm our business.

Our business is largely dependent upon the continued efforts of one of our founders and our chief executive officer, David Hsu. Our operations in China are dependent upon Mr. Hsu and Bin Lu, who is the head of our China operations. Although we have an employment agreement with Mr. Hsu, and SolarMax Technology (Shanghai) Co., Ltd. has an employment agreement with Mr. Lu, these agreements do not guarantee that Mr. Hsu or Mr. Lu will continue to work for us. The loss of Mr. Hsu could affect our ability to operate profitably in both the United States and China and, depending upon the nature of the termination of their relationship, could result in substantial severance payments which we may have difficulty in funding. The loss of Mr. Lu could have a material adverse effect upon our ability to develop and operate our business in China. Because our senior management is based in the United States, our failure to develop senior management personnel in China may strain our management resources and make it difficult for our corporate management to monitor both the China operations and United States operations efficiently. Our failure to have qualified executive personnel in China who can operate in accordance with and implement our business plan and who understand and can comply with applicable United States and Chinese laws and regulations may impair our ability to generate revenue and operating income from the China segment, which could impair our overall operations and financial condition.

In order to develop our business, we need to identify, hire and retain qualified sales, installation and other personnel in both the United States and China.

To develop our business, it needs to hire, train, deploy, manage and retain a substantial number of skilled employees, including sales, installation and other employees and marketing and lending personnel for our financing activities. Identifying, recruiting and training qualified personnel requires significant time, expense and attention. If we are unable to hire, develop and retain qualified personnel or if our personnel are unable to achieve the desired level of productivity for a reasonable period of time, we may have difficulty in developing our business. Competition for qualified personnel in the solar industry is increasing, particularly for skilled installers and other personnel involved in the installation of solar energy systems. We also compete with the homebuilding and construction industries for skilled labor. As these industries recover and seek to hire additional workers, our cost of labor may increase. The unionization of our United States labor force could also increase our labor costs. Shortages of skilled labor could significantly delay a project or otherwise increase costs. Because our profit on a particular installation is based in part on assumptions as to the cost of such project, cost overruns, delays or other execution issues may cause us to not achieve our expected margins or cover our costs for that project. In addition, we compete for a limited pool of technical and engineering resources in both the United States and China that requires us to pay wages that are competitive with relatively high regional standards for employees in these fields. We not only compete for highly qualified personnel, but it also faces other companies seeking to hire our personnel, particularly our highly skilled personnel. If we cannot meet our hiring, retention and efficiency goals, we may be unable to complete the customers’ projects on time, in an acceptable manner, if at all. Any significant failures in this regard would materially impair our growth, reputation, business and financial results. If we are required to pay higher compensation than it anticipates, the increased cost may adversely impact our financial results and our ability to develop our business.

Although our employees in the United States are co-employed by a professional employer organization, we may be liable for the failure of the organization to comply with our obligations under applicable law.

We contract with a professional employer organization, or PEO, that administers our human resources, payroll and employee benefits functions for our United States employees. Although we recruit and select our personnel, our United States employees are co-employed by the PEO and us. Pursuant to the agreement with the PEO, our United States personnel are compensated through the PEO, receive their W-2s from the PEO and are governed by the personnel policies of the PEO. This relationship permits management to focus on our operations rather than human resource administration, but this relationship also exposes us to some risks. Among other risks, if the PEO fails to adequately withhold or pay employer taxes or to comply with other laws, such as the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act or state and federal anti-discrimination laws, health and safety laws, sexual harassment laws and laws protecting the security of employee information, all of which are outside of our control, we would be liable for such violations, and the indemnification provisions of our agreement with the PEO, if applicable, may not be sufficient to insulate us from those liabilities. Court and administrative proceedings related to these matters could distract management from our business and cause us to incur significant expense. If we were held liable for violations by the PEO of applicable laws, such liability may adversely affect our business and the results of our operations and our cash flow.

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Since we act as a general contractor in the United States, we face typical risks of a construction company.

We act as the licensed contractor for our customers and are subject to risks associated with construction, cost overruns, delays, regulatory compliance and other contingencies, any of which could have a material adverse effect on our business and results of operations. For our residential projects, it is the general contractor, construction manager and installer. For our commercial projects, it is the general contractor and construction manager, and it typically relies on licensed subcontractors to support some of our solar panel installations. In either case we are responsible for the completion of the project and must take steps to make sure that it and our subcontractors comply with all applicable laws and regulations. We may be liable to customers for any damage we cause to their home or facility, or belongings or property during the installation of our systems. In addition, shortages of skilled labor for our commercial projects could significantly delay a project or otherwise increase costs. Because our profit on a particular installation is based in part on assumptions we make as to the cost of such project, cost overruns, delays or other execution issues may impair our ability to generate the gross margins that we are seeking. In addition, the installation of solar energy systems and the evaluation and modification of buildings as part of our energy efficiency business is subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building codes, safety, environmental protection, utility interconnection and metering, and related matters. It is difficult and costly to track the requirements of every individual authority with jurisdiction over our installations and to design solar energy systems to comply with these varying standards. Any new government regulations or utility policies pertaining to our systems may result in significant additional expenses to us and our customers and, as a result, could cause a significant reduction in demand for our systems.

Our financing activities are dependent upon the continued development of a market for solar systems as well as factors that affect the lending industry generally.

We generate revenue in the United States from the sale of both residential and commercial solar systems and from financing sales of systems sold by us. Our ability to generate financing revenue is dependent upon such factors as the market for solar systems generally, the creditworthiness of the borrowers and interest rates and loan terms available from banks and consumer lending institutions that compete vigorously for loans. We cannot assure you that we will be able to generate any significant revenue from new loans.

Our failure to adequately assess credit risks for financing the sale of our systems in the United States could impair our ability to operate profitably.

We provide financing to our customers through SolarMax Financial. The principal amount of our loan portfolio was $14.5 million at March 31, 2022, $16.1 million at December 31, 2021 and $26.5 million at December 31, 2020. For the three months ended March 31, 2022,  we did not have any revenue from sales of solar energy systems subject to in-house financing.  For the years ended December 31, 2021 and 2020, approximately 4% and 5% of our United States revenues and approximately 3% and 1% of our consolidated revenues was generated from sales of solar energy systems subject to in-house financing. We do not have significant experience with loans to customers to evaluate the effectiveness of our credit criteria. If we try to meet financing terms of competitors, we may have to reduce our financing criteria, which could increase the possibility of default by the customers. Residential customers could be more adversely impacted during economic slowdowns or recessions, which could affect their ability or willingness to pay. Our failure to collect any significant portion of our customer loan receivables or the need to place a significant reserve against these receivables could materially impair our financial condition and the results of our operations. We cannot assure you that we will not incur significant losses on our customer loan portfolio.

We may have difficulty in collecting in the event we have to foreclose on a customer loan.

Although we file UCC-1 financing statements in connection with our loans, we may have difficulty in generating any money in the event that we foreclose on a defaulting customer. The foreclosure process could be time-consuming and collection is uncertain, particularly if the customer seeks protection under applicable bankruptcy or insolvency laws. Additionally, any defects in the filing of the financing statements could impair the validity of our security interest. Unless the subsequent owner of the building on which the solar power system is located is willing to assume the obligations with respect to the system on terms acceptable to us, we would incur substantial costs in removing and reselling the system. Further, even if we are able to remove the system, the components may not be saleable at their book value, if at all. Our failure to collect the amount due under the customer loan agreements would materially impair our financial condition and the results of our operations.

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Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant monetary penalties, operational delays and adverse publicity.

The installation of solar energy systems requires employees to work at heights with complicated and potentially dangerous electrical systems. The evaluation and modification of buildings as part of our energy efficiency business requires our employees to work in locations that may contain potentially dangerous levels of asbestos, lead or mold. There is substantial risk of serious injury or death if proper safety procedures are not followed. Our operations are subject to regulation under the U.S. Occupational Safety and Health Act, or OSHA, and equivalent state laws. Changes to federal or state OSHA requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If we fail to comply with applicable OSHA regulations, even if no work-related serious injury or death occurs, we may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures, or suspend or limit operations. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject us to adverse publicity, damage our reputation and competitive position and adversely affect our business.

Because we have relied upon a limited number of suppliers for our products, problems with our suppliers could impair our ability to meet our obligations to our customers.

We have relied on two vendors to provide us with substantially all of our solar panels. We have a supply agreement with Sunspark, Inc., pursuant to which we may purchase solar panels at certain prices with no minimum purchase quantity required. We do not have a supply agreement with the second supplier, and purchases solar panels from this supplier pursuant to purchase orders at prices quoted by the supplier. Although we believe other suppliers are generally available on commercial terms, in the event that we have any quality, delivery or other problems with our existing suppliers or in the event that we are not otherwise able to purchase solar panels from either supplier, it may be more difficult for us to find alternative suppliers, particularly those with whom we do not have an existing supply relationship. If we fail to develop or maintain our relationships with these, or our other, suppliers or if the suppliers are not able to meet our quality, quantity and delivery schedules, we may not be able to meet our delivery and installation schedules for our systems and we may be unable to enter into new contracts with potential customers, thus impairing our revenue stream. Further, any increases in price would affect our ability to market our systems or generate acceptable gross margins. We cannot assure you that Sunspark will be able to meet our quality, quantity and delivery requirements or that we will be able to find alternate suppliers that can meet our quality, quantity, deliver and price requirements. The failure to find alternate suppliers could materially affect our ability to conduct our business. Further, because suppliers may have a limited operating history and limited financial resources, we may not be able obtain an adequate remedy in the event that the suppliers are unable to meet their contractual obligations to us. Although there are a number of suppliers of solar panels, we cannot assure you that we will be able to negotiate reasonable terms for the purchase of solar panels if our existing suppliers are unable to meet our quality, delivery and price requirements. Because we do not control the manufacture of key components for our systems, we are subject to our suppliers’ ability to perform as well as the suppliers’ allocation of their own resources to us and to other customers. We cannot assure you that we will be able to purchase key components for our systems on acceptable terms, if at all, and the failure to obtain these components could materially impair our ability to generate revenue.

The availability and price of silicon raw materials may affect our gross margins and profitability.

Polysilicon is an essential raw material in the production of solar power products. The costs of silicon wafers and other silicon-based raw materials have accounted for a large portion of the costs associated with our solar panel manufacturing facility. Although the price of silicon has declined in recent years, we cannot assure you it will continue to decline or remain at its current level. Increases in the price of polysilicon in the past have resulted in increases in the price of wafers, leading to increases in production costs. Due to the volatile market prices, we cannot assure you that the price of polysilicon will remain at its current levels particularly in view of inflationary pressures and supply chain issues, especially if the global solar power market gains its growth momentum. Moreover, in the event of an industry-wide shortage of polysilicon, we may experience late or non-delivery from suppliers and it may be necessary for us to purchase silicon raw materials of lower quality that may result in lower efficiencies and reduce its average selling prices and revenues.

Our business is subject to the effects of inflation and supply chain issues.

Prior to mid-to-late 2021, our business was not impacted by inflation or supply chain issues.   With the recent inflationary pressures combined with the world-wide supply chain issues, our business is subject to the inflationary and supply chain issues that are affecting may domestic and foreign companies.

The effects of inflation and supply side issues with respect to polysilicon are described in the preceding risk factor.

The effects of inflation may also affect the marketability of our solar systems to residential users.  To the extent that home owners are incurring high expenses generally, they may have less available cash to invest in a solar system.  In addition, to the extent that inflationary pressure affects our cost of revenue and general overhead, we may face the choice of raising prices to try and maintain our margins or reduce or maintain our price structure resulting in a lower gross margin and a drop in operating income.

Our China segment is already feeling the effects of both inflation and supply chain issues.  Our China segment had a 0% gross margin for the year ended December 31, 2021 because our cost of revenue for one of our projects with SPIC was significantly adjusted as a result of the unanticipated increase in costs particularly the panel costs which resulted in a significant adjustment in cost which essentially reversed our the profit that was recognized in 2020 for the project.  During the three months ended March 31, 2021, our China operations did not report any revenue as a result of the temporary halt of the construction on this project resulting both from the local holidays and our inability to acquire the solar panels for the project at the budgeted price due to the local supply chain issues. Since the second quarter of 2020, the prices of the solar panels in China have been increasing due to the tight supply in the local market and accordingly, we and SPIC had determined to hold off the purchase of the panels until early 2021 with the anticipation that we would be able to obtain the panels at or close to the price in the original project budget.  Such determination resulted in the temporary suspension of the construction of the project during the three months ended March 31, 2021. In April 2021, we proceeded to purchase the solar panels for the project, albeit at a much higher price than the original budget. We cannot assure you that, if we are able to negotiate contracts with SPIC, that we will be able to accurately price our costs, with the risk that inflationary and supply side issues will not result on our generating a loss on any projects we contract for.

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Because we derive most of our United States revenue from sales of our solar energy systems in California, we depend on the economic and regulatory climate and weather and other conditions in California.

We currently derive most of our United States revenue from solar energy projects in the United States from California. This geographic concentration exposes us more to government regulations, economic conditions, weather conditions, earthquakes, mudslides, fire, including wildfires, power outages, and other natural disasters and effects of climate change, and changes affecting California than if we operated in more states.

Because we provide a production guarantee for some solar systems in California, we may incur additional costs if the output of our systems does not meet the required minimums.

Commencing in 2015, our standard contract for residential systems provides for a production guarantee, which means that we guarantee that the system would generate a specified minimum amount of solar energy during a year. The agreements generally have a term specified in the contract, which is generally ten years. In our standard contract, we specify a minimum annual production and provide that if the power generated by the system is less than 95% of the estimate, we will reimburse the owner for the cost of the shortfall. Because our obligations are not contingent upon external factors, such as sunlight, changes in weather patterns or increases in air pollution, wildfires and these factors could affect the amount of solar power that is generated and could increase our exposure under the production guarantee. Although our obligations under these agreements have not been significant through March 31, 2022, we cannot assure you that in the future any obligations we have under these agreements will not have a material adverse effect upon our revenue and the results of our operations. Although we believe that the conditions relating to those installations were unique and that we have taken corrective action, we cannot assure you that we will not have unanticipated liability in the future for the failure of systems to comply with applicable production guarantees regardless of the cause of such failure.

We do not maintain adequate internal controls over financial accounting and reporting as is required for a public company, and there are limitations on the effectiveness of such controls, and a failure of our control systems to prevent error or fraud may materially harm us and represent a material weakness in our internal controls over financial reporting.

We are a privately-owned company and we are not subject to the requirements relating to the establishment and maintenance of internal controls over financial accounting and reporting as required of a public company. As a result, we have not established effective internal controls over financial accounting and reporting, and we may be unable to establish effective internal controls. The failure to establish internal controls would leave us without the ability to properly recognize revenues and account for important transactions accurately, and to reliably assimilate and compile our financial information and significantly impair our ability to prevent error and detect fraud. Moreover, we do not expect that disclosure controls or internal control over financial reporting, even if established, will prevent all error and fraud. Since we currently have few accounting employees and little, if any, segregation of duties, we may not be able to establish adequate internal controls over financial reporting. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely impact us. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, including the employees of our China segment, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in developing or maintaining internal control. If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the common stock could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, our common stock may not be able to remain listed on the Nasdaq Capital Market.

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Our warranty costs may exceed our warranty reserve.

We provide warranties to the clients of our EPC services for one year in China and for ten years to the purchasers of our solar systems in the United States. Although we generally pass the warranties from our equipment suppliers to the purchasers of the systems, we provide the warranty with respect to our installation and related services. We maintain a warranty reserve on our financial statements, and our warranty claims may exceed the warranty reserve. Any significant warranty expenses could adversely affect our financial condition and results of operations. Our warranty expenses relating to systems with a production guarantee may be affected by significant changes in weather conditions which substantially reduce sun exposure. Significant warranty problems could impair our reputation which could result in lower revenue and a lower gross margin. Although we believe that the problems associated with the systems installed for the leasing company do not apply to our present solar systems, we cannot assure you that we will not incur unanticipated warranty costs in the future.

Because of the rapid development of solar panels and other components for solar systems, we may be subject to inventory obsolescence.

The solar industry has seen rapid technological development. We have an inventory of raw materials that include silicon wafers and other consumables and construction materials used in solar system installations. We evaluate our inventory on a quarterly basis for excess and obsolete inventory, based on assumptions as to market demand, market conditions and technological developments. We cannot assure you that we will not incur significant inventory write-offs resulting from obsolete inventory.

If we seek to expand our business through acquisition, we may not be successful in identifying acquisition targets or integrating their businesses with our existing business.

In 2013 and 2015, SolarMax acquired three companies, LED in the United States in 2013 and two companies in China. In 2015, SolarMax incurred impairment losses in connection with the LED acquisition, resulting in impairment write-offs relating to the goodwill associated with the acquisition. There are significant risks associated with any acquisition program, including, but not limited to, the following:

●	We may incur significant expenses and devote significant management time to the acquisition and we may be unable to consummate the acquisition on acceptable terms.

●	If we identify an acquisition, we may face competition from other companies in the industry or from financial buyers in seeking to make the acquisition.

●

The integration of any acquisition with our existing business may be difficult and, if we are not able to integrate the business successfully, we may not only be unable to operate the business profitably, but management may be unable to devote the necessary time to the development of our existing business;

●

The key employees who operated the acquired business successfully prior to the acquisition may not be happy working for us and may resign, thus leaving the business without the necessary continuity of management.

●	Even if the business is successful, our two senior executive officers may need to devote significant time to the acquired business, which may distract them from their other management activities.

●	If the business does not operate as we expect, we may incur an impairment charge based on the value of the assets acquired.

●	We may have difficulty maintaining the necessary quality control over the acquired business and our products and services.

●	To the extent that an acquired company operates at a loss prior to our acquisition, we may not be able to develop profitable operations following the acquisition.

●	Problems and claims relating to the acquired business that were not disclosed at the time of the acquisition may result in increased costs and may impair our ability to operate the acquired company.

●	The acquired company may have liabilities or obligations which were not disclosed to us, or the acquired assets may not have the value we anticipated.

●

Any indemnification obligations of the seller under the purchase agreement may be inadequate to compensate us for any loss, damage or expense which we may sustain, including undisclosed claims or liabilities.

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●

To the extent that the acquired company is dependent upon our management to maintain relationships with existing customers, we may have difficulty in retaining the business of these customers if there is a change in management.

●	Government agencies may seek damages after we make the acquisition for conduct which occurred prior to the acquisition and may not have adequate recourse against the seller.

●

We may require significant capital both to acquire and to operate the business, and the capital requirements of the business may be greater than we anticipated. Our failure to obtain capital on reasonable terms may impair the value of the acquisition and may impair our continuing operations.

●

The acquired company may be impacted by unanticipated events, such as a pandemic such as the COVID-19 pandemic, the effect of climate changes or social unrest or other factors over which we or it may have no control.

If any of these risks occur, our business, financial condition and prospects may be impaired.

We are subject to numerous risks in engaging in business in China, including, but not limited to, changes in policies of the Chinese government, a deterioration in the relationships between the United States and China, the legal system in China which may not adequately protect our rights, change in the Chinese economy and steps taken by the government to address the changes, inflation, adverse weather conditions, fluctuations in the currency ratio between the U.S. dollar and the RMB, currency exchange restrictions, the interpretation of tax laws, tariffs and importation regulations.

Our China segment’s operations are mainly located in China. Accordingly, our business, prospects, financial condition and results of operations may be is subject to numerous risks in China, including, but not limited to, changes in policies of the Chinese government, a deterioration in the relationships between the United States and China, the legal system in China which may not adequately protect our rights, change in the Chinese economy and steps taken by the government to address the changes, inflation, adverse weather conditions, fluctuations in the currency ratio between the U.S. dollar and the RMB, currency exchange restrictions, the interpretation of tax laws, tariffs and importation regulations.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The central Chinese government or local governments having jurisdiction within China may impose new, stricter regulations, or interpretations of existing regulations, that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. As such, our subsidiaries in the PRC may be subject to governmental and regulatory interference in the provinces in which they operate. We could also be subject to regulation by various political and regulatory entities, including local and municipal agencies and other governmental subdivisions. Our ability to operate in China may be impaired by any such laws or regulations, or any changes in laws and regulations in the PRC. We may incur increased costs necessary to comply with existing and future laws and regulations or penalties for any failure to comply. The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent. As a result, it may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction.

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At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies between these two countries may affect the economic outlook both in the U.S. and in China. Our business and the price of our common stock could be adversely affected.

In addition, our China business is also subject to other risks. For example, the construction of solar farms in China is subject to adverse weather conditions, including wind, flood, rain, typhoons, snow and temperature extremes, as well as earthquakes, mudslides and similar conditions. These weather conditions are common but difficult to predict and can slow or stop construction. The change in value of the RMB against the U.S. dollar and other currencies is affected by various factors, including changes in China’s political and economic conditions.

Our China segment is subject to numerous regulations in China, including but not limited to, regulations relating to investments in our China subsidiaries, labor laws and other laws relating to employee relations, the issuance of permits for solar farms, licensing, the development, construction and operation of solar power projects, and the sale of power generated from the projects, cybersecurity and the failure to comply with any such regulations may impair our ability to operate in China.

Our China segment is subject to numerous regulations in China, including but not limited to, regulations relating to investments in our China subsidiaries, labor laws and other laws relating to employee relations, the issuance of permits for solar farms, licensing, the development, construction and operation of solar power projects, and the sale of power generated from the projects, cybersecurity and the failure to comply with any such regulations may impair our ability to operate in China.

As our China segment operates in China, we are subject to the laws and regulations of the PRC, which can be complex and evolve rapidly. The PRC government has the power to exercise significant oversight and discretion over the conduct of our business, and the regulations to which we are subject may change rapidly and with little notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

●	Delay or impede our development,

●	Result in negative publicity or increase our operating costs,

●	Require significant management time and attention, and

●

Subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which we conduct our business and could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our products, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected as well as materially decrease the value of our ordinary shares.

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For example, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. In addition, on July 10, 2021, CAC published the Cybersecurity Review Measures (Revised Draft for Public Comments), or the “Review Measures (Draft)” and on December 28, 2021, the CAC and other ministries and commissions jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022, targeting to further restate and expand the applicable scope of the cybersecurity review. Pursuant to the Cybersecurity Review Measures, Critical Information Infrastructure Operators (“CIIO”) that intend to purchase Internet products and services and network platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review. Cybersecurity Review Measures further stipulate that if an network platform operator possesses the personal information of more than one million users and intends to list in a foreign country, it shall apply to the CAC for cybersecurity review. Because our PRC subsidiaries do not deal with the public and do not possess personal data of at least 1,000,000 users, we do not believe that we are required to apply for review by the Cybersecurity Review Office. In the event that, in the future, we possess such data or if the requirements for review are changed, we may be required to obtain Cybersecurity Review Office approval, the failure of which could affect our ability to have our common stock traded on Nasdaq.

Our independent registered public accounting firm’s audit documentation related to its audit reports included in this prospectus include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges or market if our auditor is not subject to PCAOB inspections for two consecutive years instead of three.

Our independent registered public accounting firm issued an audit opinion on our financial statements that are included in this prospectus. As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, our auditor is required by the laws of the United States to undergo regular inspections by the PCAOB. Our auditor is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis with the last inspection in 2018 and an ongoing inspection that started in November 2020. However, recent developments with respect to audits of China-based companies, such as our China segment, create uncertainty about the ability of our auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. As a result, our investors may be deprived of the benefits of PCAOB’s oversight of our auditors through such inspections.

Inspections of certain other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The PCAOB is currently unable to conduct inspections of audit firms located in China and Hong Kong. They are currently able to conduct inspections of U.S. audit firms where audit workpapers are located in China; however PCAOB requests for workpapers are subject to approval by Chinese authorities. The audit workpapers for our Chinese operations are located in China.

The PCAOB has not requested our auditor to provide the PCAOB with copies of our audit workpapers and consequently our auditors have not sought permission from PRC authorities to provide copies of these materials to the PCAOB. If our auditors are not permitted to provide requested audit workpapers located in China to the PCAOB, investors would be deprived of the benefits of PCAOB’s oversight of such auditors through such inspections.

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In addition, as part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of Congress that would require the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for such issuers and, beginning in 2025, the delisting from national securities exchanges such as Nasdaq of issuers included for three consecutive years on the SEC’s list. On December 18, 2020, the HFCA Act was signed into law. In essence, the HFCA Act requires the SEC to prohibit foreign companies from listing securities on U.S. securities exchanges if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. The enactment of the HFCA Act and any additional rulemaking efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including the surviving corporation, and the market price of the surviving corporation’s securities could be adversely affected, and the surviving corporation could be delisted if it is unable to cure the situation to meet the PCAOB inspection requirement in time. On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges or stock market, including the over-the-counter market if our auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 16, 2021, the PCAOB issued a determination report (the “Determination Report”) which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (ii) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition, the Determination Report identified the specific registered public accounting firms which are subject to these determinations.

On June 4, 2020, former U.S. President Donald J. Trump issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S. On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from non-cooperating jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate, including China, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to workpapers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit workpapers and practices in non-cooperating jurisdictions may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit workpapers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. If the surviving company fails to meet the new listing standards before the deadline specified thereunder, the surviving company could face possible de-listing from Nasdaq, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, securities of the surviving company trading in the United States.

Our independent accountants, Marcum LLP, is a United States accounting firm headquartered in New York City and is subject to inspection and is annually inspected by the PCAOB. Marcum LLP is not headquartered in mainland China or Hong Kong and was not identified in the Determination Report as a firm subject to the PCAOB’s determinations. In the event that, in the future, either PRC regulators take steps to impair Marcum’s access to the workpapers relating to our China operations or the PCAOB expands the scope of the determinations so that we will be subject to the HFCA Act, as the same may be amended,  you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including “over-the-counter” trading, may be prohibited, under the HFCA Act.

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Changes in the policies of the PRC government could have a significant impact on our operations in China and the profitability of our business.

The PRC’s economy is in a transition from a planned economy to a market-oriented economy subject to five-year or ten-year plans and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions within the PRC. Although the PRC government has stated that that economic development will follow the model of a market economy, the concept of a market economy in the PRC is different from the way a market economy is understood in the United States. While we believe that this trend toward a market economy, as understood by the PRC government, will continue, there can be no assurance that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Further, the availability of credit in the PRC can have a major impact on the ability of companies to purchase or otherwise acquire capital assets. While the Chinese economy has grown significantly in the past 30 years, the growth has been uneven, both geographically and among various sectors of the economy and it has been impacted by the COVID-19 pandemic. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Accordingly, we cannot assure you that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social environment. The interpretation of some of these measures, including tax measures, is both complex and evolving and it may be difficult to ascertain, with any degree of certainty, whether we are in compliance. our financial condition and results of operations may be adversely affected by the effects of government control over capital investments or changes in and interpretations of tax, currency and other regulations that are applicable to it.

A slowdown or other adverse developments in the PRC economy may harm our customers and the demand for our products.

Although the PRC economy has grown significantly in the past two decades, there is no assurance that this growth will continue and there have been recent periods of declining growth. A slowdown in overall economic growth, an economic downturn, a recession or other adverse economic developments in the PRC could significantly reduce the demand for projects such as ours. The Chinese economy in general, and the market for solar farms, in particular, may be adversely affected by the effects of reciprocal tariffs imposed by the United States on Chinese goods and by China on United States goods.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies between these two countries may affect the economic outlook both in the U.S. and in China. Because certain of our revenue is generated in China, any political or trade controversies between the U.S. and China, whether or not directly related to our business, could adversely affect our business and the price of our common stock.

Future inflation in China may inhibit the profitability of our business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to inflation. Any adverse change in the terms on which we construct solar energy projects or sells electricity generated by our China operations may impair our ability to operate profitably in China. Factors such as rapid expansion and inflation have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and services.

The fluctuation of the RMB may have a material adverse effect on your investment.

The change in value of the RMB against the U.S. dollar and other currencies is affected by various factors, including changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under such policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Later on, the People’s Bank of China decided to implement further reform of the RMB exchange regime to enhance the flexibility of RMB exchange rates. Such changes in policy have resulted in a significant appreciation of the Renminbi against the U.S. dollar since 2005. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant adjustment of the Renminbi against the U.S. dollar.

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Any significant appreciation or revaluation of the RMB may have a material adverse effect on the value of, and any dividends payable on, shares of our common stock in foreign currency terms. More specifically, if we decide to convert our RMB into U.S. dollars, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. To the extent that we need to convert the U.S. dollar we receive from any equity or debt financing into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. In addition, appreciation or depreciation in the exchange rate of the RMB to the U.S. dollar could materially and adversely affect the price of our common stock in U.S. dollars without giving effect to any underlying change in our business or results of operations.

Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

Revenue from our China operations is denominated in RMB. Restrictions on currency exchange may limit our ability to use any earnings generated in China to fund our business activities in the United States and, if and when we operate profitably, to make dividend payments to our shareholders in U.S. dollars. Under current PRC laws and regulations, RMB is freely convertible for current account items, such as trade and service-related foreign exchange transactions and dividend distributions. However, RMB is not freely convertible for direct investment or loans or investments in securities outside China, unless such use is approved by the PRC State Administration of Foreign Exchange (“SAFE”). For example, foreign exchange transactions under our subsidiaries’ capital accounts, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls and the approval requirement of SAFE. SolarMax Shanghai and ZHPV have completed all necessary filing to qualify as a foreign investment enterprise according to the requirements of SAFE. These limitations could affect our ability to obtain foreign exchange for capital expenditures.

Our Chinese subsidiaries are subject to restrictions on making dividend and other payments to it.

Under the applicable requirements of PRC law, our PRC subsidiaries may only distribute dividends after making allowances to fund certain statutory reserves, consisting of the statutory surplus reserve and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriation to the statutory surplus reserve for each entity should be at least 10% of the after-tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of such entity’s registered capital. Our subsidiaries’ statutory reserves were RMB 4,589,510 (approximately $724,000) at March 31, 2022, RMB 4,589,510 (approximately $722,000) at December 31, 2021   and RMB 4,255,199 (approximately $652,000) at December 31, 2020. These reserves are not distributable as cash dividends.

In addition, if our PRC subsidiaries or our affiliated entity in China incurs debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any such restrictions may materially affect such entities’ ability to make dividends or make payments, in service fees or otherwise, to us, which may materially and adversely affect our business, financial condition and results of operations.

Because we must comply with the Foreign Corrupt Practices Act, we may face a competitive disadvantage in competing with Chinese companies that are not bound by those prohibitions.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies and their foreign subsidiaries and controlled entities from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time to time in China. If our competitors engage in these practices, they may receive preferential treatment from personnel of other companies or government agencies, giving competitors an advantage in securing permits or business or from government officials. Although we inform our personnel that such practices are illegal, we cannot assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

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Our ability to generate business from SPIC, which has been the sole customer of our China segment since the middle of 2019, may be subject to government policies relating to such factors as the terms on which our PRC subsidiaries sell the project to SPIC and SPIC’s procurement policies. As a state-owned enterprise, SPIC may favor Chinese companies over subsidiaries of a United States company.

SPIC has been the sole customer of our China segment since the middle of 2019. It may be subject to government policies relating to such factors as the terms on which our PRC subsidiaries sell the project to SPIC and SPIC’s procurement policies. As a state-owned enterprise, SPIC may favor Chinese companies over subsidiaries of a United States company. If SPIC favor Chinese companies, the business of our China segment may be adversely affected.

Uncertainties with respect to the PRC legal system could have a material adverse effect on us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions in a civil law system may be cited as reference but have limited precedential value. Since 1979, newly introduced PRC laws and regulations have significantly enhanced the protection of interest relating to foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system is continuing to evolve, the interpretations of such laws and regulations may not always be consistent, and enforcement of these laws and regulations involves significant uncertainties, any of which could limit available legal protections.

In addition, the PRC administrative and judicial authorities have significant discretion in interpreting, implementing or enforcing statutory rules and contractual terms, and it may be more difficult to predict the outcome of administrative and judicial proceedings and the level of legal protection we may enjoy in the PRC than under some more developed legal systems. These uncertainties may affect our decisions on the policies and actions to be taken to comply with PRC laws and regulations and may affect our ability to enforce our contractual or tort rights. In addition, the regulatory uncertainties may be exploited through unmerited legal actions or threats in an attempt to extract payments or benefits from us. Such uncertainties may therefore increase our operating expenses and costs, and materially and adversely affect our business and results of operations.

The PRC’s legal and judicial system may not adequately protect our 68usinesss and operations and the rights of our investors.

The PRC legal and judicial system may negatively impact foreign investors. In 1982, the National People’s Congress amended the Constitution of China to authorize foreign investment and guarantee the “lawful rights and interests” of foreign investors in the PRC. However, the PRC’s system of laws is not yet comprehensive. The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is inconsistent. As a result, it may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC’s legal system is based on the civil law regime, which means that it is based on written statutes. A decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes. The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting the PRC’s political, economic or social life, will not affect the PRC government’s ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

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Three of our directors are located outside of the United States; therefore, investors may not be able to enforce federal securities laws or their other legal rights against those officers and directors (prior to and after the offering) located outside the United States.

All of our executive officers and directors will be located in the United States except that two directors are located in China and one director is located in Taiwan. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon those officers and directors located outside the United States, to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties on them under United States securities laws. In particular, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgments of United States courts in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. See “Enforceability of Civil Liabilities.”

Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance, business operations and financial results.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since it is relatively new, uncertainties still exist in relation to its interpretation and implementation and how it may impact the viability of our current corporate governance and business operations in China and our financial results.

Although we do not believe we are a China-based issuer, our business includes our China Segment which is subject to the rules and regulations in China as well as China governmental intervention and influence. The rules and regulations in China can change quickly with little advance notice, and Chinese government may intervene or influence our China operation at any time, or may exert more control over offerings conducted overseas and/or foreign investment in us , which could result in a material change in our operations in China and our operations in the U.S., and could cause the value of our securities to significantly decline or be worthless, and limit the legal protections available to us; and any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in issuers with China operations could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless; and limit the legal protections available to us.

Although we do not believe that we are a China-based issuer, our business includes our China segment. The rules and regulations in China including the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties. The rules and regulations as well as the interpretation and enforcement of laws and that rules and regulations in China can change quickly with little advance notice and the risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, and Chinese government may intervene or influence our China operation at any time, or may exert more control over offerings conducted overseas and/or foreign investment in us, which could result in a material change in our operations in China and our operations in the U.S., and could cause the value of our securities to significantly decline or be worthless, and limit the legal protections available to us; and any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in issuers with China operations could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

We cannot rule out the possibility that the PRC government will institute a licensing regime or pre-approval requirement covering our industry at some point in the future. If such a licensing regime or approval requirement were introduced, we cannot assure you that we would be able to obtain any newly required license in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations.

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From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

Non-compliance with labor-related laws and regulations of the PRC may have an adverse impact on our financial condition and results of operation.

We have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law, or the Labor Contract Law, that became effective in January 2008 and was amended in December 2012 and became effective on July 1, 2013, and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. We believe our current practice complies with the Labor Contract Law and its amendments. However, the relevant governmental authorities may take a different view and impose fines on us.

As the interpretation and implementation of labor-related laws and regulations are still evolving, our employment practices could violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

PRC regulation of direct investment by offshore holding companies to PRC entities may delay or prevent us from making additional capital contributions to our PRC subsidiaries and affiliated entities, which could impair our liquidity and our ability to fund and expand our business.

Our equity structure is a direct holding structure, that is, SolarMax directly controls its U.S. segment and China segment. In the reporting periods presented in this prospectus and throughout the date of this prospectus, no dividends, distribution or other transfers of funds have occurred between and among us and our non-P RC subsidiaries, on the one hand; and u s and our PRC subsidiaries, on the other hand, have not made any dividends, distributions or other transfer of funds to investors.

To the extent that we may in the future seek to fund the business through distribution, dividends or transfer of funds among and between holding company and subsidiaries, any such transfer of funds with PRC subsidiaries is subject to government regulations. The structure of cash flows within holding company and PRC subsidiaries and a summary of the applicable regulations, is as follows:

3. Within the direct holding structure, the cross-border transfer of funds within us and our PRC subsidiaries is legal and compliant with the laws and regulations of the PRC. After foreign investors’ funds enter at the consummation of this offering, the funds can be directly transferred to its subsidiaries including ZHPV and ZHTH, and then transferred to subordinate operating entities through ZHPV and ZHTH according to the laws and regulation of the PRC.

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2. If we intend to distribute dividends, it will transfer the dividends from the PRC entities to ZHPV and ZHTH in accordance with the laws and regulations of the PRC, and then ZHPV and ZHTH will transfer the dividends to its parent company and then to SolarMax, and the dividends will be distributed to all stockholders respectively in proportion to the shares they hold, regardless of whether the stockholders are U.S. investors or investors in other countries or regions. We do not have any present plans to pay dividends to our stockholders.

3. Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of the PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of each of their registered capitals. These reserves are not distributable as cash dividends. See “Dividend Distribution” on page  116 for more information.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between Mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by our Hong Kong subsidiary from its PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from our PRC subsidiaries.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, SolarMax may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our entities in China. If we fail to receive such registrations or approvals, our ability to use capital raised and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Under Chinese law, our Chinese subsidiaries are limited in their ability to pay dividends to us, which may impair our ability to pay dividends and to fund our United States segment in the future.

Under PRC regulations, our PRC subsidiaries may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, each of our wholly foreign-owned enterprises is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital. Any limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Payment by our PRC Subsidiaries of Dividends to us is restricted.

Under PRC regulations, our PRC subsidiaries may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, each of our wholly foreign-owned enterprises is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital.

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A failure by the beneficial owners of our common stock who are PRC residents to comply with certain PRC foreign exchange regulations may restrict our ability to distribute profits, restrict our overseas and cross-border investment activities and subject us to liability under PRC law.

SAFE has promulgated regulations, including the Notice on Relevant Issues Relating to Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles, or SAFE Circular No. 37, effective on July 4, 2014, and its appendices, that require PRC residents, including PRC institutions and individuals, to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular No. 37 as a “special purpose vehicle.” SAFE Circular No. 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

Although we have been advised by AllBright Law Offices, our PRC counsel that these regulations are not applicable to us since we are not a special purpose vehicle under Circular 37, we cannot assure you that SAFE will not reach a different conclusion. If we are subject to these regulations, the regulations may apply to our direct and indirect stockholders who are PRC residents and may apply to any offshore acquisitions or share transfers that we make in the future if our shares are issued to PRC residents. However, in practice, different local SAFE branches may have different views and procedures on the application and implementation of SAFE regulations. If filings are required, we cannot assure you that these individuals or any other direct or indirect stockholders or beneficial owners of our company who are PRC residents will be able to successfully complete the registration or update the registration of their direct and indirect equity interest as required in the future. If they fail to make or update the registration, our PRC subsidiaries could be subject to fines and legal penalties, and SAFE could restrict our cross-border investment activities and our foreign exchange activities, including restricting our PRC subsidiaries’ ability to distribute dividends to, or obtain loans denominated in foreign currencies from SolarMax, or prevent SolarMax from paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Certain PRC regulations, including the M&A Rules and national security regulations, may require a complicated review and approval process which could make it more difficult for us to pursue growth through acquisitions in China.

On August 8, 2006, six PRC regulatory authorities, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and SAFE, jointly issued the Regulation on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules established additional procedures and requirements that could make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, the MOFCOM must be notified in the event a foreign investor takes control of a PRC domestic enterprise. In addition, certain acquisitions of domestic companies by offshore companies that are related to or affiliated with the same entities or individuals of the domestic companies, are subject to approval by the MOFCOM. In addition, the Implementing Rules Concerning Security Review on Mergers and Acquisitions by Foreign Investors of Domestic Enterprises, issued by the MOFCOM in August 2011, require that mergers and acquisitions by foreign investors in “any industry with national security concerns” be subject to national security review by MOFCOM. In addition, any activities attempting to circumvent such review process, including structuring the transaction through a proxy or contractual control arrangement, are strictly prohibited.

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There is significant uncertainty regarding the interpretation and implementation of these regulations relating to merger and acquisition activities in China. In addition, complying with these requirements could be time-consuming, and the required notification, review or approval process may materially delay or affect our ability to complete merger and acquisition transactions in China. As a result, our ability to seek growth through acquisitions may be materially and adversely affected.

Although we do not believe that our business in China is part of an industry with national security concerns, we cannot assure you that MOFCOM will not reach a different conclusion. If MOFCOM determines that we should have obtained its approval, we may be required to file for remedial approvals. There is no assurance that it would be able to obtain such approval from MOFCOM. We may also be subject to administrative fines or penalties by MOFCOM that may require us to limit its business operations in the PRC, delay or restrict the conversion and remittance of its funds in foreign currencies into the PRC or take other actions that could have material and adverse effect on its business, financial condition and results of operations.

Under the new Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification could result in unfavorable tax consequences to us and our non-PRC stockholders.

The new Enterprise Income Tax (EIT) Law, which was most recently amended on December 29, 2018, and its implementing rules provide that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” under PRC tax laws. The implementing rules promulgated under the new EIT Law define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. However, there are no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.” It is still unclear if the PRC tax authorities would determine that our China operations, which are owned by its subsidiary, SolarMax Hong Kong, should be classified as a PRC “resident enterprise.”

If we are deemed as a PRC “resident enterprise,” we will be subject to PRC enterprise income tax on our worldwide income at a uniform tax rate of 25%, although dividends distributed to us from our existing PRC subsidiaries and any other PRC subsidiaries which we may establish from time to time could be exempt from the PRC dividend withholding tax due to a PRC “resident recipient” status. This could have a material and adverse effect on our overall effective tax rate, our income tax expenses and our net income. Furthermore, dividends, if any, paid to our stockholders may be decreased as a result of the decrease in distributable profits. In addition, if we were to be considered a PRC “resident enterprise,” dividends we pay with respect to shares of our common stock and the gains realized from the transfer of shares of our common stock may be considered income derived from sources within the PRC and be subject to PRC withholding tax. This could have a material and adverse effect on the value of your investment in us and the price of shares of our common stock.

Our obligations under labor contract laws in China may adversely affect our results of operations.

On June 29, 2007, the PRC government promulgated the Labor Contract Law of the PRC which became effective on January 1, 2008 and was revised on December 28, 2012. The Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. In addition, it requires certain terminations be based on the mandatory requirement age. In the event we decide to significantly change or decrease its workforce, the Labor Contract Law could adversely affect its ability to enact such changes in a manner that is most advantageous to its business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations.

Because we require a license to engage in the EPC business in China, any changes in the certification or qualification requirements could impair our ability to operate in China.

A specific license is required to engage in the EPC business in China. our subsidiary ZHPV currently holds the necessary licenses, including Construction Enterprise Qualification Certificate (“Qualification”) for Level III of General Contractor for Power Engineering Constructor which permits ZHPV to conduct business as a contractor in the power engineering construction business throughout the PRC. However, any changes in the requirements for obtaining and maintaining such licensure could impair ZHPV’s ability to retain its license which could preclude us from performing EPC services in China. The qualification certificate expires on December 31, 2022. We believe that the renewal of the certificate is routine; however, we cannot assure you that the certificate will be renewed in a timely manner.

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If we import polysilicon into China from the United States or South Korea, our gross margin may be impaired.

On July 18, 2013, MOFCOM announced that it would enact preliminary tariffs on imports of solar-grade polysilicon at rates up to 57% for United States suppliers and 48.7% for South Korean suppliers. This decision was affirmed by MOFCOM in January 2014. Import tariffs and limitations imposed on foreign polysilicon suppliers may lead to price increases for products from Chinese domestic suppliers. Although our China segment does not source any significant amount of polysilicon from the United States or South Korea, if it imports polysilicon from these countries its cost of revenue is likely to increase, and we may not be able to pass the increased cost to our customers, which would impair our gross margin.

We may fail to comply with laws and regulations regarding the development, construction and operation of solar power projects and photovoltaic production projects in China.

The development, construction and operation of solar power projects and photovoltaic production projects are highly regulated activities. Our operations in China are governed by various laws and regulations, including national and local regulations relating to urban and rural planning, building codes, safety, environmental protection, fire control, utility transmission, engineering and metering and related matters. For example, the establishment of a solar power project is subject to the approval of the National Development and Reform Commission (“NDRC”) or its local branches, pursuant to the Administrative Provisions on Generation of Electricity by Renewable Energy Resources promulgated by the NDRC on January 5, 2006. Pursuant to the Provisions on the Administration of Electric Power Business Permit, which became effective on December 1, 2005 and were amended on May 30, 2015, certain solar power projects may be required to obtain the electric power business permits specifically for power generation from the State Electricity Regulatory Commission, known as SERC. Pursuant to the Interim Measures for the Administration of Solar Power Projects, promulgated by the National Energy Administration, known as the NEA, on August 29, 2013, solar power projects are subject to filings with the provincial NDRC. Such filing is subject to the national development plan for solar power generation, the regional scale index and implementation plan of the year as promulgated by the competent national energy authority and is a pre-condition for connecting to the power grid. Pursuant to the Interim Measures for the Administration of Distributed Generation Projects, or the Distributed PV Interim Measures, promulgated by the NEA on November 18, 2013, distributed generation projects are subject to filings with the provincial or regional NDRC. Such filing is subject to State Council’s rules for administration of investment projects and the regional scale index and implementation plan of the year as promulgated by the competent national energy authority. Distributed generation projects in the regional scale index of the year that are not completed or put into operation within two years from their respective filing date are cancelled and disqualified from receiving national subsidies. The Distributed PV Interim Measures also provide that the filing procedures should be simplified and the electric power business permit and permits in relation to land planning, environmental impact review, energy saving evaluation and other supporting documents may be waived. Detailed requirements of the filing are also subject to local regulations, and the effects of the Distributed PV Interim Measures on our business are yet to be evaluated. Pursuant to the Standard Conditions of Photovoltaic Production Industry, or the Photovoltaic Production Rule, promulgated by the PRC’s Ministry of Industry and Information Technology (“MIIT”) and, effective on March 25, 2015, the minimum proportion of capital funds contributed by the producer for newly built, renovation and expansion photovoltaic (“PV”) production projects shall be 20%. The Photovoltaic Production Rule also provides, among other matters, requirements in relation to the production scale, cell efficiency, energy consumption and operational life span of various PV products. It also requires companies to obtain pollution discharge permits.

Our failure to obtain or maintain any required approvals, permits, licenses or filings or to comply with the conditions associated therewith could result in fines, sanctions, suspension, revocation or non-renewal of approvals, permits or licenses, or even criminal penalties, which could have a material adverse effect on  our business, financial condition and results of operations. Any new government regulations pertaining to solar power projects may result in significant additional expenses to the development, construction and operation of solar power projects and, as a result, could cause a significant reduction in demand for our solar power projects and services. Currently, some of our project companies in the PRC have not obtained electric power business permits due to the delays in the governmental review or approval processes, which has impacted us with respect to one project. Failure to secure such permits may lead to monetary damages, fines or even criminal penalties.

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We cannot assure you that we will be able to promptly and adequately respond to changes of laws and regulations, or that our employees and contractors will act in accordance with our internal policies and procedures. Failure to comply with laws and regulations where we develop, construct and operate solar power projects may materially adversely affect our business, financial condition and results of operations. We have been advised by our PRC counsel, AllBright Law Offices, that, based on their review of our operations materials, including its approved qualifications and PRC laws and regulations, our operations in the PRC, as presently conducted, comply in all material respects with applicable PRC laws and regulations.

Failure to comply with PRC regulations regarding the registration of share options held by our employees who are “domestic individuals” may subject such employee or us to fines and legal or administrative sanctions.

Pursuant to Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company issued by the SAFE in February 2012, or the Stock Incentive Plan Rules, “domestic individuals” (both PRC residents and non-PRC residents who reside in China for a continuous period of not less than one year, excluding foreign diplomatic personnel and representatives of international organizations) participating in any stock incentive plan of an overseas listed company are required, through qualified PRC agents, including the PRC subsidiary of such overseas-listed company, to register with the SAFE and complete certain other procedures related to the stock incentive plan.

We and our employees who qualify as “domestic individuals” and have been granted stock options, or the PRC optionees, will become subject to the Stock Incentive Plan Rules when we become an overseas listed company upon the completion of the offering. We plan to conduct and complete the registration as required under the Stock Incentive Plan Rules and other relevant SAFE registrations upon the completion of the offering and to update the registration on an on-going basis. If we or our PRC optionees fail to comply with the Individual Foreign Exchange Rule and the Stock Incentive Plan Rules, we and our PRC optionees may be subject to fines and other legal sanctions. We may also face regulatory uncertainties that could restrict our ability to adopt additional option plans for our directors and employees under PRC law. In addition, the General Administration of Taxation has issued circulars concerning employee stock options. Under these circulars, our employees working in China who exercise stock options will be subject to PRC individual income tax. Its PRC subsidiaries have obligations to file documents related to employee stock options with relevant tax authorities and withhold individual income taxes of those employees who exercise their stock options. If its employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or any other PRC government authorities. Furthermore, there are substantial uncertainties regarding the interpretation and implementation of the Individual Foreign Exchange Rule and the Stock Incentive Plan Rules.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a PRC establishment of a non-PRC company, or immovable properties located in China owned by a non-PRC company.

We face uncertainties on the reporting and consequences of private equity financing transactions, private share exchange transactions and private transfer of shares, including private transfer of public shares, in our company by non-resident investors.

On February 3, 2015, the PRC’s State Administration of Taxation (“SAT”) issued Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfers by Non-RPC Resident Enterprises, or SAT Notice No. 7, to supersede the existing tax rules in relation to the tax treatment of the Indirect Transfer. SAT Notice No. 7 introduces a new tax regime and extends the SAT’s tax jurisdiction to capture transactions involving indirect transfer of (i) real properties in China and (ii) assets of an “establishment or place” situated in China, by a non-PRC resident enterprise through a disposition of equity interests in an overseas holding company. SAT Notice No. 7 also extends the Interpretation with respect to the disposition of equity interests in an overseas holding company. In addition, SAT Notice No. 7 further clarifies how to assess reasonable commercial purposes and introduces safe harbors applicable to internal group restructurings. However, it also brings challenges to both the foreign transferors and transferees as they are required to make self-assessments of whether an Indirect Transfer or similar transaction should be subject to PRC tax and whether they should file or withhold any tax payment accordingly.

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However, there is a lack of clear statutory interpretation, there are uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises, or sale or purchase of shares in other non-PRC resident companies or other taxable assets by us. We and other non-resident enterprises in our group may be subject to filing obligations or taxes if we and other non-resident enterprises in our group are transferors in such transactions and may be subject to withholding obligations if we and other non-resident enterprises in our group are transferees in such transactions. For the transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in filing under the rules and notices. We may be required to expend costly resources to comply with SAT Notice No. 7, or to establish a case to be tax exempt under SAT Notice No. 7, which may cause us to incur additional costs and may have a negative impact on the value of your investment in us.

The PRC tax authorities have discretion under SAT Notice No. 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the transferred equity interests and the investment cost. We may pursue acquisitions in the future that may involve complex corporate structures. If we are considered as a non-PRC resident enterprise under the EIT Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under and SAT Notice No. 7, our income tax expenses associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections of our operations in China.

From time to time, we may receive requests from certain US agencies to investigate or inspect our operations, or to otherwise provide information. While we will be compliant with these requests from these regulators, there is no guarantee that such requests will be honored by those entities who provide services to us or with whom we associate, especially as those entities are located in China. Furthermore, an on-site inspection of our facilities in China by any of these regulators may be limited or entirely prohibited. Such inspections, though permitted by us and our affiliates, are subject to the unpredictability of the Chinese enforcers, and may therefore be impossible to facilitate. According to Article 177 of the PRC Securities Law which became effective in March 2020, the securities regulatory authority of the State Council may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region, to implement cross-border supervision and administration and no overseas securities regulator is allowed to directly conduct an investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties.

Risks Related to the Offering and our Common Stock

The initial public offering price of our common stock may not be indicative of the market price of our common stock after this offering.

Prior to this offering, our common stock was not traded on any market. The terms of this offering were negotiated by us and the Underwriter and may not bear any relationship to any market-based valuation.  The market price of our common stock could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our common stock, you could lose a substantial part or all of your investment in our common stock. The initial public offering price and the other terms of this offering were negotiated by us and the underwriters, based on numerous factors which we discuss in “Underwriting,” and may not be indicative of the market price of our common stock after this offering or any intrinsic value of our common stock. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price paid by you in this offering.

The following factors, among others, could affect our stock price:

•	our operating and financial performance;

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•	our working capital and working capital requirements, including our ability or our failure to generate significant revenue from our China segment or to increase our customer base in China;

•	the market’s perception of the viability of companies in the solar energy business;

•	the market’s perception of companies that have significant operations in China;

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the market’s perception of the effect of proposed or implemented changes in government regulations and public utility company pricing policies in general and in the states in which we conduct business;

•	the market’s perception of the effect of any trade disputes between the United States and China on our China business;

•	quarterly variations in the rate of growth of our financial indicators, such as net income (loss) per share, net income (loss) and revenues;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by our competitors, including consolidation of companies in the solar energy industry in the states in which we operate;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage by equity research analysts;

•	speculation in the press or investment community as to our company, the solar industry or companies with significant operations in China;

•	the failure of research analysts to cover our common stock;

•	sales of our common stock by us or the perception that such sales, including sales of shares issued pursuant to our equity incentive plans, may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•	the effect of changes in weather and climate, including increased wildfires, on the market for solar power;

•	actions by our stockholders;

•	domestic and international economic, legal and regulatory factors unrelated to our performance;

•	overall performance of the domestic and international equity markets;

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the effect on the market price of our common stock resulting from either our inability to obtain the acceptance of our offer to issue our convertible notes to the holders of limited partnership that made loans to two of our United States subsidiaries in settlement of payment of their capital accounts to or otherwise refinance obligations to the limited partners who funded loans to us or from the issuance of common stock issued upon conversion of convertible debt issued to the limited partners who accepted our convertible notes in lieu of a cash payment;

•	market performance of companies with significant operations in the PRC; and

•	the realization of any risks describes under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price and the trading volume of our common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

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An active, liquid and orderly trading market for our common stock may not develop or be maintained, and our stock price may be volatile.

Since this offering is our initial public offering and there is no market for our common stock, we cannot predict the nature of the market for our common stock, and we cannot assure you that an active, liquid or orderly trading market for our common stock will develop. To the extent that an active market does not develop, you may have difficulty in selling any shares of our common stock which you purchase in this offering or in the open market. If there is no active, liquid or orderly market for our common stock, the reported bid and asked price at the time you seek to purchase or sell shares may not reflect the price at which you could either buy or sell shares of our common stock.

Our amended and restated articles of incorporation and amended and restated bylaws and our employment agreement with our chief executive officer, as well as Nevada law, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our common stock.

Our amended and restated articles of incorporation authorize our board of directors to issue preferred stock without stockholder approval. If our board of directors issues preferred stock, such issuance could make it more difficult for a third party to acquire us. Our employment agreements with our two senior executive officers provide that, in the event of a termination of employment by David Hsu, our chief executive officer, following a change of control, we are to pay Mr. Hsu, upon termination, a lump sum payment equal to two times the highest annual compensation for the three years preceding the date of termination, multiplied by the number of years he has been employed by us. Mr. Hsu’s employment commenced in February 2008. In addition, some provisions of our amended and restated articles of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change of control would be beneficial to our stockholders, including:

•	limitations on the removal of directors;

•	limitations on the ability of our stockholders to call special meetings;

•	establishing advance notice provisions for stockholder proposals and nominations for elections to the board of directors to be acted upon at meetings of stockholders;

•	providing that the board of directors is expressly authorized to adopt, or to alter or repeal our bylaws; and

•

establishing advance notice and certain information requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Investors in this offering will experience immediate and substantial dilution of $3.73  per share.

Based on an assumed  initial public offering price of $4.00  per share, purchasers of our common stock in this offering will experience an immediate and substantial dilution of $3.73  per share in the adjusted net tangible book value per share of common stock from the initial public offering price, and our net tangible book value as of March 31, 2022 after giving effect to this offering would be $0.27  per share. This dilution is due in large part to earlier investors having paid substantially less than the initial public offering price when they purchased their shares as well as our accumulated deficit of approximately $63.0 million at March 31, 2022. See “Dilution.”

We have broad discretion in the use of the proceeds from this offering, and we may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

A portion of the net proceeds from this offering are expected to be used for general corporate purposes, including working capital. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

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Provisions of our bylaws and Nevada law could deter a change of our management, which could discourage or delay offers to acquire us.

Certain provisions of Nevada law and of our bylaws could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions include:

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requiring stockholders who wish to request a special meeting of the stockholders to disclose certain specified information in such request and to deliver such request in a specific way within a certain timeframe, which may inhibit or deter stockholders from requesting special meetings of the stockholders;

•	requiring that stockholders can only call a special meeting if the request is made by the holders of two-thirds of the entire capital entitled to vote;

•

requiring that stockholders who wish to act by written consent request a record date from us for such action and such request must include disclosure of certain specified information, which may inhibit or deter stockholders from acting by written consent;

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requiring that, if a matter is to be brought before a meeting of stockholders which is not specified in the notice of meeting or brought at the direction of the board of directors, it can only be brought up at the meeting if brought by stockholders of record holding two-thirds of the outstanding stock;

•	establishing the board of directors as the sole entity to fill vacancies in the board, which lengthens the time needed to elect a new majority of the board;

•	establishing a two-thirds majority vote of the stockholders to remove a director or all directors, which lengthens the time needed to elect a new majority of the board;

•

providing that our bylaws may be amended only by either the affirmative vote of two-thirds of the stockholders entitled to vote or by the board of directors, which limits the ability of stockholders to amend our bylaws, including amendments to provisions in the bylaws that are described in this risk factor; and

•

establishing more detailed disclosure in any stockholder’s advance notice to nominate a new member of the board, including specified information regarding such nominee, which may inhibit or deter such nomination and lengthen the time needed to elect a new majority of the board.

A portion of the compensation to our senior executive officers may not be deductible, which may increase our taxes

Section 162(m) of the Internal Revenue Code limits the deduction that public companies may take for annual compensation paid to its chief executive officer, chief financial officer and the three other most highly compensated officers, who are referred to as “covered employees.”  All compensation in excess of $1.0 million paid to a covered employee, including post termination compensation and death benefits, may be nondeductible for federal income tax purposes, with certain exceptions pursuant to certain contracts that were in effect on November 2, 2017.  In the event that the compensation we pay to any covered employee exceeds $1.0 million, such excess may not be deductible which, if our operations are profitable, could increase our income taxes and reduce our net income, which could negatively affect the price of our stock.

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Because our bylaws limit the court in which you may bring an action against us, you may have difficulty enforcing any rights which you may claim.

Our bylaws provide that any person who acquires equity in us shall be deemed to have notice and consented to the forum selection provision of our bylaws, which require actions to be brought only in the state courts in Clark County, Nevada, which may inhibit or deter stockholders’ actions (i) on behalf of us, (ii) asserting claims of breach of fiduciary duty by officers or directors of us, or (iii) arising out of the Nevada Revised Statutes. Further, this exclusive forum provision may limit our stockholders’ ability to obtain what they believe to be a favorable judicial forum for disputes with us and our officers and directors. This provision does not apply to claims brought under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Because we do not intend to pay dividends on our common stock, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We do not plan to declare dividends on shares of our common stock in the foreseeable future. As a result, your only opportunity to achieve a return on your investment will be if you sell your common stock at a price greater than you paid for it. We cannot assure you that the price of our common stock that will prevail in the market will ever equal or exceed the price that you pay in this offering or in the open market.

Future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

All of the 40,000,186 shares of common stock that are outstanding prior to this offering, which number includes the 264,500 shares of common stock issued as restricted stock grants, constituting approximately 84.2% of the outstanding shares of common stock, assuming the underwriters’ over-allotment option is not exercised, are eligible for sale pursuant to Rule 144 at various times commencing 90 days from the date of this prospectus, subject to limitations provided by Rule 144 and lock-up agreements which our officers, directors and certain of our stockholders, who hold approximately [  ]% of our common stock, have signed with the underwriters and which are subject to specific release provisions as well as a release from the lock-up restriction at the discretion of the underwriters. See “Shares Eligible for Future Sale.” In addition, to the extent that the limited partners of the partnerships that made loans of $55.5 million to our subsidiaries, accept our proposed refinancing of the loan made by the partnerships to our subsidiaries, we may issue a significant number of shares of common stock at a discount to the offering price of the common stock in this offering. As of July 13, 2022, we have issued convertible notes in the principal amount of $21.7 million which are convertible at 80% of the initial public offering price, which is $3.20  per share based on a n assumed initial public offering price of $4.00 per share, which would result in the issuance of  6,781,250  shares when the notes become convertible commencing six months after the date of this offering, if the notes are converted. Both the sale and the market’s reaction to the possible sale of such shares and any additional shares which may be issued upon conversion of additional convertible notes which we may issue could have a material adverse impact on the market price of and the market for our common stock. Although the partnerships are related parties since the general partner is a related party, the limited partners to whom we issued and propose to issue the convertible notes are not related parties.

We intend to file a registration statement with the SEC on Form S-8 providing for the registration of shares of our common stock issued or reserved for issuance under our equity incentive plan or pursuant to stock options no earlier than approximately six months from the date of this prospectus. Subject to the satisfaction of vesting conditions and the expiration of lock-up agreements, shares registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction other than those restrictions imposed on sales by affiliates pursuant to Rule 144.

We cannot predict the size of future issuances of our common stock or securities convertible into common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with any acquisition we may make), or the perception that such sales, including sales by our existing stockholders pursuant to Rule 144, could occur, may adversely affect prevailing market prices of our common stock.

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The managing underwriter may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our common stock.

Our directors and executive officers and certain of our stockholders have entered into lock-up agreements with respect to their common stock, pursuant to which they are subject to certain resale restrictions for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part. ViewTrade Securities, Inc, at any time and without notice, may release all or any portion of the common stock subject to the foregoing lock-up agreements. If the restrictions under the lock-up agreements are waived, then common stock will be available for sale into the public markets, which could cause the market price of our common stock to decline and impair our ability to raise capital.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our  amended and restated articles of incorporation authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect one or more directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, we will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation, or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Because our directors and executive officers own approximately 31.6% of our outstanding common stock, they may be able to approve any action which requires stockholder approval.

Our directors and executive officers beneficially own approximately 31.6% of our outstanding common stock and, upon sale of the 7,500,000 shares offered hereby, will beneficially own approximately 26.6%. Our bylaws provide that one-third of the outstanding common stock constitutes a quorum for a meeting of stockholders. As a result, they may have the ability to elect all of our directors and to approve actions requiring stockholder approval as well as to prevent any action from being taken which they oppose even if such action would benefit stockholders.

Because a significant portion of the proceeds of this offering is allocated to working capital and other corporate purposes, we will have broad discretion in the application of these proceeds.

A significant portion of the proceeds is allocated to working capital and other corporate purposes. As a result, we will have broad discretion as to the specific use of the proceeds and, accordingly, you will be entrusting the proceeds of this offering to us with little information as to the manner in which we use the proceeds.

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CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Prospectus Summary,” “Use of Proceeds,” “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Result of Operations,” and “Business” sections. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words.

Our operations and business prospects are always subject to risks and uncertainties including, among others:

●	Our ability to obtaining any financing we may require to enable us to finance our customer’s purchase of solar systems and to finance any solar projects in China;

●

Our ability to pay or finance our existing debt to related parties, which was $19.5 million at July 13, 2022 as well as money owned to present and former executive officer, and the potential market impact of its proposed refinancing of its EB-5 debt through the issuance of secured convertible notes and the issuance of common stock upon conversion of the $21.7 million principal amount of outstanding convertible notes at July 13, 2022 as well as any convertible notes which may be issued in the future;

●	Our ability to enter into agreements for the construction and maintenance of solar farms in China;

●

Our dependence for revenue on agreements with SPIC, which is a large state-owned enterprise under the administration of the Chinese government and which was the sole source of revenue for our China segment for 2021 and 2020, and a related party, which accounted for most of our revenue in our China segment for 2019 and has not been a customer since 2019, and our ability to attract new clients’ solar projects in China;

●	Our ability to continue to provide services for SPIC, which is a state-owned enterprise and any government policies which may affect the procurement practices of SPIC;

●	The availability of tax incentives and other benefits sufficient to justify a customer’s purchase of a solar system;

●	The effect of the COVID-19 pandemic or any other pandemic and the steps taken by governments in California and China to address the pandemic, including business closures;

●	The ability of the solar user to sell excess power to local utility companies on reasonable terms;

●	Assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product installations;

●	Assumptions relating to our ability to operate a public company;

●	Our ability to obtain contracts for solar systems in China;

●	Our ability to install solar systems in China at costs which will enable us to operate profitably;

●	Our ability to engage and retain qualified executive and management personnel;

●	Our ability to implement an effective financing program for our products that enable us to generate revenue from customers in the United States segment who meet our credit criteria;

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●	Our dependence upon a small number of key executive officers, principally our chief executive officer;

●	Competition with both local utility companies and other companies offering electricity service as well as other solar energy companies;

●	The effect of changes in climate and weather patterns in the areas we serve, including the effects of increased wildfires in California;

●	Delays in our ability to purchase solar panels and other raw materials for our systems;

●	The effect that changes of government regulations affecting fossil fuel and renewable energy and trade and tariff policies have on the solar power industry;

●	Our ability to engage and retain qualified executive and management personnel as we seek to expand our operations in the United States and China;

●	Our ability to reduce our costs and expenses;

●	Our ability to operate profitably;

●

The effect of prices of raw materials, including solar panels, and our ability to source raw materials at reasonable prices and the effect on our costs of inflationary pressure and supply chain issues which may increase our cost without being able to pass on the increased cost to customers;

●	Our compliance with all applicable regulations;

●	Our ability to install systems in a timely manner;

●

Our ability to develop and maintain an effective system of disclosure controls and internal control over financial reporting, and our ability to produce timely and accurate financial statements or comply with applicable regulations;

●	Our ability to operate without infringing the intellectual property rights of others;

●	Our ability to comply with applicable secrecy laws ;

●

The effect of general economic and financial conditions in the United States, China and the rest of the world as well as the relationship between the United States and China, including trade disputes between the United States and China, which could adversely affect our operations;

●	Other factors which affect the solar energy industry in general; and

●	Other factors which affect companies with significant operations in China.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention to do so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

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ENFORCEABILITY OF CIVIL LIABILITIES

The assets of our China segment are located in the PRC.  All of our executive officers and directors are located in the United States except that two directors are located in China and one director is located in Taiwan. As a result, it may be difficult for a shareholder to effect service of process within the United States upon the directors who are located outside of the United States.

We have been advised by AllBright Law Firm that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts obtained against these persons predicated upon the civil liability provisions of the United States federal and state securities laws. AllBbright Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.  Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be, however, difficult for U.S. shareholders to originate actions against us in the PRC in accordance with PRC laws because we are incorporated under the laws of the State of Nevada and it will be difficult for U.S. shareholders, by virtue only of holding our common stock, to establish a connection to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

We have been advised by our Taiwan counsel, LCS & Partners, that, according to the Taiwan Code of Civil Procedure and Compulsory Enforcement Act, the courts of Taiwan would recognize and enforce judgments of United States courts without further review of merits only if the court of Taiwan in which enforcement is sought is satisfied with the following: (i) the court rendering the judgment had jurisdiction over the subject matter according to the laws of Taiwan; (ii) the judgment and the legal procedures resulting in the judgment were not contrary to the public order or good morals of Taiwan; (iii) if the judgment was rendered by default by the court rendering the judgment, (a) such person were duly served within a reasonable time in the jurisdiction of such court in accordance with the laws and regulations of such jurisdiction or (b) process was served on such person with judicial assistance of Taiwan; and (iv) judgments of the courts of Taiwan would be recognized and enforceable in the jurisdiction of the court rendering the judgment on a reciprocal basis.  Moreover, LCS & Partners has advised us that a party seeking to remit money in the process of enforcing a foreign final judgment in Taiwan would, under certain circumstances, be required to obtain foreign exchange approval from the Central Bank of the Republic of China (Taiwan) for the remittance out of Taiwan of any amounts recovered in respect of such judgment denominated in a currency other than New Taiwan Dollars.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $27.3  million, assuming an initial public offering price of $4.00  per share and after deducting the underwriting discounts and commissions and the Representative’s non-accountable expense allowance of 1% of the gross proceds and other offering expenses estimated at approximately $895,000.

We intend to use the proceeds of this offering for working capital and other corporate purposes.  Approximately $1.9 million of the proceeds allocated to working capital will be used to pay (i) $1,275,000 due to our chief executive officer, our former chief operating officer and one employee for payment due to them for the purchase by us of their stock in 2019 (see “Related Party Transactions”) and (ii) deferred compensation of approximately due to our former chief operating officer pursuant to her severance agreement with us. Funds for working capital and general corporate purposes include costs incurred in connection with the operation and development of our business in the United States and China, including executive compensation, and costs associated with our status as a public company .  We believe that we can pay our debt obligations from funds generated from operations.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We have granted the underwriters a 45-day option to purchase up to  1,125,000  additional shares of common stock solely to cover over-allotments of shares in this offering. We will use the proceeds from the sale of these additional shares for working capital and general corporate purposes.

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As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, we will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term interest-bearing deposits and securities.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

Each of our PRC subsidiaries may only distribute dividends after making funding certain statutory reserves, consisting of the statutory surplus reserve and discretionary surplus reserve, based on its after-tax net income determined in accordance with PRC GAAP. Appropriation to the statutory surplus reserve for each entity should be at least 10% of the after-tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of such entity’s registered capital. We anticipate that our PRC subsidiaries will require any available cash for the development of their businesses. Certain of the project subsidiaries have covenants in their financing agreements that restrict the payment of dividends. These restrictions affect our ability to pay dividends to stockholders.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2022:

•	on an actual basis; and

•

as adjusted for the 264,500 shares of common stock issued as restricted stock which are not considered outstanding at March 31, 2022 and which, become fully vested upon completion of this offering and the sale of 7,500,000 shares of common stock in this offering at an assumed initial offering price of $4.00 per share and our receipt of the estimated $27,305,000 net proceeds of this offering.  None of the proceeds of this offering are being used to pay long-term debt.

You should read the following table in conjunction with “Prospectus Summary - Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	March 31, 2022
		As
	Actual	Adjusted
	(Dollars in thousands)
Cash and cash equivalents[1]	$5,051	$30,442
Long-term debt, related parties[2]*	21,500	21,500
Long-term debt, other[2]	24,045	24,045
Total long-term debt	45,545	45,545
Stockholders’ equity:
Common stock	41	49
Additional paid-in capital	55,787	84,409
Less, treasury stock, at cost	(1,809)	(1,809)
Accumulated deficit	(62,980)	64,305
Accumulated other comprehensive loss	(250)	(250)
Stockholders’ equity (deficit)	(9,211)	18,904
Total capitalization	$36,334	$63,639

_________

[1]

Cash and cash equivalents as adjusted reflects the cash and cash equivalents at March 31, 2022, plus the net proceeds of this offering less $1,913,000 of the proceeds used to pay (i) $1,275,000 due to our chief executive officer, our former chief operating officer and one employee for payment due for the purchase by us of their stock (see “Related Party Transactions”) and (ii) deferred compensation of approximately $.6 million due to our former chief operating officer pursuant to her severance agreement with us.

[2]

Includes at March 31, 2021, short-term maturities of long-term debt amounting to $13,500 for long-term debt, related parties, and $7,951 with respect to long-term debt, other. The $20,800 convertible notes issued to limited partners of CEF in exchange for $20,800 debt to related parties will be reflected as long-term debt, other.

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The information presented above assumes no exercise by the underwriters of their over-allotment option and is based on the number of shares of our common stock outstanding as of March 31, 2022. The table does not reflect shares of common stock reserved for issuance under our 2016 Long-Term Incentive Plan or outstanding options or convertible notes.

DILUTION

Purchasers of the common stock issued pursuant to this offering will experience immediate and substantial dilution in the net tangible book value per share of the common stock for accounting purposes. At March 31, 2022, we had a negative net tangible book value of $18.2 million, or $(0.46) per share of common stock. Net tangible book value per share is determined by dividing our tangible net worth (tangible assets less total liabilities) by the total number of shares of common stock that were outstanding on March 31, 2022. After giving effect to the sale of the shares in this offering (after deducting estimated underwriting discounts and commissions, non-accountable expense allowance  and estimated offering expenses) and the vesting of 264,650 shares granted in October 2016 as restricted stock grants, our pro forma net tangible book value as of March 31, 2022 was approximately $12.7  million, or $0.27  per share. This represents an immediate increase in the net tangible book value of $0.73  per share to our existing stockholders and an immediate dilution (i.e., the difference between the offering price and the pro forma net tangible book value after this offering) to new investors purchasing shares in this offering of $3.73  per share:

Assumed initial public offering price per share		$4.00
Net tangible book value per share as of March 31, 2022	$(0.46)
Increase per share attributable to new investors in the offering and the vesting of restricted stock grants	0.73
Pro forma net tangible book value per share		0.27
Dilution to new investors in this offering		3.73

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The following table summarizes the total number of shares of common stock (i) owned by existing stockholders, representing 39,735,536 outstanding shares as of the date of this prospectus plus 264,650 shares granted in October 2016 as restricted stock grants for which no cash consideration was paid and which are not treated as outstanding shares, and (ii) owned by purchasers in this offering, and in each case, the total consideration paid.

					Average
	Shares Purchased		Total Consideration		Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders[1]	40,000,186	84.2%	$50,782,660	62.9%	$1.27
New investors	7,500,000	15.8%	$30,000,000	37.1%	$4.00
Total	47,500,186	100.0%	$80,782,660	100.0%	$1.70

________

[1]	The consideration paid by stockholders who received their shares pursuant to an acquisition agreement is equal to the value of the common stock issued.

The shares held by existing stockholders exclude 6,408,716 shares which may be issued pursuant to our 2016 Long-Term Incentive Plan and pursuant to outstanding stock options issued prior to the adoption of the plan.

If the underwriters’ over-allotment option is exercised in full, the number of shares held by new investors will be increased to  8,625,000 shares, or approximately 17.7% of the 48,625,186 shares of common stock that would be outstanding.

To the extent that any outstanding options are exercised or we grant new options, warrants, stock grants or other equity-based incentives, there will be further dilution to purchasers of common stock in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Consolidated Financial Data” and our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See “Cautionary Note Concerning Forward-Looking Statements.” Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in “Risk Factors” included elsewhere in this prospectus. All amounts in this prospectus are in U.S. dollars, unless otherwise noted.

Agreement of Merger with Alberton

On October 27, 2020, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) among us; the Alberton Acquisition Corporation (“Alberton”), and Alberton Merger Subsidiary, Inc., a wholly-owned subsidiary of Alberton, as Merger Sub. Merger Sub was formed for the sole purpose of the merger. Under the Merger Agreement, Merger Sub was to have been merged with and into us, and we would continue as the surviving corporation and as a wholly-owned subsidiary of Alberton and our shareholders would receive stock in Alberton. In April 2022, we terminated the Merger Agreement pursuant to the terms of the Merger Agreement.  In connection with the Merger Agreement, we made loans to Alberton in the total amount of $1,664,446.66 and we made loans to the Alberton’s sponsor in the total amount of $651,369.01.  Although the loans are payable by Alberton and Alberton’s sponsor as a result of the termination of the Merger Agreement, we do not anticipate that we will be able to collect any of such loans, with the result that we will recognize an expense in the full amount of these loans in the second quarter of 2022.

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Overview

We are an integrated solar and renewable energy company. A solar energy system retains the direct current (DC) electricity from the sun and converts it to alternating current (AC) electricity that can be used to power residential homes and commercial businesses. We were founded in 2008 to engage in the solar business in the United States and, following the acquisition in 2015 of Chengdu ZHTH. And ZHPV, commenced operations in China in 2016. Following the acquisition of Chengdu ZHTH, the business of Chengdu ZHTH was assumed and developed by its parent company SolarMax Shanghai. We refer to SolarMax Shanghai and its subsidiaries collectively as ZHTH.

We operate in two segments – the United States operations and the China operations. Our United States operations consists primarily of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of our photovoltaic and battery backup systems, (iii) sales of LED systems and services to government and commercial users.

Our China operations consist primarily of identifying and procuring solar farm projects for resale to third parties and performing the EPC services primarily for solar farm projects. Substantially all revenue from the China segment during the years ended December 31, 2021 and 2020 was generated from four projects for SPIC. All of the revenue for the year ended December 31, 2021 was generated during the second quarter. At March 31, 2022 and December 31, 2021, we did not have any projects pending, and we did not generate any revenue from our China segment during the three months ended March 31, 2022.  As of July 13, 2022, we do not have any agreements which would generate revenue for our China segment. Our China revenue for the year ended December 31, 2021 was $7.8 million, substanti ally all of which was from SPIC.

Our business in China is conducted through its principal subsidiaries, ZHPV and ZHTH, and their subsidiaries. ZHTH is engaged in the business of identifying and procuring solar system projects for resale to third party developers and related services in China. After the project subsidiary acquires the permits for a solar project and obtain a contract for the sale of the project, ZHPV builds the projects pursuant to an EPC contract. The subsidiary that owns the equity in the project subsidiary transfers the equity in the project subsidiary to the project owner. In the case of three of our contracts with SPIC that generated revenue in 2021 and 2020, upon completion and acceptance of the project by SPIC, we transfer 70% of the equity in the project subsidiary to SPIC, retaining a 30% interest, and SPIC has a first right of refusal to purchase the 30% interest in the project subsidiary from us after the project has been in operation at its full capacity for one year, which will be one year from the transfer of the 70% interest in the project. With respect to the fourth contract, we transferred 100% of the equity interest to SPIC.

Unlike systems in the United States, which are installations for residential and small business users, the projects in China are generally solar farms, which are large land areas where multiple ground-mount solar tracking towers are installed.

Transfer of Funds between our United States and China Segments.

Our equity structure is a direct holding structure, that is, we directly control our U.S. subsidiaries and our subsidiaries in its China segment including: (i) Golden SolarMax Finance. Co. Ltd, a PRC subsidiary, (ii) SolarMax Technology Holdings (Hong Kong) Limited, a Hong Kong subsidiary which directly holds SolarMax Technology (Shanghai) Co., Ltd, a PRC subsidiary (together with its subsidiaries thereunder, “ZHTH”); (iii) Accumulate Investment Co., Ltd, a British Virgin Islands subsidiary which then directly holds Accumulate Investment Co., Limited, a Hong Kong subsidiary that directly holds Jingsu Zhonghong Photovoltaic Electric Co., Ltd (“ZHPV”); a PRC subsidiary and (iv) SolarMax Technology Holdings, a Cayman Islands subsidiary. Our business in China is conducted through ZHPV and ZHTH. See “Business – Our Corporate Structure” on page 95 for additional details.

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In the reporting periods presented in this prospectus and through the date of this prospectus, no dividends, distribution or other transfers of funds have occurred between and among us and our subsidiaries, on the one hand; and our Chinese subsidiaries, on the other hand, and we have not made any dividends, distributions or other transfer of funds to our stockholders. For the foreseeable future, we intend to use any earnings for our operations. As a result, we do not expect to pay any cash dividends. To the extent that we may in the future seek to fund the business through distribution, dividends or transfer of funds among and between holding company and subsidiaries, any such transfer of funds with PRC subsidiaries is subject to PRC government regulations. The structure of cash flows within holding company and PRC subsidiaries and a summary of the applicable regulations, is as follows:

1. Within the direct holding structure, the cross-border transfer of funds between us and our PRC subsidiaries is legal and compliant with the laws and regulations of the PRC. Funds can be directly transferred to our subsidiaries including ZHPV and ZHTH, and then transferred to subordinate operating entities through ZHPV and ZHTH according to the laws and regulation of the PRC.

2. If we intend to distribute dividends, we will transfer the dividends from the PRC entities to ZHPV and ZHTH in accordance with the laws and regulations of the PRC, and then ZHPV and ZHTH will transfer the dividends to their respective parent companies and then to us and the dividends will be distributed by us to all stockholders based on their share ownership, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

3. Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of the PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of each of their registered capitals. These reserves are not distributable as cash dividends. See “Dividend Distribution” on page  116 for more information.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between Mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by ours Hong Kong subsidiary from its PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from our PRC subsidiaries.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future.

Foreign currency exchange regulation in the PRC is primarily governed by the Regulations on the Administration of Foreign Exchange, most recently revised by the State Council on August 5, 2008, Notice on Further Simplifying and Improving Policies of Foreign Exchange Administration Regarding Direct Investment issued by SAFE on February 13, 2015, and the Provisions on the Administration of Settlement, Sale and Payment of Foreign Exchange promulgated by People’s Bank of China on June 20, 1996. Currently, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions. Conversion of RMB for most capital account items, such as direct investment, security investment and repatriation of investment, however, is still subject to registration with the SAFE. Foreign-invested enterprises may buy, sell and remit foreign currencies at financial institutions engaged in foreign currency settlement and sale after providing valid commercial documents and, in the case of most capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign enterprises are also subject to limitations, which include approvals by the NDRC, the Ministry of Construction, and registration with the SAFE.

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Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

Agreements with SPIC

Yilong #2 and Xingren Projects

In August 2019, we, through our PRC subsidiaries, entered into MA Agreements with SPIC, pursuant to which we agreed to construct and sell to SPIC the ownership and control of 70% of our project subsidiaries that own the 30MW solar farm project in Xingren (the “Xingren” project) and the 70MW project in Yilong (the “Yilong #2” project) when the projects are completed and accepted by SPIC and the completion of the equity transfer has occurred. Pursuant to the MA agreements, SPIC has the first right of refusal to purchase the remaining 30% ownership interests in either or both of the project subsidiaries one year after each of the projects is completed and operational. The construction on both projects were completed and connected to the grids as of December 31, 2019. On January 1, 2020, the projects began power production and earning revenue from selling power to the PRC utility company, In March 2020 the equity transfer agreement to sell 70% controlling interest to SPIC was executed and in April 2020, the government approval of the equity transfer was registered. We consolidated the project subsidiaries and reported the project subsidiaries’ results of operations through April 2020. Beginning in May 2020, we no longer consolidated the project subsidiaries because 70% of the controlling interest of the project subsidiaries was sold to SPIC in April 2020. Beginning in May 2020, we report our 30% noncontrolling interest in the project subsidiaries under the equity method of accounting. As a result of the completion of the sale of the 70% controlling interest of the project subsidiaries to SPIC in April 2020, we met all the conditions under the MA Agreements and recognized the EPC revenue for the Yilong #2 and Xingren projects.

In October 2019, our project subsidiaries that owned the Yilong #2 and Xingren projects entered into lease finance agreements with Huaxia Financial Leasing Co., Ltd. (“Huaxia”). The financings were structured as lease finance transactions secured by the respective project companies’ revenue stream and accounts receivable. The principal amounts of the loans were RMB 217.0 million (approximately $31.0 million) for Yilong #2 and RMB 93.0 million (approximately $13.3 million) for Xingren. The interest rate was 130 basis point above certain benchmark RMB loan interest rate as announced by the People’s Bank of China on the lease commencement date. The respective project subsidiaries which are 70% owned by SPIC starting on April 30, 2020, are the obligors on the loan which is guaranteed by SPIC. The loans are deconsolidated by us on May 1, 2020 when it deconsolidated the project subsidiaries on May 1, 2020 since the loans are no longer our obligations and are not reflected as liabilities on our financial statement as of the date of the transfer of a controlling interest.

Ancha Project

In February 2020, we, through our PRC subsidiaries, entered into a M&A (Cooperative Development) Agreement (the “Ancha MA Agreement”) with SPIC, pursuant to which we would sell the ownership and control of 70% of our project subsidiary that owns the 59 MW solar farm project in Guizhou (the “Ancha Project”) to SPIC when the project is completed and accepted by SPIC. Pursuant to the Ancha MA Agreement, SPIC shall have the first right of refusal to purchase the remaining 30% ownership interest in the project subsidiary one year after the project is completed and operational. The total value of the project including VAT with 100% ownership at completion is RMB 233.6 million (approximately $33.4 million). The construction began in March 2020 and the construction was completed in December 2020 with the project acceptance was received on January 14, 2021. In December 2020, the equity transfer agreement between us and SPIC was signed to effect the transfer of 70% ownership interest of the project company to SPIC for an initial consideration of RMB 35.6 million ($5.1 million) based on the project company’s paid-in capital at September 30, 2020, such consideration will be adjusted when the final asset appraisal is completed in April 2021. See Note 10 of Notes to Consolidated Financial Statements for the year ended December 31, 2021.

Because the Ancha MA Agreement stipulates that SPIC would purchase the 70% ownership interest when the project was completed and accepted by SPIC, the fact that SPIC completed the equity transfer prior to the acceptance of the project seems to indicate that SPIC has accepted the project since SPIC became the legal owner and has taken legal control of the project as of December 21, 2020. As a result, we deconsolidated the project subsidiary as of December 31, 2020 and reported the EPC revenue for the Ancha project for the year ended December 31, 2020.

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In May 2020, the project subsidiary for the Ancha project entered into project lease financing agreement with CSPG Financial Lease Co., Ltd., an unrelated PRC lender, for RMB 163.5 million (approximately $23 million) to finance the construction of the Ancha project. The financing was structured as a lease finance transaction secured by the project companies’ revenue stream and accounts receivable. The interest rate was based on a stipulated benchmark of approximately 5.311% per year. The financing was secured by the Ancha solar farm project. The project subsidiary which is 70% owned by SPIC starting on December 31, 2020, is the obligor on the loan. The loan was deconsolidated by us as of December 31, 2020 when it deconsolidated the project subsidiary on December 31, 2020 since as of that date the loan is no longer the obligation of SolarMax.

On January 14, 2021, the project acceptance was received on the Ancha project.

Hehua Project

In August 2020, we, through our PRC subsidiaries, commenced the 25 MW EPC work on a the Hehua Project pursuant to an EPC contract between ZHPV and the then wholly-owned project subsidiary. The EPC contract value including VAT is RMB 89.1 million ($12.7 million). Pursuant to the negotiations with SPIC relating to the Hehua Project during 2020, SPIC has agreed to purchase a 100% interest in the project subsidiary. On December 29, 2020, SPIC executed an equity transfer agreement to purchase from us 100% equity interest in the project company that owns the Hehua Project for a consideration of RMB 4.9 million ($706,000) which was determined based on the project company’s paid-in capital at November 30, 2020. Consequently, we deconsolidated the project company for the Hehua project as of December 31, 2020. In connection with the sale of the 100% equity interest of the project company to SPIC and the deconsolidation of the project company by us, our EPC contract with the project company became the obligation of SPIC. The EPC construction was 37% complete at December 31, 2020 and 100% complete at December 31, 2021.

During the year ended December 31, 2021, our revenue in the United States was derived from the sale of solar systems, which accounted for $27.5 million, or 73% of consolidated revenue. During the years ended December 31, 2020, our revenue in the United States accounted for $28.9 million, or 30% of consolidated revenue. Financing revenue, which includes principally interest revenue from loans to purchasers of our solar systems, accounted for $1.2 million, or 3% of consolidated revenue for the year ended December 31, 2021, $1.8 million, or 1.8% of consolidated revenue for the year ended December 31, 2020. The decrease in revenue in the United States segment resulted in part from the effects of the COVID-19 pandemic and the steps taken by the government of California to address the pandemic. The average selling prices per watt increased from $3.28 for the year ended December 31, 2020 to $3.35 for the year ended December 31, 2021. Some of the increase in average selling prices per watt is due to offsetting some of the increase in costs of materials resulting partly from the interruption of the supply chain.

Substantially all of our China revenue for the year ended December 31, 2021 of $7.8 million, and the year ended December 31, 2020, which was $96.1 million, was generated from four contracts with SPIC, and included revenue from SPIC and revenue from the sale of power by two of the four project subsidiaries through April 2020, prior to the sale of the project subsidiaries to SPIC. We refer to the four SolarMax projects with SPIC that generated revenue in the year ended December 31, 2020 as Yilong #2, Xingren, Ancha and Hehua. The Yilong #2 project is a 70 MW project, the Xingren project is a 35 MW project, the Ancha project is a 59 MW project, and the Hehua project is a 25 MW project. Revenues earned from the Yilong #2 project and the Xingren project from the EPC and revenues earned on the power purchase agreements for the Yilong #2 and the Xingren projects were earned at a point in time during the year ended December 31, 2020. Revenues earned on the Ancha project were earned over time during the fourth quarter of 2020. Revenues on the Hehua project were earned over time beginning in the fourth quarter of 2020. At December 31, 2020, the Ancha EPC project was 100% completed and the Hehua EPC project was 37% completed. SPIC purchased the 70% controlling interest in the Ancha project subsidiary in December 2020 and a 100% ownership interest in the Hehua project subsidiary also in December 2020. The Hehua project was 37% complete at December 31, 2020 and 100% complete at December 31, 2021.

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We had consolidated net losses of $0.8 million and $3.3 million for the three month s ended March 21, 2022 and the year ended December 31, 2021, respectively.  We had net income of $1.0 million for the year ended December 31, 2020. Cash flow used by operations was $2.0 million, $5.4 million and $23.2 million in the three months ended March 31, 2022 and the years ended December 31, 2021 and 2020, respectively.

On July 16, 2019, we received a purchase order for a $3.8 million LED project from a California municipality pursuant to which we are to provide 3,000 units of LED luminaires products to be used in its street light conversion project. The contract gives the municipality the right to cancel all or part of the order prior to delivery. We fulfilled this purchase order and recognized $3.7 million of revenue as a result during 2020.

In September 2020, we were awarded an LED contract of $4.5 million with the California Department of General Services, a state agency, to provide traffic control modules. The contract is effective through September 2023 and gives the state agency the right to extend for up to two years and increase or decrease the order quantities. We received the first purchase order under this contract in the third quarter of 2021. We cannot give assurance that the state agency will purchase any significant amount of our products. Recent steps taken by California to address to COVID-19 pandemic may affect the timing and amount of purchases pursuant to this contract.

Prior to 2020, we purchased solar panels from AMD for certain of our solar farm projects.  AMD is a related party because it owns more than 5% of our common stock and its chairman and chief executive officer is one of our directors. We did not make any purchases of solar panels from AMD during 2021 and 2020. In June 2019, December 2019 and December 2020, we entered into offset agreements with AMD to offset certain unpaid project receivables due from AMD with certain accounts payable due to AMD related to solar panels purchased from AMD. In connection with the December 2020 agreement, AMD also agreed to pay the balance of the project receivable owed on Qingshuihe #3 project of RMB 3.8 million (approximately $545,000) which was fully paid at December 31, 2020.

Although our business plan contemplates positive cash flows from our United States segment, we are currently g enerating a negative cash flow from our United States operations, and we cannot assure you that we can or will generate positive cash flow from our United States segment or that any cash flow we may generate, together with any available credit facilities and the cash available following completion of the offering will be sufficient to enable us to meet either our debt service requirement, including debt due to related parties. We are continuing to explore alternatives for additional sources of financing to fund our United States operations including secured borrowing facilities from a bank in the PRC and disposing of a portion of our loan portfolio to financial institutions based in the United States. However, we do not have any formal or informa l agreement or understanding with respect to any financing , and we may not be able to obtain credit facilities.  We cannot assure you that positive cash flows will be achieved or that alternative sources of financing will be available to us if and when needed and under favorable terms, if any.   If we cannot generate positive cash flow and we are not able to enter into any agreement with respect to an alternative source of financing, we will need to use the proceeds of this offering to meet our liquidity needs.

 As a result of our employment agreements with David Hsu, our chief executive officer and the grant of options and restricted stock grants pursuant to our 2016 Long-Term Incentive Plan, as well as the costs associated with being a public corporation, our general and administrative expense will increase. In March 2019, the board of directors granted Mr. Hsu, our chief executive officer,  and Ching Liu, who was then our executive vice president, and one employee the right to exchange their 2,546,625 restricted shares for options to purchase 2,698,150 shares of common stock and cash payments of $1,275,000, which were initially to be paid by December 15, 2019 and the payment date has been extended to December 31, 2022 or earlier upon completion of this offering. Pursuant to his employment agreement, Mr. Hsu was to have received a salary of $655,636 for 2020. In connection with a company-wide salary reduction, Mr. Hsu took a salary cut and his salary for 2020 was $577,779. Mr. Hsu’s salary for 2021 was $675,305. Mr. Hsu’s employment agreement provides for a salary increases of at least 3% annually, and his salary for 2022 compensation will be $695,564. In addition, he is to receive an annual bonus based upon a percentage of revenue in excess of $30 million, which range from a total of $450,000 for revenue between $30 million and $50 million, to a total of 1.9% of revenue if revenue is at least $300 million.

Our United States operations are continuing to operate at a loss resulting from the decrease in both gross profit and gross margin from solar systems in the United States, as well as the write-off of capitalized expenses relating to our proposed initial public offering, which was terminated in 202 0 prior to our merger negotiation with Alberton. In addition, as a result of the termination of our merger agreement with Alberton in April 2022, we will write off the notes receivable from Alberton and Alberton’s s ponsor and the capitalized costs we incurred in connection with the proposed merger.

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Effects of COVID-19 Pandemic

In response to the COVID-19 pandemic, governmental authorities have recommended or ordered the limitation or cessation of certain business or commercial activities in jurisdictions in which we operate. Further, the issuance of permits necessary for residential solar systems was affected because some local California government offices that issued permits for solar installations were closed for parts of the second quarter and, as a result of government workers working from home subsequent to the second quarter, effectively operated with reduced hours. As a result, in the United States, we experienced a lower level of residential solar energy system installations with a decline in revenue in the year ended December 31, 2021, compared to the same period in 2020. In China, the timing of final solar farm project approvals for two projects and the beginning of one new solar farm installation were delayed for approximately three months but the delays did not have a material impact on our China business in 2021 and 2020. Our recognition of revenue from two of our contracts with SPIC was delayed because the government office whose consent was required was closed for the pandemic. Further, the effects of China’s zero tolerance policy with respect to COVID-19 which has resulted in lockdowns in cities and provinces in China, have impaired our ability to negotiate contracts and payment schedules with SPIC, which has been our only customer for our China segment since 2020, with the result that we have no pending agreement with SPIC.  In addition, in December 2018, we filed a registration statement (file no. 333-229005) with the SEC with respect to our proposed initial public offering, which we subsequently withdrew in October 2020. In large part because of the effects of the COVID-19 pandemic and the steps taken by the State of California and the government of the PRC to address the pandemic, we did not complete our proposed initial public offering.  Following termination of our proposed initial public offering, we had sought to become a public company through a merger with Alberton, which was a SPAC, and we terminated that the related Merger Agreement in April 2022.

To the extent that the government in California or China institutes or recommends further closures, including closures or reduced office hours of the government offices that process permits for solar installation, we may not be able to negotiate new contracts for our China Segment.  As a result of the COVID-19 pandemic, our operations in China were temporarily disrupted due to the lockdown and the operations have gradually returned to normal operation beginning in the second quarter of 2020. In March and April 2020, our United States operations experienced the impact of COVID-19 that resulted in the implementation of headcount reduction and other cost-saving measures in an effort to improve liquidity. We obtained additional liquidity in the United States through the available government assistance programs in the form of loans and grants. As of the date of this prospectus, the extent to which the COVID-19 pandemic may materially impact our financial condition, liquidity or results of operations is uncertain.

The effects of a subvariant of the Omicron variant of COVID-19, which may spread faster than the original Omicron variant, as well as the effects of any new variants and subvariants which may develop, including any actions taken by governments, which have the effect of slowing our sales in the United States or increasing the already-existing supply chain problems. Further, China’s policy of effecting closures to avoid infections, including the recent lockdown in many provinces and municipalities in China, is affecting our ability to generate revenue in China.

Inflation and Supply Chain Issues

Prior to mid-to-late 2021, our business was not impacted by inflation or supply chain issues.   With the recent inflationary pressures combined with the world-wide supply chain issues, our business is subject to the inflationary and supply chain issues that are affecting may domestic and foreign companies.

Polysilicon is an essential raw material in the production of solar power products. The costs of silicon wafers and other silicon-based raw materials have accounted for a large portion of the costs associated with our solar panel manufacturing facility. Although the price of silicon has declined in recent years, we cannot assure you it will continue to decline or remain at its current level particularly in view of the present inflationary pressures. Increases in the price of polysilicon in the past have resulted in increases in the price of wafers, leading to increases in production costs. Due to the volatile market prices, we cannot assure you that the price of polysilicon will remain at its current levels particularly in view of inflationary pressures and supply chain issues, especially if the global solar power market gains its growth momentum. Moreover, in the event of an industry-wide shortage of polysilicon, we may experience late or non-delivery from suppliers and it may be necessary for us to purchase silicon raw materials of lower quality that may result in lower efficiencies and reduce its average selling prices and revenues.

The effects of inflation may also affect the marketability of our solar systems to residential users.  To the extent that homeowners are incurring high expenses generally, they may have less available cash to invest in a solar system.  In addition, to the extent that inflationary pressure affects our cost of revenue and general overhead, we may face the choice of raising prices to try and maintain our margins or reduce or maintain our price structure resulting in a lower gross margin and a drop in operating income.

Our China segment is already feeling the effects of both inflation and supply chain issues.  our China segment had a 0% gross margin for the year ended December 31, 2021 because our cost of revenue for the Hehua project was significantly adjusted as a result of the unanticipated increase in costs particularly the panel costs which resulted in a significant adjustment in cost during the period which essentially reverses out the profit that was recognized in 2020 for the project.  During the three months ended March 31, 2021, our China operations did not report any revenue as a result of the temporary halt of the construction on the Hehua project during this period resulting both from the local holidays and our inability to acquire the solar panels for the project at the budgeted price due to the local supply chain issues. Since the second quarter of 2020, the prices of the solar panels in China have been increasing due to the tight supply in the local market and accordingly, we and SPIC had determined to hold off the purchase of the panels until early 2021 with the anticipation that we would be able to obtain the panels at or close to the price in the original project budget.  Such determination resulted in the temporary suspension of the construction of the Hehua project during the three months ended March 31, 2021. In April 2021, we proceeded to purchase the solar panels for the Hehua project, albeit at a much higher price than the original budget. The price increase in the solar panels is expected to reduce the overall gross margin on the Hehua project from 8.2% to 3.4% upon completion since we were not able to increase the price to reflect our increased costs. We cannot assure you that, if we are able to negotiate contracts with SPIC, that we will be able to accurately price our costs, with the risk that inflationary and supply side issues will not result on our generating a loss on any projects for which we contract.

Reverse Stock Split

On July 15, 2022, we effected a 0.59445-for-one reverse stock split and, in connection with the reverse stock split we reduced our authorized common stock from 500,000,000 shares to 297,225,000 shares. All share and per share information in this prospectus retroactively reflects the reverse stock split.

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Results of Operations

The following tables set forth information relating to our operating results for the three months ended March 31, 2022 and the years ended December 31, 2021 and 2020 (dollars in thousands) and as a percentage of revenue:

	Three Months Ended March 31, 2022
	2022 (unaudited)		2021 (unaudited)
	Dollars	%	Dollars	%
Revenue:
Solar energy sales (US)	9,046	24.0%	7,153	5.4%
LED sales (US)	345	0.9%	199	0.2%
Financing (US)	217	0.6%	352	0.3%
Solar farm EPC (China)	-	0.0%	-	0.0%
Power purchase agreements and other	-	0.0%	-	0.0%
Total revenues	9,608	25.5%	7,704	5.9%
Cost of revenue:
Solar energy sales	7,102	18.8%	5,848	4.4%
LED sales	313	0.9%	180	0.2%
Financing	-	0.0%	-	0.0%
Solar farm EPC (China)	-	0.0%	254	0.2%
Power purchase agreements and other	-	0.0%	-	0.0%
Total cost of revenues	7,415	19.7%	6,282	4.8%
Gross profit	2,193	5.8%	1,422	1.1%
Operating expenses:
Sales and marketing (US)	299	0.8%	297	0.2%
Sales and marketing (China)	-	0.0%	-	0.0%
General and administrative (US)	2,260	6.0%	2,091	1.6%
General and administrative (China)	424	1.1%	449	0.4%
Impairment	-	0.0%	-	0.0%
Total operating expenses	2,983	7.9%	2,837	2.2%

Income (loss) from operations (US)	(366)	-1.0%	(712)	-0.5%
Income (loss) from operations (China)	(424)	-1.1%	(703)	-0.6%
Equity in income (loss) from unconsolidated ventures	-	0.0%	4	0.0%
Equity in income of solar project companies	13	0.0%	102	0.1%
Gain on debt extinguishment	13	0.0%	471	0.4%
(Loss) on partial sale of equity in solar project company	-	0.0%	-	0.0%
Interest (expenses), net	(333)	-0.8%	(458)	-0.4%
Other income (expenses), net	309	0.8%	50	0.0%
Income (loss) before income taxes	(788)	-2.1%	(1,246)	-1.0%
Income tax benefit (provision)	6	0.0%	(33)	0.0%
Net income (loss)	(794)	-2.1%	(1,279)	-1.0%
Net income (loss) attributable to noncontrolling interests	-	0.0%	(17)	0.0%
Net income (loss) attributable to stockholders	(794)	-2.1%	(1,262)	-1.0%
Currency translation adjustment	31	0.1%	(44)	0.0%
Comprehensive income (loss) attributable to stockholders	(763)	-2.0%	(1,306)	-1.0%

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	Year Ended December 31
	2021		2020
	Dollars	%	Dollars	%
Revenue:
Solar energy sales (US)	27,497	72.9%	28,918	22.0%
LED sales (US)	1,282	3.4%	4,757	3.6%
Financing (US)	1,176	3.1%	1,776	1.3%
Solar farm EPC (China)	7,786	20.6%	93,892	71.4%
Power purchase agreements and other	-	0.0%	2,239	1.7%
Total revenues	37,741	100.0%	131,582	100.0%
Cost of revenue:
Solar energy sales	23,536	62.4%	23,807	18.1%
LED sales	476	1.2%	4,270	3.2%
Financing	-	0.0%	-	0.0%
Solar farm EPC (China)	7,783	20.6%	86,006	65.4%
Power purchase agreements and other	-	0.0%	1,049	0.8%
Total cost of revenues	31,795	84.2%	115,132	87.5%
Gross profit	5,946	15.8%	16,450	12.5%
Operating expenses:
Sales and marketing (US)	1,211	3.2%	1,255	1.0%
Sales and marketing (China)	-	0.0%	-	0.0%
General and administrative (US)	9,066	24.0%	8,929	6.8%
General and administrative (China)	1,870	5.0%	2,524	1.9%
Impairment	-	0.0%	-	0.0%
Total operating expenses	12,147	32.2%	12,708	9.7%

Income (loss) from operations (US)	(4,334)	-11.4%	(2,810)	-2.2%
Income (loss) from operations (China)	(1,867)	-5.0%	6,552	5.0%
Equity in income (loss) from unconsolidated ventures	325	0.9%	12	0.0%
Equity in income of solar project companies	544	1.4%	468	0.4%
Gain on debt extinguishment	2,809	7.4%	720	0.5%
(Loss) on partial sale of equity in solar project company	-	0.0%	(255)	-0.2%
Interest (expenses), net	(1,811)	-4.8%	(3,090)	-2.3%
Other income (expenses), net	713	1.9%	844	0.6%
Income (loss) before income taxes	(3,621)	-9.6%	2,441	1.8%
Income tax benefit (provision)	301	0.8%	(1,488)	-1.1%
Net income (loss)	(3,320)	-8.8%	953	0.7%
Net income (loss) attributable to noncontrolling interests	-	0.0%	(21)	0.0%
Net income (loss) attributable to stockholders	(3,320)	-8.8%	974	0.7%
Currency translation adjustment	311	0.8%	721	0.6%
Comprehensive income (loss) attributable to stockholders	(3,009)	-8.0%	1,695	1.3%

Three Months Ended March 31, 2022 and 2021

Revenues

Revenues for the three months ended March 31, 2022 were $9.6 million, an increase of $1.9 million or 25%, from $7.7 million in the three months ended March 31, 2021. The increase resulted primarily from a $1.9 million increase in solar energy sales in the United States segment. The increase in the solar energy sales in the United States segment in the three months ended March 31, 2022 is attributed to the increase in the battery sales that started in the beginning of 2021 and has ramped up ever since.

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During the three months ended March 31, 2022 and 2021, we did not generate any revenue in the China segment. During the three months ended March 31, 2021, our China segment had one solar farm project under construction known as the Hehua project, however, there was not much activity on the construction during the three months ended March 31, 2021 because asd delayed the purchase and the installation of the panels because of the ongoing panel price volatility. Accordingly, the Hehua project remained 37% complete at March 31, 2021.  Subsequent to March 31, 2021, we entered into a purchase agreement for the panels and proceeded with the panel installation on the Hehua project and the project was completed in June 2021 and we recognized revenue on the project in the second quarter of 2021.  Since we did not have any projects for our China segment in the second quarter of 2022, we do not expect to report either revenue or cost of revenue for the six months ended June 30, 2022.

In the United States segment, revenue increased $1.9 million or 25% to $9.6 million in the three months ended March 31, 2022 from $7.7 million in the prior period. We deployed 2.2MW on 260 completed systems during the three months ended March 31, 2022, compared with 2.4 MW on 287 systems in the comparative prior period, a decrease of 9% in wattages. On average, solar revenue per watt was $3.75 in the three months ended March 31, 2022 compared to $3.04 in the three months ended March 31, 2021, a 23% increase primarily as a result of the overall increase in the prices of panels and inverters from a year ago.  Solar revenue per watt represents the revenue generated during the period from sales of solar systems (excluding battery sales) divided by the wattage installed during the period. our LED revenue increased by $146,000, or 73%, to $345,000 for the three months ended March 31, 2022 from $199,000 in the comparable prior period, primarily resulting from the increase in the number of LED projects. LED revenues include LED product sales and LED consulting revenues and are expected to fluctuate based on the number of LED projects awarded which may fluctuate based on the bidding process and specific customer purchase requirements and timing. The revenue trend from our LED business is therefore not as consistent as its solar business and revenue tends to fluctuate period to period. Our revenue for the three months ended March 31, 2022 and 2021 includes finance-related revenues of $217,000 and $352,000, respectively, from its portfolio of solar loans provided to its customers, the decrease is expected which corresponds to the pay down and pay off of customer loans over time.

Cost of revenue and gross profit

During the three months ended March 31, 2022, our China operations did not have any cost of revenue since it did not have any projects under construction during the period. For the three months ended March 31, 2021, cost of revenue for the China segment of $254,000 relates to additional cost of revenue recognized on the Hehua project, for which the construction began in the fourth quarter of 2020 and was 37% complete at March 31, 2021 and 100% complete in June 2021. The additional cost of revenue incurred in the three months ended March 31, 2021 is the result of the revision of the project cost budget stemming from the expected increase in the price of the solar panels from the original budget.

During the three months ended March 31, 2021, our China operations did not report any revenue as a result of the temporary halt of the construction on the Hehua project during this period contributed by the local holidays and our inability to acquire the solar panels for the project at the budgeted price due to the local supply chain issue. Since the second quarter of 2020, the prices of the solar panels in China have been increasing due to the tight supply in the local market and accordingly, SolarMax and SPIC had determined to hold off the purchase of the panels until early 2021 with the anticipation that we would be able to obtain the panels at or close to the price in the original project budget.  Such determination resulted in the temporary suspension of the construction of the Hehua project during the three months ended March 31, 2021. In April 2021, we proceeded to purchase the solar panels for the Hehua project, albeit at a much higher price than the original budget. The price increase in the solar panels is expected to reduce the overall gross margin on the Hehua project from 8.2% to 3.4% upon completion. As a result of our purchase of the solar panels for the Hehua project in April 2021, the project budget was revised resulting in additional cost of revenue being recognized for the three months ended March 31, 2021 even though there was no additional revenue recognized in this period as a result of the temporary halt of the construction.

Cost of revenue for our United States segment increased 23% from $6.0 million in the three months ended March 31, 2021 to $7.4 million in the three months ended March 31, 2022, primarily as a result of the corresponding increase in revenue in the United States segment. Gross margin for the United States segment increased modestly to 23% for the three months ended March 31 2022 from 22% a year ago, primarily as result of the disproportional decrease in the cost versus the increase in revenue. We had no cost of revenue with respect to interest income on customer loans receivable. Our China segment had no revenue and no cost of revenue for the three months ended March 31, 2022. In the three months ended March 31, 2021, our China segment had no revenue, but incurred cost of revenue in the quarter resulting in a modest negative gross margin.

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Our overall gross margin for the three months ended March 31, 2022 was 23% compared to 19% for the prior period as a result of the higher gross margin contributed by United States segment, partially offset by the negative gross margin from the China segments in three months ended March 31, 2021. China operations end to yield a lower gross margin than United States operations. We expect, that, if we are able to generate contracts for major solar farm project in China, the China segment will generate higher revenue and a lower gross margin than the United States segment in the future, resulting in the China segment continuing to have a negative impact on our consolidated gross margin.  However, as of July 13, 2022, we did not have any agreements with respect to any solar farm projects in China, either with SPIC or any other customer, and we cannot assure you that we will be able to generate profitable business in China.

Operating expenses

Sales and marketing expenses for the three months ended March 31, 2022 increased nominally for our United States segment to $299,000, an increase of $2,000, or 1%, from $297,000 in the comparable period of 2021. Sales and marketing expenses in the United States were 3.1% of United States revenue for the three months ended March 31, 2022 compared to 3.9% for the three months ended March 31, 2021. The decrease in the current period resulted from the corporate-wide efforts to reduce all operating expenses since March 2020 as a result of the COVID-19 pandemic.  Our sales and marketing expenses in the United States may fluctuate from time to time based on the types of marketing and promotion initiatives we deploy. Due to the nature of our EPC business in our China segment, the EPC contracts for solar farm projects are generally obtained through customer relationship with just a few corporate customers, Accordingly, our China segment did not incur sales and marketing expenses for the three months ended March 31, 2022 and 2021.

General and administrative expenses for the United States segment for the three months ended March 31, 2022 increased to $2.3 million, an increase of $170,000, or 8%, from $2.1 million for the comparable period of 2021,  as a result of  increases in expenses related to compensation/staffing, legal, insurance, and technology/software. General and administrative expenses were 27% of United States revenue for the prior period, compared to 24% for the current period. General and administrative expenses included compensation and benefits, depreciation and amortization (excluding auto depreciation), provision for losses, rental and leasing expense, and other corporate overhead expenses, and, to date, except for contracts with AMD, a related party, prior to 2020, we have only had significant contracts with SPIC in our China segment. We expect an overall increase in compensation expenses in 2022 and 2023 as a result of the expected vesting of stock and options that become vested upon a public stock offering event, and the cost of compliance and other regulatory costs associated with being a public reporting company. All of our corporate overhead, other than overhead directly related to the China segment, is allocated to the United States segment.

General and administrative expenses relating to the China segment decreased by $25,000, or 6%, from $449,000 in the prior year to $424,000 in the three months ended March 31, 2022. General and administrative expenses relate to the corporate and overhead expenses specifically connected with the China segment and include personnel costs, facilities rental and leasing and other general overhead expenses and certain pre-development project costs that are expensed prior to the execution of the EPC agreements. All of the corporate headquarter overhead is allocated to the United States segment.

Income (loss) from operations

Our consolidated loss from operations was $790,185 for the three months ended March 31, 2022 compared to a loss from operations of $1.4 million in the prior period, a decrease in loss of $624,000, or 44%, from the comparable period of 2021. Our loss from operations for United States segment was $366,311, an improvement of $346,000, or 49%, from a loss from operations of $711,984 in the prior period. Our loss from operations for our China segment was $423,874, compared to a loss from operations from our China segment in the prior period of $702,694, primarily because our China segment incurred cost of revenue from EPC without any revenue during the three months ended March 31, 2021. The operating results of our China segment fluctuate based on the timing of awards for EPC projects, the construction contracts in progress and completed as well as the underlying timing of the related performance obligations which relate to our recognition of revenue.

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Equity in income (loss) from unconsolidated entities and (loss) on sale of controlling interest in project companies

We had no e quity in (loss) from unconsolidated entities for our United States segment for the three months ended March 31, 2022, compared to equity in income of $4,143 in the prior period of 2021. As of December 31, 2021, we had no investment balances in the unconsolidated entities, and accordingly , no additional equity in income or loss from the unconsolidated entities would be recorded through its investment balances. The losses on our United States joint ventures are limited to the remaining balance of its investment because we have no obligation to make any additional funding to these joint ventures.

Equity in income from unconsolidated entities for our China segment relates to the equity in income from unconsolidated project companies for Yilong #2, Xingren and Ancha.  We deconsolidated the Yilong #2 and Xingren project companies on May 1, 2020 as a result of the sale of 70% controlling interest to SPIC in April 2020 and deconsolidated the Ancha project company as of December 31, 2020 as a result of the sale of 70% controlling interest to SPIC in December 2020.  We record our 30% noncontrolling interest under the equity method of accounting. The equity in income reported for the three months ended March 31, 2022  was $12,704 compared to $101,970 in the three months ended March 31, 2021, a decrease of $89,000 or 88%. The decrease is attributed to the lower power production this year resulting from inferior sunshine quality affected the Guizhou region in China, as well as additional costs incurred to comply with SPIC internal safety production requirements and increased interest expense due to the change in SPIC’s accounting from cash to accrual in 2022.

Gain on debt extinguishment

                Gain on debt extinguishment for the three months ended March 31, 2022 was $208,080 and relates primarily to the forgiveness of two PPP loans and related accrued interest on our two US subsidiaries.

During the three months ended March 31, 2021, we exchanged additional amount of the matured related party debt with CEF in an aggregate principal balance of $5.0 million into 4% secured subordinated convertible notes in the aggregate principal amount of $5.0 million each with ten former limited partners of CEF, all of whom are unrelated to SolarMax. In connection with the exchange, we recorded a gain on debt extinguishment of $80,462 to reflect the debt discount on the new convertible notes which is amortized to interest expense over the term of the convertible notes which is five years. During the three months ended March 31, 2021, we redeemed convertible notes in the aggregate principal amount to of $1.5 million and recognized a gain on the early redemption of $390,384.

Interest expense, net

Interest expense, net, for the three months ended March 31, 2022 was $333,000, a decrease of $125,000, or 27%, from the comparable period of 2021. Our interest expense in the three months ended March 31, 2022  primarily includes interest at 3% on two loans from affiliated entities in the United States with a total principal balance of $21.5 million at March 31, 2022, interest at 4% on convertible notes issued to former limited partners of CEF in transactions in which the former limited partners of CEF accepted a 4% convertible note issued by SolarMax and the subsidiary that borrowed the funds from CEF with an aggregate principal balance of $20.8 million at March 31, 2022. The convertible notes issued to the former limited partners of CEF were issued as payment of the former limited partner’s capital account in CEF and replace debt of an equal amount that had been due to CEF. The notes are secured by the same collateral as the notes to CEF.

Other income (expenses), net

                During the three months ended March 31, 2022, other income was $114,000, consisting primarily of $75,000 of sublease income from a month-to-month subtenant for the United States segment and $33,000 of expense related to the foreign currency transaction loss for our United States segment intercompany receivable denominated in the Chinese currency.

                During the three months ended March 31, 2021, other income was $50,000, consisting primarily of approximately $45,000 of expense related to the foreign currency transaction loss for our United States segment intercompany receivable denominated in the Chinese currency.

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Income tax benefit (provision)

Income tax expense for our United States segment for the three months ended March 31, 2022 and 2021 was $6,000 and $150,229, respectively. The increase in income tax expense during the three months ended March 31, 2021 was attributed to our taxable income for California income tax purposes. The taxable income resulted from our inability to deduct certain expenses that were incurred and paid with the paycheck protection program loans, as well as the suspension of the use of NOL for California income tax during this period.  Income tax in the prior period represents primarily the minimum California state franchise taxes and other state taxes. A full valuation allowance was provided because the United States segment is still experiencing recurring net losses. Deferred tax assets primarily consist of net operating losses carryover, investment tax credits, stock compensation expenses, and deferred charges.

We had no income tax or income tax benefit for our China segment the three months ended March 31, 2022 as compared with a tax benefit of $117,790 for the three months ended March 31, 2021. The China segment had taxable loss in 2021 and it did not have any taxable income or loss in 2022.

Net loss

As a result of the foregoing, we had a consolidated net loss of $794,000 for the three months ended March 31, 2022, as compared with a consolidated net loss of $1.3 million for the three months ended March 31, 2021.

During the three months ended March 31, 2021, we had a 93.75%-owned subsidiary. The net income (loss) attributable to non-controlling interests represents the allocation of the minority interest in the subsidiary’s net income (loss) to non-controlling interests.

After giving effect to the non-controlling interest, we had a net loss attributed to its stockholders of $794,000, or ($0.0 2 ) per share (basic and diluted), for the three months ended March 31, 2022, as compared with a net loss of $1.3 million, or ($0.0 3 ) per share (basic and diluted), for the three months ended March 31, 2021.

Currency translation adjustment

Although our functional currency is the U.S. dollar, the functional currency of our China subsidiaries is the Renminbi (“RMB”). The financial statements of our subsidiaries are translated to U.S. dollars using period end exchange rates for assets and liabilities, and average exchange rates for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and reflects changes in the exchange rates between U.S. dollars and RMB.

As a result of foreign currency translations, which are non-cash adjustments, we reported net foreign currency translation gains of $31,000 for the three months ended March 31, 2022 and net foreign currency translation losses of $44,000 for the three months ended March 31, 2021.

Years Ended December 31, 2021 and 2020

Revenues

Revenues for the year ended December 31, 2021 were $37.7 million, a decrease of $93.8 million or 71%, from $131.6 million in the year ended December 31, 2020. The decrease resulted primarily from a $86.1 million decrease in EPC solar revenues in the China segment, a $1.4 million decrease in solar energy revenues in the United States segment, a $3.5 million decrease in LED sales in the United States segment, a $0.6 million decrease in financing revenue in the United States segment, and a $2.2 million decrease in power purchase agreements revenue from the China segment related to the power purchase agreements on the Yilong #2 and Xingren solar farm projects which were completed in December 2019, began generating power in January 2020, and 70% of ownership sold to SPIC in April 2020. From January 1, 2020 to April 30, 2020, we owned 100% of the Yilong #2 and Xingren solar farm projects and accordingly we recognized 100% of the power purchase agreement revenue earned on these projects during the period. The decrease in the solar energy revenues in the United States segment in the year ended December 31, 2021 is attributed to larger commercial projects in the prior period compared to the current period, namely a 473KW photovoltaic and battery project known as the Woodcrest project, a 607 KW project known as Pulp Studio, and a 238KW project known as The Crossings at Redlands. Revenue in the prior period also benefited from residential projects that were signed during the 0% loan promotion in 2019 that were installed and completed during 2020. Additionally, the 2021 decrease is attributed to the lower revenue in LED sales resulting from the lack of large projects during the period.

During the year ended December 31, 2021, our EPC solar revenue in the China segment was generated from one solar farm project with SPIC known as the Hehua project which was 100% complete during the year ended December 31, 2021. The Hehua project is 100% owned by SPIC since December 31, 2020.

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In the United States segment, revenue decreased $5.5 million or 15.5% to $30.0 million in the year ended December 31, 2021 from $35.5 million in the prior period. We deployed 7.8 MW on 977 completed systems during the year ended December 31, 2021, compared with 8.8 MW on 1,079 systems in the comparative prior period, a decrease of 12% in wattages. The decrease in wattages is primarily the result of the completion in the prior period of the Woodcrest project, the Pulp Studio project and The Crossings at Redlands project, and the completion of systems that were sold during the 0% interest rate loan promotion that began in 2019. On average, solar revenue per watt was $3.35 in the year ended December 31, 2021, a 2% increase from $3.28 in the comparable period of 2020. Solar revenue per watt represents the revenue generated during the period from sales of solar systems divided by the wattage installed during the period. Our LED revenue decreased by $3.5 million, or 73%, to $1.3 million for the year ended December 31, 2021 as a result of a large LED purchase contract for LED luminaires products with a California municipality that was awarded in the prior period that did not recur in the current period. LED revenues are expected to fluctuate based on the number of LED projects awarded which may fluctuate based on the bidding process and specific customer purchase requirements and timing. The revenue trend from our LED business is therefore not as consistent as our solar business and revenue tends to fluctuate period to period. Our revenue for the years ended December 31, 2021 and 2020 includes finance-related revenues of $1.2 million and $1.8 million, respectively, from our portfolio of solar loans provided to our customers.

Cost of revenue and gross profit

Cost of revenue for our China segment decreased 91% from $87.1 million in the year ended December 31, 2020 to $7.8 million in the year ended December 31, 2021, reflecting the corresponding decrease in revenue in the China segment. For the year ended December 31, 2021, cost of revenue for our China segment substantially relates to the construction project cost incurred on the Hehua project, which was 100% complete at December 31, 2021. SPIC has a 100% ownership of the Hehua project since December 31, 2020. For the year ended December 31, 2020, cost of revenue for our China segment substantially relates to the construction project cost incurred on the Yilong #2, the Xingren, and the Ancha projects, for which the revenue was recognized during the year ended December 31, 2020. These projects were completed in the year ended December 31, 2020 and the controlling interests of these projects were sold to SPIC in the year ended December 31, 2020.

For the year ended December 31, 2020, cost of revenue also includes $1.0 million of depreciation expense related to the Yilong #2 and Xingren projects prior to the transfer of 70% of the equity to SPIC in April 2020. From January 1, 2020 to April 30, 2020, we consolidated the project subsidiaries that own the Yilong #2 and Xingren projects which were owned by a SolarMax subsidiary, and recognized revenues related to the 25-year power purchase agreements that the Yilong #2 and Xingren project subsidiaries signed with the utility companies, and accordingly we recognized the depreciation expense as the cost of revenue associated with operating the two solar farm projects during that period. Effective May 1, 2020, as a result of the transfer of 70% of the equity in the two project subsidiaries to SPIC, the two project subsidiaries are no longer consolidated, and, accordingly, we no longer recognize the revenue from the power purchase agreements and the related cost of revenue associated with the power purchase agreements. Our 30% non-controlling interest in the project subsidiaries is accounted for on the equity basis.

The gross margin for our China operations for the year ended December 31, 2021 was 0% and relates to the Hehua project with SPIC that was 100% complete at December 31, 2021. During the year ended December 31, 2021, our cost of revenue for the Hehua project was significantly adjusted as a result of the unanticipated increase in costs particularly the panel costs which resulted in a significant adjustment in cost during the period which essentially reverses out the profit that was recognized in 2020 for the project. The gross margin for our China operations for the year ended December 31, 2020 was 9.4% and relates to the gross margin on revenue earned on the EPC completion for the Yilong #2, Xingren, Ancha and Hehua projects, as well as from the power purchase agreements earned on the Yilong #2 and Xingren projects from January 1, 2020 to April 30, 2020. The 70% equity interest of both projects was sold to SPIC in April 2020 and effective May 1, 2020, we no longer consolidated the projects and no power purchase agreement revenues would be reported by us on these projects.

Cost of revenue for our United States segment decreased 14% from $28.1 million in the year ended December 31, 2020 to $24.0 million in the year ended December 31, 2021, partially as a result of the corresponding decrease in revenue related to the large commercial projects completed in the year ended December 31, 2020 and did not recur in 2021. Additionally, the decrease in wattages from the year ended December 31, 2020 to the year ended December 31, 2021 is contributed by the completion of systems that were sold during the 0% interest rate loan promotion that began in 2019. There were no 0% interest rate loan promotions offered by us in 2020 or 2021 which contributed to the decrease in the wattages from 2020 to 2021. Gross margin for the United States segment decreased to 20% for the year ended December 31, 2021 from 21% for 2020, primarily as result of the disproportional decrease in the cost versus the decrease in revenue resulting from pricing competition as well as increased sale incentives. We have no cost of revenue with respect to our interest income on customer loans receivable.

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Our overall gross margin for the year ended December 31, 2021 was 15.8% compared to 12.5% for the prior period as a result of the lower gross margin contributed by both our United States and China segment in 2021. China operations tend to yield a lower gross margin than United States operations. We expect that the China segment will continue to generate both higher revenue and a lower gross margin than the United States segment in the future, resulting in the China segment continuing to have a negative impact on our consolidated gross margin.

Operating expenses

Sales and marketing expenses for the year ended December 31, 2021 decreased for our United States segment to $1.21 million, a decrease of $44,000, or 4%, from $1.26 million in the comparable period of 2020. Sales and marketing expenses in the United States were 4.0% of United States revenue for the year ended December 31, 2021 compared to 3.5% for the year ended December 31, 2020. Our sales and marketing expenses in the United States may fluctuate from time to time based on the types of marketing and promotion initiatives we deploy. Due to the nature of our EPC business in our China segment, the EPC contracts for solar farm projects are generally obtained through customer relationship with just a few corporate customers. Accordingly, our China segment did not incur sales and marketing expenses for the years ended December 31, 2021 and 2020.

General and administrative expenses for the United States segment for the year ended December 31, 2021 was $9.1 million, an increase of $137,000, or 2%, from $8.9 million for the comparable period of 2020, primarily as a result of the increases in legal fees and insurance costs due to the increase in rates. General and administrative expenses were 25% of United States revenue for the prior period, compared to 30% for the current period. General and administrative expenses included compensation and benefits, depreciation and amortization (excluding auto depreciation), provision for losses, rental and leasing expense, and other corporate overhead expenses. Although we expect corporate overhead expense to decrease for ongoing expenses, we expect an overall increase in compensation expenses in 2022 and 2023 as a result of the expected vesting of stock and options that become vested upon a public stock offering event, and the cost of compliance and other regulatory costs associated with being a public reporting company. All of our corporate overhead, other than overhead directly related to the China segment, is allocated to the United States segment.

General and administrative expenses relating to the China segment decreased by $654,000, or 26%, from $2.5 million in the prior year to $1.9 million in the year ended December 31, 2021, as a result of pre-development costs expensed in the prior period. General and administrative expenses relate to the corporate and overhead expenses specifically connected with the China segment and include personnel costs, facilities rental and leasing and other general overhead expenses and certain pre-development project costs that are expensed prior to the execution of the EPC agreements. All of the corporate headquarter overhead is currently allocated entirely to the United States segment.

Income (loss) from operations

Our consolidated loss from operations was $6.2 million for the year ended December 31, 2021 compared to income from operations of $3.7 million in the prior period, a decrease in income of $9.9 million, or 266%, from the comparable period of 2020. Our loss from operations for United States segment was $4.3 million, an increase in loss of $1.5 million, or 54%, from a loss from operations of $2.8 million in the prior period. Our loss from operations for our China segment was $1.9 million, compared to an income from operations from our China segment in the prior period of $6.6 million, primarily because our China segment generated significantly higher revenue during the prior period as a result of the EPC revenue earned on the four large projects, Yilong #2,Xingren, Ancha and Hehua, with SPIC, and the power purchase agreement revenue related to the Yilong #2 and Xingren projects that was earned in the prior period. The operating results of our China segment fluctuate based on the timing of awards for EPC projects, the construction contracts in progress and completed as well as the underlying timing of the related performance obligations.

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Equity in income (loss) from unconsolidated entities and (loss) on sale of controlling interest in project companies

Equity in income (loss) from unconsolidated entities for our United States segment was $325,000 for the year ended December 31, 2021, compared to equity in income (loss) of $12,000 in the prior period of 2020. The equity in income in the current period is generated primarily from the cash distribution we received from the Alliance entities during the year ended December 31, 2021. Our losses on our United States joint ventures are limited to the remaining balance of our investment because we have no obligation to make any additional funding to these joint ventures. Accordingly, the decrease in losses in the year ended December 31, 2021 from our United States joint ventures is attributed to the losses being recognized only to the extent of the remaining balance on our investment in the joint ventures.

Equity in income from unconsolidated entities for our China segment relates to the equity in income from unconsolidated project companies for Yilong #2, Xingren and Ancha for the year ended December 31, 2021and for Yilong #2 and Xingren for the prior period. We deconsolidated the Yilong #2 and Xingren project companies on May 1, 2020 as a result of the sale of 70% controlling interest to SPIC in April 2020 and deconsolidated the Ancha project company as of December 31, 2020 as a result of the sale of 70% controlling interest to SPIC in December 2020. Equity in income of solar project companies was $544,100 for the year ended December 31, 2021, compared to equity in income of $467,960 for the year ended December 31, 2020, an increase of $76,140 or 16% as a result of the addition of the Ancha project in the current period. We record our 30% noncontrolling interest under the equity method of accounting.

Gain on debt extinguishment

Gain on debt extinguishment consists of gains associated with the exchange of the 3% matured related party debt with CEF into 4% secured subordinated convertible notes with the former limited partners of CEF, gains related to the early redemption of such convertible notes, gains related to forgiveness of the paycheck protection program loans, and a gain from the settlement of a legal action against us by three limited partners of CEF. During the year ended December 31, 2021, we converted a total of $11.0 million 3% related party notes due to with CEF into the same aggregate principal amount of 4% convertible notes, resulting in a total gain on debt extinguishment from the exchange of $137,478 related to the debt discount on the conversion. The debt discount relates to the new convertible notes is amortized to interest expense over the term of the convertible notes which is typically five years. In addition, during the year ended December 31, 2021, we reached agreements to early redeem four convertible notes with the principal of $500,000 each, at various discounted redemption amounts, resulting in a total gain on debt extinguishment from the early redemption of $777,851. In July and September 2021, the paycheck protection program loans were forgiven, and we recognized a gain of $1,820,916 for the principal amount of the loans and accrued interest for the year ended December 31, 2021. In September 2021, the complaints filed by Haijing Lin, Mian Cai and Xing Zhang were settled for $1.29 million, and $1.5 million of debt was extinguished, resulting in a gain of $210,000 for us.

During the year ended December 31, 2020, we converted a total of $15.5 million 3% matured related party notes with CEF into 4% convertible notes in the same principal amount and redeemed one $500,000 convertible note at a discount prior to its maturity date, resulting in a total gain on debt extinguishment from the exchange and early redemption of $720,276 related to the debt discount on the conversion. The debt discount relates to the new convertible notes is amortized to interest expense over the term of the convertible notes which is typically five years.

Interest expense, net

Interest expense, net, for the year ended December 31, 2021 was $1.8 million, a decrease of $1.3 million, or 41%, from the comparable period of 2020 of $3.1 million. The $1.3 million decrease in interest expense is as a result of the prior period interest expense related to the solar farm construction financing in the China segment, prior to the sale to SPIC of the 70% controlling interest in the project companies that own the solar farm projects. Such construction financings along with the project companies were no longer consolidated by us subsequent to the disposition of the controlling interest. Our interest expense in the year ended December 31, 2021 includes interest at 3% on two loans from affiliated entities in the United States with a total principal balance of $21.5 million at December 31, 2021, interest at 4% on convertible notes issued to former limited partners of CEF in transactions in which the former limited partners of CEF accepted a 4% convertible note issued by us and the subsidiary that borrowed the funds from CEF with an aggregate principal balance of $23.6 million at December 31, 2021, interest at 6% on a $2.0 million loan from an individual, and interest at 1% on forgivable COVID-19 government loans of $3,711,629, of which one loan representing 50% of the balance was substantially forgiven in September 2021. Our interest expense in the year ended December 31, 2020 includes interest at 3% on two loans from affiliated entities in the United States with a total principal balance of $34.5 million at December 31, 2020, interest at 4% on convertible notes issued to former limited partners of CEF in transactions in which the former limited partners of CEF accepted a 4% convertible note issued by us and the subsidiary that borrowed the funds from CEF with an aggregate principal balance of $19.4 million at December 31, 2020, interest at 6% on a $2.0 million loan from an individual, and interest at 1% on forgivable COVID-19 government loans of $1,855,816. The convertible notes issued to the former limited partners of CEF were issued as payment of the former limited partner’s capital account in CEF and replace debt of an equal amount that had been due to CEF. The notes are secured by the same collateral as the notes to CEF.

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Other income (expenses), net

During the year ended December 31, 2021, other income was $713,000, consisting primarily of $231,000 of sublease income in the United States segment, approximately $300,000 of income related to the foreign currency transaction gain for our United States segment intercompany receivable denominated in the Chinese currency, and RMB 494,000 ($76,000) of legal settlement gain in the China segment with a construction supplier resulting in the reversal of the accrued payable.

During the year ended December 31, 2020, other income was $844,000 and includes approximately $713,000 of income related to the foreign currency transaction gain for our United States segment intercompany receivable denominated in the Chinese currency.

Income tax benefit (provision)

Income tax expense for our United States segment for the year ended December 31, 2021 and 2020 was $3,250 and $6,000, respectively, primarily related to minimum California state franchise taxes and other state taxes. A full valuation allowance was provided because the United States segment is still experiencing recurring net losses. Deferred tax assets primarily consist of net operating losses carryover, investment tax credits, stock compensation expenses, and deferred charges.

The income tax benefit for our China segment was $303,911 in the year ended December 31, 2021 as compared with a tax provision of $1,482,090 for the year ended December 31, 2020, primarily due to the taxable loss or income during the periods.  Taxable income was generated in the prior period as a result of the completion and billings for the two large projects, Yilong #2 and Xingren.

Net loss

As a result of the foregoing, we had a consolidated net loss of $3.3 million for the year ended December 31, 2021, as compared with a consolidated net income of $952,893 for the year ended December 31, 2020.

Prior to January 1, 2021, we had a 93.75%-owned subsidiary. During the year ended December 31, 2021, we purchased the non-controlling interest for $500,000. There was no gain or loss recognized associated with this transaction. For the year ended December 31, 2020, the net income (loss) attributable to non-controlling interests represents the allocation of the minority interest in the subsidiary’s net income (loss) to non-controlling interests.

After giving effect to the non-controlling interest, we had a net loss attributed to our stockholders of $3.3 million, or ($0.08) per share (basic and diluted), for the year ended December 31, 2021, as compared with a net income of $974,054, or $0.02 per share (basic and diluted), for the year ended December 31, 2020.

Currency translation adjustment

Although our functional currency is the U.S. dollar, the functional currency of our China subsidiaries is the Renminbi (“RMB”). The financial statements of our subsidiaries are translated to U.S. dollars using period end exchange rates for assets and liabilities, and average exchange rates for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and reflects changes in the exchange rates between U.S. dollars and RMB.

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As a result of foreign currency translations, which are non-cash adjustments, we reported net foreign currency translation gains of $311,000 for the year ended December 31, 2021 and net foreign currency translation gains of $721,000 for the year ended December 31, 2020.

 Liquidity and Capital Resources

The following tables show consolidated cash flow information for the three months ended March 31, 20 22 and 2021, and the years ended December 31, 2021 and 2020 (dollars in thousands):

	Three Months Ended
	March 31,
	2022 (unaudited)	2021 (unaudited)	$ Increase (Decrease)

Consolidated cash flow data:
Net cash provided by (used in) operating activities	$(2,023)	$(5,655)	$3,632
Net cash provided by (used in) investing activities	(289)	3,464	(3,753)
Net cash provided by (used in) financing activities	(3,305)	(1,120)	(2,185)
Net increase (decrease) in cash and cash equivalents and restricted cash	(5,631)	(3,283)	(2,348)
Net increase (decrease) in cash and cash equivalents and restricted cash excluding foreign exchange effect	(5,617)	(3,311)	(2,306)

	Year Ended
	December 31,		$ Increase
	2021	2020	(Decrease)

Consolidated cash flow data:
Net cash provided by (used in) operating activities	$(5,351)	$(23,165)	$17,814
Net cash provided by (used in) investing activities	2,029	11,218	(9,189)
Net cash provided by (used in) financing activities	(5,065)	23,496	(28,561)
Net increase (decrease) in cash and cash equivalents and restricted cash	(8,446)	11,544	(20,000)
Net increase (decrease) in cash and cash equivalents and restricted cash excluding foreign exchange effect	(8,387)	11,549	(19,936)

Operating Activities

Three months ended March 31, 2022 and 2021

Net cash used in operating activities for the three months ended March 31, 2022 was $1.9 million, compared to net cash used in operating activities for the three months ended March 31, 2021 of $5.7 million, a decrease of $3.8 million, resulting from an increase in cash of $2.4 million from the overall change in operating assets and liabilities, an increase in cash of $0.8 million from non-cash expense and a decrease in net loss of $0.5 million. During the three months ended March 31, 2022, our operating assets and liabilities used $1.4 million in cash, compared to cash used of $3.8 million for the three months ended March 31, 2021, resulting in a decrease of cash used of $2.4 million in operating assets and liabilities. The decrease in cash used from our operating assets and liabilities during the three months ended March 31, 2022 is primarily due to $159,000 increase in cash from unbilled receivables, $0.5 million increase in cash from inventories, $5.7 million increase in cash from accounts payable, $0.9 million increase in cash from contract liabilities, with an offset from $18,000 decrease in cash from receivables and current assets, $0.5 million decrease in cash from bankers acceptances, $1.3 million decrease in cash from contract assets, $1.5 million decrease in cash from customer loans receivable, and $1.2 million decrease in cash from accrued expenses and other liabilities. We expect the fluctuations of working capital over time to vary based on the construction status and the related contractual billings of the EPC projects which could vary from project to project. Non-cash charges for the three months ended March 31, 2022 was a non-cash income of $0.3 million compared to a non-cash expense of $0.5 million, in prior period, an increase in non-cash income of $0.8 million, comprising of an increase of $0.5 million from gain on debt extinguishment, $93,000 increase from equity in income from investments, $0.3 million increase from depreciation and amortization expense, $118,000 increase from deferred income taxes, offset by $92,000 decrease from loss provisions for bad debts, loan losses, inventories and warranties, $32,000 decrease from currency exchanges and other and $89,000 decrease from gain on disposal of property and equipment .

Years Ended December 31, 2021 and 2020

Net cash used by operating activities for the year ended December 31, 2021 was $5.4 million, compared to net cash used in operating activities for the year ended December 31, 2020 of $23.2 million, a decrease in cash used of $17.8 million, resulting from an increase in cash of $28.8 million from our overall change in operating assets and liabilities, a decrease in non-cash expense of $6.6 million and an increase in net loss of $4.3 million. During the year ended December 31, 2021, our operating assets and liabilities provided $1.3 million in cash, compared to cash used of $27.5 million for the year ended December 31, 2020, resulting in a decrease of cash used of $28.8 million in operating assets and liabilities. The decrease in cash used from our operating assets and liabilities during the year ended December 31, 2021 is primarily due to a $0.9 million increase in cash from bankers’ acceptance, a $23.5 million increase in cash from receivables, a $7.6 million increase in cash from unbilled receivables, a $8.0 million increase in cash from costs and estimated earnings in excess of billings on uncompleted contracts, a $0.1 million increase in cash from other assets, a $11.7 million increase in cash from accrued expenses, a $0.3 million increase in cash from other liabilities, offset by a $1.3 million decrease in cash from contract assets, a $2.0 million in cash decrease from inventories, a $0.3 million net cash decrease from customer loans receivable, a $19.6 million decrease in cash from accounts payable, and a $0.3 million decrease in cash from contract liabilities. We expect the fluctuations of working capital over time to vary based on the construction status and the related contractual billings of the EPC projects which could vary from project to project. Non-cash charges for the year ended December 31, 2021 was a non-cash expense of $3.3 million compared to a non-cash income of $3.3 million, a year ago, a decrease in non-cash expense of $6.6 million which was caused by a $255,000 decrease in loss on sale of equity in solar project companies in the China segment, a $2.1 million increase in gain of debt extinguishment primarily from the paycheck protection program loan forgiveness, a $72,000 increase in equity in income from unconsolidated entities, a $0.9 million net decrease in depreciation and amortization expense, a $360,000 decrease in the write-off related to certain LED project costs, a $567,000 net decrease from provisions for bad debts, loan losses, inventories and warranty, a $1.7 million decrease from deferred income taxes, a $23,000 decrease from stock-based compensation expense, and a $607,000 decrease resulting from transaction costs written off, currency exchanges and other.

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Non-cash adjustments changes:

●	$255,000 decrease resulting from a net decrease in losses related to the sale of equity in solar project companies in the China segment.

●	$2.1 million increased gain resulting from gains from debt extinguishment primarily from the paycheck protection program loan forgiveness during the period.

●	$914,000 decrease in depreciation and amortization expense which includes loan and debt discounts amortization.

●	$360,000 decrease in the write-off related to certain LED project costs.

●	$23,000 decrease in stock compensation expense.

●	$567,000 decrease in expenses associated with loss provisions for bad debts, loan losses, inventories, warranty, customer care and production guaranty.

●	$1.7 million decrease in deferred income taxes.

●	$607,000 decrease resulting from the impact of the write-off of certain transaction costs, non-cash currency exchange and other adjustments.

Changes in operating assets and liabilities:

●

$898,000 increase in cash inflow from bankers’ acceptances. Bankers’ acceptances are accepted by us in the China segment for customer payments of project billings, which generally have maturities not to exceed twelve months. We have the ability to negotiate such bankers’ acceptances to cash at the bank at discount.

●	$31.2 million increase in net cash inflow primarily attributable to the net increases in receivables and current assets and unbilled.

●	$8.0 million increase in net cash inflow related costs and estimated earnings in excess of billings on uncompleted contracts.

●	$2.0 million decrease in net cash inflow from inventories.

●	$301,000 decrease in net cash inflow from customer loans receivable.

●	$7.6 million net decrease in cash inflows from accounts payable, accrued expenses and other payables and other liabilities.

●

$302,000 decrease in net cash outflow from contract liabilities related to projects for which the performance obligations have not been satisfied under the revenue recognition standard which became effective January 1, 2019.

●

$1.3 million decrease in net cash inflow from contract assets related to projects for which the performance obligations have not been satisfied under the revenue recognition standard which became effective January 1, 2019.

Investing Activities

Three months ended March 31, 2022 and 2021

Net cash used in investing activities for the three months ended March 31, 2022 was $187,777, consisting of additional promissory notes due from SPAC and its sponsor. Net cash provided by investing activities for the three months ended March 31, 2021 was $3.5 million, consisting of $3.9 million of proceeds from the sale of project companies, offset by $0.4 million of cash used to fund various promissory notes due from SPAC and its sponsor in connection with the pending merger. The loans made to the SPAC and the SPAC’s sponsor will be expensed in the quarter ended June 30, 2022 since we terminated the merger agreement in April 2022 at which time we determined that the notes are not likely to be collected.

Years ended December 31, 2021 and 2020

Net cash provided by investing activities for the year ended December 31, 2021 was $2.1 million, consisting of $3.5 million of proceeds from the sale of project companies in the China segment, a $107,000 distribution of capital from our unconsolidated ventures in the United States segment, $40,000 from the disposal of property and equipment, and offset by $1.6 million of cash used to fund promissory notes due from SPAC and its sponsor in connection with the proposed merger with Alberton. Net cash provided by investing activities for the year ended December 31, 2020 was $11.3 million, consisting of $11.4 million of cash received for the sale of 70% controlling interest in the project companies for Yilong #2 and Xingren projects, representing partial return of our investment in the two project companies., $338,000 of return of capital from cash distributions from the unconsolidated entities in the United States segment, $20,000 proceeds from disposal of property and equipment, partially offset with cash used of $390,000 to fund multiple loans to Alberton in connection with the proposed merger with Alberton.

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Financing Activities

Three months ended March 31, 2021 and 2020

Net cash used in financing activities for the three months ended March 31, 2022 was $3.3 million, consisting of $2.8 million principal payments on convertible notes in the United States segment, $25,517 payments on other borrowings and equipment leases in the United States segment, $63,038 payment on refundable vendor bid deposits in the China segment, and $415,992 payment to Uonone related to legal settlement received by SolarMax on Uonone’s behalf in the China segment.

Net cash used in financing activities for the three months ended March 31, 2021 was $1.1 million, consisting of $1.9 million proceeds from paycheck protection program loans at 1% fixed interest rates and $405,000 legal settlement proceeds received in the China segment on behalf of the Uonone Group, offset with $3.3 million cash used for principal payments on various debts and early redemptions on convertible notes, and a repayment of $46,000 of vendor bid deposits in the China segment. Net cash provided by financing activities for the three months ended March 31, 2020 was $2.6 million, consisting of $2.6 million legal settlement proceeds received in the China segment on behalf of the Uonone Group, $186,000 of vendor bid deposits received in the China segments, offset with the principal repayments on various debts of $122,000, and a repayment of $86,000 of vendor bid deposits in the China segment.

Years ended December 31, 2021 and 2020

Net cash used in financing activities for the year ended December 31, 2021 was $5.1 million, consisting of $1.9 million proceeds from the second paycheck protection program loans at 1% fixed interest rates and $406,000 legal settlement proceeds received in the China segment on behalf of the Uonone Group, offset by $6.2 million cash used for principal payments on various debts and early redemptions on convertible notes, $947,000 in repayment of loans and capital leases, and a repayment of $139,000 of vendor bid deposits in the China segment. Net cash provided by financing activities for the year ended December 31, 2020 was $23.5 million. During the year ended December 31, 2020, the project subsidiary for the Ancha project in the China segment borrowed and received $23.7 million of solar financing proceeds to finance the construction of the Ancha project at 5.3% in October 2020, our United States subsidiary borrowed $1,855,816 of forgivable loans under the federal government’s payroll protection program at 1%, we received $348,000 of vendor bid deposits in our China segment, we received legal settlement proceeds related to the pre-merger period on behalf of the Uonone Group of $1.4 million which will be reimbursed to the Uonone Group, we repaid borrowings (loans, convertible notes and capital lease payments) in the United States segment totaling $3.5 million, and refunded vendor bid deposits in our China segment of $283,000.

Cash and Cash Equivalents and Restricted Cash

The following table sets forth, our cash and cash equivalents and restricted cash held by our United States and China segments at March 31, 2022 and December 31, 2021 (dollars in thousands):

	March 31,
	2022 (unaudited)	December 31, 2021

US Segment
Insured cash	$1,000	$1,634
Uninsured cash	2,229	4,816
	3,229	6,450
China Segment
Insured cash	678	767
Uninsured cash	3,864	6,186
	4,542	6,953
Total cash and cash equivalents and restricted cash	7,771	13,402
Cash and cash equivalents	5,051	9,886
Restricted cash	$2,720	$3,516

We currently do not plan to repatriate any cash or earnings from any of our non-United States operations because it intends to utilize such funds to expand our China operations. Therefore, we do not accrue any China exit taxes related to the repatriation.

Under applicable PRC law and regulations, our PRC subsidiaries are required to set aside at least 10% of their respective accumulated after-tax profits, if any, each year, to fund certain reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital before they may pay dividends. We do not believe that this restriction will impair our operations since it does anticipate that it will use the cash generated from our PRC operations in those operations and it does not plan to repatriate such funds to the United States.

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Borrowings

On January 29, 2019 and January 31, 2019, we received six-month loans totaling $2,000,000 from a minority stockholder for which we issued a promissory note dated January 29, 2019. Interest at 10% for six months in the amount of $100,000, was prepaid through deduction from the loan proceeds. The due date of the loans has been extended on a month-to-month basis, most recently to January 30, 2020 and February 1, 2020. On May 4, 2020, the minority stockholder assigned the note to a PRC individual unrelated to us and an amended and restated promissory note was executed at an interest rate of 6%, with interest payable quarterly and the due date of the note was extended from April 20, 2021 to October 31, 2021, and further extended from December 31, 2021 and then to March 31, 2022 was further extended to August 31, 2022.

EB-5 Loans

                On January 3, 2012, CEF entered into a loan agreement with SREP, one of our United States subsidiaries, pursuant to which CEF agreed to make loans to the subsidiary in an amount not to exceed $45 million. CEF advanced $45 million pursuant to the agreement. On August 26, 2014, CEF II entered into a loan agreement with LED, another United States subsidiary, for up to $13,000,000. CEF II advanced $10.5 million pursuant to the agreement. The proceeds of the loans were used by our subsidiaries for their operations. The loans from CEF and CEF II accrue interest at 3% per annum, payable quarterly in arrears. The loans are secured by a security interest in the accounts and inventory of the borrowing subsidiary. CEF and CEF II are limited partnerships, the general partner of which is Inland Empire Renewable Energy Regional Center, a related party . The limited partners of both CEF and CEF II are investors who made a capital contribution to CEF or CEF II pursuant to the United States EB-5 immigration program and are not related parties. The EB-5 immigrant investor visa is a federal program that grants green cards and a path to citizenship to foreign investors who invest at least $500,000 toward job-creating projects. Under this program, which is administered by the United States Customs and Immigration Service, entrepreneurs (and their spouses and unmarried children under 21) are eligible to apply for a green card (permanent residence) if they make the necessary investment in a commercial enterprise in the United States and plan to create or preserve 10 permanent full-time jobs for qualified United States workers. We are a commercial enterprise that creates permanent full-time jobs in the United States.

                The loans from CEF and CEF II become due, as to the investment of each limited partner, four years from the date of the loan and may be extended as may be necessary to meet applicable USCIS immigrant investor visa requirements, which will be the date that the limited partner is eligible for a green card. Under the limited partnership agreements for CEF and CEF II, the limited partners have the right to demand repayment of their capital account when the petition is approved, which demand may trigger a maturity of the loan from CEF or CEF II in the amount of the limited partner’s investment. The initial four-year term of notes in the principal amount of $55.5 million, which were issued to CEF and CEF II, and had expired prior to March 31, 2022 and are on extension until the limited partner meets applicable immigrant investor visa requirements. We cannot determine the period of the extensions. As of July 13, 2022, limited partners whose capital contributions funded loans of $40.0 million had received their green card approval and their extensions expired and one limited partner whose capital contribution funded $500,000 had withdrawn from CEF II and the limited partner’s capital contribution was returned. The petitions of limited partners of CEF whose capital contribution funded loans of $5.0 million are pending.

As the loans matured and the limited partners requested return of their capital contribution, we offered the limited partners, in lieu of the payment by the limited partnership, a convertible note with a term of five years, with 20% of the principal amount being due on each of the first, second, third, fourth and fifth anniversaries of the date of issuance. The notes are secured by the same assets that secured the notes issued to CEF. As of July 13, 2022, we had issued convertible notes in the principal amount of $34.0 million to former limited partners of CEF, of which principal payments of $9.8 million had been made on the anniversary of the respective dates of issuance, and convertible notes in the principal amount of $2.5 million had been purchased by us for $1.77 million, leaving convertible notes in the principal amount of $21.7 million outstanding. As of July 13, 2022, notes to CEF and CEF II in the aggregate principal amount of $19.5 million were outstanding.

                Six of the limited partners commenced an action against CEF, SolarMax and others, including Mr. Hsu and Mr. Yuan, seeking cash payment of their capital contribution to CEF totaling $3.0 million and other relief, including a declaration that the $45.0 million note to CEF is due and payable. Three of these limited partners settled their actions. One of these limited partners had the action dismissed by the court. The action by the fifth and sixth limited partners, whose capital account is $1.0 million is pending. The $1.0 million claimed by these plaintiffs, along with the outstanding principal amount of the loan to CEF, is included in the note payable to CEF. See “Business – Legal Proceedings.”

                During the three months ended March 31, 2022 and the years ended December 31, 2021 and 2020, we made payments on account of the EB-5 notes in the amount of $                 , $                  and $                   , respectively , either as payments of installments of principal due under the convertible notes or to pay the principal amount of the notes at a discount.  Such payments were made from our cash flow from operations.  W e plan to use our cash flow to make any payments necessary to pay the convertible notes as they become due to the extent that the note holders do not exercise their conversion rights under the notes.  However, to the extent that we do not have the funds to pay these notes we may use the proceeds of this offering for such purpose.  T o the extent that we do not have sufficient cash flow from operations to enable us to pay the EB-5 notes, as well as other outstanding indebtedness, we may need to rely on the proceeds of this offering to meet our liquidity needs .

Other Debt Obligations

We have a loan for $2.0 million from an unrelated party bearing interest rate at 6% per annum which becomes due at August 31, 2022. This loan has been extended periodically since the original maturity date.

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On April 15 and April 16, 2020, we received forgivable government loans totaling $1,855,816 pursuant to the paycheck protection program under the CARES Act. The loans were made to three of our United States subsidiaries and may be entirely or partially forgivable if the loan proceeds are used for eligible expenses which include employee payroll, mortgage interest, rents and utilities, over the subsequent 24 weeks from the loan origination date, and we maintained the required number of full-time employee equivalents by September 30, 2020. For the non-forgivable portion, the loan would be due in two years at a fixed interest rate of one percent with the first payment due in six months. In July and September 2021, $1,798,539 of the paycheck protection program loans were forgiven and in September 2021 the remaining $57,277 of the loans were repaid.

On April 21, 2020 and May 13, 2020, we received advances totaling $24,000 under the EIDL program. The advances will reduce the amount that will ultimately be forgiven under the PPP program.

On February 1, 2021, we received loans pursuant to the Paycheck Protection Program Second Draw totaling $1,855,813. The loans were issued to three of our United States subsidiaries and may be entirely or partially forgivable if the loan proceeds are used for eligible expenses which include employee payroll, mortgage interest, rents, utilities and other eligible costs allowed by the Small Business Administration, during the 24-week period beginning on the date of the first disbursement of the loans. For the non-forgivable portion, the loans would be due in five years at a fixed interest rate of one percent per annum with the first payment due 16 months from the date of the first disbursement of the loans.  In February and April 2022, $1,852,291 of the loans from the Paycheck Protection Program Second Draw were forgiven and in May 2022 the remaining $3,522 of the loans were repaid.

PRC Solar Farm Project Financings

On May 21, 2020, our PRC project subsidiary for the Ancha project entered into project financings with an unrelated PRC lender in an aggregate amount of RMB 163.5 million (approximately $24 million) to finance the construction of the Ancha project. The interest rate is based on a stipulated benchmark which is currently at 5.311% per year. The financing is secured by the Ancha solar farm project. As a result of the sale and transfer of 70% of the equity interests in the Ancha project company in December 2020, the project company is no longer consolidated by us and accordingly, the financing obtained by the project company is no longer presented as a liability in our consolidated financial statements effective on December 31, 2020.

On October 29, 2019, our PRC project subsidiaries for the Yilong #2 and Xingren projects entered into project financings with an unrelated PRC lender in an aggregate amount of RMB 310 million (approximately $44.5 million) to finance the construction of the Yilong #2 and Xingren projects. The interest rate is based on a stipulated benchmark which is currently at 6.2% per year with interest only payment until April 2020 and interest and principal payments thereafter, due quarterly until October 29, 2034. The financing for each project is are secured by of the solar farm’s assets and are also guaranteed by SPIC. As a result of the sale and transfer of 70% of the controlling interests in Yilong #2 and Xingren project subsidiaries to SPIC on April 30, 2020, the project companies are no longer consolidated by us and accordingly, commencing May 1, 2020, the financing obtained by the two project companies is not presented as a liability on our consolidated financial statements.

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Contractual Obligations

Borrowings

Principal maturities for the financing arrangements as of March 31, 2022 are as follows (dollars in thousands):

Period ending December 31,	Auto Loans	Bank and Other Unsecured Loans	EB - 5 Related Party Loans	Convertible Notes	Total
2022 (remaining months)	40	2,000	13,500	5,900	21,440
2023	45	-	8,000	5,900	13,945
2024	-	-	-	5,700	5,700
2025	-	-	-	2,500	2,500
2026	-	1,661	-	800	2,461
Thereafter	-	-	-	-	-
Total	$85	$3,661	$21,500	$20,800	$46,046

Operating Leases

Future minimum lease commitments for office facilities and equipment for each of the next five years as of March 31, 2022, are as follows (dollars in thousands):

Period ending December 31,	Related Parties	Others	Total
2022 (remaining months)	1,051	138	1,189
2023	1,443	28	1,471
2024	1,486	12	1,498
2025	1,530	-	1,530
2026	1,525	-	1,525
Thereafter	-	-	-
Total	$7,035	$178	$7,213

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Employment Agreements

On October 7, 2016, we entered into employment agreements with our chief executive officer, David Hsu, for a five-year term commencing January 1, 2017 and continuing on a year-to-year basis unless terminated by us or Mr. Hsu on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreements provide for an annual salary with an increase of not less than 3% and an annual bonus in restricted stock and cash equal to a specified percentage of consolidated revenues for each year. M r. Hsu’s annual salary for 2020 is $577,779, which reflects a voluntary reduction in salary as part of a company-wide compensation reduction in view of the COVID 19 pandemic. His salary for 2021 was $675,305, and his salary for 2022 is at the annual rate of $695,564. We also owe Mr. Hsu $675,000 as the cash payment in connection with his exchange of 1,348,213 restricted shares of common stock for options to purchase 1,428,432 shares of common stock at $5.01 per share and a cash payment of $675,000, which was initially payable by December 15, 2019 and has been extended and is now due within three business days of the effective time of the offering. In addition, at July 13, 2022, we owed Mr. Hsu $1,159,142, representing deferred salary from 2019, 2020, 2021 and 2022 and cash bonuses deferred from 2017 and 2018.  Mr. Hsu waived his bonus for 2019, 2020 and 2021 as part of the suspension of incentive programs for key employees.

Effective February 24, 2020, Ching Liu resigned from all her positions with us and her employment agreement with was terminated. She continues to provide services to us pursuant to a consulting agreement consulting agreement which provides for compensation at the rate of $15,000 per month. Pursuant to a release and separation agreement dated October 1, 2020, with certain limited exceptions, we and Ms. Liu released each other from their obligations under her employment agreement, and we paid Ms. Liu $25,497, and agreed to pay her $803,095, representing the outstanding balance due her for her deferred salary from 2019 and 2020, cash bonus deferred from 2017 and 2018 and accrued medical and dental benefits. We also owe Ms. Liu $500,000 in connection with her exchange of 998,676 restricted shares for options to purchase 1,058,098 shares of common stock at $5.01 per share a cash payment of $500,000, which was initially payable by December 15, 2019 and has been extended and is now due within three business days of the effective date time of the offering. Ms. Liu waived her cash and equity bonuses for 2019 as part of the suspension of incentive programs for key employees.

Cash Requirements

We require substantial funds for our business and we believe that the anticipated cash available at the effective time of the offering including the proceeds of this offering, together with cash generated by our operations should enable us to meet our cash requirements for at least the twelve months from the effective time of the offering. However, we cannot assure you that we will not require additional funds to meet our commitments or that funds will be available on reasonable terms, if at all. We have significant debt obligations which mature or may mature within three months from the date of this offering. We are seeking to negotiate extensions to our loan obligations and, with respect to the loans made under the EB-5 program, as described above, we are seeking to refinance the loans through the issuance of secured subordinated convertible notes to the limited partners of the lenders. We also have obligations to Mr. Hsu and Ms. Liu described above, approximately $1.9 million of which are payable within three business days after the effective time of the offering. We cannot assure you that we will be able to negotiate extensions to our loans or refinancing of our EB-5 debt. The willingness of the limited partners of CEF and CEF II to accept convertible notes rather than a cash payment of their investment in the limited partnership may be affected by their perception of our performance and the performance of our common stock as well as their perception that they could get a more favorable result with litigation. To the extent that any settlements of pending litigation provide the plaintiffs with what is perceived to be a more favorable result than acceptance of the convertible notes it may be necessary for us to provide more favorable terms to the limited partners. To the extent that we are not able to extend or refinance our current debt obligations, or satisfy our obligations from cash flow,   we will use funds available upon completion of the offering for that purpose, which will reduce the funds available for the expansion of our business. If our current liabilities exceed the available cash, we will need to obtain alternative financing. We cannot assure you that such financing will be available on acceptable, if any terms, which would impair our ability to develop our business. Our financial statements for the year ended December 31, 2021 have a going concern paragraph.

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Critical Accounting Policies

We are an emerging growth company within the meaning of the Securities Act, and, as such, will utilize certain exemptions from various public company reporting requirements. For example, we will not have to provide an auditor’s attestation report on our internal controls in future annual reports on Form 10-K as otherwise required by Section 404(b) of the Sarbanes-Oxley Act. In addition, Section 107 of the JOBS Act provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to utilize this extended transition period. Our financial statements and, following the offering our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards as they become applicable to public companies.

Our consolidated financial statements have been prepared in accordance with GAAP. The preparation of these financial statements in conformity with GAAP requires us to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We base these estimates, judgments, and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances. We continually evaluate the policies and estimates we use to prepare our consolidated financial statements. Changes in estimates or policies applied could affect our financial position and specific items in the results of operations that are used by our stockholders, potential investors, industry analysts, and lenders in their evaluation our performance.

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC. The consolidated financial statements include our accounts and the accounts or our direct and indirect owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our consolidated financial position, results of operations and cash flows have been included.

We evaluate the need to consolidate joint ventures and variable interest entities based on standards set forth in ASC Topic 810, Consolidation (“ASC 810”). In determining whether we have a controlling interest in a joint venture or a variable interest entity and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, authority to make decisions and contractual and substantive participating rights of the partners/members, as well as whether the entity is a variable interest entity for which we are the primary beneficiary. As of December 31, 2020 and 2019, our United States segment held non-controlling interests in Alliance Solar Capital 1, LLC (“A#1”), Alliance Solar Capital 2, LLC (“A#2”), and Alliance Solar Capital 3, LLC (“A#3”) and an investment in a PRC-based panel manufacturer, Changzhou Holysolar Technology, Co., Ltd, which was renamed to “Changzhou Hongyi New Energy Technology Co., Ltd” on March 10, 2017 (“Changzhou”). At December 31, 2020, we have three unconsolidated investments in the PRC related to its 30% non-controlling interests in the previously-consolidated project companies for Yilong #2, Xingren and Ancha.

During 2020, we sold our controlling interests in the three project companies that hold Yilong #2, Xingren and Ancha projects, and sold 100% ownership interest in the project company that holds the Hehua project. Beginning on May 1, 2020, our 30% non-controlling interests in the Yilong #2 and Xingren project companies are accounted for under the equity method of accounting. Because the controlling interests for the project companies for the Ancha and Hehua projects were sold on December 29, 2020, our non-controlling interests in the Ancha and Hehua project companies of 30% and 0%, respectively, are accounted for under the equity method of accounting as of December 31, 2020.

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As of December 31, 2021 and 2020, we did not hold variable interests in any variable interest entities (“VIEs”) and did not consolidate any variable interest entities. We have determined that it is not the primary beneficiary in the only operational VIE, SMX Property LLC (“SMXP”) and therefore, did not consolidate the financial information of SMXP. We are the lessee under an operating lease of our Riverside, CA headquarters facility with SMXP. SMXP is a private entity owned by our founders, one of whom is our chief executive officer and a director, another who is a director, and another is a former officer and director. The lease dated September 16, 2016, has a ten-year term, with one five-year renewal option. We do not have any ownership interest in SMXP. Other than the common ownership  and the operating, we do not have any economic arrangements with SMXP such that we will have an obligation to support the operations of SMXP. Further, we do not have the power to direct and control the activities of SMXP as such power to direct and control resides with SMXP’s principals. Accordingly, we are not considered to be the primary beneficiary of SMXP and has not consolidated SMXP.

Prior to September 10, 2021, our non-controlling interest was comprised of the 6.25% minority interest in SMX Capital, a consolidated subsidiary, held by a former executive of our China segment and a current stockholder. Prior to 2021, the minority interest is reflected as non-controlling interests in the accompanying consolidated financial statements. On September 10, 2021, we purchased the minority interest.

COVID-19, Liquidity and Going Concern

In response to the COVID-19 pandemic, governmental authorities have recommended or ordered the limitation or cessation of certain business or commercial activities in jurisdictions in which we operate. Further, the issuance of permits necessary for residential solar systems was affected because some local California government offices that issued permits for solar installations were closed for parts of the second quarter and, as a result of government workers working from home subsequent to the second quarter, effectively operated with reduced hours. As a result, in the United States, we experienced a lower level of residential solar energy system installations with a decline in revenue in the year ended December 31, 2021, compared to the same period in 2020. In China, the timing of final solar farm project approvals for two projects and the beginning of one new solar farm installation were delayed for approximately three months but the delays did not have a material impact on our China business in 2021 and 2020. Our recognition of revenue from two of our contracts with SPIC was delayed because the government office whose consent was required was closed for the pandemic. Further, the effects of China’s zero tolerance policy with respect to COVID-19 which has resulted in lockdowns in cities and provinces in China, have impaired our ability to negotiate contracts and payment schedules with SPIC, which has been our only customer for our China segment since 2020, with the result that we have no pending agreement with SPIC.

To the extent that the government in California or China institutes or recommends further closures, including closures or reduced office hours of the government offices that process permits for solar installation, we may not be able to negotiate new contracts for our China Segment.  As a result of the COVID-19 pandemic, our operations in China were temporarily disrupted due to the lockdown and the operations have gradually returned to normal operation beginning in the second quarter of 2020. In March and April 2020, our United States operations experienced the impact of COVID-19 that resulted in the implementation of headcount reduction and other cost-saving measures in an effort to improve liquidity. We obtained additional liquidity in the United States through the available government assistance programs in the form of loans and grants. As of the date of this prospectus, the extent to which the COVID-19 pandemic may materially impact our financial condition, liquidity or results of operations is uncertain.

The effects of a subvariant of the Omicron variant of COVID-19, which may spread faster than the original Omicron variant, as well as the effects of any new variants and subvariants which may develop, including any actions taken by governments, which have the effect of slowing our sales in the United States or increasing the already-existing supply chain problems. Further, China’s policy of effecting closures to avoid infections, including the recent lockdown in many provinces and municipalities in China, is affecting our ability to generate revenue in China.

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The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of SolarMax as a going concern. Our recurring net losses, increased accumulated deficit and stockholders’ deficit, raise substantial doubt about our ability to continue as a going concern. During the three months ended March 31, 2022, we incurred a net loss of approximately $0.8 million and reported negative cash provided by operations of approximately $2.0 million. At March 31, 2022, the accumulated deficit was approximately $63.0 million, the working capital deficiency was $10.8 million and the stockholders’ deficiency was approximately $9.2 million. In connection with these consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raise substantial doubt about our ability to meet our obligations as they become due within one year from the date of issuance of these financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, negative cash flows from operating activities, and significant current debt.

As of March 31, 2022, our principal sources of liquidity consisted of approximately $5.0 million of cash and cash equivalents, as well as anticipated cash flow from operations.  We believe our current cash balances coupled with anticipated cash flow from operating activities may not be sufficient to meet our working capital requirements for at least one year from the date of the issuance of the accompanying consolidated financial statements, including approximately $21.5 million of debt that is due in the next twelve months. Management is focused on expanding our existing business, as well as our customer base, including our continuing efforts to generate revenue from non-related parties for our China operations and to continue to increase our revenues. We are looking to continue to negotiate an exchange of a large portion of the approximately $13.5 million of the current portion of long-term related party loans for convertible notes that mature in periods beyond one year. Though we have successfully exchanged a substantial portion of the related party loans that already matured into convertible notes in 2020, 2021 and 2022, we cannot predict whether we will be successful in these continued efforts. We are also looking to raise additional funds through the proposed offering.

As a result of the above, there is substantial doubt regarding our ability to continue as a going concern within one year from the date of issuance of these financial statements. We cannot give assurance that we can increase our cash balances or limit our cash consumption, complete a public offering or other alternative offering or obtain the exchange of any of our current debt and thus maintain sufficient cash balances for our planned operations. Future business demands may lead to cash utilization at levels greater than recently experienced. Revenue and cash flow from our China segment is irregular because of the timing of solar projects and we require significant funds for our operations, particularly during periods when there is little or no revenue or cash flow from the projects. We may need to raise additional capital in the future. However, we cannot assure that it will be able to raise additional capital on acceptable terms, or at all.

Revenue Recognition

Effective on January 1, 2019, we adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and its various updates (“Topic 606”) for interim periods within the year ended December 31, 2019 using the modified retrospective method with a cumulative reduction adjustment to retained earnings as of January 1, 2019 of $580,867, which represents the net impact of recognizing solar energy revenue in the United States over time rather than at a point in time, which resulted in $397,226 of gross profit, and writing off $978,093 in deferred project costs in the PRC. We have applied Topic 606 to all customer contracts not completed by the initial date of application.

Revenue is measured based on the considerations specified in a contract with a customer and excludes any sales incentives and amounts collected on behalf of third parties. We recognize revenue when we satisfy a performance obligation by transferring control over a product or service to a customer.

Taxes assessed by government authorities that are imposed on, or concurrent with, a specific revenue-producing transaction are collected by us from the customer and excluded from revenue.

Our principal activities from which we generate our revenue are described below.

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Revenue from Engineering, Procurement and Construction (“EPC”) Services

For energy generation assets owned and controlled by the customer, we recognize revenue for sales of EPC services over time as our performance creates or enhances an energy generation asset controlled by the customer. Furthermore, the sale of EPC services represents a single performance obligation for the development and construction of a single generation asset, which is a complete solar energy project. For such sale arrangements, we recognize revenue using cost-based input methods, which recognize revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated costs of the contract after consideration of the customer’s commitment to perform its obligations under the contract, which is typically measured through the receipt of cash deposits or other forms of financial security issued by creditworthy financial institutions or parent entities.

Payment for EPC services is made by the customer pursuant to the billing schedule stipulated in the EPC contract which is generally based on the progress of the construction. Once the bills are issued to the customer, the customer generally has 30 days to make the payment on the amount billed less a retainage provision which is approximately 3% to 5%, depending on the contract. The retainage amount is withheld by the customer and is paid at the conclusion of the 12-month warranty period.

In applying cost-based input methods of revenue recognition, we use the actual costs incurred relative to the total estimated costs (including solar module costs) to determine the progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. Cost based input methods of revenue recognition are considered a faithful depiction of our efforts to satisfy long-term construction contracts and therefore reflect the transfer of goods to a customer under such contracts. Costs incurred that do not contribute to satisfying our performance obligations (“inefficient costs”) are excluded from our input methods of revenue recognition as the amounts are not reflective of our transferring control of the solar energy system to the customer. Costs incurred towards contract completion may include costs associated with solar modules, direct materials, labor, subcontractors, and other indirect costs related to contract performance. We recognize solar module and direct material costs as incurred when such items have been installed in a system.

Cost-based input methods of revenue recognition require us to make estimates of net contract revenues and costs to complete our projects. In making such estimates, significant judgment is required to evaluate assumptions related to the amount of net contract revenues, including the impact of any performance incentives, liquidated damages, and other payments to customers. Significant judgment is also required to evaluate assumptions related to the costs to complete our projects, including materials, labor, contingencies, and other system costs. If the estimated total costs on any contract, including any inefficient costs, are greater than the net contract revenues, we recognize the entire estimated loss in the period the loss becomes known. The cumulative effect of revisions to estimates related to net contract revenues or costs to complete contracts are recorded in the period in which the revisions to estimates are identified and the amounts can be reasonably estimated. The effect of the changes on future periods are recognized as if the revised estimates had been used since revenue was initially recognized under the contract. Such revisions could occur in any reporting period, and the effects may be material depending on the size of the contracts or the changes in estimates.

Our arrangements may contain clauses such as contingent repurchase options, delay liquidated damages, rebates, penalties or early performance bonus, most favorably pricing or other provisions, if applicable, that can either increase or decrease the transaction price. We have historically estimated variable considerations that decrease the transaction price (e.g., penalties) and recorded such amounts as an offset to revenue, consistent with requirements under Topic 606. Variable considerations that increase the transaction price (e.g., performance bonuses) were historically recognized under Topic 605 on a cash basis as such amounts were not fixed and determinable and collectability was not reasonably assured until paid.  However, under Topic 606, we will need to estimate and apply a constraint on such variable considerations and include that amount in the transaction price. Because our historical policies on estimating variable considerations that would decrease the transaction price have largely mirrored the requirements under Topic 606, and because variable considerations that would increase the transaction price have historically been immaterial or would likely be constrained under Topic 606, there is no cumulative effect adjustment. We estimate variable considerations for amounts to which we expect to be entitled and for which it is not probable that a significant reversal of cumulative revenue recognized will occur.

For energy generation assets not owned and controlled by the customer during the duration of the construction as well as contracts with customers that do not require progress payments during construction and whereby the contracts include restrictive acceptance provisions before any progress payments are made by the customers, we recognize revenues at a point in time when we determine we have sufficient evidence of acceptance, an indicator that obliges the customers to make payments to us pursuant to the contracts. Under this situation, we believe we have the control of the projects until they are accepted by the customers and that all the applicable performance obligations under the customer contract are met, which is the point in time when all the required performance obligations under the customer contract are fully met.

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Sale of Controlling Interests in Project Companies

We account for the sale of the controlling interest in the solar project companies in our China segment under ASC 610-20, Gains and Losses from Derecognition of Nonfinancial Assets, (“ASC 610-20”). ASC 610-20 provided guidance for recognizing gains and losses from the transfer of nonfinancial assets, which includes the sale of real estate. ASU 2017-05 issued in February 2017, amends the guidance on nonfinancial assets in ASC 610-20. The amendments clarify that (i) a financial asset is within the scope of ASC 610-20 if it meets the definition of an in-substance nonfinancial asset and may include nonfinancial assets transferred within a legal entity to a counter-party, (ii) an entity should identify each distinct nonfinancial asset or in substance nonfinancial asset promised to a counter-party and de-recognize each asset when a counter-party obtains control of it, and (iii) an entity should allocate consideration to each distinct asset by applying the guidance in ASC 606 on allocating the transaction price to performance obligations. Further, ASU 2017-05 provides guidance on accounting for partial sales of nonfinancial assets. We applied the provisions of ASC 610-20, for gains or losses on sale of real estate, and recognizes any gains or losses at the time control of a property is transferred and when it is probable that substantially all of the related consideration will be collected.

During the year ended December 31, 2020, we sold controlling interests in two project companies for the Ancha and Hehua projects in the PRC segment that met the requirements for recognition under ASC 610-20. During the year ended December 31, 2020, we also sold controlling interests in two other project companies for the Yilong #2 and Xingren projects in the PRC segment that met the requirements for recognition under ASC 810 because the project companies for the Yilong #2 and Xingren projects met the definition of a business at the time of the sale and therefore the revenue recognition under ASC 810 was therefore applied for the sale of the project companies for the Yilong #2 and Xingren projects.

PRC Power Purchase Agreements Revenue

Revenues under certain power purchase agreements are recognized based on the output delivered at an agreed upon rate over the contract term. We record the revenue under such power purchase agreements during the period under which we have controlling interest in the project subsidiary. Revenue recognition ceases upon the sale and transfer of controlling interest in the project subsidiary to a third party.

Solar Energy and Battery Storage Systems and Components Sales

We have analyzed the impact of Topic 606 on the sales of solar energy systems, battery storage systems, and other products and has concluded that the revenue recognition associated with these sales should be recognized over time (instead of a point in time prior to the accounting change resulting from the adoption of Topic 606 on January 1, 2019) as our performance creates or enhances the property controlled by the customer (the asset is being constructed on a customer’s premises that the customer controls). Such accounting change has been made effective upon the adoption of Topic 606 on January 1, 2019 with a cumulative adjustment to increase retained earnings of $397,226. The new accounting is reflected in the accompanying consolidated financial statements for the three months ended March 31, 2022 and the years ended December 31, 2021 and 2020.

Our principal performance obligation is to design and install a solar energy system that is interconnected to the local power grid and for which permission to operate has been granted by a utility company to the customer. We recognize revenue over time as control of the solar energy system transfers to the customer which begins at installation and concludes when the utility company has granted the permission to operate.

All costs to obtain and fulfill contracts associated with system sales and other product sales are expensed to cost of revenue when the corresponding revenue is recognized.

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For solar energy and battery storage system sales, we recognize revenue using a cost-based input method that recognizes revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated cost of the contract. In applying cost-based input methods of revenue recognition, we use the actual costs incurred for installation and obtaining the permission to operate, each relative to the total estimated cost of the solar energy and battery storage system, to determine our progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. Cost-based input methods of revenue recognition are considered a faithful depiction of our efforts to satisfy solar energy and battery system contracts and therefore reflect the transfer of goods to a customer under such contracts. Costs incurred towards contract completion may include costs associated with solar modules, battery components, direct materials, labor, subcontractors, and other indirect costs related to contract performance.

In the United States, we sell solar energy and battery storage systems to residential and commercial customers and recognize revenue net of sales taxes. Customers may pay for these sales in cash or by financing with us. Cash sales include direct payments from the customer (including financing obtained directly by the customer), third-party financing arranged by us for the customer, and leasing arranged by us for the customer through Sunrun, Inc. (“Sunrun”).

For a system sale paid by a customer by direct payments, the payments are made by the customer as stipulated in the underlying home improvement or commercial contract which generally includes an upfront down payment at contract signing, payments at delivery of materials and installation ranging from 70% to 85% of the contract price, and the payment of the final balance at the time of the city signoff or when the permission to operate the solar system is granted by a utility company.

For a system sale paid by a customer with third-party financing arranged by us for the customer, direct payments are made by the financing company to us based on an agreement between the financing company and us, with the majority of the payments made by the time of completion of installation but not later than the date on which the permission to operate the solar system is granted by the utility company.

For a system sale paid by a customer with a lease through Sunrun, direct payments are made by Sunrun to SolarMax based on an agreement between Sunrun and SolarMax, which is generally 80% upon the completion of installation and 20% upon the permission to operate is granted.

For a system sale to a customer by financing with us, the customer receivable, less any down payments, becomes a loan receivable following the grant of the permission to operate the solar system by a utility company, at which time the loan is recorded and the loan interest begins to accrue.  Financing terms for sales with financing by us are generally made for terms up to 60 months.

LED Product Sales and Service Sales

For product sales, we recognize revenue at a point in time following the transfer of control of the products to the customer, which typically occurs upon shipment or delivery depending on the terms of the underlying contracts. For contracts involving both products and services (i.e., multiple performance obligations), we allocate the transaction price to each performance obligation identified in the contract based on relative standalone selling prices, or estimates of such prices, and recognize the related revenue as control of each individual product is transferred to the customer, in satisfaction of the corresponding performance obligations. Revenue from services is recognized when services are completed which is upon acceptance by the customer.  The standalone selling price of the warranty is not material and, therefore, we have not allocated any portion of the transaction price to any performance obligation associated with the warranty.

Payment of products is generally made upon delivery or with a 30 day term. Extended payment terms are provided on a limited basis not to exceed twelve months. Payment of services is due when the services are completed and accepted by the customer. For certain LED product sales, we provide the customers with a right of return subject to restocking fees. We assessed such rights of return as variable consideration and recognizes revenue based on the amount of consideration we expect to receive after returns are made. Based on our historical experience, we have determined the likelihood and magnitude of a future returns to be immaterial and currently has not provided for a liability for such returns on the LED product sales.

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For contracts where we agreed to provide the customer with rooftop solar energy systems (including design, materials, and installation of the system) in addition to providing LED products and LED installation, these agreements may contain multiple performance obligations: 1) the combined performance obligation to design and install rooftop solar energy system; 2) the performance obligation to deliver the LED products; and, 3) the performance obligation to install the LED products.  Topic 606 permits goods and services that are deemed to be immaterial in the context of a contract to be disregarded when considering performance obligations within an agreement. We will compare the standalone selling price of the installations and products to the total contract value to determine whether the value of these installations and products is quantitatively immaterial within the context of the contract. Similarly, these services may be qualitatively immaterial in the eyes of the customer. While the customer ordered these products and has received a separate quote for them, they may not be a material driving factor within the agreement for a solar energy system. Further, a reasonable person may not consider providing and installing LED products to be a material part of the arrangement to design and construct a large solar facility. If these products and services are determined to be immaterial within the context of the contract, they will be combined with the performance obligation to design and install the rooftop solar energy system. If management determines that the products and services are determined to be material to the overall project, they would represent a separate performance obligation.

Operating Leases and Power Purchase Agreements (PPAs) in United States

From 2010 to 2014, we constructed and offered built-to-suit commercial-grade photovoltaic systems for certain commercial and not-for-profit customers in California, Hawaii, Colorado and New Jersey; under long-term leases and PPAs, with terms of up to 20 years. Under these arrangements, we own the systems and receive the 30% upfront federal grant or investment tax credits, as well as any applicable state and utility company rebates on the systems it owns. Upfront grants, rebates and incentives were applied to reduce the cost of the systems. All other annual rebates and performance-based incentive rebates constitute variable consideration and are recognized in revenue when received because, at that point, it becomes probable that a significant reversal in the cumulative amount of revenue recognized will not occur. In connection with our ownership of solar systems primarily in New Jersey, we own a number of Solar Renewable Energy Certificates (“SREC”). There is currently no assigned monetary value to an SREC and the prices are ultimately determined by market forces within the parameters set forth by the state. We recognize the revenue of the SREC when it is sold.

We sell energy generated by PV solar power systems under PPAs. For energy sold under PPAs, which may qualify as a lease, we recognize revenue each period based on the volume of energy delivered to the customer and the price stated in the PPA.

For leases, we are the lessor of solar energy systems, which are accounted for as operating leases in accordance with ASC 840, Leases, since the lease does not provide for the ownership transfer to the lessee at the end of lease, the lease does not contain a bargain purchase option, the lease term does not exceed 75% of the economic life of the underlying solar system which is typically 35-40 years, and the net present value of the lease payments does not exceed 90% of the original investment.

Revenue from all of our operating leases is currently recognized on a straight-line basis over the contractual term.

Loan Interest Income

In the United States, we provide installment financing to qualified customers to purchase residential or commercial photovoltaic systems, energy storage systems, as well as LED products and services. Customer loans receivable are classified as held-for-investment based on management’s intent and ability to hold the loans for the foreseeable future or to maturity. Loans held-for-investment are carried at amortized cost and are reduced by an allowance for estimated credit losses as necessary. We recognize interest income on loans, including the amortization of discounts and premiums, using the interest method. The interest method is applied on a loan-by-loan basis when collectability of the future payments is reasonably assured. Interest on loans generally continues to accrue until the loans are charged off. Premiums and discounts are recognized as yield adjustments over the term of the related loans. Loans are transferred from held-for-investment to held-for-sale when management’s intent is not to hold the loans for the foreseeable future. Loans held-for-sale are recorded at the lower of cost or fair value. There were no loans held-for-sale at March 31, 2022, or December 31, 2021 and 2020.

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Impairment of Long-Lived Assets and Goodwill

We assess the carrying value of our long-lived assets and related intangibles for impairment whenever events or changes in circumstances indicate that the carrying value of the long-lived asset, or group of assets, may not be recoverable, but at least annually. Recoverability of long-lived assets is measured by comparing the carrying amount of the long-lived assets to the respective estimated future undiscounted cash flows. The estimated future undiscounted cash flows are calculated utilizing the lowest level of identifiable cash flows that are largely independent of the cash flows of other assets and liabilities. If our analysis indicates that the carrying value of the long-lived assets is not recoverable on an undiscounted cash flow basis, it recognizes an impairment charge for the amount by which the carrying value exceeds the fair value of the long-lived asset.

Goodwill is tested for impairment at least annually based on certain qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. When assessing goodwill for impairment, we consider the enterprise value and if necessary, the discounted cash flow model, which involves assumptions and estimates, including our future financial performance, weighted-average cost of capital and interpretation of currently enacted tax laws. Circumstances that could indicate impairment and require us to perform a quantitative impairment test include a significant decline in the financial results, a significant decline in the enterprise value relative to our net book value, an unanticipated change in competition or the market share and a significant change in the strategic plans. Based on our annual impairment testing, we determined the estimated fair value of our PRC reporting unit substantially exceeds our carrying value.

Income Taxes

We account for income taxes pursuant to the FASB ASC Topic 740. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. We account for the investment tax credits under the flow-through method which treats the credits as a reduction of federal income taxes of the year in which the credit arises or is utilized. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

We record net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. We have determined it is more likely than not that our deferred tax assets related to our United States operation will not be realizable and has recorded a full valuation allowance against our deferred tax assets. In the event we are able to realize such deferred income tax assets in the future in excess of the net recorded amount we would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

Topic 740-10 clarifies the accounting for uncertainty in income taxes recognized in our consolidated financial statements in accordance with GAAP. The calculation of our tax provision involves the application of complex tax rules and regulations within multiple jurisdictions. Our tax liabilities include estimates for all income-related taxes that it believes are probable and that can be reasonably estimated. To the extent that our estimates are understated, additional charges to the provision for income taxes would be recorded in the period in which it determines such understatement. If our income tax estimates are overstated, income tax benefits will be recognized when realized.

We recognize interest and penalties related to unrecognized tax positions as income tax expense. For the three months ended March 31, 2022 and the years ended December 31, 2021 and 2020, we did not incur any related interest and penalties.

We do not record U.S. income taxes on the undistributed earnings of our foreign subsidiaries based upon our intention to permanently reinvest undistributed earnings to ensure sufficient working capital and further expansion of existing operations outside the United States. As of March 31, 2022 and December 31, 2022 and 2021, our foreign subsidiaries operated at a cumulative deficit for U.S. earnings and profit purposes. In the event we are required to repatriate funds from outside of the United States, such repatriation would be subject to local laws, customs, and tax consequences. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.

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On March 27, 2020, in response to COVID-19 the United States enacted the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. While the CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions which are expected to impact our financial statements include removal of certain limitations on the utilization of net operating losses, increasing the loss carryback period for certain losses to five years, and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enact Tax Cuts and Jobs Act. As we have not generated taxable income in the previous years, the CARES Act feature allowing federal net operating losses originating in 2018, 2019 or 2020 to be carried back five years has no impact on us. In addition, the California net operating losses utilization will be suspended for the year 2020-2022 which is not expected to have any impact as well due to our not having generated any California taxable income.

Effect of Offering on Tax Loss and Investment Credit Carryforwards

We have historically filed United States federal, California, Colorado, Hawaii, and New Jersey corporate income tax returns. As of December 31, 2021, our federal and state income tax net operating loss (“NOL”) carryforwards were $42.2 million and $52.0 million, respectively. These NOLs will expire at various years from 2031 through 2037. Our US federal NOL generated post-2017 of $15.7 million can be carried forward indefinitely. Additionally, we have investment tax credits of $1.0 million as of December 31, 2021, for building qualifying energy properties and projects under IRC Section 48, which will expire at various dates from 2033 through 2034.

We also had unused net operating loss carryforwards from our Chinese subsidiaries in the amount of approximately $1.0 million as of December 31, 2020, which may be applied against future taxable income and which expired at the end of 2020.

The above NOL and investment tax credit carryforwards are subject to limitation under Sections 382 and 383 of the Code. Similar state provisions limit the amount of NOL and tax credit carryforwards that can be utilized to offset future taxable income as well. In general, as defined by Sections 382 and 383, an ownership change results from transactions increasing ownership of more than 5 percent stockholders or public groups in the stock of the corporation by more than 50 percentage points within three years of the ownership change event. We have not completed a Section 382/383 analysis regarding the limitation of net operating loss and research and development credit carryforwards. If a change in ownership occurred, our NOL and tax credit carryforwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance.

BUSINESS

Introduction

We are an integrated solar and renewable energy company. A solar energy system retains the direct current (DC) electricity from the sun and converts it to alternating current (AC) electricity that can be used to power residential homes and commercial businesses. The solar business is based on the ability of the users of solar energy systems to save on energy costs and reduce their carbon imprint as compared with power purchased from the local electricity utility company. We were founded in 2008 to engage in the solar business in the United States and, following the acquisition in 2015 of Chengdu Zhonghong Tianhao Technology Co., Ltd. (“Chengdu ZHTH”), which is a subsidiary of Solarmax Technology (Shanhai) Co. Ltd. (together with its subsidiaries thereunder, “ZHTH”), and Jiangsu Zhonghong Photovoltaic Electric Co., Ltd., or ZHPV, commenced operations in China. Our business in China is primarily conducted through ZHTH and ZHPV and their subsidiaries.

We operate in two segments – the United States operations and the China operations. Our United States operations primarily consist of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of our photovoltaic and battery backup systems, and (iii) sales of LED systems and services to government and commercial users.

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Our China operations consist of identifying and procuring solar farm projects for resale to third parties and performing EPC services primarily for solar farm projects. Our operations in China are conducted through our principal Chinese subsidiaries.

Our China operations did not generate any revenue for the three months ended March 31, 2022 and generated revenue of $7.8 million for the year ended December 31, 2021, and revenue of $96.1 million in the year ended December 31, 2020, substantially all of which was generated pursuant to agreements with SPIC, which is a large state-owned enterprise under the administration of the Chinese government that holds a range of energy assets, on four projects.

Our United States operations generated revenue of $9.6 million for the three months ended March 31, 2022, consisting of solar and battery revenue of $9.0 millio n, LED revenue of $0.3 million and financing revenue of $0.2 million.  For the year ended Dece mber 31, 2021, revenue from our United States operations was approximately $30.0 million, consisting of solar and battery revenue of $27.5 million, LED revenue of $1.3 million and financing revenue of $1.2 million. For the year ended December 31, 2020, revenue from United States operations was approximately $35.5 million, consisting of solar and battery storage revenue of approximately $28.9 million, LED revenue of approximately $4.8 million and financing revenue of approximately $1.8 million.

Effects of COVID-19 Pandemic

In response to the COVID-19 pandemic, governmental authorities have recommended or ordered the limitation or cessation of certain business or commercial activities in jurisdictions in which we operate. Further, the issuance of permits necessary for residential solar systems was affected because some local California government offices that issued permits for solar installations were closed for part of the second quarter and, as a result of government workers working from home subsequent to the second quarter, effectively operated with reduced hours. As a result, in the United States, we experienced a lower level of residential solar energy system installations compared to the same periods in 2020 and 2019. In China, the timing of final solar farm project approvals for two projects and the beginning of one new solar farm installation were delayed for approximately three months but the delays did not have a material impact on our China business in 2020 as the projects that we expected to complete in 2020 were completed, and we commenced and completed work on two additional projects, known as the Ancha and Hehua projects. The Ancha project was completed in December 2020 and the Hehua project was completed in June 2021. As of March 31, 2021, we did not have any new contracts for our China segment.

To the extent that the government in California or China institutes or recommends further closures, including closures or reduced office hours of the government offices that process permits for solar installation, we may suffer a further decline in revenue and results of operations. As a result of the COVID-19 pandemic, our operations in China were temporarily disrupted due to the lockdown and the operations have gradually returned to normal operation beginning in the second quarter of 2020. In March and April 2020, our United States operations experienced the impact of COVID-19 that resulted in the implementation of headcount reduction and other cost-saving measures in an effort to improve liquidity. We obtained additional liquidity through the available government assistance programs in the form of loans and grants. As of the date of this prospectus the extent to which the COVID-19 pandemic may materially impact our financial condition, liquidity or results of operations is uncertain.

On December 24, 2018, we filed a registration statement on Form S-1 for a public offering of our common stock, having previously submitted a draft registration statement with the SEC. We filed eight amendments to the registration statement, the last amendment of which was filed on January 16, 2020. The registration statement contemplated an offering of 4,000,000 shares at $4.00 per share. In large part as a result of the COVID-19 pandemic and the actions taken by the State of California and China, we were not able to complete the offering, and the registration statement was withdrawn in October 2020. We then looked to other financing sources, which resulted in the commencement of negotiations with Alberton and the execution of the Merger Agreement with Alberton, which was terminated in April 2022.

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Our Corporate Structure

We are a Nevada corporation formed in January 2008. We have four wholly-owned subsidiaries in the United States: SolarMax Renewable Energy Provider, Inc., SolarMax Financial, Inc. (“SolarMax Financial”), SolarMax LED, Inc. (“LED”) and SMX Capital, Inc. (“SMX Capital”). Prior to September 10, 2021, SMX Capital was a 93.75% owned subsidiary, and our financial statements were consolidated with our consolidated financial statements. The 6.25% minority interest was held by a former executive of our PRC operations and was acquired by us.

Our wholly-owned subsidiaries outside the United States are Accumulate Investment Co. Ltd. (BVI), a British Virgin Islands corporation (“Accumulate’), SolarMax Technology Holdings (Hong Kong) Limited, a Hong Kong corporation (“SolarMax Hong Kong”), Golden SolarMax Finance Co., Ltd, a Chinese corporation (“Golden SolarMax”) and SolarMax Technology Holdings (Cayman) Limited, a Cayman Islands corporation (“SolarMax Cayman”).

Accumulate has one wholly-owned subsidiary, Accumulate Investment Hong Kong, a Hong Kong corporation, which has one wholly-owned subsidiary, ZHPV.

SolarMax Hong Kong has one wholly-owned subsidiary, SolarMax Shanghai. SolarMax Shanghai is a wholly foreign-owned entity, which is referred to as a WFOE. SolarMax Shanghai currently has subsidiaries that are not significant, but forms subsidiaries which acquire permits for solar farms with a view to selling the project subsidiaries pursuant to the terms of agreements with the ultimate buyer, which during 2020 and 2021 was SPIC. We refer to SolarMax Shanghai and its subsidiaries collectively as ZHTH.

The following charts show our corporate structure for our United States and China segments. The chart for the China segment does not include the subsidiaries of ZHPV, which are either project subsidiaries or subsidiaries which are formed to perform services for a specific contract; or subsidiaries of SolarMax Shanghai.

United States Segment

SolarMax Technology, Inc.

SolarMax Renewable Energy Provider, Inc.	SolarMax LED Inc.	SolarMax Financial Inc.	SMX Capital, Inc. (93.75%)

China Segment

SolarMax Technology, Inc.

Golden SolarMax Finance. Co. Ltd.	SolarMax Technology Holdings (Hong Kong) Limited	Accumulate Investment Co. Ltd. (BVI)	SolarMax Technology Holdings (Cayman) Limited

	SolarMax Technology (Shanghai) Co., Ltd.	Accumulate Investment Co., Limited (HK)

Jiangsu Zhonghong Photovoltaic Electric Co. Ltd. (ZHPV)

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Our principal executive offices are located at 3080 12th Street, Riverside, California 92507. Our telephone number is (951) 300-0788. Our website is http://www.solarmaxtech.com.  Any information contained on, or that can be accessed through, our website or any other website is not a part of this prospectus.

Operations in China

General

Our business in China is conducted through ZHTH and ZHPV and their subsidiaries. Unlike systems that we sell in the United States, which are installations for residential and small business users, the projects in China are generally solar farms, which are constructed on large land areas where multiple ground-mount solar tracking towers are installed. While a typical residential or small business installation in the United States generally generates between 6.5KW and 0.2MW of power, the solar farms can generate in the range of 30MW to more than 100MW of power. To comply with the local requirements to own and operate the EPC business in China, ZHTH and ZHPV establish subsidiaries for different purposes. These special purpose subsidiaries include project subsidiaries which were formed by ZHTH or ZHPV to own the solar farms and the permits to construct and operate solar farms and the equity in the subsidiaries, or, in the case of the agreements with SPIC, are sold to the buyer of the projects upon completion. ZHTH was primarily engaged in the business of identifying and procuring solar system projects for resale to third party developers and related services in China. ZHPV’s core business is to provide EPC services.

Our business in China initially consisted primarily of identifying and procuring solar farm system projects for resale to third party developers and related services in China, identifying potential buyers of solar farms, and providing engineering, procuring and construction services, which are referred to in the industry as EPC services, for solar farms and, to a significantly lesser extent, rooftop solar systems in China. Approximately 95% of our China revenue in 2019 was generated from Changzhou Almaden Co., Ltd., which is a related party that we refer to in this prospectus as AMD. We did not generate any revenue from AMD  since 2019. See “Business – EPC Services.” Since the second half of 2019, our business in China consisted of EPC services pursuant to agreements with SPIC.  Substantially all  of our China revenues for the year ended December 31, 2021 and the year ended December 31, 2020 were generated from projects for SPIC, and substantially all of such revenues were generated during the second quarter from two of the projects for SPIC. See “Business– Agreements with SPIC.”

Based on the effective light resource and available land use, we are focusing on provinces with large tracts of available land and solar resources sufficient for the development of solar farms. We look to work with local entities on the project development. As part of this process we need to discuss the potential development with local government agencies, which may involve discussions with several departments. The local government agencies publish the availability of permits for solar farms, and we need to obtain the permit for the solar farm from the applicable government agency. We may also find the buyer who will own the solar farm. If we find a buyer to operate the solar farm, we transfer the equity of the project subsidiary related to the solar farm to the buyer. If we identify the buyer, we seek to both obtain the contract to perform the EPC work as well as to operate and maintain the project after completion. For our contracts with SPIC, SolarMax and SPIC jointly select the location of the project and the project subsidiary is formed pursuant to a co-development agreement.

We do not operate any solar farms as an owner, and we have no present plans to operate solar farms for our own account. To the extent that, in the future, it proposes to construct and operate a solar farm for our own account, any decision would be subject to obtaining sufficient financing to enable it to construct and operate the project and complying with government regulations relating to the ownership of a solar farm.

Acquisitions in China

On April 28, 2015, SolarMax acquired the ownership of Chengdu Zhonghong Tianhao Technology Co., Ltd. (“Chengdu ZHTH”), which is currently a subsidiary of ZHTH, and Jiangsu Zhonghong Photovoltaic Electric Co., Ltd., or ZHPV through share exchange agreements with the equity owners of these companies. The purchase price for Chengdu Zhonghong Tianhao Technology Co., Ltd. consisted of cash of RMB 200,000 (approximately $32,786) and 4,032,000 shares of common stock. The purchase price for ZHPV consisted of 593,663 shares of common stock. The ZHPV share exchange agreement, as amended, also included a contingency for us to pay the sellers’ liquidated damages of RMB 10,000,000 (approximately $1.6 million) in the event that we failed to take specified action with respect to a public offering by May 12, 2017, which was one year from the effective date of the amendment. We believe that we satisfied this condition with the confidential submission of a registration statement on Form S-1 in February 2017.

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Effective on May 12, 2016, in connection with the execution of the amendment to the share exchange agreement for ZHPV, ZHPV entered into a debt settlement agreement with Uonone Group Co., Ltd., one of the former owners of ZHPV. Pursuant to the debt settlement agreement, ZHPV and Uonone agreed to settle a list of pending business transactions entered by them during the period from December 31, 2012 to December 31, 2015. The financial impact of the debt settlement agreement was retroactively adjusted to the acquisition date of April 28, 2015 which reflects a receivable balance from Uonone Group in the amount of $1,570,000. As of March 31, 2022, the Uonone Group has repaid all amounts agreed to under the debt settlement agreement except for the RMB 3.0 million contingent receivable, which does not arise until and unless we become obligated under a contingent liability. We have not become obligated under the contingent liability. Additionally, under the debt settlement agreement, to the extent ZHPV receives settlement proceeds on matters that relate to events prior to the acquisition, ZHPV shall repay to Uonone the amount received less taxes, fees and expenses in connection with such settlement. During the year ended December 31, 2021, we received a total of $3.2 million in legal settlement proceeds and paid Uonone $2.2 million. As of March 31, 2022, the payable balance due to Uonone Group related to the legal settlement received by ZHPV was $3.5 million.

ZHPV holds a construction enterprise qualification certificate for Level III of general contractor for power engineering constructor issued on December 28, 2021, which permits ZHPV to conduct business as a contractor in power engineering construction. The qualification certificate will expire on December 31, 2022. Although we believe that the renewal of the certificate is routine, we cannot assure you that the certificate will be renewed in a timely manner when it expires. The certificate is granted by the local government and enables ZHPV to perform its services throughout China. We engage local licensed engineering firms to perform the initial design work through a bidding process. When the engineering firm completes its design proposal, we obtain owner approval prior to procurement and construction. Following the acquisition of Chengdu ZHTH, the business of Chengdu ZHTH was assumed and developed by its parent company SolarMax Shanghai. Chengdu ZHTH has since ceased to be active and we are in the process of deregistering Chengdu ZHTH with local authorities in China. We refer to SolarMax Shanghai and its subsidiaries collectively as ZHTH.

Agreements with SPIC

Substantially all of our China revenue for the year ended December 31, 2021 of $7.8 million and for the year ended December 31, 2020, of $96.1 million, was generated from four contracts with SPIC, and included revenue from SPIC and revenue from the sale of power by the project subsidiaries for Yilong #2 and Xingren from January 1, 2020 to April 30, 2020, the period prior to the sale of the controlling interests of such project subsidiaries to SPIC. We refer the four projects with SPIC that generated revenue in the year ended December 31, 2020 as Yilong #2, Xingren, Ancha and Hehua, which was 37% complete at December 31, 2020 and 100% complete at December 31, 2021. The Yilong #2 project is a 70 MW project, the Xingren project is a 35 MW project, the Ancha project is a 59 MW project, and the Hehua project is a 25 MW project. The agreements relating to these four projects are with our PRC subsidiaries.

Yilong #2 and Xingren Projects

In August 2019, we, through our PRC subsidiaries, entered into MA Agreements with SPIC, pursuant to which we agreed to construct and sell to SPIC the ownership and control of 70% of our project subsidiaries that own the 30MW solar farm project in Xingren (the “Xingren” project) and the 70MW project in Yilong (the “Yilong #2” project) when the projects are completed and accepted by SPIC and the completion of the equity transfer has occurred. Pursuant to the MA agreements, SPIC shall have the first right of refusal to purchase the remaining 30% ownership interests in either or both of the project subsidiaries one year after each of the projects is completed and operational. The construction on both projects were completed and connected to the grids as of December 31, 2019. On January 1, 2020, the project subsidiaries began power production and earning revenue from selling power to the PRC utility company,

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In March 2020 the equity transfer agreement to sell 70% controlling interest to SPIC was executed and in April 2020, the government approval of the equity transfer was registered. The consideration for the sale of the 70% interest is RMB 50.9 million (approximately $7.3 million) for Yilong #2 which was fully paid as of December 31, 2020, and RMB 27.5 million (approximately $3.9 million) for Xingren, which has an unpaid balance of RMB 54,352 ($7,765) as of December 31, 2020. We recognized a loss on the sale of the Yilong #2 project company of RMB 1.7 million ($244,000), and a gain on sale of the Xingren project company of RMB 801,000 ($116,000). In general, we do not generate a significant gain or loss from the sale of the equity in the project subsidiary. The revenue is generated from the EPC work on the project and, during the period when we own the project subsidiary, sale of power by the project subsidiary.

For the year ended December 31, 2020, our consolidated results of operations included the project subsidiaries’ results of operations from January 1, 2020 to April 30, 2020. Beginning on May 1, 2020, we no longer consolidated the project subsidiaries and report our  30% noncontrolling interest in the project subsidiaries under the equity method of accounting. As a result of the completion of the sale of the 70% controlling interest of the project subsidiaries to SPIC in April 2020, we met all the conditions under the MA Agreements and recognized the EPC revenue for the Yilong #2 and Xingren projects.

In October 2019, our project subsidiaries that owned the Yilong #2 and Xingren projects entered into lease finance agreements with Huaxia Financial Leasing Co., Ltd. (“Huaxia”). The financings were structured as lease finance transactions secured by the respective project companies’ revenue stream and accounts receivable. The principal amounts of the loans were RMB 217.0 million (approximately $31.0 million) for Yilong #2 and RMB 93.0 million (approximately $13.3 million) for Xingren. The interest rate was 130 basis point above certain benchmark RMB loan interest rate as announced by the People’s Bank of China on the lease commencement date. The respective project subsidiaries which are 70% owned by SPIC starting on April 30, 2020, are the obligors on the loan which is guaranteed by SPIC. The loans were deconsolidated by us on May 1, 2020 when it deconsolidated the project subsidiaries on May 1, 2020 because the loans were no longer the obligations of.

Ancha Project

In February 2020, we, through  our PRC subsidiaries, entered into a M&A (Cooperative Development) Agreement (the “Ancha MA Agreement”) with SPIC, pursuant to which we would sell the ownership and control of 70% of our project subsidiary that owns the 59 MW solar farm project in Guizhou (the “Ancha Project”) to SPIC when the project is completed and accepted by SPIC. Pursuant to the Ancha MA Agreement, SPIC shall have the first right of refusal to purchase the remaining 30% ownership interest in the project subsidiary one year after the project is completed and operational. The total value of the project including VAT with 100% ownership at completion is RMB 233.6 million (approximately $33.4 million). The construction began in March 2020 and the construction was completed in December 2020 with the project acceptance received on January 14, 2021. In December 2020, the equity transfer agreement between us and SPIC was signed to affect the transfer of 70% ownership interest of the project company to SPIC for an initial consideration of RMB 35.6 million ($5.1 million) based on the project company’s paid-in capital at September 30, 2020, such consideration will be adjusted when the final asset appraisal is completed in April 2021. The equity transfer agreement effectively transferred control of the project to SPIC.  As a result, we deconsolidated the project subsidiary as of December 31, 2020 and reported the EPC revenue for the Ancha project for the year ended December 31, 2020.

In May 2020, the project subsidiary for the Ancha project entered into project lease financing agreement with CSPG Financial Lease Co., Ltd., an unrelated PRC lender, for RMB 163.5 million (approximately $23 million) to finance the construction of the Ancha project. The financing was structured as a lease finance transaction secured by the project companies’ revenue stream and accounts receivable. The interest rate was based on a stipulated benchmark of approximately 5.311% per year. The financing was secured by the Ancha solar farm project. The project subsidiary which is 70% owned by SPIC starting on December 31, 2020, is the obligor on the loan. The loans were no longer our obligations when we deconsolidated the project subsidiaries on December 31, 2020.

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Hehua Project

In August 2020, we, through our PRC subsidiaries, commenced the 25 MW EPC work on the Hehua Project pursuant to an EPC contract between ZHPV and the then wholly-owned project subsidiary. The EPC contract value including VAT is RMB 89.1 million (approximately $12.7 million). Pursuant to the negotiations with SPIC relating to the Hehua Project during 2020, SPIC has agreed to purchase a 100% interest in the project subsidiary. On December 29, 2020, SPIC executed an equity transfer agreement to purchase from us 100% equity interest in the project company that owns the Hehua Project for a consideration of RMB 4.9 million (approximately $706,000) which was determined based on the project company’s paid-in capital at November 30, 2020. A loss from sale of RMB 880,000 ($128,000) was recognized by us. As a result of the sale, we deconsolidated the project company for the Hehua project as of December 31, 2020. In connection with the sale of the 100% equity interest of the project company to SPIC and the deconsolidation of the project company by us, our EPC contract with the project company became the obligation of SPIC. The EPC construction was approximately 37% complete at December 31, 2020 and accordingly, the revenue and cost attributed to the 37% project completion status were recognized on an over time basis based on the cost input method. The project was 100% complete at December 31, 2021 and the remaining revenue and cost of the EPC project was recognized during the year ended December 31, 2021.

On January 20, 2021, we, through our PRC subsidiaries, entered into an agreement with SPIC, pursuant to which we sold 100% of our project subsidiary to SPIC in December 2020 which has already occurred prior to year-end.

                We currently do not have any project agreements or other agreements with SPIC.

Other EPC Service Agreements

From the time we commenced business in China, through 2019, most of our revenue was derived from contracts with subsidiaries or affiliates of Changzhou Almaden Co., Ltd., which is a related party that we refer to in this prospectus as AMD. Subsidiaries of AMD accounted for approximately $4.7 million, or 95% of China revenue in 2019, $30.9 million, or 53% of China revenue, in 2018, and $55.0 million, or 99.7% of China revenue in 2017. We do not presently have any agreements with AMD, and it cannot assure you that we will have agreements with AMD in the future.

During 2019, our PRC subsidiaries performed EPC services for AMD on one solar farm project. We did not perform EPC services for AMD during 2020 or 2021.

In December 2017, ZHPV and ZHTH, entered into contracts with Yilong AMD New Energy Co., Ltd., an affiliate of AMD, for EPC services on a 30MW solar farm project in Guizhou Yilong province. In January 2018, an additional 5MW was added to the project pursuant to a separate agreement. The total contract value, excluding VAT, for the 35MW project is approximately RMB 202.3 million (approximately $30.6 million). Construction work on the project started in January 2018. The project was completed during the year ended December 31, 2018.

In December 2018, ZHPV entered into a supplemental contract with an AMD subsidiary to construct a 10MW solar farm project in Guizhou, China, which was increased to a 10.5MW project for a contract price of RMB 35.9 million (approximately $5.1 million). This contract is supplemental to a prior project agreement which had been completed in 2017. Construction work on this project began in May 2019 and the project was completed during 2019.

During 2018 and 2019, we, through our PRC subsidiaries, also performed EPC services for unrelated parties. Substantially all of the China revenue from unrelated parties was from a contract which ZHPV entered into in August 2018 with Ningxia MCC Meili Cloud Energy Co., Ltd., a non-affiliate, to construct a 50MW photovoltaic power station for a total contract price excluding VAT, of RMB 179.2 million (approximately $27 million) or $0.63 per watt. Construction work on the project started in August 2018, and the project was completed in 2018.

In these projects, our PRC subsidiary transfers the equity in the project subsidiary to the owner of the solar farm for a price that is approximately the net worth of the project subsidiary. As a result, it does not generate any significant gain or loss on the sale.

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Seasonal weather patterns affect our PRC subsidiaries’ construction of large-scale solar projects. Northern provinces often experience below zero temperatures along with snowstorms which could cause a closure of transportation options along with frozen ground which needs to be cleared for solar equipment, all of which can cause slowdowns in construction and increase our cost. Our EPC contracts to date have been in the southern provinces where cold weather does not have the same effect although the southern provinces may be subject to other adverse weather conditions.

Operation and Maintenance

Prior to 2020, we, through our PRC subsidiaries, offered to perform operation and maintenance services for solar form projects that it constructed. If a PRC subsidiary entered into a maintenance agreement with the solar farm owner, once the project is fully connected to the grid, it would operate and maintain the project at a price and for a term to be agreed upon. In performing these services, our PRC subsidiaries would work with a local maintenance team who is responsible for the daily maintenance work, including one stationmaster and several workers depending on the plant size, subject to our PRC subsidiaries’ overall supervision, and our PRC subsidiaries may engage a subcontractor with specialized experience for certain maintenance services. Our PRC subsidiaries had operations and maintenance contracts with subsidiaries of AMD, and, when these companies sold the projects, the operations and maintenance contracts were terminated by the purchaser. Our PRC subsidiaries do not presently have any operations and maintenance contracts and it cannot give any assurance that it will be able to negotiate operations and maintenance agreements with non-related parties. Our PRC subsidiaries do not have maintenance agreements with respect to any of our agreements with SPIC.

Source of Supply

Our PRC subsidiaries purchase the equipment for the project from local suppliers pursuant to a bidding process. The construction team will remain on site to perform the EPC services, using local licensed subcontractor as needed. The EPC services include continuing negotiations with local government and utility companies to resolve any issues that may occur on-site until the project is fully connected to the grid.

Solar panels and other components are available from a number of suppliers. Our PRC subsidiaries purchase solar panels and other components for our China operations from a number of suppliers, including AMD. The following table sets forth information with respect to each supplier of our China operations that accounted for 10% or more of our total purchases for the year ended December 31, 2020. There were no purchases of panels and other components for our China operations that accounted for 10% or more of our total purchases for the year ended December 31, 2021.

	Year Ended December 31, 2020
Name	Purchases	Percent
Longii Green Energy Technology Co., Ltd	$14,237,662	24%
Gui Zhou Wujian Engineering Construction Co. LTD	6,963,826	12%

Our PRC subsidiaries purchased solar panels from AMD for certain of our solar farm projects. The amount due to AMD was $1.5 million at March 31, 2022, December 31, 2021 and 2020. Pursuant to offset agreements with AMD in June 2019, December 2019 and December 2020, our PRC subsidiaries partially satisfied their obligations to AMD with respect to the balance due for the solar panels, by offsetting the balance of the unpaid project receivables due to our PRC subsidiaries from the AMD subsidiary on three completed projects for AMD subsidiaries or affiliates.

Competition

Within the solar farm industry in China, SolarMax China segment faces increasing competition from other project developers and EPC companies. The solar energy industry is very competitive, consisting of state-owned enterprises and a large number of private companies. Because China’s central government has announced a policy in favor of renewable energy sources, solar companies worldwide seek to develop and expand their business in China. We believe the number of new solar farm installation companies entering the industry in China has increased significantly since 2015 when we commenced business through our PRC subsidiaries in China. This increased competition has caused some price erosion, which has affected our margins and could result in further reductions in our margins as our PRC subsidiaries may reduce prices to generate new business and could impair their ability to enter into EPC agreements with non-related parties. As the interest in solar farms in China increases, there is increased competition for permits, and the government entities that issue the permits may prefer Chinese companies over companies that are owned by a United State company. Since all of our PRC contracts are currently with SPIC, our PRC subsidiaries are dependent upon SPIC’s policies in engaging contractors for the development of solar farm projects. Since SPIC is state-owned enterprise, our procurement policies may be subject to government policies which may favor a Chinese company rather than a subsidiary of a United States company.

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Government Subsidies

The solar investment and the development of the solar industry in China depend on continued government subsidies. Government policies have, and will continue to have, a significant impact on the solar industry in general. Government agencies set the rates that the utility company pays the solar farm owner. In general, the rate set at the beginning of the contract period remains the same during the period, although there is a risk that the rate will be changed. The rate varies from province to province. The government has announced that there will be a yearly decrease in the payment. After 2016, all the solar projects in China are required to be involved with the local government to help alleviate poverty in the region. In addition, solar farm construction needs to be integrated with local agriculture, tourism or animal husbandry, which leads to increases in the cost of our EPC services.

PRC Government Regulations

Renewable Energy Law and Other Government Directive

The Renewable Energy Law of PRC, which originally became effective on January 1, 2006 and was amended on December 26, 2009, sets forth policies to encourage the development and on-grid application of renewable energy, including solar energy. Renewable energy under this law refers to non-fossil fuel energy, including wind energy, solar energy, water energy, biomass energy, geothermal energy, ocean energy and other forms of renewable energy. The law also sets forth a national policy to encourage the installation and use of solar energy water heating systems, solar energy heating and cooling systems, photovoltaic systems and other systems that use solar energy. It also provides economic incentives, such as the establishment of national funding, preferential loans provided by financial institutions with financial interest subsidies to certain renewable energy development and utilization projects, and tax preferential treatment for the development of certain renewable energy projects.

The PRC Energy Conservation Law, which was amended on October 28, 2007, July 2, 2016 and October 26, 2018, encourages utilization of energy-saving building materials like new wall materials and energy-saving equipment, and encourage the installation and application of renewable energy use systems such as solar energy. The law also encourages and supports the vigorous development of methane in rural areas, promotes the utilization of renewable energy resources such as biomass energy, solar energy and wind power, develops small-scale hydropower generation based on the principles of scientific planning and orderly development, promotes energy-saving-type rural houses and furnaces, encourages the utilization of non-cultivated lands for energy plants, and energetically develops energy forests such as firewood forests.

On September 4, 2006, the Ministry of Finance, or MOF, and Ministry of Construction jointly promulgated the Interim Measures for Administration of Special Funds for Application of Renewable Energy in Building Construction, pursuant to which the MOF will arrange special funds to support the application of Building Integrated Photovoltaics systems, or BIPV applications, to enhance building energy efficiency, protect the environment and reduce consumption of fossil fuel energy. Under these measures, applications to provide hot water supply, refrigeration, heating and lighting are eligible for such special funds.

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On October 10, 2010, the State Council of the PRC promulgated a decision to accelerate the development of seven strategic new industries. Pursuant to this decision, the PRC government will promote the popularization and application of solar thermal technologies by increasing tax and financial policy support, encouraging investment and providing other forms of beneficial support.

In March 2011, the National People’s Congress approved the Outline of the Twelfth Five-Year Plan for National Economic and Social Development of the PRC, which includes a national commitment to promoting the development of renewable energy and enhancing the competitiveness of the renewable energy industry. Accordingly, in January 2012, the Ministry of Industry and Information Technology and the Ministry of Science and Technology respectively promulgated the Twelfth Five-Year Special Plans Regarding the New Materials Industry and the High-tech Industrialization to support the development of the PRC solar power industry.

On March 8, 2011, the MOF and the Ministry of Housing and Urban-Rural Development jointly promulgated the Circular on Further Application of Renewable Energy in Building Construction to increase the utilization of renewable energy in buildings.

On March 27, 2011, the NDRC promulgated the revised Guideline Catalogue for Industrial Restructuring which categorizes the solar power industry as an encouraged item. This Guideline Catalogue was revised on February 16, 2013 (effective on May 1, 2013) and on October 30, 2019 (effective on January 1, 2020). The solar power industry is still categorized as an encouraged item.

In March 2016, the National People’s Congress approved the Outline of the Thirteenth Five-Year Plan for National Economic and Social Development of the PRC, which mentions a national commitment to continuing to support the development of PV generation industry.

On February 14, 2019, the NDRC issued the Green Industry Guidance Catalogue (2019 Edition) to include solar power equipment manufacturing into the green industry guidance catalogue, to further encourage the development of solar industry.

On January 20, 2020, the NEA, the NDRC, and the Ministry of Finance jointly issued Opinions on Promoting the Healthy Development of Non-hydroelectric Renewable Energy Power Generation, aiming at (i) improving the current subsidy method, (ii) improving market allocation of resources and subsidy decline mechanism, and (iii) optimizing subsidy redemption process.

On March 5, 2020, the NEA issued Notice on Matters Related to the Construction of Wind Power and Photovoltaic Power Generation Projects in 2020, in order to adjust and improve the specific plans for the construction and management of wind power and photovoltaic power generation projects.

On September 29, 2020, the NDRC, the NEA and the MOF jointly issued Supplementary Notice on Matters Relating to Several Opinions on Promoting the Sound Development of Non-Hydro-Renewable Energy Power Generation, in order to further clarify relevant policies of additional subsidy funds for renewable energy electricity prices and stabilize industry expectations.

On February 2, 2021, the State Council issued Guiding Opinions on Accelerating the Establishment and Improvement of the Green and Low-Carbon Circular Development Economic System, in order to accelerate the establishment of a robust economic system of green and low-carbon circular development.

On February 24, 2021, the NDRC, the MOF, the People’s Bank of China, the China Banking and Insurance Regulatory Commission and the NEA issued Notice on Guiding to Increase Financial Support to Promote the Healthy and Orderly Development of Wind Power and Photovoltaic Power Generation Industries, in order to help solving the problems of renewable energy companies such as tight cash flow and difficulties in production and operation.

On January 30, 2022, the NDRC and NEA jointly released the Opinions on Improving Institutional Mechanisms and Measures for Green and Low-carbon Energy Transition. The Opinions systematically propose institutional mechanisms and measures to support the green and low-carbon transformation of the energy supply side, request to promote the construction of clean, low-carbon energy as the main energy supply system and to promote the construction of energy infrastructure to adapt to the green and low-carbon transition.

On March 17, 2022, the NEA released the Guidance on Energy Work in 2022, one of the primary targets of this Guidance was to increase the share of non-fossil fuels in primary energy consumption to around 17.3% in 2022 and increase the share of wind and solar power in total power consumption to around 12.2%.

Laws and Regulations Concerning the Electric Power Industry

The regulatory framework of the PRC power industry consists primarily of the Electric Power Law of the PRC, which became effective on April 1, 1996, and was most recently amended on December 29, 2018, and the Electric Power Regulatory Ordinance, which became effective on May 1, 2005. One of the stated purposes of the Electric Power Law is to protect the legitimate interests of investors, operators and users and to ensure the safety of power operations. According to the Electric Power Law, the PRC government encourages PRC and foreign investment in the power industry. The Electric Power Regulatory Ordinance sets forth regulatory requirements for many aspects of the power industry, including, among others, the issuance of electric power business permits, the regulatory inspections of power generators and grid companies and the legal liabilities for violations of the regulatory requirements.

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Electric Power Business Permit

On January 5, 2006, the NDRC promulgated the Administrative Provisions on Renewable Energy Power Generation which set forth specific measures for setting the price of electricity generated from renewable energy sources, including solar, and for allocating the costs associated with renewable power generation. The Administrative Provisions on Renewable Energy Power Generation also delegate administrative and supervisory authority among government agencies at the national and provincial levels and assign partial responsibility to electricity grid companies and power generation companies for implementing the Renewable Energy Law.

Pursuant to the Provisions on the Administration of the Electric Power Business Permit, which were issued by the State Electricity Regulatory Commission, known as SERC, and became effective on December 1, 2005 (subsequently revised on May 30, 2015), unless otherwise provided by the SERC, no company or individual in the PRC may engage in any aspect of electric power business (including power generation, transmission, dispatch and sales) without first obtaining an electric power business permit from the SERC. These provisions also require that if an applicant seeks an electric power business permit to engage in power generation, it must also obtain in advance all relevant government approvals for the project including construction, generation capacity and environmental compliance.

However, there are exceptions pursuant to which certain of our photovoltaic power generation projects may not need to obtain an electric power business permit from the SERC. On July 18, 2013, the NDRC issued the Interim Measures for the Administration of Distributed PV Power Generation, which waived the previous requirement to obtain an Electric Power Business Permit for distributed generation projects. On April 9, 2014, the NEA issued the Circular on Clarifying Issues concerning the Administration of Electric Power Business Permit, which was replaced by Circular on Improving the Administration of Electric Power Business Permit by Implementing the Inspiration of the Reforms on Administration, Delegate Powers, and Services issued by NEA on March 23, 2020, which waived requirement to obtain an Electric Power Business Permit for those solar power generation projects with installed capacity less than 6MW and any distributed generation projects approved by or filed with the NDRC or its local branches, and required the local NEA to simplify the Electric Power Business Permit application procedure for the solar power generation companies.

Grid Connection and Dispatchment

All electric power generated in China is distributed through power grids, except for electric power generated by facilities not connected to a grid. The distribution of power to each grid is administered by dispatch centers, which administer and dispatch planned output by power plants connected to the grid. The Regulations on the Administration of Electric Power Dispatch to Networks and Grids, promulgated by the State Council and the former Ministry of Electric Power Industry, effective on November 1, 1993, as amended on January 8, 2011, and its implementation measures, regulate the operation of dispatch centers.

Feed-in Tariff (FIT) Payments

The Renewable Energy Law of the PRC, as amended on December 26, 2009 and effective on April 1, 2010, sets forth policies to encourage the development and utilization of solar power and other renewable energy. The Renewable Energy Law authorizes the relevant pricing authorities to set favorable prices for electricity generated from solar and other renewable energy sources.

The NDRC further issued the Circular on Promoting the Healthy Development of PV Industry by Price Leverage on August 26, 2013, or the 2013 Circular. Under this circular, the feed-in tariff (“FIT”) (including VAT) for solar power projects approved or filed after September 1, 2013 or beginning operation after January 1, 2014 would be RMB0.90 per kilowatt hour (“kWh”), RMB0.95 per kWh or RMB1.00 per kWh, depending on the locations of the projects (excluding on-grid solar power projects located in Tibet).

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In addition, the 2013 Circular sets forth special rules that entitle distributed generation projects (excluding the projects that have received an investment subsidy from the central budget) to a national subsidy of RMB0.42 per kWh. According to the Circular on Further Implementing Polices Relating to Distributed Generation issued by the NEA on September 2, 2014 and the Circular on Implementation Plans of PV Generation Construction for 2015 issued by the NEA on March 16, 2015, rooftop distributed generation projects that sell electricity directly to consumers or to both consumers and grid enterprises receive a national subsidy of RMB0.42 per kWh plus the local desulphurized coal benchmark electricity price for the electricity sold to the State Grid or a negotiated electricity purchase price for electricity sold directly to consumers. Ground-mounted projects and rooftop distributed generation projects which sell all electricity to grid enterprises are entitled to the FIT of RMB0.90 per kWh, RMB0.95 per kWh or RMB1.00 per kWh, depending on where the project is located (excluding on-grid solar power projects located in Tibet).

On December 22, 2015, the NDRC issued the Circular on Improving the Policies on the On-grid Tariffs of Onshore Wind Power Generation and PV Generation, effective on January 1, 2016, which provides that ground mounted projects, as well as rooftop distributed generation projects that sell all electricity generated to the local grid companies, are entitled to FIT of RMB0.80 per kWh, RMB0.88 per kWh or RMB0.98 per kWh, depending on where the project is located (excluding on grid solar power projects located in Tibet), provided that these projects are filed after January 1, 2016 and fall within the regional scale index of the year, or these projects are filed prior to January 1, 2016 and fall within regional scale index of the year, but do not commence operations prior to June 30, 2016.

The difference between the FIT for solar power projects and the desulphurized coal benchmark electricity price, or the subsidies paid to distributed generation projects, are funded by the renewable energy development funds. The above FIT and subsidy policies are valid for 20 years for each power generation project since its formal operation, in principle.

On December 30, 2016, the MIIT, NDRC, the Ministry of Science and Technology and MOF jointly promulgated the Development Guide Regarding the New Materials Industry to support and provide details for the development of the PRC solar power industry.

On February 10, 2017, the NEA promulgated the Circular on Printing and Distributing the Guidance on Energy Work in 2017, which promotes the construction of PV and thermal power projects. According to this circular, the PRC government planned to add the new construction scale of 20 million kilowatts and the new installed capacity of 18 million kilowatts in 2017. Although it is the PRC government’s policy to encourage such construction, it is not clear what specific targets have been fulfilled.

On May 31, 2018, the NEA, Ministry of Finance and NDRC of the PRC jointly promulgated a Notice regarding the Matters of Photovoltaic Power Generation in 2018 (“2018 PV Power Generation Notice”). The 2018 PV Power Generation Notice set forth new policies on general and distributed PV power stations. For example, based on the industry practice, no scale for the construction of general photovoltaic power station will be arranged in 2018. Before the issuance of any new rules in respect of the construction of general photovoltaic power stations, no national government subsidies were provided to general photovoltaic power station. There will be a scale of 10 gigawatts for the construction of distributed photovoltaic power station. In general, the feed-in tariff for general photovoltaic power stations will be reduced by RMB 0.05 per kWh.

On April 28, 2019, the NDRC issued a Notice Regarding Issues of Improvement on Mechanism for Grid Price of Photovoltaic Power Generation, effective on July 1, 2019. The benchmark solar PV tariff has been changed into guiding solar PV tariff. For utility-scale solar PV projects that fully feed electricity into grids after July 1, 2019, the FIT will be RMB 0.4 per kWh, RMB 0.45 per kWh, or RMB 0.55 per kWh depending on where the project is located. Commercial and industrial distributed PV that deliver 100% of output to the grid will apply utility-scale PV FITs, others can receive a subsidy of RMB 0.1/kWh.

On January 7, 2019, NDRC and the NEA jointly promulgated the Circular on Actively Promoting Subsidy-free Grid Price Parity for Wind Power and PV Power, which set forth several measures regarding project organization, construction, operation and supervision to promote PV power generation power projects with grid price equivalent to or below the benchmark grid price of coal-fired power units.

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On March 31, 2020, NDRC issued Notice Regarding Issues of Grid Price of Photovoltaic Power Generation in 2020, effective on June 1, 2020, pursuant to which the guidance price of the new centralized photovoltaic power station in the I~III resource area, which will be included in the scope of state financial subsidy, is 0.35 per kWh (including tax, the same below), RMB 0.4 per kWh and RMB 0.49 per kWh, respectively. In principle, the feed-in electricity price of the new centralized photovoltaic power station shall be determined by means of market competition and shall not exceed the guidance price in the resource area where it is located. The Circular also makes it clear that commercial and industrial distributed PV that deliver 100% of output to the grid will apply utility-scale PV FITs, others can receive a subsidy of RMB 0.05/kWh.

On June 7, 2021, NDRC issued Notice Regarding Issues of Grid Price of New Energy Generation in 2021, effective on August 1, 2021, pursuant to which no subsidy will be provided to the new centralized photovoltaic power station and distributed PV project and onshore wind power project from central government budget in 2021 and achieve grid parity.

We have been advised by AllBright Law Offices,  our PRC counsel, that, based on their review of our operations material provided by us and their review of PRC laws and regulations, our operations in the PRC, as presently conducted, based on our approved qualifications, comply in all material respects with applicable PRC laws and regulations.

Subsidy Catalog

On November 29, 2011, the MOF, NDRC and NEA jointly issued the Interim Measures for the Administration of Levy and Use of Renewable Energy Development Fund, which provides that development funds for renewable energy include designated funds arranged by the public budget of national finance, and renewable energy tariff surcharge collected from electricity consumers. Solar power projects can only receive government subsidies after completing certain administrative and perfunctory procedures with the relevant authorities of finance, price and energy to be listed in the Subsidy Catalog issued by the MOF, NDRC and NEA. These subsidies represent the difference between the FIT for solar power projects and the desulphurized coal benchmark electricity price. In January 2016, the NEA announced that there would be a nation-wide inspection on all solar power projects in operation and under construction, and that fall within the regional scale index of the year would be included in and managed via the Platform for Renewable Energy Power Generation Projects for the purpose of government subsidies application and payment.

In order to be listed in the Subsidy Catalog, ground-mounted projects submit applications to the relevant provincial authorities; and in accordance with the Circular on Issues Concerning Implementing Electric Quantity-based Subsidy Policy for Distributed Generation Projects issued by the MOF on July 24, 2013, rooftop distributed generation projects submit applications to the grid enterprises in the area where the projects are located. After preliminary review of the applications, the provincial authorities will jointly report to the MOF, NDRC and NEA, and the MOF, NDRC and NEA has final review of such applications to decide whether to list in the Subsidy Catalog.

Development Funds of Renewable Energy

The Renewable Energy Law provides financial incentives, including national funding for the development of renewable energy projects.

Pursuant to the Interim Measures for the Administration of Designated Funds for the Development of Renewable Energy issued by the MOF and effective on April 2, 2015, the MOF sets up designated funds to support the development and utilization of renewable energy in accordance with the national fiscal budget.

According to the Implementing Measures for the Administration of Price of Renewable Energy and Cost Sharing Program and the Interim Measures for Adjustment to Additional On-grid Tariff for Renewable Energy issued by the NDRC, the gap between the FIT for solar power projects and the desulphurized coal benchmark electricity price is subsidized by collecting tariff surcharge from the electricity consumers within the service coverage of grid enterprises at or above provincial level.

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Mandatory Purchase of Renewable Energy

The Renewable Energy Law, which was most recently revised by the Standing Committee of the NPC on December 26, 2009, imposes mandatory obligations on grid enterprises to purchase the full amount of on-grid electricity generated by approved renewable energy plants whose power generation projects meet the grid connection technical standards in the areas covered by the grid enterprises’ power grids. Grid enterprises must improve the power grid construction in order to better absorb electricity generated from renewable energy.

Pursuant to the Measures for the Supervision and the Administration of Purchase of Full Amount of Renewable Energy by Grid Companies issued by the SERC in July 2007, the SERC and its local branches supervise the purchase of the full amount of renewable energy by the grid enterprises. If the grid enterprises do not purchase the full volume of the electricity generated from the renewable energy due to the circumstances such as force majeure or any other circumstance endangering the safety and stability of the power grids, the grid enterprises must promptly notify the renewable energy power generation companies of the details in writing and also submit detailed facts to the competent local branches of the SERC.

The Several Opinions on Promoting the Healthy Development of PV Industry also requires the grid enterprises to ensure PV power generation projects’ timely connection to the power grid and purchase the full amount of electricity generated by the PV power generation projects.

On March 20, 2015, the NDRC and NEA issued the Guidance Opinion on Improvement of Electric Power Operation and Adjustment and Promotion of Full Utilization of Clean Energy that emphasizes that the competent provincial authorities must strengthen the implementation of the provisions with regard to the purchase of the full amount of electricity generated by renewable energy and avoid any curtailment of solar power projects. In addition, it also stated that electricity generated by clean energy is encouraged to be sold directly to the consumers in the regions where there is an ample supply of clean energy, and the relevant parities must coordinate the trans-provincial supply of electricity and power transmission capability, in order to maximize the utilization of clean energy. Local governments also announced their intentions to efficiently implement the system regarding the purchase of the full amount of renewable energy, such as the Inner Mongolian Autonomous Government.

On March 24, 2016, the NDRC issued the Measures for the Administration of Guaranteed Purchase of Full Amount of Renewable Energy, to strengthen the administration of, and provide details for, the implementation of the purchase of the full amount of renewable energy by the grid enterprises.

On May 10, 2019, NDRC and NEA jointly released Notice on Establishing a Mandatory Renewable Electricity Consumption Mechanism, pursuant to which, the government will set renewable electricity consumption quotas in electricity power consumption. The renewable consumption quotas will be determined at the provincial level and the provincial energy administrations will lead the implementation process.

Environmental Protection

The construction processes of the solar power projects may generate noise, waste water, gaseous emissions and other industrial wastes. Therefore, we are subject to a variety of government regulations related to the storage, use and disposal of hazardous materials and to the protection of the environment of the community. The major environmental regulations applicable to our business activities in the PRC include the Environmental Protection Law of the PRC, the Law on the Prevention and Control of Noise Pollution, the Law on the Prevention and Control of Air Pollution, the Law on the Prevention and Control of Water Pollution, the Law on the Prevention and Control of Solid Waste Pollution, the Environmental Impact Evaluation of Law, and the Regulations on the Administration of Environmental Protection in Construction Projects.

Foreign Investment in Solar Power Business

The principal regulation governing foreign ownership of solar power businesses in the PRC is the Foreign Investment Industrial Guidance Catalog. Under the current catalog, which was amended in 2017 and effective on July 28, 2017, the construction and operation of new energy power stations (including solar power, wind power, etc.) is classified as an “encouraged foreign investment industry.” Foreign-invested enterprises in the encouraged foreign investment industry may be entitled to certain preferential treatment, such as exemption from tariffs on equipment imported for their operations, after obtaining approval from the PRC government authorities.

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On March 15, 2019, the National People’s Congress adopted the Foreign Investment Law, or new FIL which became effective on January 1, 2020, and replaced the previous fragmented foreign investment regime: three separate foreign investment laws previously enacted, which are the Wholly Foreign-Owned Enterprises Law, the Chinese-Foreign Equity Joint Ventures Law, and the Chinese-Foreign Contractual Joint Ventures Law. On December 26, 2019, State Counsel of PRC issued Regulation on the Implementation of the Foreign Investment Law of PRC, or Implementation of new FIL, effective on January 1, 2020. The new FIL sets forth a few definitions and guiding principles vis-à-vis foreign investment. It defines “foreign investors” as any “natural person, enterprise, or other organization of a foreign country” and “foreign-invested enterprises” as any enterprise established under Chinese law that is wholly or partially invested by foreign investors. The new FIL further defines “foreign investment” as any foreign investor’s direct or indirect investment in mainland China, including (a) establishing FIEs either individually or jointly with other investors; (b) acquiring shares, equity, property shares, other similar rights and interests in Chinese domestic enterprises; (c) investing in new projects either individually or jointly with other investors; and (d) making investments through other means provided by laws, administrative regulations, or the State Council. The new FIL also reaffirms that the State supports the policy of opening up and encourages foreign investment made by foreign investors in mainland China, and implements policies in high level freedom and convenience in investment to build a market environment of stability, transparency, predictability, and fair competition. In addition, the State established pre-establishment national treatment plus negative list. National treatment means foreign investment will be treated no less favorably than domestic investment during the investment access stage unless otherwise stipulated under negative list which impose special administrative measures in foreign investment access. The negative list will be approved or published by the State Council. The new FIL also sets out a list of policy measures for promoting foreign investment, such as equal treatment of foreign and domestic with respect to the application of business development policies, formulation of standards and application of compulsory standards, and government procurement. Furthermore, the new FIL lists protective measures and regulating provisions foreign investment. For example, in general foreign investors’ investments are not subject to governmental expropriation; forced technology transfer by administrative measures will be prohibited; the laws including the Company Law and the Partnership Enterprise will govern FIEs’ organizational forms, institutional frameworks and standard of conduct. The new FIL sets forth certain legal responsibilities. For example, if a foreign investor invests in a prohibited industry, it will be ordered to cease investment activities, restore the conditions that existed prior to the activities by, for instance, disposing of its shares or assets, and forfeiting any illegal proceeds. If a foreign investor investing in a restricted industry violates the conditions specified by the negative list, it will be ordered to make corrections to satisfy the conditions within a certain period. As a matching regulation to new FIL, the regulation highlights the promotion and protection of foreign investment and details measures to ensure the effective implementation of new FIL.

On June 23, 2020, the NDRC and the MOFCOM jointly issued the Special Administrative Measures for the Access of Foreign Investment (2020 Edition) (the “Negative List”), which came into force on July 23, 2019. In December 2021, the MOFCOM and the NDRC promulgated the Special Administrative Measures for Foreign Investment Access (2021 Version), which became effective on January 1, 2022. The 2021 version of the Negative list replaced the 2020 version of the Negative list. “Negative list” means a special administrative measure for access of foreign investment in specific fields as imposed by the PRC. Foreign investors are not allowed to invest in the forbidden investment as specified in the negative list. Foreign investors must comply with the special equity management requirements, senior management requirements and other restrictive access special management measures when making investments in the restricted investments as specified in the negative list. The Negative List provides that sectors that are not specified in the Negative List shall be subject to administration under the principle of treating domestic investments and foreign investments equally. The NDRC and the MOFCOM jointly also issued the Industrial Catalogue to Encourage Foreign Investment, or the Encourage Catalogue, which sets forth the industries and economic activities that foreign investment in China is encouraged to be engaged in. According to the Encouraged Catalogue amended on June 30, 2019, the construction and operation of new energy power stations (including solar power, wind power, etc.) is within the scope of industries that encourage foreign investment.

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Work Safety

The Work Safety Law of the PRC, which became effective on November 1, 2002 and was amended on August 31, 2014, is the principal law governing the supervision and administration of work safety for solar power projects. In accordance with the Measures for the Supervision and the Administration of Work Safety of Electricity Industry promulgated by the NDRC, which became effective on March 1, 2015, power plants are responsible for maintaining their safety operations in accordance with the relevant laws, regulations, rules and standards regarding the work safety. The NEA and its local branches supervise and administer the work safety of electricity industry at the national and local level. On April 20, 2015, the NEA and the State Administration of Work Safety jointly promulgated the Circular on Standardizing Safe Production Process for PV Generation Enterprises, which detailed the standards of production process for PV generation enterprises for work safety purpose.

Labor Laws and Social Insurance

Pursuant to the PRC Labor Law, which first took effect on January 1, 1995 and was most recently amended on December 29, 2019 (also the effective date), a written labor contract is required when an employment relationship is established between an employer and an employee. On June 29, 2007, the Standing Committee of the National People’s Congress, or the SCNPC, promulgated the Labor Contract Law, as amended on December 28, 2012 (effective as of July 1, 2013), which formalizes employees’ rights concerning employment contracts, overtime hours, layoffs and the role of trade unions and provides for specific standards and procedures for the termination of an employment contract. In addition, the Labor Contract Law requires the payment of a statutory severance payment upon the termination of an employment contract in most cases, including in cases of the expiration of a fixed-term employment contract. In addition, under the Regulations on Paid Annual Leave for Employees and its implementation rules, which became effective on January 1, 2008 and on September 18, 2008 respectively, employees are entitled to a paid vacation ranging from 5 to 15 days, depending on their length of service and to enjoy compensation of three times their regular salaries for each such vacation day in case such vacation days are deprived by employers, unless the employees waive such vacation days in writing. Although we are currently in compliance with the relevant legal requirements for terminating employment contracts with employees in our business operation, in the event that we decide to lay off a large number of employees or otherwise change its employment or labor practices, provisions of the Labor Contract Law may limit its ability to effect these changes in a manner that we believe to be cost-effective or desirable, which could adversely affect our business and results of operations.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the Social Insurance Law, without force majeure reasons, employers must not suspend or reduce their payment of social insurance for employees, otherwise the employer may be ordered to pay the required contributions within a stipulated deadline and be subject to a late fee of 0.05% of the amount overdue per day from the original due date by the relevant authority. If the employer still fails to rectify the failure to make social insurance contributions within such stipulated deadline, it may be subject to a fine ranging from one to three times the amount overdue. According to Regulations on Management of Housing Fund, employers must not suspend or reduce the payment of house provident funds for their employees. Under the circumstances where financial difficulties do exist due to which an employer is unable to pay or pay up house provident funds, permission of labor union of the employer and approval of the local house provident funds commission must first be obtained before the employer can suspend or reduce their payment of house provident funds. An enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; otherwise, a fine of over RMB 10,000 and up to RMB 50,000 may be imposed on the employer, and an application may be made to a local court for compulsory enforcement.

Taxation

PRC Enterprise Income Tax

The PRC enterprise income tax is calculated based on the taxable income determined under PRC laws and accounting standards. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, which became effective on January 1, 2008 and was later amended on February 24, 2017 and December 29, 2018. On December 6, 2007, the State Council promulgated the Implementation Rules to the PRC Enterprise Income Tax Law, or the Implementation Rules, which also became effective on January 1, 2008. On December 26, 2007, the State Council issued the Notice on Implementation of Enterprise Income Tax Transition Preferential Policy under the PRC Enterprise Income Tax Law, or the Transition Preferential Policy Circular, which became effective simultaneously with the PRC Enterprise Income Tax Law. The PRC Enterprise Income Tax Law imposes a uniform enterprise income tax rate of 25% on all domestic enterprises, including foreign-invested enterprises unless they qualify for certain exceptions, and terminates most of the tax exemptions, reductions and preferential treatments available under previous tax laws and regulations.

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Moreover, under the PRC Enterprise Income Tax Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementation Rules define the term “de facto management body” as the management body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In addition, the Circular Related to Relevant Issues on the Identification of a Chinese holding Company Incorporated Overseas as a Residential Enterprise under the Criterion of De Facto Management Bodies Recognizing issued by the State Administration of Taxation (Circular 82) promulgated by the State Administration of Taxation on April 22, 2009 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in China; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in China; (iii) its major assets, accounting books, company seals and minutes and files of its board and shareholders’ meetings are located or kept in China; and (iv) at least half of the enterprise’s directors or senior management with voting rights reside in China. Although the circular only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals or foreigners, the determining criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

PRC VAT and Business Tax

Pursuant to the Interim Regulation of the People’s Republic of China on Value-Added Tax (the “VAT Regulation”), which was amended on November 10, 2008, February 6, 2016 and November 19, 2017 and its implementation rules, any entity or individual engaged in the sales of goods, provision of specified services and importation of goods into China is generally required to pay a VAT, at the rate of 17% of the gross sales proceeds received, less any deductible VAT already paid or borne by such entity.

Pursuant to the PRC Provisional Regulations on Business Tax, which was eliminated on November 9, 2017, taxpayers falling under the category of service industry in China are required to pay a business tax at a normal tax rate of 5% of their revenues. In November 2011, the MOF and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. Pursuant to this plan and relevant notices, from January 1, 2012, the value-added tax has been imposed to replace the business tax in the transport and shipping industry and some of the modern service industries in certain pilot regions, of which Shanghai is the first one. A VAT rate of 6% applies to revenue derived from the provision of some modern services.

On December 12, 2013, the MOF and SAT issued Notice of the Ministry of Finance and the State Administration of Taxation on Including the Railway Transportation and Postal Industries in the Pilot Program of Replacing Business Tax with Value-Added Tax (2013 Amendment), which was most recently amended in May 2016, along with Pilot Implemental Rules of Replacing Business Tax with VAT, which was effective on January 1, 2014 and was most recently revised on March 23, 2016 (“Pilot Rules”). Pursuant to the Pilot Rules, the entity and individual who provide service in transportation, postal and other modern service industrial shall be obligated to pay VAT. Taxpayers who provide taxable service shall pay VAT instead of the Business Tax. The tax rate for provision of modern service industry (exclusive of leasing of tangible chattel) is 6%.

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In March 2016, the MOF and the SAT jointly issued the Circular on the Pilot Program for Overall Implementation of the Collection of Value Added Tax Instead of Business Tax, or Circular 36, which took effect in May 2016. Pursuant to the Circular 36, all of the companies operating in construction, real estate, finance, modern service or other sectors which were required to pay business tax are required to pay VAT, in lieu of business tax. In November 2017, PRC State Counsel issued the amendment to Interim Regulations of PRC Value Added Taxes, or the VAT Regulation, pursuant to which entities and individuals that sell goods or labor services of processing, repair or replacement, sell services, intangible assets, or immovables, or import goods within the territory of the PRC are taxpayers of VAT, and shall pay VAT. The tax rate for VAT shall be, among others, (1) 17% for taxpayers engaged in sale of goods, services, lease of tangible movables or importation of goods, unless otherwise stipulated in VAT Regulation; (2) 11% for taxpayers engaged in sale of transportation, postal, basic telecommunications, construction, lease of immovables, sale of immovable, transfer of land use rights, sale or importation of certain types of goods; (3) 6% for taxpayers engaged in sale of services and intangible assets, unless otherwise stipulated in VAT Regulation. Pursuant to the Circular of the Ministry of Finance and the State Administration of Taxation on Adjusting Value-added Tax Rates promulgated on April 4, 2018 and effective on May 1, 2018, by the Ministry of Finance and State Administration of Taxation, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 17% and 11% tax rates are adjusted to 16% and 10%, respectively. Pursuant to Announcement on Policies for Deepening the VAT Reform issued by the PRC Ministry of Finance, PRC State Taxation Administration and the General Administration of Customs on May 20, 2019 and effective on April 1, 2019, the previous rate of 16% or 10% are adjusted to be 13% or 9%, respectively, for taxpayer’s general sale activities or imports.

Dividend Withholding Tax

Pursuant to the PRC Enterprise Income Tax Law and the Implementation Rules, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement.

Foreign Currency Exchange

Foreign currency exchange regulation in the PRC is primarily governed by the Regulations on the Administration of Foreign Exchange, most recently revised by the State Council on August 5, 2008, Notice on Further Simplifying and Improving Policies of Foreign Exchange Administration Regarding Direct Investment issued by SAFE on February 13, 2015, and the Provisions on the Administration of Settlement, Sale and Payment of Foreign Exchange promulgated by People’s Bank of China on June 20, 1996. Currently, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions. Conversion of RMB for most capital account items, such as direct investment, security investment and repatriation of investment, however, is still subject to registration with the SAFE. Foreign-invested enterprises may buy, sell and remit foreign currencies at financial institutions engaged in foreign currency settlement and sale after providing valid commercial documents and, in the case of most capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign enterprises are also subject to limitations, which include approvals by the NDRC, the Ministry of Construction, and registration with the SAFE.

In August 2008, the SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or the SAFE Circular No. 142, regulating the conversion by a foreign invested enterprise of foreign currency-registered capital into RMB by restricting how the converted RMB may be used. Pursuant to the SAFE Circular No. 142, the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC. In addition, the SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of foreign-invested enterprises. The use of such RMB capital may not be changed without the SAFE’s approval, and such RMB capital may not in any case be used to repay RMB-denominated loans if the proceeds of such loans have not been used. Violations may result in severe monetary or other penalties. Furthermore, on March 30, 2015, the SAFE issued the Circular on Reforming the Administration Approach Regarding the Foreign Exchange Capital Settlement of Foreign-invested Enterprises, or SAFE Circular No. 19, which became effective on June 1, 2015 and replaced Circular 142. SAFE Circular No. 19 provides that, the conversion from foreign currency registered capital of foreign-invested enterprises into the Renminbi capital may be at foreign-invested enterprises’ discretion, which means that the foreign currency registered capital of foreign-invested enterprises for which the rights and interests of monetary contribution has been confirmed by the local foreign exchange bureau (or the book-entry of monetary contribution has been registered) can be settled at the banks based on the actual operational needs of the enterprises. However, SAFE Circular No. 19 does not materially change the restrictions on the use of foreign currency registered capital of foreign-invested enterprises. For instance, it still prohibits foreign-invested enterprises from, among other things, spending RMB capital converted from its foreign currency registered capital on expenditures beyond its business scope.

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In February 2012, the SAFE promulgated the Notice on the Administration of Foreign Exchange Matters for Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies, or the Stock Option Notice. Under the Stock Option Notice, domestic individuals who participate in equity incentive plans of an overseas listed company are required, through a PRC agent or PRC subsidiary of such listed company, to register with SAFE and complete certain other bank and reporting procedures. The Stock Option Notice simplifies the requirements and procedures for the registration of stock incentive plan participants, especially in respect of the required application documents and the absence of strict requirements on offshore and onshore custodian banks.

The Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment issued by the SAFE on November 19, 2012 and amended on May 4, 2015 substantially amends and simplifies the foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts (e.g. pre-establishment expense accounts, foreign exchange capital accounts, guarantee accounts), the reinvestment of lawful incomes derived by foreign investors in the PRC (e.g. profit, proceeds of equity transfer, capital reduction, liquidation and early repatriation of investment), and purchase and remittance of foreign exchange as a result of capital reduction, liquidation, early repatriation or share transfer in a foreign-invested enterprise no longer require the SAFE’s approval, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible before. In addition, the SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by the SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by the SAFE and its branches.

On February 13, 2015, the SAFE promulgated the Circular on Further Simplification and Improvement of Foreign Currency Administration Policies on Direct Investment, which became effective on June 1, 2015. This circular aims to further remove or simplify the approval requirements of SAFE upon the direct investment by foreign investors.

Dividend Distribution

The principal regulations governing dividend distributions of wholly foreign-owned enterprises include:

●	the Company Law (2018 Revision);

●	the Foreign Investment Law

●	the Regulations on the Implementation of Foreign Investment Law

Under these regulations, wholly foreign-owned enterprises in the PRC may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations.  In addition, each of our wholly foreign-owned enterprises is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital.

Regulations Relating to Internet Information Security and Privacy Protection

Internet information in China is regulated from a national security standpoint. The National People’s Congress, or the NPC, enacted the Decisions on Preserving Internet Security in December 2000, as amended in August 2009, which subject violators to potential criminal punishment in China for any attempt to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. The Ministry of Public Security of the PRC, or the MPS, has promulgated measures that prohibit use of the internet in ways which, among other things, result in a leak of state secrets or a spread of socially destabilizing content. If an internet information service provider violates these measures, the MPS and its local branches may revoke its operating license and shut down its websites.

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The Standing Committee of China’s National People’s Congress passed the Cybersecurity Law (the “CSL”), China’s first cybersecurity law, in November 2016, which took effect in June 2017. The CSL is the first Chinese law that systematically lays out the regulatory requirements for cybersecurity and data protection, and any individual or organization using the network must comply with the PRC constitution and applicable laws, follow the public order and respect social moralities, and must not endanger cyber security, or engage in activities by making use of the network that endanger the national security, honor and interests, or infringe on the fame, privacy, intellectual property and other legitimate rights and interests of others. Usually, a network is broadly defined and includes, but is not limited to, the Internet. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. The costs of compliance with, and other burdens imposed by, CSL may limit the use and adoption of our products and services and could have an adverse impact on our business.

On July 10, 2021, CAC published the Cybersecurity Review Measures (Revised Draft for Public Comments), or the “Review Measures (Draft)”, and on December 28, 2021, the CAC and other ministries and commissions jointly promulgated the Cybersecurity Review Measures, which came into effect on February 15, 2022, targeting to further restate and expand the applicable scope of the cybersecurity review. Pursuant to the Cybersecurity Review Measures, Critical Information Infrastructure Operators ("CIIO”) that intend to purchase Internet products and services and online platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review. Cybersecurity Review Measures further stipulate that if a network platform operator possesses the personal information of more than one million users and intends to list in a foreign country, it shall apply to CAC for cybersecurity review. Because our PRC subsidiaries do not deal with the public and do not possess personal data of at least 1,000,000 users, we do not believe that we are required to apply for review by the Cybersecurity Review Office. In the even that, in the future, we possess such data or if the requirements for review are changed, we may be required to obtain such approval, the failure of which could affect our ability to have our common stock traded on Nasdaq.

PRC Civil Code passed by China’s National People’s Congress on May 22, 2020, effective on January 1, 2021, also stipulates that the personal information of a natural person shall be protected by the law. Furthermore, the Data Security Law of the PRC (Draft) was published on July 3, 2020 by the National People’s Congress for public comment. The draft law consists of seven chapters, namely General Provisions, Data Security and Development, Data Security System, Data Security Protection Obligation, Security and Openness of Government Data, Legal Liability and Supplementary Provisions. However, the relationship between the Data Security Law of the PRC and the implemented National Security Law of the PRC, the Cyber Security Law of the PRC, PRC Civil Code, the Confidentiality Law of the PRC and the ongoing Personal Information Protection Law of the PRC needs to be carefully clarified.

Qualification of Construction Enterprise

According to the Construction Law of the PRC issued by the Standing Committee of the National People’s Congress on November 1, 1997, effective on March 1, 1998, and as amended on April 22, 2011 and most recently on April 23, 2019 (effective on the same day), building construction enterprises, survey enterprises, design enterprises and construction supervision enterprises that engage in construction activities shall meet the following conditions: (1) having registered capital conforming to state provisions; (2) having specialized technical personnel with legally required qualifications who are commensurate with the construction activities being engaged in; (3) having technical equipment for engaging in related construction activities; and (4) other conditions as may be prescribed by laws and administrative regulations. In addition, building construction enterprises, survey enterprises, design enterprises and project supervision enterprises that engage in construction activities shall be classified into different grades of qualifications in accordance with their registered capital, specialized technical personnel, technical equipment in their possession and previous performance in construction projects completed, and may engage in construction activities within the scope permitted under their respective qualifications only after acquirement of the corresponding grade of qualification certificates upon passing qualification examination. Under circumstances where a construction enterprise undertakes projects out of the scope permitted under its level of qualification, the relevant governing authorities will have the power to demand such enterprise to cease its illegal conduct and impose on such enterprise administrative penalties which include fines, suspension of operation for rectification, lowering its grade of qualification, revocation of qualification certificates and confiscation of illegal income.

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Pursuant to the Administration Rules Regarding Qualification of Construction Enterprise issued by the Ministry of Housing and Urban-Rural Development of the PRC on September 13, 2016, which was most recently modified by the Decisions of the Ministry of Housing and Urban-Rural Development on the Modification of the Administration Rules Regarding Qualification of Construction Enterprise and Other Regulations on December 22, 2018 (effective on the same day), a construction enterprise may conduct its construction business after the receipt of a qualification which is classified into three categories, named as General Construction Contractor Qualification, Professional Contractor Qualification, and Construction Labor Service Qualification, with each category having several grades. In addition, construction enterprises must maintain their assets, major personnel, technical equipment, etc., at the level required by their respective grades of construction qualifications, otherwise, the relevant local authorities will have the power to demand the enterprises to rectify within a prescribed time limit, the longest of which shall not exceed three months. During the period in which the enterprises are rectifying in regard to its qualifications, the enterprises cannot apply to upgrade their construction qualifications or add items into their current construction qualifications and cannot undertake new construction projects. Provided that the enterprises have failed to rectify to reach the standards of their construction qualifications within the prescribed time limit, the authorities which grant such enterprises the qualifications will have the power to revoke the qualification certificates.

Regulations on Overseas Listing

On December 24, 2021, the CSRC, issued Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Administration Provisions”), and the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Measures”), which are now open for public comments.

The Administration Provisions and Measures for overseas listings lay out requirements for filing documents and include unified regulation management, strengthening regulatory coordination, and cross-border regulatory cooperation. Domestic companies seeking to list abroad must carry out relevant security screening procedures if their businesses involve such supervision. Companies endangering national security are among those off-limits for overseas listings.

According to Relevant Officials of the CSRC Answered Reporter Questions ("CSRC Answers”), after the Administration Provisions and Measures are implemented upon completion of public consultation and due legislative procedures, the CSRC will formulate and issue guidance for filing procedures to further specify the details of filing administration and ensure that market entities could refer to guidelines for filing, which means it will still take time to put the Administration Provisions and Measures into effect. As the Administration Provisions and Measures have not yet come into effect, the Company is currently unaffected by them.

In August 2006, six PRC regulatory agencies jointly adopted the Provisions on the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rule. As amended in 2009, this rule requires that, if an overseas company established or controlled by PRC domestic companies or citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce, rather than local regulators, for approval. In addition, this regulation requires that an overseas company controlled directly or indirectly by PRC companies or citizens and holding equity interests of PRC domestic companies needs to obtain the approval of the CSRC prior to listing its securities on an overseas stock exchange.

While the application of the M&A Rule remains unclear, based on our understanding of current PRC laws, regulations, and the Provisions on Indirect Issuance of Securities Overseas by a Domestic Enterprise or Overseas Listing of Its Securities for Trading announced by the CSRC on September 21, 2006 (effective the same day), we believe it is not applicable to us since we are not an overseas company controlled by PRC domestic companies or natural persons.

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If, conversely, it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, delays or restrictions on the repatriation into the PRC of the proceeds from this offering, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiaries, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

Regulations on Stock Incentive Plans

On December 25, 2006, the People’s Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, setting forth the respective requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under either the current account or the capital account. Additionally, individuals shall not evade foreign exchange supervisions by partitioning the intended amount of foreign exchange into separate transactions.

On February 15, 2012, SAFE issued the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, or the Stock Incentive Plan Rules. The purpose of the Stock Incentive Plan Rules is to regulate foreign exchange administration of PRC domestic individuals who participate in employee stock holding plans and stock option plans of overseas listed companies. According to the Stock Incentive Plan Rules, if PRC “domestic individuals” (both PRC residents and non-PRC residents who reside in China for a continuous period of not less than one year, excluding the foreign diplomatic personnel and representatives of international organizations) that participate in any stock incentive plan of an overseas listed company, a PRC domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, shall, among others things, file, on behalf of such individual, an application with SAFE to conduct the SAFE registration with respect to such stock incentive plan, and obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with stock holding or stock option exercises. In addition, the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special Purpose Vehicles promulgated by SAFE in July 2014 (SAFE Circular No. 37) also provides certain requirements and procedures for foreign exchange registration in relation to an equity incentive plan of a special purpose vehicle before listing. In this regard, if a non-listed special purpose vehicle grants equity incentives to its directors, supervisors, senior officers and employees in its domestic subsidiaries, the relevant domestic individual residents may register with SAFE before exercising their rights.

The Stock Incentive Plan Rules and SAFE Circular 37 were promulgated only recently and many issues require further interpretation. Although, based on advice of AllBright Law offices, our PRC counsel we do not believe that it is subject to these rules, we cannot assure you that SAFE will not come to a different conclusion. If we are subject to these rules and we or our PRC employees fail to comply with the Stock Incentive Plan Rules, we and our PRC employees may be subject to fines and other legal sanctions. In addition, the General Administration of Taxation has issued several circulars concerning employee stock options, and, under these circulars, our employees working in China who exercise stock options would be subject to PRC individual income tax. Our PRC subsidiary would have obligations to file documents related to employee stock options with relevant tax authorities and withhold individual income taxes of those employees who exercise their stock options. If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or other PRC government authorities.

United States Operations

Solar Energy Systems

We design, install and sell or finance high performance photovoltaic solar energy systems and, commencing in the third quarter of 2016, backup battery systems. A photovoltaic system generates electricity directly from sunlight via an electric process that occurs naturally in certain types of materials. A system consists of one or more photovoltaic modules and an inverter. Photovoltaic modules, which are manufactured in different sizes and shapes, generate direct current (DC) electricity. The electricity current is then fed through an inverter to produce the alternating current (AC) electricity that can be used to power residences and commercial businesses. The major components of our solar energy systems include solar panels that convert sunlight into electrical current, inverters that convert the DC electrical output from the panels to AC current compatible with the electric grid, racking that attaches the solar panels to the roof or ground and electrical hardware that connects the solar energy system to the electric grid. The backup battery system is an optional system that is used by some of our clients who want to store solar power and use it when there is a disruption in electricity power for any reason. We currently install solar systems only in California.

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We provide and install both grid-tied and off-grid systems. Grid-tied systems remain connected to the electric grid, so that the energy generated by the system is sent back to the grid during the day and power is drawn back at night. The electric grid thus serves as a “storage device” for photovoltaic-generated power. If consumers use more power than is generated by their solar energy system, they can purchase power from the regional utility company. If consumers use less power than the system generates, they can sell the electricity back to their local utility companies and receive a credit on their electric bills. In order to sell power back to the utility company, the owners need to make an application to the utility company and the utility company then gives the owners a standard agreement covering the purchase of the excess power. Grid-tied systems generally represent the most common, affordable and feasible option for urban and suburban residences.

Off-grid systems are not connected to the utility grid and therefore require battery backup. Off-grid solutions are less common and are mostly employed for residences that do not have the option of connecting to the utility grid. Almost all of our installations are grid-tied systems.

Sale and Installation Process

Our system sale and installation process consists of five stages - feasibility, design, permitting, procurement and installation. In addition, when a customer requests additional services, we will enter into post-installation maintenance agreements with customers who own the systems.

We market to our customers using print ad, internet, radio and television adverting along with customer referrals. We are in the process of shifting our focus from traditional radio advertisements to sponsorships and other public relation initiatives. After the initial contact with a prospective customer, our construction and solar engineers visit the customer to conduct an on-site evaluation and assess the customer’s electricity needs. The site assessment includes a shading analysis, roof inspection and review of any existing mechanical systems. Additionally, we review the customer’s recent utility bills so that it can present a proposal designed to meet the customer’s energy requirements and answer the customer’s questions. At this stage, the customer has not made any commitment to purchase a system from us.

At the design stage, we analyze the information obtained during the feasibility stage to design a proposed solar energy solution, based on the customer’s stated energy needs, financial means and the specifics of the building location. Upon completion of the design stage, we present the customer with a detailed written proposal outlining the components of the system, the proposed timeline of the system implementation, the estimated price and estimated energy savings as well as the expected return on the investment based on existing rate information. Approved customers who purchase our systems sign a purchase agreement and tender to us a down payment equal to the lesser of 10% of the overall cost or $1,000, which can be refunded within three days.

The period of time between the initial customer contact at the feasibility stage and the signing of the contract upon the completion of the design stage (the negotiation period) may range from less than a month to more than a year, with six to nine months being the average negotiation period for larger commercial projects.

Before installing any solar or backup battery system, we must obtain required permits and approvals from the local fire department and the department of building and safety and other applicable state and local agencies, as well as from utility companies. We prepare a full permitting package and apply for these permits on behalf of the customer. We may also assist the customer with necessary paperwork to apply for and obtain the tax rebates and incentives. The permitting process typically takes four to eight weeks. Upon completion of this stage, we require customers paying to pay 40% of the total purchase price.

Once the customer orders the system, we order products, parts and materials necessary to implement the project. Upon delivery of the materials to the customer’s site, we require an additional 40% of the purchase price.

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Finally, we assemble and install the system at the customer’s site. Once installation is complete, we meet with the customer to conduct a final walk-through of the system and review its components. Upon the final walk-through and sign-off by the city inspector, the system becomes fully operational, and we require the remaining 20% of the purchase price. The payment schedules do not apply to customers for whom we are providing financing.

Source of Supply

We have a supply agreement dated March 2020 with Sunspark Technology, Inc. (“Sunspark”) to provide us with the right but not the obligation to purchase panels from Sunspark at certain pricings stipulated in the agreement.

Battery back-up systems are available from a number of suppliers.

One supplier, Consolidated Electrical Distributors, accounted for 10% or more of the purchases for our United States operations. This supplier accounted for purchases of approximately $1.5 million, or 15% for three months ended March 31, 2022 and $5.4 million, or 13% of purchases for the year ended December 31, 2021, and $6.7 million, or 11% of purchases, for the year ended December 31, 2020.

Warranty Obligations; Production Guarantee

All parts of the system provided by us are under manufacturers’ warranties, typically for 25 years for the panels and inverters. The manufacturer’s warranty on the solar energy systems’ components, which is typically passed-through to the customers, ranges from one to ten years. We provide a limited installation services warranty that warrants the installation services related to the system owner’s photovoltaic modules and inverters to be free from defects in the installation services under normal application, use and service conditions for a period of 10 years from the first date of the original installation services. Our agreement with our customers provides that we are not responsible for damage resulting from natural disasters, such as hurricanes, or other weather conditions. For leased systems we require the customer to maintain insurance covering these risks.

Prior to 2015, we entered into power purchase agreements that have a term of up to 20 years. We own and maintain the systems and sell the power generated by the systems to commercial customers pursuant to the power purchase agreement. Revenue from power purchase agreements is not material.

Commencing in 2015, our standard contract for residential systems provides for a production guarantee, which means that we guarantee that the system will generate a specified minimum solar energy during a given year. The agreements generally have a ten-year term. In the standard form of contract, we specify a minimum annual production and provide that if the power generated by the system is less than 95% of the estimate, we will reimburse the owner for the cost of the shortfall. Because our obligations are not contingent upon external factors, such as sunlight, changes in weather patterns, forest fires, or increases in air pollution, these factors could affect the amount of solar power that is generated and could increase our exposure under the production guarantee. The contract also provides that the purchasers of these systems shall not be entitled to reimbursement for shortfalls caused by overshadowing, shading or other interference not attributable to the design of the system and the accompanying equipment.

We no longer sell and install systems for Sunpower. All of our systems for leasing customers are sold to Sunrun. Sunrun establishes its own production guarantees, conducts its own reviews of those guarantees in conjunction with system design, and modifies its contracts accordingly.

Although we believe we have taken steps designed to prevent a misalignment of system designs and production guarantees, we cannot assure you that we will not be subject to unanticipated liability based on the failure of our systems to meet production guarantees or otherwise perform in accordance with our warranty.

Our only production guarantees are pursuant to agreements with our customers, and we believe that our current procedures are designed to enable it to correct the deficiencies that resulted in the unanticipated liability under the Sunpower contract.

Our warranty for the LED products sold and services rendered ranges from one year for labor and up to seven years for certain products sold to governmental municipalities,

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For the EPC services in the PRC, we generally provide a one-year quality warranty on our EPC services from the date of completion of the EPC work.

Leasing Agreements with us as the Lessor

Prior to 2014, we leased systems primarily to commercial and not-for-profit customers through our subsidiaries and three entities in which we have a 30% interest. These leases are operating leases and we own the systems, which it leases primarily to commercial and not-for-profit customers. Although we no longer lease new systems, we continue to own the equipment subject to the existing leases. The leases do not include a production guarantee. At the end of the lease, the customer has an option to purchase the equipment at its then fair market value for commercial customers. For not-for-profit customers, we generally have agreed up front to donate the system to the customers at the end of the lease

We have not leased systems for our account after 2014. Instead, we use a third-party leasing company. In January 2015, we entered into a channel agreement with Sunrun pursuant to which Sunrun appointed us as its sales representative to solicit orders for Sunrun’s products in portions of southern California. Pursuant to this agreement, we introduce potential leasing customers to Sunrun. Sunrun pays us for our services in connection with the projects. Upon a customer signing a Sunrun lease, we purchase the equipment from Sunrun or another vendor from a list of preapproved equipment suppliers provided by Sunrun. We then perform the design and EPC work until the system receives the permit to operate. Sunrun pays us 80% of the purchase price of the system after the system receives the city sign off and the final 20% after receiving the permit to operate. Similar to the solar systems that we sell directly to residential and commercial customers, we recognize the revenue on the solar systems sold to Sunrun when the permit to operate is received. Sunrun owns the equipment, leases the equipment and services the lease. When we complete the installation of the system, Sunrun performs an inspection to ensure the system meets Sunrun’s quality standards, and we are required to fix any issues identified by Sunrun that are caused by us.

Sunrun may terminate the agreement if we fail to meet specified minimum volume requirements. Sunrun also has the right to terminate certain incentives contained in the agreement at any time. We did not recognize any revenue for Sunrun in the three months ended March 31, 2022.  Sunrun was the largest customer of our United States segment during the year ended December 31, 2021 and the fourth largest customer for the United States segment for the years ended December 31, 2020. Revenue from Sunrun was less than 10% of total revenues for all periods. The channel agreement had an initial term that expired January 2018 and, by its terms, was automatically extended for 36 months, and now expires in January 2021 and was further extended to May 2021. We are currently negotiating an extension of the agreement. In the event that we are not able to negotiate an agreement with Sunrun, we believe that it could enter into a leasing agreement with another equipment leasing company, although no assurance can be given as to our ability to enter into an extension with Sunrun or enter into an acceptable agreement with another equipment leasing company.

Our relationship with Sunrun’s residential customers is only during the sales and installation process, although we continue to have obligations under our ten-year warranty that relates to the EPC services that we perform. We have no warranty obligation with respect to the equipment, which is provided by the equipment manufacturer, or any production guarantee.

Power Purchase Agreements

Prior to 2015, we entered into solar power purchase agreements with some commercial customers, and many of these agreements remain in effect. Pursuant to these agreements, we were responsible for the design, permitting, financing and installation of a solar energy system on a customer’s property after which we sell the power generated by the system to the customer at an agreed upon rate. To the extent that the system does not generate sufficient power to meet its obligations, we may have to purchase power from a local utility company, which will be a cost of revenues. We receive the income from the sales of electricity pursuant to these agreements as well as any tax credits and other incentives generated from the system, and we are responsible for the operation and maintenance of the system for the duration of the agreement. At the end of the term, a customer may extend the agreement, have us remove the system or buy the solar energy system from us. We have generated nominal revenue from power purchase agreements. From 2015 until March 2019, we did not offer power purchase agreements.

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In March 2019, we entered into a 10-year power purchase agreement with a not-for-profit entity in California pursuant to which we constructed a commercial-grade photovoltaic system with a battery storage system on the customer’s premise. The contract value over the 10-year term is estimated at approximately $1.6 million. On December 26, 2019, we executed an agreement with a third-party purchaser pursuant to which we would complete construction, including utility connection, and would transfer ownership of the system described above. Additionally, we would assign the 10-year power purchase agreement to the purchaser for a purchase price of approximately $1.6 million. During the year ended December 31, 2020, we completed construction of the system and fulfilled all of the performance obligations under the agreement including the transfer of the power purchase agreement to the purchaser. We also were entitled to receive $167,250 of self-generation incentive rebate from the utility company which we used to offset the construction cost. We received 50% of the rebate in early 2021 and the remaining rebate will be payable by the utility company to us over five years.

Seasonality

Since the inception of our business in 2008, we have experienced different levels of seasonality for our residential sales, small commercial and large commercial projects.

Our residential sales are prone to seasonal fluctuations. It has been our experience that it generates a larger percentage of sales in March and April, when residential customers focus on possible tax advantages of solar energy, and in the summer months of July and August, when utility rates and bills typically increase. We believe that the increase in residential sales during March and April results from consumers’ increased awareness of the tax benefits of solar energy system systems. We believe that the higher volume of sales in the summer months results from typically higher electrical bills in the summer, when electricity use is highest, which we think heightens consumers’ awareness of the opportunity to reduce their energy costs in the future through the use of solar energy.

We have historically experienced a slight increase for small commercial projects during the summer season. As with residential sales, we attribute higher volume in small commercial sales to small business owners’ reaction to the generally higher electricity bills during the summer months. The effect of the COVID-19 pandemic and actions taken by the State of California to address the pandemic have affected the timing and willingness of residential and commercial user to purchase solar energy systems.

We have generally not experienced any significant seasonal fluctuations for our large commercial projects in the United States. We suspect that customers committing to large commercial purchases or leases of solar energy systems have generally made more studied decisions and are therefore less sensitive to seasonal variations or immediate market conditions. The negotiation period for larger projects may range from a couple of months to a year or more. We therefore believe that the timing of the execution of large commercial deals depends largely on the progress of contract negotiations.

Financing Activities

Because we believe the high cost of buying and installing solar energy systems remains a major barrier for a typical residential customer, we have developed financing programs to enable customers who meet our credit standards to finance the purchase of our solar energy systems through SolarMax Financial.

Before providing financing to potential customers, we evaluate the suitability of customers for participation in our financing program based on our assessment of the customer’s ability to make payments, a verification of the customers’ income, the likelihood that the customer will continue to make payments, the customer’s credit history, the amount of the down payment and security we will receive and such other factors as it may deem appropriate. Since we have recently developed our financing business, and does not have a history of successful financing operations, we anticipate that, on an ongoing basis, we will refine our procedures and criteria to reflect our experience.

Based on our evaluation of the customer’s response, we either approve the application, conditionally approve the application, reject the application or defer a decision pending receipt of additional information.

●	If we approve the application, we will notify the applicant and send the applicant a financing contract for signature.

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If we approve the application conditionally (that is, on terms different from the terms of requested by the applicant), we will send the applicant a proposal amortization table as well as an Adverse Action Notice and Risk Based Pricing Disclosure, as required by the Fair and Accurate Credit Transactions Act.

●	If we reject the application, we will notify the applicant within ten days of the decision.

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If additional information is required to make a decision on an application, we will defer the application. The decision process will be completed if and when the additional information is received. If we do not receive the information within a reasonable time, it will treat the application as abandoned by the applicant.

Finally, we prepare the contract and payment schedule based on the anticipated completion date. The first contract payment would usually be due on the first of the month following 30 days after the completion date.

To manage our financial risks, we have developed a pricing matrix for setting the interest rate percentages based on the applicant’s FICO score and the down payment percentage.

We generate financing revenue from the interest on loans that were made to our customers by SolarMax Financial to assist them in the purchase of our solar systems, and from installment sale contracts, financing sales of solar systems, backup battery systems and LED systems. SolarMax Financial is licensed in California as a finance lender pursuant to the California Finance Lenders Law.

Our ability to generate revenue from our financing activities is dependent upon our ability to generate installment sales contracts and our ability to provide either debt or equity financing for SolarMax Financial.

The following table sets forth customer loan receivables at March 31, 2022, December 31, 2021 and December 31, 2020 (in thousands):

	March 31,
	2022 (unaudited)	December 31, 2021	December 31, 2020

Customer loan receivable, gross	$14,469	$16,156	$26,486
Less: unamortized loan discounts	(158)	(203)	(478)
Less, allowance for loan losses	(226)	(358)	(694)
Customer loans receivable, net	14,085	15,595	25,314
Less, current portion, net	(4,549)	(4,936)	(6,984)
Customer loans receivable, long-term	9,536	10,659	18,330

Financing Program

In addition to financing our solar systems directly, we have financing programs with third-party financing companies, the most significant of which is a home improvement financing program agreement executed on October 12, 2021, with GoodLeap, LLC (“GoodLeap” formerly known as LoanPal, LLC), pursuant to which GoodLeap provides financing to our customers who meet GoodLeap’s credit criteria. This agreement replaces an agreement dated January 9, 2020. We sell the systems to our customers, and GoodLeap pays us the purchase price, less a program fee. The financing agreement is between the customer and GoodLeap, and we are not a party to the agreement.

LED Projects

We provide LED products that help commercial customers save money by lowering electricity costs through the advanced technology of LED light bulbs. The energy-saving incandescent bulbs use approximately 25% less energy than traditional varieties, while the LED light bulbs use approximately 75% less energy, last 40 times longer, and are considered safer to use.

We have relationships with a number of LED system manufacturers that provide us with access to a variety of high-performance products and ultimately enables us to meet customers’ energy needs and budgets. Our LED streetlight system has an exclusive ETL Mark under our company name, which is evidence that our product complies with North American safety standards and is a requirement for contracts with municipal customers.

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There are several steps to completing an LED installation with a customer. The first step is to review the customer’s previous year’s power bill and to look at its financial statements for the last three years. The next step is to conduct a lighting survey to effectively present an energy saving proposal to the potential customer. We typically offer financing services similar to our solar system financing. Some commercial projects require us to engage a third-party vendor to help install the LED lighting systems for our clients while other projects customers choose to be responsible for the installation of the system.

On June 24, 2019, we were informed that we were awarded a contract for a $3.8 million project from a California municipality to provide 3,000 units of LED Luminaires products to be used in its street light conversion project. Pursuant to the award, the municipality can place purchase orders through 2021. Revenue from this award were approximately $38,507 for the year ended December 31, 2019 and $3.7 million for the year ended December 31, 2020. No revenues were earned on this contract for the year ended December 31, 2021.

In September 2020, we were awarded an LED contract of $4.5 million with the California Department of General Services, a state agency, to provide traffic control modules. The contract is effective through September 2023 and gives the state agency the right to extend for up to two years and increase or decrease the order quantities. We received the first purchase order under this contract in the second quarter of 2021. We cannot give assurance that the state agency will purchase any significant amount of our products. Recent steps taken by California to address to COVID-19 pandemic may affect the timing and amount of purchases pursuant to this contract.

During the year ended December 31, 2020, our LED subsidiary paid $110,000 to a company owned by our former executive vice president and one of our current 5% stockholders. The payment represented 80% of the gross profit (computed prior to making the payment) on an LED government project which had been introduced to us by the former executive. As a result of this payment, we incurred and accrued approximately $110,000 of additional cost of revenue related to the project as of December 31, 2020. Such accrued amount was fully paid in February 2021.

Marketing

We have an in-house sales and marketing staff of 31, of which 26 market solar and battery backup projects and five market LED products and systems. While we use a variety of marketing and advertising tools, it believes that word of mouth is one of our most effective marketing strategies. We estimate that approximately 40% of our sales are generated through referrals by our customers.

We also participate in industry trade shows, use telemarketing, radio, television, and Internet advertising as well as participating in local community events such as local festivals and door-to-door sales. It is in the process of shifting our focus from traditional radio advertisements to sponsorships and other public relation initiatives.

Personal meetings with prospective customers and site visits at the feasibility stage are also part of our advertising budget. In our experience, on average, we make three to four visits at the feasibility stage before it can generate a contract from the customer. As we expand the breadth of our operations, we plan to hire additional professionals and general sales personnel to market our systems to a larger number of prospective customers.

Our marketing effort includes our ability to offer financing in connection with purchases of our systems. We do not have a separate marketing staff for our financing activities.

Competition

Solar energy systems in general compete with both the local or regional providers of electricity as well as a number of independent companies that offer to provide electricity at prices that are lower than the regional utility company. Our primary competition is with the local utility companies that supply power to our potential customers.

Within the solar energy industry, we face intense and increasing competition from other solar energy system providers. The solar energy industry is highly fragmented, consisting of many small, privately-held companies with limited resources and operating histories, and we believe that no solar energy provider has a significant percentage of the California market. We also compete with major companies, as well as a large number of smaller companies. We have experienced price erosion as a result of increased competition which has affected our gross margin. Because California has much sun and little rain, solar power companies seek to market in California rather than in states with less sun and more rain. We believe that the number of new solar energy installation companies that have entered the industry in California has increased significantly since 2008 when we commenced business, and the increased competition is reflected in lower margins as we may have to reduce our prices to generate business. We expect additional companies to enter the business in the future, considering that the entry barrier in this industry is relatively low and the government incentives currently remain high.

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We believe that competition is primarily based on price and, if financing is required, the availability and terms of financing, and, to a lesser extent, the ability to schedule installation to meet the customer’s schedule. Some of our competitors may offer financing with payments over a longer period and with either a lower down payment or no down payments, which may make them more attractive to potential customers. Although we intend to offer terms which it believes are competitive, if we maintain our proposed underwriting criteria, we may lose business to companies whose standards are less strict. If we reduce our underwriting criteria to meet competition we may suffer an increase in the reserve for loan losses.

Government Regulation

Although we are not a regulated utility company, our operations are subject to regulation, supervision and licensing under various federal, state and local statutes, regulations and ordinances. Additionally, our business is materially affected by federal and state programs and policies related to financial incentives for solar energy users and providers. Local utility companies work with all solar companies to connect their systems to the grid. Title 24 of the California Code of Regulations governs energy savings and efficiency standards for new and remodeled construction for indoor and outdoor lighting requirements.

Construction Licenses and Permits

As a company performing general contractor and design work, we must take steps such that our employees obtain and timely renew appropriate general contractor and other required licenses. In connection with each installation, we are required to obtain building permits and comply with local ordinances and building codes for each project. Our operations are also subject to generally applicable laws and regulations relating to discharge of materials into the environment and protection of the environment. We are also subject to federal and state occupational health and safety regulations. We may also be subject to federal or state wage requirements, at least in connection with any solar projects on government land or buildings or other public works projects.

Consumer Protection Laws

In negotiating and entering into contracts with our residential customers, we must comply with state and federal consumer protection laws. In conducting our marketing campaigns, we must comply with the federal Telemarketing and Consumer Fraud and Abuse Prevention Act, and Telemarketing Sales Rule promulgated by the Federal Trade Commission, as well as state regulations governing telemarketing and door-to-door sales practices. In negotiating and entering into contracts with our residential customers, we must comply with a number of state regulations governing home solicitation sales, home improvement contracts and installment sales contracts.

Consumer Financing Regulations

SolarMax Financial operates in California as a California finance lender pursuant to a license issued by the California Department of Corporations, which regulates and enforces laws relating to consumer finance companies. SolarMax Financial must comply with regulations pertaining to consumer financing. Such rules and regulations generally provide for licensing of consumer finance companies, limitations on the amount of financing provided, duration and charges, including finance charge rates, for various categories of contracts, requirements as to the form and content of the loans and other documentation, and restrictions on collection practices and creditors’ rights. As a licensed finance lender, SolarMax Financial will be subject to periodic examination by state regulatory authorities.

SolarMax Financial is also subject to extensive federal regulation, including the Truth in Lending Act, the Equal Credit Opportunity Act, Fair Debt Collection Practices Act and the Fair Credit Reporting Act. These laws require SolarMax Financial to provide certain disclosures to prospective customers and protect against discriminatory lending practices and unfair credit practices. The principal disclosures required under the Truth in Lending Act include the terms of repayment, the total finance charge and the annual percentage rate charged on each contract. The Equal Credit Opportunity Act prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age, or marital status, among other things. Pursuant to Regulation B promulgated under the Equal Credit Opportunity Act, lenders are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. The Fair Credit Reporting Act requires SolarMax Financial to provide certain information to consumers whose applications were not approved or were conditionally approved on terms materially less favorable than the most favorable terms normally offered on the basis of a report obtained from a consumer-reporting agency.

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In addition, SolarMax Financial is subject to the provisions of the federal Gramm-Leach-Bliley financial reform legislation, which imposes additional privacy obligations on SolarMax Financial with respect to our applicants and our customers. SolarMax Financial has appropriate policies in place to comply with these additional obligations.

Government Subsidies and Incentives

The solar energy industry depends on the continued effectiveness of various government subsidies and tax incentive programs existing at the federal and state level to encourage the adoption of solar power. Government policies, in the form of both regulation and incentives, have accelerated the adoption of solar technologies by businesses and consumers. We and our customers benefit from these regulations in the form of federal tax incentives, state utility rebates and depreciation. Because of the high cost of installing solar energy systems, the existence of tax incentives as well as regulations requiring utility companies to purchase excess power from solar energy systems connected to the grid are important incentives to the installation of a solar energy system.

Federal Tax Incentive. The American Recovery and Reinvestment Act gives effect to the Residential Renewable Energy Tax Credit and the Business Energy Investment Tax Credit programs. The Residential Renewable Energy Tax Credit is described as a personal tax credit, whereas the Business Energy Investment Tax Credit is identified as a corporate tax credit. These programs may allow the owner of the system a federal income tax credit of up to 30% of the approved cost of the installation of a solar energy system. This tax credit is now available to homeowners in some form through 2021. The tax credit remains at 30% of the cost of the system for 2016 through 2019. Owners of new residential and commercial solar can deduct 26% of the cost of the system from their taxes in 2020. This percentage decreases to 22% in 2021 and 10% in 2022.

State Incentives and Utility Company Rebates. In addition to federal income tax credit, utility companies in California and other states offer various incentives and rebate programs. Capital cost rebates provide funds to customers based on the cost and size of a customer’s solar energy system. The value of the rebate is subtracted from the total purchase price, resulting in a net adjusted cost for the purpose of determining the value of the federal tax credit. Performance-based rebates provide funding to customers based on the energy produced by their systems. Under a feed-in tariff subsidy, the government sets prices that regulated utility companies are required to pay for renewable electricity generated by end-users. Under that subsidy program, prices are set above market rates and may be differentiated based on system size or application.

The building standard approved by the California Energy Commission in May 2018 mandates the installation of solar arrays on new single-family residences and on multi-family buildings of up to three stories starting in 2020. This new standard will be reviewed by the California Building Standards Commission, which is expected in the fall of 2018. Although the Building Standards Commission traditionally accepts California Energy Commission recommendations without change, we cannot assure you that the Building Standards Commission will approve this standard or that the standard will survive any legal challenges which may be brought in opposition to the standard.

The California Public Utilities Commission may consider a proposal to significantly reduce the incentives homeowners receive for installing rooftop solar systems. If such a change or any significant change in the benefits provided to homeowners for installing rooftop solar systems, our U.S. business will be materially impaired. We cannot assure you that the present benefits provided to homeowners for installing solar systems will not be adopted.

Depreciation. Solar projects typically qualify for a five-year accelerated depreciation, which provides a major financial incentive for our commercial customers. The depreciation of these systems can be up to 50% of the purchase price in the first year and 12.5% in each of the succeeding four years. In December 2015, Congress passed a five-year extension of bonus depreciation, including a phase-out that is structured as follows: 2015-2017: 50% bonus depreciation; 2018: 40%; 2019: 30%, 2020 and beyond: 0%.

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Tariffs and Trade Policies. The solar energy industry has recently experienced decreasing prices in solar panels, a principal component in any solar energy system. Most solar panels are imported and the price of the solar panels is impacted by trade policies, such as tariffs and quotas. The U.S. government has imposed tariffs on solar cells, solar panels and aluminum that is used in solar panels manufactured overseas. Based on determinations by the U.S. government under the 2012 solar trade case, the anti-dumping and countervailing tariff rates range from approximately 33%-255%. Such anti-dumping and countervailing tariffs are subject to annual review and may be increased or decreased. These tariffs have increased the price of solar panels containing China-manufactured solar cells. We do not purchase panels from China or Taiwan for our United States operations. The purchase price of solar panels containing solar cells manufactured in China reflects these tariff penalties. While solar panels containing solar cells manufactured outside of China are not subject to these tariffs, the prices of these solar panels are, and may continue to be, more expensive than panels produced using Chinese solar cells, before giving effect to the tariff penalties.

On January 23, 2018, the United States placed tariffs on imported solar cells and modules for a period of four years with an effective date of February 7, 2018. The tariff level was set at 30%, with a 5% declining rate per year for the four- year term of the tariff. The tariff includes a 2.5 GW exemption for cells per year, which does not include any sub quotas for individual countries. Additionally, the only countries excluded from the tariff are those that the U.S. government deems as developing nations, with the exception of the Philippines and Thailand that are eligible for the U.S. Generalized System of Preferences program.

While the state and federal incentives benefit the industry by making solar energy systems more affordable and attractive to consumers, they also expose the industry to the risk of negative consequences should these incentives be discontinued or reduced. The market for solar energy products is, and will continue to be, heavily dependent on public policies that support growth of solar energy. There can be no assurances that such policies will continue. Decreases in the level of rebates, incentives or other governmental support for solar energy would materially and adversely affect the demand for solar energy products, including our business.

California Consumer Privacy Act

In June 2018, California passed the CCPA, which became effective in 2020. As a practical matter, companies needed to have their data tracking systems in place by the start of 2019, since the law gives consumers the right to request all the data a company has collected on them over the previous 12 months. This law covers all companies that serve California residents and have at least $25 million in annual revenue. Under the law, any California consumer has a right to demand to see all the information a company has saved on the consumer, as well as a full list of all the third parties that data is shared with. The consumer also has the right to request that the company delete the information it has on the resident. The CCPA broadly defined broadly defines “protected data.” The CCPA also has specific requirements for companies subject to the law. For example, the law specifies that companies must have a clear and conspicuous link on their websites to a page from which consumers may exercise their right to opt out of data sharing. The CCPA provides for a private right of action for unauthorized access, theft or disclosure of personal information in certain situations, with possible damage awards of $100 to $750 per consumer per incident, or actual damages, whichever is greater. The CCPA also permits class action lawsuits. Because the law was recently adopted, we have not been able to determine the extent to which the law applies to us, our website and our privacy policies.

Employment Regulations

California labor law is more pro-employee than the laws of other states, and the damages and penalties an employee can recover are higher under California labor law than under federal labor law. California has numerous laws and regulations relating to the relationship between an employer and our employees, including wage and hour laws, laws relating to anti-discrimination, and laws mandating expanded training to employees to prevent sexual harassment. In 2004, California passed a law requiring employers with 50 or more employees to provide two hours of sexual-harassment-prevention training to supervisors every two years. A recently passed law requires that by January 1, 2020, employers with five or more employees provide at least two hours of sexual-harassment-prevention training to supervisory employees and one hour of training to nonsupervisory employees. The law also requires that, beginning January 1, 2020, seasonal, temporary and other employees hired to work for less than six months need to be trained within the earlier of 30 calendar days of hire or within 100 hours worked. Our professional employer organization has implemented our sexual harassment prevention program.

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Intellectual Property

We do not have any intellectual property that is material to our business.

Legal Proceedings

In October 2019, Jiangsu Zhongxinbo New Energy Technology Co., Ltd. commenced a court hearing in the Shanghai Pudong New District People’s Court in Shanghai, PRC against our subsidiary, Shanghai Zhongzhao Technology Development Ltd., seeking RMB 13 million (approximately $1.9 million) representing the unpaid portion of the purchase price of steel structure supporting products for the Company’s Ningxia Meili Cloud project. Our subsidiary filed a pleading objecting to the court’s jurisdiction and believes that the products were delivered late and were defective. In February 2021, the court judgment was received awarding us the liquidated damage of RMB 2.4 million. After netting out the legal fees and other costs, we recorded a gain of RMB 493,723 (approximately $76,000) for the year ended December 31, 2021.

On July 1, 2020, a legal action was filed in the Los Angeles Superior Court by Haijing Lin against various defendants which include us, SolarMax Renewable Energy Provider, Inc. (“SREP”), CEF, Inland Empire Renewable Energy Regional Center, LLC, David Hsu, Ching Liu and Simon Yuan. At the time of the filing, the plaintiff was a limited partner in CEF and sought to have his $500,000 investment returned. The plaintiff’s $500,000 capital contribution to CEF, which was used in part to fund CEF’s loan to our subsidiary is reflected as a current liability on our consolidated balance sheet.

On or about February 4, 2021, an amended complaint was filed and Mian Cai and Xing Zhang were added to Haijing Lin as plaintiffs in the action initially commenced by Mr. Lin. The total capital contribution by the three plaintiffs was $1.5 million, including the $500,000 contributed by Mr. Lin as described in the previous paragraph. The plaintiffs sought return of their capital contributions and other relief, including costs, punitive and exemplary damages and a declaration that the $45.0 million loan by CEF to SREP is due. We prepared our response to the legal action and a case management conference and hearing was scheduled for September 15, 2021.  The plaintiffs’ $1.5 million capital contribution to CEF, which was used in part to fund CEF’s loan to a SREP is reflected as a current liability on our consolidated balance sheet.

On September 23, 2021, the complaints filed by Haijing Lin, Mian Cai and Xing Zhang were settled for $1.29 million, and $1.5 million of debt was extinguished, resulting in a gain of $210,000 for us.

On November 10, 2020, a legal action was filed in the Los Angeles Superior Court by Carmelia Chiang against and various defendants which include us, SREP, CEF, Inland Empire Renewable Energy Regional Center, LLC, David Hsu and Ching Liu. At the time of the filing, the plaintiff was a limited partner in CEF and sought to have her $500,000 investment returned.  At the time, we could not predict the outcome of the legal action. The plaintiff’s $500,000 capital contribution to CEF, which was used in part to fund CEF’s loan to our subsidiary is reflected as a current liability on our consolidated balance sheet.

On February 23, 2022, the Los Angeles Superior Court granted and sustained the demurrer by us without leave to amend in the legal action by Carmelia Chiang and the case was dismissed.

If other limited partners of CEF or CEF II do not accept the convertible note in lieu of a cash payment, they may commence litigation against us for the amount of their investment, all of which is included in liabilities on the balance sheet and any settlement of litigation may affect the willingness of limited partners to accept the terms of the convertible notes that we propose to issue.

On June 1, 2021, a legal action was filed in the Los Angeles Superior Court by Pu Dong against various defendants which include us, David Hsu and one other stockholder. At the time of the filing, the plaintiff was a shareholder and seeks to have shares that are issued in the name of the other stockholder defendant reissued in the name of the plaintiff. We believe that this is a dispute between two stockholders and will comply with any final court order as to the ownership of the shares.

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On November 19, 2021, a first amended complaint to a legal action was filed in the Los Angeles Superior Court by Qian Liu and Qingfeng He against various defendants which include us, SREP, Inland Empire Renewable Energy Regional Center, LLC (“IERERC”), our chief executive officer, one of our directors and a former officer/director who are members of IERERC, the general partner of CEF. The original complaint was filed on September 7, 2021, but never served on us. At the time of the filing, the plaintiffs were limited partners in CEF and seek to have their $500,000 investments returned. Currently there is not enough information for us to determine an outcome; however, the plaintiff’s capital contribution to CEF was used to fund part of CEF’s loan to SREP, which is reflected in the Company’s current liabilities.

In the ordinary course of our business, we and our subsidiaries are involved in various legal proceedings involving contractual relationships, product liability claims, and a variety of other matters. We do not believe there are any such pending legal proceedings that will have a material impact on our financial position or results of operations.

Employees

On May 31, 2022, we had 100 employees in the United States, of which five are executive, 31 are in sales and marketing, 51 are in operations and installation and 13 are in accounting and administrative, and it had 26 employees in China, of which three are executives, four are in sales and marketing, seven are in operations and engineering and 12 are in accounting and administrative. None of our employees are represented by a labor union. We consider our employee relations to be good. We have agreements with a professional employer organization, Insperity PEO Services, L.P., under which the professional employer organization administers our human resources, payroll and employee benefits functions for our United States employees, who are co-employed by us or one of our subsidiaries and Insperity. On July 1, 2021, we began a 401(k) plan through Insperity PEO Services, L.P.

Property

We do not own any real property. The following table sets forth information as to the real property leased by us:

Location	Square Feet	Current Annual Rent	Expiration date
3080 12th Street, Riverside, CA (1)	101,556	$1,101,072	12/31/26
3230 Fallow Field Dr., Diamond Bar, CA (2)	9,928	259,238	10/31/26
Room 1108 Cheng Xin Building No. 885 Cheng Xin Rd., Nanjing, China	4,800	45,291	10/14/22
Room 402, Floor 4, No. 558 Tongxie Rd., Shanghai, China	5,920	96,403	12/31/22

1

This property is owned by SMX Property, LLC (“SMX”). The owners and principal management group of SMX Property. LLC consist of David Hsu, our chief executive officer and a director, Simon Yuan, a director, and Ching Liu, our executive vice president, chief strategy officer and treasurer and a director. The lease is subject to an annual 2.99% increase in the base rent and provides us with one option to renew the lease for a five-year term at the then current base rent with a 2.99% escalation in each year.

2

This property is owned by Fallow Field, LLC, which is owned and managed by Mr. Hsu and Ms. Liu and one other stockholder who is not a 5% stockholder. The lease provides for annual increase of 2.99%. SolarMax has the right to renew the lease for one five-year period upon the expiration of the current term.

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MANAGEMENT

Executive Officers and Directors

Set forth below is certain information with respect to our directors and executive officers:

Name	Age	Title
David Hsu	58	Chief executive officer and director
Stephen Brown	63	Chief financial officer
Simon Yuan	68	Director
Wei Yuan Chen	63	Director
Jinxi Lin	62	Director
Wen-Ching (Stephen) Yang, Ph.D.	59	Director
Lei Zhang, Ph.D.	39	Director

David Hsu, together with Simon Yuan and Ching Liu, who was formerly an executive officer and director and is a 5% stockholder, are our founders. Mr. Hsu has served as our chief executive officer and a director since our organization in February 2008. Mr. Hsu has more than 20 years of experience in sales, international business development and management in the automotive and energy industries. Before starting SolarMax in 2008, Mr. Hsu served as a consultant to China Sunergy a leading photovoltaic panel manufacturer and solar energy company. Mr. Hsu received a bachelor’s degree in electrical engineering from Shanghai Jiao Tong University School of Engineering. Mr. Hsu’s solar energy industry experience and his relationships with industry experts qualify him to serve as a director.

Stephen Brown has served as our chief financial officer since May 2017. From 2013 until April 2017, he was chief financial officer of STAAR Surgical Company. Mr. Brown was vice president, global finance of Bausch & Lomb from 2008 until 2013 and chief financial officer of Hoya Surgical Optics from 2007 to 2008. He served in various capacities over a 13-year period with Johnson & Johnson including chief financial officer of the Advanced Sterilization Products division. His 35-year business career also includes the founding of Degree Baby Products, a privately held company that was sold after six years of operations to Johnson & Johnson. Mr. Brown holds a M.B.A. degree from University of California, Los Angeles Anderson School of Management and earned a B.A. degree in Business Administration from California State University, Fullerton.

Simon Yuan, one of our founders, served as a director since February 2008 and chief financial officer from February 2008 until May 2017. In 1989, Mr. Yuan founded Simon& Edward, LLP, a PCAOB registered public accounting firm of which he has been managing partner since its founding. Prior to founding Simon& Edward, Mr. Yuan was employed by Wells Fargo Bank as a senior internal auditor and by the State of California as a tax auditor. Mr. Yuan was also a supervising senior auditor with the international accounting firm of Moore Stephens. Mr. Yuan’s professional experience encompasses more than 30 years of public accounting, with expertise in a broad range of business accounting and auditing, and international taxation, estate planning, business merger and acquisition, and general business consulting. Mr. Yuan is an active leader, officer and participant of many professional and charitable organizations. He is a director of the Sino-American Certified Public Accountants Association and also served as its president in 1998. Mr. Yuan received a Masters of Accountancy from Ohio State University. Mr. Yuan’s accounting background, as well as his service as our chief financing officer, qualify him to serve as a director.

Wei Yuan Chen has served as a director since April 2010. Mr. Chen, who is semi-retired, was the chief designer and director for Xing Rong Project Management Company, Shanghai, China, a position he held from 1990 to 2010. In 2002, Mr. Chen received the “Design and Build” of the year award for designing the headquarters of Applied Material, Shanghai, China. Mr. Chen earned his bachelor degree from Tsinghua University. Mr. Chen brings to us his project management knowledge and 20 years of experience of implementation and integration of renewable sources into his architectural designs. Mr. Chen’s experience in project management and familiarity with the Chinese market qualify him to serve as a director.

Jinxi Lin has served as a director since 2014. Mr. Lin serves as the chairman of AMD, a publicly traded solar panel manufacturer in Asia and the Middle East and one of our major stockholders. Mr. Lin founded AMD in 2006 and has served as its chairman since its formation. Mr. Lin received his undergraduate degree in business administration from Northwest Polytechnic University.  Mr. Lin’s knowledge of the solar industry and the Chinese market qualify him to serve as a director.

Dr. Wen-Ching (Stephen) Yang has been a director since December 2020. Dr. Yang is the founder of Grand Trust International Law Offices and has been the partner-in-charge since 2008. He has also been the chief executive officer of Taoyuan Enterprise Chamber since 2016. Dr. Yang received his bachelor and master degrees from National Taiwan University and his PhD in economics in law from the law school at Peking University. Dr. Yang was also a research fellow at the John F. Kennedy School of Government at Harvard University. Dr. Yang’s background in economics qualify him as a director.

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Dr. Lei Zhang, has been a director since November 2020. She has been associate professor, which is a tenured position, in the Department of Mechanical Engineering at the University of Alaska, Fairbanks since July 2018, having been an assistant professor in that department from August 2013 to June 2018. She is co-author of a number of annual books on energy technology and is co-author of a number of articles in her field in peer reviewed journals. Dr. Zhang received her B.Eng. and M.S. in Material Science and Engineering from China University of Mining & Technology, Beijing, and her Ph.D. from Michigan Technological University.   Dr. Zhang’s knowledge of the energy industry qualifies her to serve as a director.

All of our executive officers and directors are located in the United States except that two directors (Wei Yuan Chen and Jinxi Lin) are located in China and one director (Wen-Ching (Stephen) Yang) is located in Taiwan. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon those directors located outside the United States, to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties on our directors under United States securities laws. In particular, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgement of United States courts in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Key Employee

Bin Lu, age 54, is the head of the China segment.  Mr. Lu has been employed by in our China segment since we acquired ZHPV in 2015.  Mr. Lu was employed with ZHPV prior to our acquisition of ZHPV.   Mr. Lu received a bachelor’s degree from Shanxi University.

Information about the Board of Directors

Our board of directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with our chief executive officer, other key executives, by reading the reports and other materials that we send them, and by participating in board and committee meetings. Directors hold office for a term of one year and until their successors have been elected and qualified unless the director resigns or by reasons of death or other cause is unable to serve in the capacity of director.

Director Independence

We believe that three of our directors, Mr. Chen, Dr. Yang and Dr. Zhang, are independent directors using the Nasdaq definition of independence.

EXECUTIVE COMPENSATION

The following table sets forth information regarding the compensation awarded to, earned by, or paid during the years ended December 31, 2021 and 2020 to our chief executive officer and the two most highly paid executive officers other than the chief executive officer. These three officers are referred to as our “Named Executive Officers.”

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Summary Compensation Table

							Non-qualified
						Non-Equity	Deferred
			Cash	Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Bonus	Awards	Compensation	Earnings	Compensation[2]	Total
Name and principal position	Year	($)	($)	($)	($)	($)	($)	($)	($)
David Hsu,	2021	$675,305	$-	$-	$-	$-	$-	$51,895	$727,200
Chief executive officer[1]	2020	577,779	-	-	-	-	-	44,400	622,179

Stephen Brown,	2021	350,000	-	-	-	-	-	26,896	376,896
Chief financial officer[3]	2020	308,437	-	-	-	-	-	5,932	314,369

[1]

Pursuant to his employment agreement, Mr. Hsu is eligible for an annual bonus in which 70% is payable in stock and 30% is payable in cash. Mr. Hsu waived his bonus for 2020, and 2021 in connection with the suspension of incentive programs for our key employees.

[2]	All other compensation represents the value of paid time off accrued during 2020 and 2021.

[3]	In connection with a company-wide salary reduction, Mr. Brown took a salary cut and his salary for 2020, which reduced his salary from $350,000 to $308,437.

Employment Agreements

On October 7, 2016, we entered into an employment agreement with David Hsu-pursuant to which it agreed to employ Mr. Hsu as our chief executive officer for a five-year term commencing January 1, 2017 and continuing on a year-to-year basis unless terminated by us or Mr. Hsu on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. We agreed to include Mr. Hsu as a nominee of the board of directors for election as a director during the term of his agreement, and, upon his election as a director, Mr. Hsu is to serve as chairman of the board. Mr. Hsu’s initial salary was $600,000, with an annual increase of not less than 3%. Pursuant to his employment agreement, he was to have received a salary of $655,636 for 2020. In connection with a company-wide salary reduction, Mr. Hsu took a salary cut and his salary for 2020 will be $577,779. Mr. Hsu’s employment agreement provides for a salary increases of at least 3% annually and a bonus based on our revenues. Mr. Hsu’s compensation for 2021 was at the annual rate of $675,305. Mr. Hsu’s compensation for 2022 is at the annual rate of $695,564. Mr. Hsu is entitled to an annual bonus based on consolidated revenues for the year in accordance with the following table:

Revenue	Bonus in Dollars or Percentage of Revenues
Less than $30 million	$0
More than $30 million but less than $50 million	$250,000
More than $50 million but less than $100 million	0.55%
More than $100 million but less than $200 million	0.60%
More than $200 million but less than $300 million	0.75%
More than $300 million	1.00%

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70% of the bonus payable for any calendar year shall be paid in restricted stock and 30% shall be paid in cash and shall be paid no later than the earlier of (i) 30 days following the issuance of our audited financial statements for the calendar year in which the bonus is earned or (ii) the last business day of December of such next following calendar year. Our audited financial statements shall be deemed to be issued on the date we file our annual report on Form 10-K; provided, that if we are not a reporting company, our financial statements are deemed issued on the date of the auditors’ report. The equity component of the bonus shall be based on the average closing market price of the common stock on the principal exchange or market on which the common stock is traded for the period beginning on the first day of the quarter in which the bonus is payable and ending on the third trading day prior to the date payment is made; except that, if the common stock is not publicly traded, the common stock shall be valued at the most recent price at which the common stock was sold in a private placement to non-affiliated investors. The restricted stock will vest immediately on issuance. Mr. Hsu waived his cash and equity bonus for 2019. For 2018, Mr. Hsu’s bonus was composed of 69, 076 shares of common stock valued at $345,835 and cash of $148,218. Mr. Hsu is eligible for restricted stock grants or stock options, which shall not exceed 1.5% of our outstanding common stock prior to the grant. The agreement also provides Mr. Hsu with $2.0 million of life insurance, medical and dental insurance and long-term disability insurance providing monthly benefits of not less than $25,000. In the event of Mr. Hsu’s termination in the event of his disability or death, we will pay Mr. Hsu or his beneficiary severance payments or death benefits equal to his highest compensation, which is his salary plus bonus, during the three calendar years prior to the year in which the termination of employment for disability or death occurs, multiplied by the number of full years Mr. Hsu has been employed by us. Mr. Hsu’s employment commenced in February 2008. These termination payments shall be made in annual installments each equal to one year’s total compensation. In the event of a termination not for cause, by Mr. Hsu for good cause or termination of employment within 18 months of a change of control, we shall pay Mr. Hsu, a lump sum termination payment equal to two times his highest annual compensation for the three years preceding the year in which the termination of employment occurs multiplied by the number of full years that Mr. Hsu was employed by us. We owe Mr. Hsu $675,000 in connection with his exchange of 674,107 restricted shares for options to purchase 1,428,432 shares of common stock at $5.01 per share and 674,107 restricted shares for a cash payment of $675,000, which was initially payable by December 15, 2019 and has been extended and is due within three business days of the effective time of the offering. In addition, we owe Mr. Hsu $1,159,142 , representing deferred salary from 2019, 2020, 2021 and 2022 of and cash bonus deferred from 2017 and 2018.

On October 7, 2016, we entered into an employment agreement with Ching Liu pursuant to which we agreed to employ Ms. Liu as our executive vice president, chief strategy officer and treasurer for a five-year term commencing January 1, 2017 and continuing on a year-to-year basis unless terminated by us or Ms. Liu on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. Ms. Liu resigned as an executive officer and director on February 24, 2020. Pursuant to a release and separation agreement dated October 1, 2020, with certain limited exceptions, the Company and Ms. Liu released each other from their obligations under the employment agreement, and we paid Ms. Liu $25,497, and agreed to pay her $803,095, representing the outstanding balance due her for her deferred salary from 2019 and 2020, cash bonus deferred from 2017 and 2018 and accrued medical and dental benefits. This amount is payable at the rate of $15,000 per month (less applicable deductions and withholding), commencing with the month of April 2020, until the completion by SolarMax of its initial public offering, and any unpaid balance then outstanding shall be paid within three business days after we receive the proceeds of our initial public offering. We also owe Ms. Liu $500,000 in respect of her exchange of 499, 338 restricted shares for options to purchase 1,058,098 shares of common stock at $5.01 and 499,338 restricted shares for a cash payment of $500,000 which was initially payable by December 15, 2019 and has been subsequently extended to three business days from the effective time of the offering. We entered into a consulting agreement dated October 1, 2020 with Ms. Liu to which we engaged her as a consultant for a term which is currently on a month-to-month basis for monthly compensation of $3,000.

We have an employment agreement dated March 23, 2017 with Stephen Brown pursuant to which we pay Mr. Brown an annual salary of $350,000 and, on May 1, 2017, we granted him an option to purchase 199,7 36 shares at $5.01 per share. Mr. Brown’s agreement provides that his employment is at will.

Employee Benefit Plans

In October 2016, our board of directors adopted, and in November 2016, our stockholders approved, the 2016 Long-Term Incentive Plan, pursuant to which a maximum of 3,810,949 shares of common stock may be issued pursuant to restricted stock grants, incentive stock options, non-qualified stock options and other equity-based incentives may be granted. In March 2019, the board and stockholders approved an increase in the number of shares subject to the plan to 8,988,084.

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In October 2016, the board of directors granted 3 ,810,949 shares, of which 3,045,963 shares were granted to officers and directors. The following table set forth information relating to the restricted stock grants.

Name	No. of Restricted Shares
David Hsu	1,348,213
Ching Liu[1]	998,676
Simon Yuan	599,206
Others	864,854
Total	3,810,949

[1]	Ms. Liu resigned as a director and officer on February 20, 2020.

See “Executive Compensation –  Outstanding Equity Awards” for information with respect to the exchange by Mr. Hsu and Ms. Liu of their restricted shares for options and cash payments and the exchange by Mr. Yuan and Mr. Tsai of their restricted shares for options.

The grantees of the restricted stock grants have all rights of ownership with respect to the shares, including the right to vote the shares and to receive dividends and distributions with respect to the shares until and unless a forfeiture event shall occur; provided, however, that prior to a forfeiture termination event, (i) the grantees shall have no rights to sell, encumber or otherwise transfer the shares, and (ii) any shares of any class or series of capital stock which are issued to the grantee as a holder of the shares as a result of a stock dividend, stock split, stock distribution, reverse split, recapitalization, or similar event, shall be subject to the same forfeiture provisions as the shares. A forfeiture termination event shall mean such date as is six months following a public stock event, which is the vesting date with respect to the shares. The definition of a public stock event includes the effectiveness of the offering. The shares are forfeited and are to be conveyed to us for no consideration if a public stock event has not occurred by December 31, 2022, although the board of directors has the right to extend that date.

In October 2016, the board of directors also granted non-qualified stock options to purchase 1,947,41 8 shares and incentive stock options to purchase 325,070 shares at an exercise price of $5.01 per share.

Outstanding Equity Awards

On March 23, 2019, the board of directors:

●

Extended to April 30, 2019 the date by which a public stock event must occur failing which a forfeiture would occur with respect to the restricted shares, which date was subsequently extended to December 31, 2020 and has been subsequently extended to April 20, 2021;

●

Granted to the holders of 1,184,434  restricted shares the right to exchange their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $5.01 per share for each share of restricted stock exchanged;

●

Granted to Mr. Hsu, Ms. Liu and one other employee, who held 1,348,213, 998,676 and 199,736 restricted shares, respectively, the right (a) to exchange 50% of their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $5.01 per share and (b) transfer to us 50% of their restricted shares for $1,275,000, or $1.01 per share;

●	Granted seven-year options to purchase 362,520 shares of common stock at $5.01 per share to employees;

The holders of 984,698 restricted shares, including Simon Yuan, a director, and Mr. Tsai, a former director, exchanged their restricted shares for options to purchase 2,086,573 shares of common stock; Mr. Hsu, Ms. Liu and one other employee converted 1,273,313 of their restricted shares for options to purchase 2,698,150 shares and transferred 1,273,313 shares to us for cash payments of $1,275,000 which were initially payable by December 15, 2019, which date was extended to the effective time of the offering, and 264,650 restricted shares remain outstanding. In connection with the foregoing, Mr. Yuan exchanged 599,206 shares of restricted common stock for a ten-year option to purchase 1,269,717 shares of common stock at $5.01 per share. The option becomes exercisable six months from the date of this prospectus, provided that the registration statement of which this prospectus is a part is declared effective by December 31, 2022, which date may be extended by the board of directors. The exchange did not result in compensation to Mr. Yuan. The board of directors provided that the rights to these restricted shares will vest on the effective time of the offering.

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The following table sets forth information as to outstanding equity awards at March 31, 2022 for the Named Executive Officers:

	Option awards						Stock awards
	Shares underlying unexercised option # exercisable	Shares underlying unexercised option # unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date		Number of shares that have not vested	Market value of shares that have not vested	Equity incentive plan awards: number of unearned shares or other rights that have not vested
David Hsu		1,428,432	-	$5.01		1	-	-	-
Stephen Brown	149,80 2	49,934	-	5.01	04/30/27		-	-	-

[1]	These options will become exercisable in two installments, commencing six months from the effective date of the offering, and will expire ten years from such effective date.

Director Compensation

The following table sets forth information as to the compensation paid to our directors in 2021, other than those named in the Summary Compensation Table:

Name	Cash Compensation	Stock Awards	Total
Wei Yuan Chen	-	-	-
Jinxi Lin	-	-	-
Simon Yuan	-	-	-
Dr. Wen-Ching (Stephen) Yang	-	-	-
Lei Zhang, Ph.D.	-	-	-

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party EB-5 Notes

On January 3, 2012, CEF entered into a loan agreement with SREP, one of our United States subsidiaries, pursuant to which CEF agreed to make loans to the subsidiary in an amount not to exceed $45 million. CEF advanced $45 million pursuant to the agreement. On August 26, 2014, CEF II entered into a loan agreement with LED, another United States subsidiary, for up to $13,000,000. CEF II advanced $10.5 million pursuant to the agreement. The proceeds of the loans were used by our subsidiaries for their operations. The loans from CEF and CEF II accrue interest at 3% per annum, payable quarterly in arrears. The loans are secured by a security interest in the accounts and inventory of the borrowing subsidiary. CEF and CEF II are limited partnerships, the general partner of which is Inland Empire Renewable Energy Regional Center, LLC (“Inland Empire”). Inland Empire is owned by David Hsu, our chief executive officer and a director, Ching Liu, our former executive vice president and director and a 5% stockholder of SolarMax, and Simon Yuan, a director. The limited partners of both CEF and CEF II are investors who made a capital contribution to CEF or CEF II pursuant to the United States EB-5 immigration program and are not related parties. The EB-5 immigrant investor visa is a federal program that grants green cards and a path to citizenship to foreign investors who invest at least $500,000 toward job-creating projects. Under this program, which is administered by the United States Customs and Immigration Service, entrepreneurs (and their spouses and unmarried children under 21) are eligible to apply for a green card (permanent residence) if they make the necessary investment in a commercial enterprise in the United States and plan to create or preserve 10 permanent full-time jobs for qualified United States workers. We are a commercial enterprise that creates permanent full-time jobs in the United States.

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The loans from CEF and CEF II become due, as to the investment of each limited partner, four years from the date of the loan and may be extended as may be necessary to meet applicable USCIS immigrant investor visa requirements, which will be the date that the limited partner is eligible for a green card. Under the limited partnership agreements for CEF and CEF II, the limited partners have the right to demand repayment of their capital account when the petition is approved, which demand may trigger a maturity of the loan from CEF or CEF II in the amount of the limited partner’s investment. The initial four-year term of notes in the principal amount of $55.5 million, which were issued to CEF and CEF II, and had expired prior to March 31, 2022 and are on extension until the limited partner meets applicable immigrant investor visa requirements. We cannot determine the period of the extensions. As of July 13, 2022, limited partners whose capital contributions funded loans of $40.0 million had received their green card approval and their extensions expired and one limited partner whose capital contribution funded $500,000 had withdrawn from CEF II and the capital contribution was returned. The petitions of limited partners of CEF whose capital contribution funded loans of $5.0 million are pending.

As the loans matured and the limited partners requested return of their capital contribution, we offered the limited partners, in lieu of the payment by the limited partnership, a convertible note with a term of five years, with 20% of the principal amount being due on each of the first, second, third, fourth and fifth anniversaries of the date of issuance. The notes are secured by the same assets that secured the notes issued to CEF. As of July 13, 2022, we had issued convertible notes in the principal amount of $34.0 million to former limited partners of CEF, of which principal payments of $9.8 million had been made on the anniversary of the respective dates of issuance, and convertible notes in the principal amount of $2.5 million had been purchased by us for $1.77 million, leaving convertible notes in the principal amount of $21.7 million outstanding. As of July 13, 2022, notes to CEF and CEF II in the aggregate principal amount of $19.5 million were outstanding.

Six of the limited partners commenced an action against CEF, SolarMax and others, including Mr. Hsu and Mr. Yuan, seeking cash payment of their capital contribution to CEF totaling $3.0 million and other relief, including a declaration that the $45.0 million note to CEF is due and payable. Three of these limited partners settled their actions. One of these limited partners had their action dismissed by the court. The action by the fifth and sixth limited partners, whose capital account is $1.0 million is pending. The $1.0 million claimed by these plaintiffs, along with the outstanding principal amount of the loan to CEF, is included in the note payable to CEF. See “Business of SolarMax – Legal Proceedings.”

Interest expense on the loans from CEF and CEF II were $55,274 and $233,425 for the three months ended March 31, 2022 and 2021, and $825,822 and $1,130,178 for the years ended December 31, 2021 and 2020, respectively.

Other Related Party Loan

On October 25, 2019, we borrowed $250,000 from SMX Property, LLC, a related party and the lessor of our headquarter facility. The loan bears interest at 6% per annum and was originally due on January 24, 2020. We paid this loan in March 2020 ($100,000) and April 2020 ($150,000).

Related Party Leases

In September 2016, we executed a ten-year lease, commencing January 1, 2017 with SMXP, a related party, to lease our headquarters in Riverside, California. This lease effectively extends a prior lease with SMXP which ended on December 31, 2016 with an increase in the rental rate. The new lease is for ten years and has a five-year renewal option. The annual base rent under the lease is initially $978,672 plus our share of the utilities. The base rent is subject to an annual escalation of 2.99%.  David Hsu, our chief executive officer and a director, Ching Liu, our former executive vice president and director and a 5% stockholder, and Simon Yuan, a director are the principal management group of SMXP.

In September 2016, we amended two lease agreements for our Diamond Bar, California office with Fallow Field, LLC. Fallow Field, LLC, a related party. The amended lease commenced on November 1, 2016 and has a ten year term with one five-year renewal option. The initial annual base rent is $229,272 plus the Company’s share of utilities.  Fallow Field is owned by Mr. Hsu, Ms. Liu and a minority stockholder.

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For the three months ended March 31, 2022 and 2021 and for the years ended December 31, 2021 and 2020, total related party rental expenses included in general and administrative expenses for the Riverside, California corporate headquarters and the Diamond Bar, California office, were $356,758, $373,440, $1,497,067 and $1,553,693, respectively.

Transactions with AMD

In our PRC segment, we had earned revenues from AMD or its subsidiaries related to EPC contracts and the operation and maintenance contracts on the solar projects prior to the year ended December 31, 2020. The Company had historically purchased solar panels from AMD or its subsidiaries to be used on certain solar project. AMD is a related party because its chairman and chief executive officer is a director of SolarMax.

We did not generate any revenue from subsidiaries or affiliates of AMD during the three months ended March 31, 2022 and 2021 or for the years ended December 31, 2021 and 2020. The affiliates of AMD, which had maintenance contracts with our China segment, sold the projects and the transferee terminated the maintenance contracts with us.

In June 2019, December 2019 and December 2020, we entered into offset agreements with AMD to offset certain unpaid project receivables (including unpaid retainage) due from AMD with certain accounts payable due from us related to solar panels purchased from AMD. In connection with the December 2020 agreement, AMD agreed to pay the balance of the project receivable on the Qingshuihe #3 project of RMB 3.8 million (approximately $545,000), which was fully paid at December 31, 2020.

Payables to AMD or its subsidiaries at March 31, 2022, December 31, 2021 and December 31, 2020 were RMB 9.9 million ($1.5 million) for all periods and will be repaid upon the conclusion of the legal matters related to the Yilong #1.

Asset Management Services

Prior to August 31, 2020, we provided asset management and accounting services to three unconsolidated joint ventures, Alliance Capital 1, LLC, Alliance Capital 2, LLC and Alliance Capital 3, LLC (the “Alliance entities”) in which we had a 30% equity interest pursuant to management contract and business services agreement dated January 20, 2011 between us and one of these entities, pursuant to which we received 3% of revenues collected from Solar Renewable Energy Certificate (SREC) and payments from public utility companies received by the three entities. The 70% interest in these entities was held by a Chinese public company that is not affiliated with us. The agreement covered services rendered for all three entities, although there is no written agreement executed by two of these entities. Effective August 31, 2020, the management service agreement was terminated for the Alliance entities and during the year ended December 31, 2021, we incurred expense associated with unreimbursed fees and expense of $25,736. Total fees earned by us included in other income was $5,776 for the year ended December 31, 2020 and $29,073 for the year ended December 31, 2020, respectively.

Receivable from related party

Our PRC subsidiary provided a loan of RMB 5.1 million (approximately $780,000 at March 31, 2022) to Changzhou Yifu Co., Ltd, a PRC company owned by a stockholder of SolarMax, to purchase inventory on behalf of SolarMax. The loan was made to fund Changzhou Yifu Co., Ltd. to purchase inventory on behalf of SolarMax and a loan agreement was signed in March 2018 stipulating the terms for the payment. However, the inventory was ultimately not received and the advances to the supplier were not returned. Accordingly, the loan was not repaid and we have provided a full reserve for the unpaid receivable since December 31, 2018.

Equity Transactions with Officers and Directors

In October 2016, the board of directors granted 3,810,949 shares, of which 3,045,963 shares were granted to officers and directors. The following table set forth information relating to the restricted stock grants to officers and directors.

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Name	No. of Restricted Shares
David Hsu	1,348,213
Ching Liu[1]	998,676
Simon Yuan	599,206
ChungJen Tsai	99,868
Total	3,045,963

____________

1 Ms. Liu resigned as an offi c er and director on February 24, 2020.

On March 23, 2019, the board of directors:

●

Granted to the holders of 1,184,434 restricted shares, including Mr. Yuan and Mr. Tsai, the right to exchange their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $5.01 per share for each share of restricted stock exchanged; and

●

Granted to Mr. Hsu, Ms. Liu and one other employee, who held 1,348,213, 998,676 and 199,736 restricted shares, respectively, the right (a) to exchange 50% of their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $5.01 per share for each share exchanged and (b) transfer to us 50% of their restricted shares for $1,275,000, or $1.01 per share.  These payments were initially due in December 2019 and was extended until three business days following completion of the offering.

Pursuant to their exchange agreements with us, we granted Mr. Yuan, a director, an option to purchase 1,269 ,717 shares and Mr. Tsai, who was a director, an option to purchase 211,620 shares in exchange for their restricted shares.

Pursuant to their exchange agreements with us, Mr. Hsu converted 674,107 shares of common stock into options to purchase 1,428,432 shares of common stock and transferred 674,107 of his restricted shares stock to us for $675,000, and Ms. Liu converted 499,338 of common stock into options to purchase 1,058,098 shares of common stock and transferred 499,338 shares of common stock to us for $500,000. The payments to Mr. Hsu and Ms. Liu were initially to have been paid by December 15, 2019, which date has been extended several times and is due upon completion of the offering.

See “SolarMax Executive Compensation – Employment Agreements” for information with respect to our employment agreement with Mr. Hsu and a separation and release agreement with Ms. Liu, who remains a 5% stockholder.

Payment to Company owned by Principal Stockholder and Former Executive

During the year ended December 31, 2020, our LED subsidiary paid a company owned by Ching Liu, our former executive vice president and a 5% stockholder, $110,000, representing 80% of the gross profit, earned by us on an LED government project, determined prior to the payment to the company owned by Ms. Liu. The payment was made for introducing the project to us. As a result, we incurred and accrued approximately $110,000 of additional cost of revenue related to the project as of December 31, 2020.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of July 13, 2022 and as adjusted to give effect to the offering by:

●	each person known to SolarMax to beneficially own more than 5% of common stock;

●	each member of our board of directors;

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●	each of our Named Executive Officers; and

●	all of our directors and executive officers as a group.

All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors or executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is 3080 12th Street, Riverside, California 92507.

		Percentage[1]
Name of Beneficial Owner	Shares Beneficially Owned	Prior to Offering	After Offering
David Hsu	4,032,298	10.0%	8.5%
Jinxi Lin[2]	3,566,700	8.9%	7.5%
Changzhou Almaden Co. Ltd.[2]	3,566,700	8.9%	7.5%
Ching Liu	2,509,292	6.2%	5.3%
Simon Yuan	2,197,088	5.5%	4.6%
Bin Lu3	2,177,114	5.4%	4.6%
Wei Yuan Chen	1,757,670	4.4%	3.7%
Dr. Wen-Ching (Stephen) Yang[4]	1,098,544	2.7%	2.3%
Lei Zhang, Ph.D.	-	0.0%	0.0%
Stephen Brown[5]	149,802	*	*
All officers and directors as a group[2,4,5] (six individuals beneficially owning stock)	12,802,102	31.9%	26.9%

*	Less than 1%

[1]

The percentages are based on 40,000,186 shares of SolarMax common stock outstanding, which includes the 264,650 restricted shares held subject to forfeiture under certain conditions as described under “Management of SolarMax – Employee Benefit Plans . ”.

[2]

The shares beneficially owned by Jinxi Lin represent the 3,566,700 shares owned by AMD, of which Mr. Lin is chairman and chief executive officer and has the right to vote and dispose of the shares. The address for Mr. Lin and AMD is No. 639, Qinglong East Road, Changzhou, Jiangsu, China.

[3]	The address for Bin Lu is Room 402, Floor 4, No. 558 Tongxie Rd., Shanghai, China.

[4]	Includes 34 9,537 shares of common stock owned by Dr. Yang’s wife, as to which he disclaims beneficial interest.

[5]	Shares beneficially owned by Mr. Brown r epresent an option to purchase 149,802 shares of common stock.

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock that are issuable upon exercise of warrants or upon conversion of convertible securities if they are exercisable or convertible within 60 days of July 13, 2022.

Options held by Mr. Hsu, Ms. Liu and Mr. Yuan , which become exercisable six months from the date of this prospectus, provided that the registration statement of which this prospectus is a part is declared effective by December 31, 2022, which date may be extended by the board of directors, are not reflected in the table since they are not exercisable within 60 days of July 13, 2022 .  See “ Executive Compensation – Outstanding Equity Awards.”

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 15,000,000 shares of preferred stock, par value $0.001 per share, and 297,225,000 shares of common stock, par value $0.001 per share. As of the date of this prospectus there were no shares of preferred stock and 40,000,186 shares of common stock outstanding, including 264,650 shares which were issued as restricted stock grants but are not treated as outstanding for accounting purposes.

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The following summary of the capital stock and our amended and restated articles of incorporation and amended and restated bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our amended and restated articles of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Voting Rights. Holders of shares of common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Our bylaws provide that one-third of the outstanding shares constitutes a quorum.

Dividend Rights. Holders of shares of common stock are entitled to ratably receive dividends when and if declared by the board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. The shares of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. No redemption or sinking fund provisions are applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our amended and restated articles of incorporation give the board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Nevada Anti-Takeover Provisions

Nevada law, NRS Sections 78.411 through 78.444, regulate business combinations with interested stockholders. Nevada law defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Pursuant to Sections NRS 78.411 through 78.444, combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements. NRS 78.434 permits a Nevada corporation to opt-out of the statute with appropriate provisions in its articles of incorporation.

NRS Sections 78.378 through 78.3793 regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada and does business in Nevada directly or through an affiliated corporation. NRS Section 78.379 provides that an acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. NRS Section 378 provides that a Nevada corporation’s articles of incorporation or bylaws may provide that these sections do not apply to the corporation. Our amended and restated articles of incorporation provide that these sections do not apply.

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Articles of Incorporation and Bylaw Provisions

Provisions of our amended and restated articles of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our amended and restated articles of incorporation or amended and restated bylaws:

●	permit our board of directors to issue up to 15,000,000 shares of preferred stock, with such rights, preferences and privileges as the board may designate;

●	provide that the authorized number of directors may be changed only by resolution of the board of directors;

●

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, and not by the stockholders;

●	eliminate the personal liability of our directors for damages as a result of any act or failure to act in his or her capacity as a director or officer except as described below;

●	provide that stockholders can only call a special meeting if the request is made by the holders of two-thirds of the entire capital entitled to vote;

●

provide that, if a matter is to be brought before a meeting of stockholders which is not specified in the notice of meeting or brought at the direction of the board of directors, it can only be brought up at the meeting if brought by stockholders of record holding two-thirds of the outstanding stock;

●	provide that our bylaws may be amended only by either the affirmative vote of two-thirds of the stockholders entitled to vote or by the board of directors;

●

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and

●

do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election if they should so choose.

Our bylaws also provide that any person who acquires equity in us shall be deemed to have notice and consented to the forum selection provision of our bylaws, which require actions to be brought only in state count in Clark County, Nevada. This provision does not apply to claims brought under the Securities Act or the Securities Exchange Act.

Further, NRS Section 78.335 provides that any director or one or more of the incumbent directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote. Our bylaws have a similar provision.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, New York 10004, telephone: (212) 509-4000.

Limitation of Liability and Indemnification

Our amended and restated articles of incorporation provide that, except as otherwise provided by law, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that, (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

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Our amended and restated articles of incorporation provide that we shall provide indemnification to our directors and officers to the maximum extent permitted by law. We shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Our bylaws also provide for indemnification of our directors and officers.

Pursuant to Nevada law, NRS 78.7502, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to Nevada law; (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Pursuant to NRS 78.751, any discretionary indemnification, unless ordered by a court or advanced by the Corporation in a matter as permitted by Nevada law, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the market price of our common stock prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity-related capital at a time and price we deem appropriate.

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Upon completion of this offering, we will have outstanding an aggregate of  47,500,186  shares of common stock, or  48,625,186  shares if the over-allotment option is exercised in full. Of these shares, all of the  7,500,000 shares of common stock to be sold in this offering, or  8,625,000  shares if the underwriters’ overallotment option is exercised in full, will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 under the Securities Act. All of the remaining 40,000,186 shares of common stock held by existing stockholders, which constitute approximately 84.2% of the outstanding shares of common stock, assuming the over-allotment option is not exercised, will be deemed “restricted securities” as such term is defined under Rule 144. The restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration, including exemptions provided by Rule 144 or Rule 701 under the Securities Act.

As a result of the lock-up agreements described below and the provisions of Rule 144 and Rule 701 under the Securities Act, the shares of our common stock (excluding the shares to be sold in this offering) that will be available for sale in the public market are as follows:

•	no shares will be eligible for sale on the date of this prospectus or prior to 90 days after the date of this prospectus;

•	[ ] shares will be eligible for sale pursuant to Rule 144 commencing 90 days from the date of this prospectus; and

•

21,405,543  shares held by officers, directors and certain stockholders, which includes 4,066,837 shares subject to options held by our officers and directors, subject to lock-up agreements shares will be eligible for sale upon the expiration of the lock-up agreements, beginning six months after the date of this prospectus and when permitted under Rule 144 or Rule 701, with the managing underwriter having the right to permit shares to be sold during such six-month period.

In addition, as of the date of this prospectus, a total of 6,408,716 shares of common stock are subject to options or may be issued pursuant to the 2016 Long-Term Incentive Plan. We intend to register the sale of these shares on a Form S-8.

In the event that we issue convertible notes to the limited partners of CEF and CEF II in refinancing the loans made from the capital contributions of the limited partners of CEF and CEF II, the shares of common stock issuable upon conversion of the notes may become publicly tradeable six months after the date of issuance, but not earlier than six months after the date of this prospectus. We cannot predict the number of shares, if any, which may be issued by former limited partners of CEF and CEF II.

Lock-up Agreements

All of our directors and officers and certain of our stockholders, who, together with our directors and officers, hold 43.2% of our outstanding common stock,  have agreed not to sell any common stock for a period of 180 days from the date of this prospectus. See “Underwriting” for a description of these lock-up provisions.

Rule 144

In general, under Rule 144 of the Securities Act as currently in effect, once we have been subject to the public company reporting requirements for at least 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person (who has been unaffiliated for at least three months prior to the sale) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

144

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported by The NASDAQ Capital Market during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

No shares may be sold pursuant to Rule 144 until we have been subject to the reporting requirements of the Securities Exchange Act for at least 90 days. We will become subject to these reporting requirements on the effective date of the registration statement of which this prospectus forms a part.

UNDERWRITING

ViewTrade Securities, Inc. is serving as book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us on a firm commitment basis the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriter	Number of Shares
ViewTrade Securities, Inc.
Total	7,500,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed an assumed price of $4.00  per share. If all of the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The Representative has advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to  1,125,000  additional shares at the initial public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

Prior to this offering, there has been no public market for our securities. Consequently, the initial public offering price for the shares was determined by negotiations between us and the Representative.

The determination of our per share offering price was determined by negotiations between us and the Representative and does not necessarily bear any relationship to our book value, results of operations, cash flows or other indicia of value. Among the factors considered in determining the initial public offering price were our history and prospects, our management, our capital structure, and currently prevailing general conditions in equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

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We have applied for the listing of our common stock on the NASDAQ Capital Market under the symbol “SMXT.” Listing of our common stock on the NASDAQ Capital Market is a condition to the underwriters’ obligation to close. The underwriting discounts and commissions are equal to 6% of the initial public offering price set forth on the cover page of this prospectus.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the underwriters):

	Per Share	Total Without Exercise of Over-Allotment Option	Total With Exercise of Over-Allotment Option
Public offering price	$4.00	$30,000,000	$34,500,000
Underwriting discounts and commissions(1)	$0.24	$1,800,000	$2,070,000

(1)

Does not include (i) the warrant to purchase shares of our common stock equal to 8% of the number of shares sold in the offering, inclusive of the underwriters’ over-allotment option, (ii) a 1% non-accountable expense allowance or (iii) certain out-of-pocket expenses, each as described below.

We have agreed to issue warrants to the Representative to purchase a number of shares of common stock equal to 8% of the total number of shares sold in this offering, inclusive of shares sold pursuant to the underwriters’ over-allotment option, at an exercise price equal to 120% of the public offering price of the shares sold in this offering. We refer to these warrants as the underwriter warrants. The underwriter warrants will be exercisable upon issuance, will have a cashless exercise provision and will terminate on the fifth anniversary of the commencement of sales of this offering, which is the date of this prospectus .

The underwriter warrants and the underlying shares may be deemed to be compensation by FINRA, and therefore will be subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the underwriter warrants nor any of our shares issued upon exercise of the underwriter warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriter warrants are being issued, subject to certain exceptions.

We will also pay to the Representative by deduction from the net proceeds of the offering contemplated herein a non-accountbale expense allowance equal to 1% of the gross proceeds received by us from the sale of the shares.

We have agreed to pay all expenses relating to the offering, including, but not limited to, (A) all filing fees and communication and printing expenses relating to the registration of the shares and the filing of the offering materials with FINRA; (B) all fees and expenses relating to the listing of such shares; (C) all reasonable fees,  expenses and disbursements relating to background checks of our officers and directors; (D) costs of preparing, printing and delivering the underwriting documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the Representative may reasonably deem necessary; (E) the costs and expenses of a financial public relations firm; (F) the costs of preparing, printing and delivering certificates representing the shares and the fees and expenses of the transfer agent for such shares and any stock transfer taxes payable upon the transfer of securities from us to the Representative; (G) fees associated with translating documents for due diligence purposes; (H) fees of our counsel and accountants and other agents and representatives ; (I) fees to translate documents for due diligence purposes; (J) reasonable costs for road show meetings, including the cost of informational meetings and and (K) the cost of “tombstone” or “Lucite” advertisements, which shall announce the completion of the offering to the financial community, of at least 5 x 5 inches in publications to be designated by the Representative, at a total cost not to exceed $8,000.00.

In addition, we have agreed that at closing we will reimburse the Representative for its accountable expenses, including legal expenses, up to a maximum of $175,000. To the extent that the Representative’s incurred expenses are less than the amount of these advances previously paid, the Representative will return to us that portion of the advances not offset by out-of-pocket accountable expenses. We estimate that our portion of the total expenses of this offering payable by us will be $550,000, excluding underwriting discounts and commissions and the non-accountable expense allowance.

We have also agreed that for a period of 18 months from the closing of this offering, the Representative will have a right of first refusal to act as lead manager and bookrunner, or lead placement agent, with respect to any public or private sale of any of our securities and/or any of our subsidiaries’ financings; provided, however, that such right shall be subject to FINRA Rule 5110(g). In connection with such right, we shall furnish the Representative with the terms and conditions of any financing and/or bona fide proposed private or public sale of securities to be made by us and/or any of our subsidiaries, and the name and address of such person, entity, or representative. This section shall not apply to transactions with existing stockholders, Clean Energy Funding LP and Clean Energy Funding II LP, or any acquisition, joint venture, or strategic alliance or other business agreement which is not primarily a fundraising transaction. Notwithstanding the foregoing, we at our option, may consider engaging the Representative to act as our financial advisor or placement agent for any other form of financing or strategic transaction, on terms to be mutually determined by the parties.

In addition, we have agreed, until the closing of this offering, as long as the Representative is proceeding in good faith with preparations for this offering, not to solicit, negotiate or enter into any agreement with other any source of public financing (whether equity, debt (excluding commercial debt) or otherwise), any underwriter, potential underwriter, placement agent, financial advisor or any other person or entity in connection with a public offering of our securities, or any financial advisor or placement agent for a private financing without the express written consent of the Representative. For the avoidance of doubt, the previous sentence shall not be construed as restricting us from negotiating or entering into agreements and issuing securities to the limited partners of Clean Energy Funding LP and Clean Energy Funding II LP. If our engagement with the Representative ends prior to the consummation of this offering, other than a termination for “cause” as defined in our letter of intent with the Representative, or prior to the expiration of the engagement period set forth in our letter of intent with the Representative, and, within three months following such termination, we complete any public financing of equity, equity-linked or debt or other public capital raising activity (other than the exercise by any person or entity of any options, warrants or other convertible securities), then we will pay the Representative for its actual out of pocket accountable expenses up to a maximum of $175,000, provided, however, that such fees shall be subject to FINRA Rule 5110(g), and provided further that such fees shall not apply if and to the extent the Representative has advised us of its inability or unwillingness to proceed with this offering.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any common stock or any securities convertible into or exercisable or exchangeable for common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of six months days from the effective date of the registration statement of which this prospectus is a part; provided, that this restriction does not affect our right to grant options or restricted stock grants under an equity incentive plan or to issue common stock upon exercise of any option or issue convertible debt to limited partners of CEF or CEF II in exchange for debt issued to CEF or CEF II or the issuance of equity or convertible securities pursuant to an agreement relating to an acquisition, joint venture, or strategic alliance or other business transaction which is not primarily a fundraising transaction.

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In addition, all of our directors and officers and certain of our stockholders will enter into lock-up agreements with the Representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 180 days from the effective date of the registration statement of which this prospectus is a part, agree not to: (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive common stock (including common stock which may be deemed to be beneficially owned by such person in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired; (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the foregoing securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any common stock or any security convertible into or exercisable or exchangeable for common stock; or (4) publicly disclose the intention to do any of the foregoing; except that we may file a registration statement on Form S-8 to permit the exercise of options granted under an equity incentive plan.

The lock-up restrictions described in the two immediately preceding paragraph do not apply with respect to any transfer:

(i)	as a bona fide gift or gifts,

(ii)	immediate family member of the holder or to a to any trust for the direct or indirect benefit of the holder or the immediate family of the holder,

(iii)	to any partnership, corporation, limited liability company or other business entity that is controlled by the holder,

(iv)	to any partnership, corporation, limited liability company or other business entity that is a direct or indirect affiliate of the holder,

(v)	that is a distribution to equity holders (including, without limitation, stockholders, general or limited partners, members and beneficiaries) of the holder,

(vi)

upon the completion of a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our securities involving a change of control of SolarMax whereby all or substantially all of the shares of common stock are acquired by a third party and where such transaction occurs after the consummation of the offering and is approved by the board; provided, however, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such securities held by the holder shall remain subject to the terms set forth in the lock-up agreement and as specified above,

(vii)	pursuant to an order of a court or regulatory agency, and

(viii)	pursuant to a domestic order, divorce settlement, divorce decree, or separation agreement provided that in the case of a transfer pursuant to the foregoing clauses (vii) or (viii), if the stockholder is required to file a report under Section 16(a) of the Exchange Act related thereto, such report shall disclose that such transfer was pursuant to an order of a court or regulatory agency, domestic order, divorce settlement, divorce decree, or separation agreement; provided further that in the case of clauses (i)-(viii), that (a) such transfer will not involve a disposition for value, (b) the transferor shall provide at least ten days written notice to the representative prior to the proposed transfer (c) the transferee agrees in writing with the representative to be bound by the terms of a lock-up agreement, (d) no filing by any party under Section 16(a) of the Exchange Act which is not required will be made voluntarily in connection with such transfer, and (e) in the case of any transfer pursuant to clauses (a)-(d), no filing by any party under Section 16(a) of the Exchange Act shall be required in connection with such transfer.

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Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of common stock to selling group members for sale to their online brokerage account holders. The common stock to be sold pursuant to Internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under option to purchase additional shares. The underwriters can close out a covered short sale by exercising the over-allotment option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriters repurchase those shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities and may discontinue any of these activities at any time without notice. These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters are expected to make offers and sales both in and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

Hong Kong

The common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 622, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

People’s Republic of China

This prospectus has not been and will not be circulated or distributed in China, and common stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of China except pursuant to applicable laws and regulations of China. For the purpose of this paragraph, China does not include Taiwan, and the special administrative regions of Hong Kong and Macau.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York. The underwriters have been represented by K&L Gates LLP, Miami, Florida.

EXPERTS

Our audited consolidated financial statements for the years ended December 31, 2021 and 2020 have been included herein in reliance upon the report of Marcum LLP, independent registered public accounting firm and upon the report of such firm given upon the authority of said firm as experts in accounting and auditing.

Certain information concerning the laws of the PRC is included in this prospectus in reliance of the opinion of AllBright Law Offices, Shanghai, China, who are licensed attorneys in the PRC.

Certain information concerning the laws of the Republic of China (Taiwan) is included in this prospectus in reliance on the opinion of LCS & Partners, Taipei, Taiwan, who are licensed attorneys in the Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

As a result of this offering, we will become subject to information requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements certified by an independent public accounting firm.

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SolarMax Technology, Inc

F-1

SolarMax Technology, Inc. and Subsidiaries

Consolidated Balance Sheets

As of March 31, 2022 and March 31, 2021

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,050,564	$9,886,195
Restricted cash, current	2,400,112	3,195,731
Accounts receivable, net	3,003,029	3,211,972
Notes receivable from SPAC and Sponsor (Note 1)	2,315,816	2,026,960
Contract assets	3,460,828	2,560,921
Unbilled receivables on completed contracts	4,948,150	5,093,921
Receivable from SPIC and project companies (Note 2)	4,156,947	4,154,370
Customer loans receivable, current, net	4,549,506	4,935,920
Inventories, net	3,257,297	3,355,882
Other receivables and current assets, net	4,708,679	4,057,063
Total current assets	37,850,928	42,478,935
Property and equipment, net	564,381	650,610
Operating lease right-of-use assets	4,913,446	-
Goodwill	8,455,528	8,432,901
Investments in unconsolidated solar project companies	9,336,936	9,299,274
Customer loans receivable, noncurrent, net	9,535,613	10,659,199
Deferred tax assets	18,662	18,612
Restricted cash, noncurrent	320,196	320,348
Other assets	145,227	156,619
Total assets	$71,140,917	$72,016,498

F-2

SolarMax Technology, Inc. and Subsidiaries

Consolidated Balance Sheets

As of March 31, 2022 and December 31, 2021 (Continued)

	March 31, 2022	December 31, 2021
	(Unaudited)
Liabilities and Stockholders’ Equity
Current liabilities
Notes and accounts payable	$2,887,222	$3,983,336
Operating lease liabilities, current	1,074,783	-
Bank and other unsecured loans, current	2,051,207	2,033,711
Secured loans from related parties, current	13,500,000	12,500,000
Secured convertible notes, current	5,900,000	5,900,000
Contract liabilities	1,660,546	1,386,978
Accrued expenses and other payables	20,060,750	21,272,262
Accrued expenses and other payables to related parties	1,558,096	1,553,926
Deferred tax liabilites	-	-
Total current liabilities	48,692,604	48,630,213

Operating lease liabilities, noncurrent	5,019,416	-
Bank and other unsecured loans, noncurrent	1,695,069	1,923,793
Secured loans from related parties, noncurrent	8,000,000	9,000,000
Secured convertible notes, noncurrent, net of debt discount	14,398,763	17,172,389
Other liabilities	2,545,616	3,737,381
Total liabilities	80,351,468	80,463,776

Commitments and Contingencies (Note 18)

Stockholders’ equity (deficit)
Preferred stock, par value $0.001 per share; 15,000,000 shares authorized, none issued and outstanding as of March 31, 2022 and December 31, 2021	-	-

Common stock, par value $0.001 per share; 297,225,000 shares authorized, 40,983,881 shares issued, and 39,735,536 shares outstanding as of March 31, 2022 and December 31, 2021	40,984	40,984

Additional paid-in capital	55,786,634	55,786,634
Less: treasury stock at cost – 1,248,345 shares	(1,808,889)	(1,808,889)
Accumulated deficit	(62,979,836)	(62,185,477)
Accumulated other comprehensive loss	(249,444)	(280,530)
Total stockholders’ equity (deficit) attributable to stockholders of the Company	(9,210,551)	(8,447,278)
Noncontrolling interest	-	-
Total stockholders’ equity (deficit)	(9,210,551)	(8,447,278)

Total liabilities and stockholders’ equity	$71,140,917	$72,016,498

See accompanying notes to consolidated financial statements.

F-3

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended March 31, 2022 and 2021

	Three Months Ended March 31,
	2022	2021
	(Unaudited)	(Unaudited)
Revenue
United States operations	$9,608,196	$7,704,149

Total revenues	9,608,196	7,704,149

Cost of revenue	7,415,174	6,281,899
Gross profit	2,193,022	1,422,250

Operating expenses
General and administrative	2,684,289	2,539,751
Selling and marketing	298,918	297,177
Total operating expense	2,983,207	2,836,928

Operating income (loss)	(790,185)	(1,414,678)

Other income (expense)
Interest income	9,845	54,601
Interest expense	(343,284)	(512,894)
Equity in income of unconsolidated joint ventures	-	4,143
Equity in income of solar project companies	12,704	101,970
Gain on debt extinguishment	208,080	470,846
Other income (expense), net	114,481	49,872
Total other income (expense)	1,826	168,538

Income (loss) before income taxes	(788,359)	(1,246,140)
Income tax (benefit) provision	6,000	32,439
Net income (loss)	(794,359)	(1,278,579)

Net income (loss) attributable to noncontrolling interest	-	(16,700)
Net income (loss) attributable to stockholders of the Company	$(794,359)	$(1,261,879)

Net income (loss) per share attributable to stockholders of the Company
Basic and diluted	$(0.02)	$(0.03)

Weighted average shares
Basic and diluted	39,735,536	39,735,536

See accompanying notes to consolidated financial statements.

F-4

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

For the Three Months Ended March 31, 2022 and 2021

	Three Months Ended March 31,
	2021	2020
	(Unaudited)	(Unaudited)

Net income (loss)	$(794,359)	$(1,278,579)

Other comprehensive income (loss)
Foreign currency translation adjustments	31,086	(43,819)
Total comprehensive income (loss)	(763,273)	(1,322,398)

Comprehensive income (loss) attributed to noncontrolling interest	-	(16,700)
Comprehensive income (loss) attributable to stockholders of the Company	$(763,273)	$(1,305,698)

See accompanying notes to consolidated financial statements.

F-5

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Three Months Ended March 31, 2022 and 2021

	Preferred Stock		Common Stock		Additional Paid-In	Treasury Stock		Accumulated	Accumulated Other Comprehensive	Non-controlling
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Deficit	Loss	Interest	Total

Balance at December 31, 2021	—	$—	40,983,881	$40,984	$55,786,634	(1,248,345)	$(1,808,889)	$(62,185,477)	$(280,530)	$—	$(8,447,278)
Net loss	—	—	—	—	—	—	—	(794,359)	—	—	(794,359)
Currency translation adjustments	—	—	—	—	—	—	—	—	31,086	—	31,086
Balance at March 31, 2022 (Unaudited)	—	$—	40,983, 881	$40,984	$55,786,634	(1,248,345)	$(1,808,889)	$(62,979,836)	$(249,444)	$—	$(9,210,551)

Balance at December 31, 2020	—	$—	40,983,881	$40,984	$56,005,577	(1,248,345)	$(1,808,889)	$(58,865,210)	$(591,103)	$(218,943)	$(5,437,584)
Net loss	—	—	—	—	—	—	—	(1,261,879)	—	(16,700)	(1,278,579)
Currency translation adjustments	—	—	—	—	—	—	—	—	(43,819)	—	(43,819)
Balance at March 31, 2021 (Unaudited)	—	$—	40,983,881	$40,984	$56,005,577	(1,248,345)	$(1,808,889)	$(60,127,089)	$(634,922)	$(235,643)	$(6,759,982)

See accompanying notes to consolidated financial statements.

F-6

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2022 and 2021

	Three Months Ended March 31,
	2022	2021

Cash flows from operating activities
Net income (loss)	$(794,359)	$(1,278,579)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Forgiveness of PPP Loan	(194,670)	-
Gain on debt extinguishment	(13,410)	(470,846)
Equity in loss (income) of investment in excess of distribution received	(12,703)	(106,113)
Depreciation and amortization expense	86,247	94,467
Amortization of operating lease right-of-use assets	252,057	-
Amortization of loan discounts	(45,727)	(79,404)
Amortization of debt discount	26,374	30,781
Provision for (recovery of) bad debts and loan losses	(109,303)	(20,418)
Provision for (recovery of) excess and obsolete inventories	-	65,724
Provision for warranty, customer care and production guaranty	105,494	42,596
Deferred income taxes (benefit)	-	(117,790)
Impact of currency exchanges and other	-	31,659
Changes in operating assets and liabilities:
Bankers' acceptance	-	503,463
Receivables and current assets	(498,006)	(570,851)
Receivables from SPIC and project companies	8,566	-
Contract assets	(899,907)	427,532
Unbilled receivables	159,348	-
Inventories	98,585	(409,474)
Customer loans receivable	1,687,225	3,148,917
Other assets	11,498	11,256
Notes and accounts payable	(296,324)	(5,997,685)
Operating lease liabilities	(255,938)	-
Accrued expenses and other payables	(1,507,930)	(190,386)
Accrued expenses and other payables to related parties	-	(110,545)
Contract liabilities	273,568	(605,000)
Other liabilities	(103,669)	(54,122)
Net cash provided by (used in) operating activities	$(2,022,984)	$(5,654,818)

F-7

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2022 and 2021 (Continued)

	Three Months Ended March 31,
	2022	2021

Investing activities:
Proceeds from sale of project companies to SPIC	$-	$3,907,667
Issuance of note receivable to SPAC and Sponsor	(288,856)	(444,080)
Net cash provided by (used in) investing activities	(288,856)	3,463,587

Financing activities:
Proceeds from PPP loans	-	1,855,813
Principal repayment on borrowings	(16,558)	(15,836)
Principal repayment on convertible notes	(2,800,000)	(3,310,000)
Repayment on equipment capital lease	(8,959)	(8,449)
Refundable vendor bid deposits paid	(63,038)	(46,282)
Proceeds from Uonone acquisition contingency, net (Note 5)	(415,992)	404,606
Net cash provided by (used in) financing activities	(3,304,547)	(1,120,148)

Effect of exchange rate	(15,015)	28,180
Net increase (decrease) in cash and cash equivalents and restricted cash	(5,631,402)	(3,283,199)
Cash and cash equivalents and restricted cash, beginning of period	13,402,274	21,848,750
Cash and cash equivalents and restricted cash, end of period	$7,770,872	$18,565,551

Supplemental disclosures of cash flow information:
Interest paid in cash	$303,210	$473,562
Income taxes paid in cash	127,791	306,121

Non-cash activities for investing and financing activities:
Right-of-use assets acquired through operating leases	$5,165,503	$-

Cash reconciliation:
Cash and cash equivalents	$9,886,195	$17,010,388
Restricted cash, current	3,195,731	4,728,154
Restricted cash, noncurrent	320,348	110,208
Balance at beginning of period	$13,402,274	$21,848,750

Cash and cash equivalents	$5,050,564	$14,183,441
Restricted cash, current	2,400,112	4,091,887
Restricted cash, noncurrent	320,196	290,223
Balance at end of period	$7,770,872	$18,565,551

See accompanying notes to consolidated financial statements.

F-8

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

Note 1. Description of Business

SolarMax Technology, Inc. and subsidiary companies (the “Company”) is an integrated solar and renewable energy company. A solar energy system retains the direct current (DC) electricity from the sun and converts it to alternating current (AC) electricity that can be used to power residential homes and commercial businesses. The solar business is based on the ability of the users of solar energy systems to save on energy costs and reduce their carbon imprint as compared with power purchased from the local electricity utility company. The Company was founded in 2008 to engage in the solar business in the United States and, following the acquisition in 2015 of Chengdu Zhonghong Tianhao Technology Co., Ltd. (“Chengdu ZHTH”), which is a subsidiary of Solarmax Technology (Shanghai) Co. Ltd. (together with its subsidiaries thereunder, “ZHTH”), and Jiangsu Zhonghong Photovoltaic Electric Co., Ltd. (“ZHPV”), commenced operations in the People's Republic of China (the “PRC” or “China”). The Company’s business in the PRC is primarily conducted through ZHTH and ZHPV, and their subsidiaries.

The Company operates in two segments – the United States operations and the China operations. The Company’s United States operations primarily consist of (i) the sale and installation of photovoltaic and battery backup systems for residential and commercial customers, (ii) financing the sale of its photovoltaic and battery backup systems, and (iii) sales of LED systems and services to government and commercial users. The Company’s China operations consist of identifying and procuring solar farm projects for resale to third parties and performing engineering, procurement, and construction (“EPC”) services primarily for solar farm projects. The Company’s operations in China are conducted through its principal Chinese subsidiaries.

Termination of Agreement of Merger with SPAC

On October 27, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company; the Alberton Acquisition Corporation (“SPAC”), as the Purchaser; and Alberton Merger Subsidiary, Inc., a wholly-owned subsidiary of the SPAC, as Merger Sub. Merger Sub was formed for the sole purpose of the merger. Under the Merger Agreement, Merger Sub and the Company shall consummate the merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Purchaser. As consideration for the merger, the Company stockholders collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Common Stock equal to (i) $300,000,000 divided by the Redemption Price, as defined in the Merger Agreement. Consummation of the merger is subject to customary closing conditions including approval by the stockholders of the Company and SPAC, regulatory approvals, a registration statement declared effective by the United States Securities and Exchange Commission and NASDAQ approval.

The Merger Agreement also provided that the Company would lend the SPAC $60,000 per month for up to six months in connection with the SPAC’s obligation to make payments in connection with the postponement of the date by which the SPAC must complete a business combination, failing which it is to be dissolved. The first two loans were made prior to the execution of the Merger Agreement pursuant to a letter of intent.

On November 10, 2021, the SPAC, the Company and the Merger Sub entered into an amendment to the Merger Agreement to increase the monthly advances to be made by the Company from $60,000 to $70,674, which would increase the Company’s maximum obligation from $360,000, to $402,696. On March 19, 2022, the SPAC, the Company, and the Merger Sub, entered into a second amendment to the merger agreement to make up to two additional loans in the amount of $70,674 in each of March and April, 2022, increasing the Company’s maximum obligation from $402,696 to 544,044. As of March 31, 2022, the Company has made loans to the SPAC pursuant to these provisions in the total amount of $473,370 and had obligations to make additional loans of $70,674.  These loans are payable by the SPAC upon the first to occur of (i) the date on which the Merger is consummated, or (ii) the date on which, revenues pursuant to the SPAC’s articles of association, the SPAC must complete a business combination, which date is presently April 26, 2022, and certain other events. The notes are non-interest bearing; provided, that if the notes are not paid in full when due, the notes will bear interest at the annual rate of 5% from the due date until the day on which all sums due are received by SolarMax. If the Merger is completed, the notes will be eliminated in consolidation. If the Merger is not completed, the unpaid loan receivable will be written off as transaction expense.

F-9

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

On April 13, 2022, the Company notified the SPAC that it intended to terminate the Merger Agreement because it reasonably believed that the proposed merger would not be completed by April 26, 2022. The Company provided a written notice to the SPAC on April 20, 2022 and terminated the Merger Agreement pursuant to the termination clause provided in the Merger Agreement.

Loans to SPAC Sponsor

The Company entered into loan agreements with Hong Ye Hong Kong Shareholding Co., Limited, the sponsor of the SPAC (“Sponsor”), pursuant to which the Company made non-interest bearing loans to the Sponsor to enable the sponsor to provide funds to SPAC to pay expenses incurred by in connection with the Merger Agreement, the SEC filing fees relating to the proxy statement/prospectus in connection with the proposed Merger and accrued expense of SPAC. Upon consummation of the Merger, Sponsor was to repay these notes by delivery of the number of the SPAC Shares held by the Sponsor divided by the Redemption Price. As the Company terminated the proposed merger, the notes became immediately payable and carry an annual interest of 5% from the maturity date. As of March 31, 2022, the Company has made loans to the Sponsor in the total amount of $651,369.

Reverse Stock Split

On July 15, 2022, we effected a 0.59445-for-one reverse stock split and, in connection with the reverse stock split we reduced our authorized common stock to 297,225,000 shares.  All share and per share information in this prospectus retroactively reflects the reverse stock split.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Accounting

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. As such, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes included elsewhere. The unaudited condensed consolidated financial statements were prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (all of which were considered of normal recurring nature) considered necessary to present fairly the Company’s financial results. The results of the three months ended March 31, 2022 are not necessary indicative of the results to be expected for the fiscal year ending December 31, 2022 and for any other interim period or other future year.

Principles of Consolidation

The condensed consolidated financial statements reflect the accounts and operations of the Company and those of its subsidiaries in which the Company has a controlling financial interest. The Company uses a qualitative approach in assessing the consolidation requirement for variable interest entities (“VIEs”). This approach focuses on determining whether the Company has the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and whether the Company has the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. All of these determinations involve significant management judgments and estimates. The Company has determined that it is not the primary beneficiary in the operational VIE, SMX Property LLC (“SMXP”) and therefore, does not consolidate the financial information of SMXP.

F-10

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

The functional currency of the Company’s foreign subsidiaries is the Chinese Renminbi (“RMB”). These transactions are translated from the local currency into U.S. Dollars at exchange rates during or at the end of the reporting period. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company is the lessee under an operating lease of its Riverside, CA headquarters facility with SMXP (see Note 14 – Other Related Party Transactions). SMXP is a private entity owned by the Company’s founders, one of whom is the Chief Executive Officer and a Director of the Company, another who is a Director of the Company, and another who is a former officer and director of the Company. The lease term was initially for four years expiring on December 31, 2016, and was extended in September 2016 for a ten-year term, with one five-year renewal option. The Company does not have any ownership interest in SMXP. Other than the common ownership, the operating lease and the unsecured loan, the Company does not have any economic arrangements with SMXP such that the Company will have an obligation to support the operations of SMXP. Further, the Company does not have the power to direct and control the activities of SMXP as such power to direct and control resides with SMXP’s principals. Accordingly, the Company is not considered to be the primary beneficiary of SMXP and has not consolidated SMXP.

As of May 1, 2020, the Company no longer consolidated two PRC solar project companies, Yilong #2 solar project and the Xingren solar project, as a result of the Company’s completion of the sale and transfer of 70% of the controlling interest in these project companies in April 2020 to a third party customer, State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd (“SPIC”), pursuant to the M&A (Cooperative Development) Agreements entered into in August 2019 for these projects.

Additionally in December 2020, the Company no longer consolidated the PRC solar project company for the solar farm project known as the Ancha project, as a result of the Company’s sale and transfer of 70% controlling interest in the related project company to SPIC.

The Company’s 30% non-controlling interest in these three project companies is presented under the equity method of accounting effective in May 2020 and December 2020, respectively. Under the respective equity transfer agreements, the Company’s interest in each project company including the allocation of profit and losses is proportionate to its ownership interest. At March 31, 2022, the Company’s maximum exposure to a potential loss includes the Company’s carrying value of the 30% non-controlling interest of $9.3 million and the unpaid net contractual receivables under the EPC agreements and equity transfer agreements for the three projects of RMB 51.2 million (approximately $8.1 million).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant accounting estimates reflected in the Company’s condensed consolidated financial statements include the cost-based inputs to estimate revenues on  long-term construction contracts,  the collectability of accounts receivable and loans receivable, the useful lives and impairment of property and equipment, goodwill and intangible assets, the fair value of stock options granted and stock-based compensation expense, the fair value of assets acquired and liabilities assumed in a business combination, warranty and customer care reserve, the valuation of deferred tax assets, inventories and provisions for income taxes. Actual results could differ materially from those estimates.

Liquidity and Going Concern

The accompanying condensed consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern. The Company’s recurring net losses, increased accumulated deficit and stockholders’ deficit, raise substantial doubt about its ability to continue as a going concern.

F-11

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

During the three months ended March 31, 2022, the Company incurred a net loss of approximately $794,000 and reported net cash used in operations of approximately $2.1 million. At March 31, 2022, the accumulated deficit was approximately $63.0 million and the stockholders’ deficiency was approximately $9.2 million. In connection with these condensed consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to meet its obligations as they become due within one year from the date of issuance of these financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, and negative cash flows from operating activities, and significant current debt.

As of March 31, 2022, the Company’s principal sources of liquidity consisted of approximately $5.1 million, of cash and cash equivalents, and estimated cash flow from operations. The Company believes its current cash balances coupled with anticipated cash flow from operating activities may not be sufficient to meet its working capital requirements for at least one year from the date of the issuance of the accompanying condensed consolidated financial statements, including approximately $21.4 million of debt that is due in the next twelve months. Management is focused on expanding the Company’s existing business, as well as its customer base, including its continuing efforts to generate revenue from non-related parties for its China operations and to continue to increase its revenues. The Company is looking to continue to negotiate an exchange of a large portion of the approximately $13.5 million of the current portion of long-term related party loans for convertible notes that mature in periods beyond one year. The Company cannot predict whether it will be successful in these efforts. The Company is also looking to raise funds through a proposed equity financing.

As a result of the above, there is substantial doubt regarding the Company’s ability to continue as a going concern within one year from the date of issuance of these financial statements. The Company cannot give assurance that it can increase its cash balances or limit its cash consumption, complete a public offering or other alternative offering or obtain the exchange of any of its current debt and thus maintain sufficient cash balances for its planned operations. Future business demands may lead to cash utilization at levels greater than recently experienced. Revenue and cash flow from the Company’s China segment is irregular because of the timing of solar projects and the Company requires significant funds for its operations, particularly during periods when there is little or no revenue or cash flow from the projects. The Company may need to raise additional capital in the future. However, the Company cannot assure that it will be able to raise additional capital on acceptable terms, or at all.

Cash and Cash Equivalents

Cash and cash equivalents consist of deposit accounts and highly liquid investments purchased with an original maturity of three months or less.  The standard insurance coverage for non-interest bearing transaction accounts in the United States is $250,000 per depositor under the general deposit insurance rules of the Federal Deposit Insurance Corporation. The standard insurance coverage for non-interest bearing transaction accounts in the PRC is RMB 500,000 (approximately $79,000) per depositor per bank under the applicable Chinese general deposit insurance rules.

F-12

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

As of March 31, 2022 and December 31, 2021, insured and uninsured cash including the balance classified as restricted cash were as follows:

	March 31, 2022	December 31, 2021
	(Unaudited)
US Segment
Insured cash	$1,000,466	$1,634,146
Uninsured cash	2,228,907	4,815,667
	3,229,373	6,449,813
China Segment
Insured cash	677,530	766,802
Uninsured cash	3,863,969	6,185,660
	4,541,499	6,952,462
Total cash and cash equivalents & restricted cash	7,770,872	13,402,275
Cash and cash equivalents	5,050,564	9,886,195
Restricted cash	$2,720,308	$3,516,080

Restricted cash at March 31, 2022 and December 31, 2021 consisted of:

	March 31, 2022	December 31, 2021
	(Unaudited)
Deposit held by a China financial institution to secure bankers acceptance	$2,400,112	$3,195,731
Deposit held by a US financial institution as collateral for ACH transactions and business credit cards – US Segment	320,196	320,349
	2,720,308	3,516,080
Less: current portion	(2,400,112)	(3,195,731)
Noncurrent portion	$320,196	$320,349

Income Taxes

The Company does not record U.S. income taxes on the undistributed earnings of its foreign subsidiaries based upon the Company’s intention to permanently reinvest undistributed earnings to ensure sufficient working capital and further expansion of existing operations outside the United States. In the event the Company is required to repatriate funds from outside of the United States, such repatriation would be subject to local laws, customs, and tax consequences. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.

F-13

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

Fair Value Measurements

The following table presents the fair value and carrying value of the Company’s cash equivalents, loans receivable and borrowings as of March 31, 2022:

	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Cash equivalents	$2,471,709	$-	$-	$2,471,709
Customer loans receivable	-	-	14,437,102	14,085,119
Liabilities
Bank and other loans	-	3,746,276	-	3,746,276
Secured loans from related parties	-	-	20,722,227	21,500,000
Secured convertible debt	-	-	20,214,356	20,298,763

The following table presents the fair value and carrying value of the Company’s cash equivalents, loans receivable and borrowings as of December 31, 2021:

	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Cash equivalents	$2,866,576	$-	$-	$2,866,576
Customer loans receivable	-	-	16,168,716	15,595,119
Liabilities
Bank and other loans	-	3,957,504	-	3,957,504
Secured loans from related parties	-	-	20,813,484	21,500,000
Secured convertible debt	-	-	23,142,703	23,072,389

Advertising Costs

The Company charges advertising and marketing costs related to radio, internet and print advertising to operations as incurred. Advertising and marketing costs for the three months ended March 31, 2022 and 2021 were $298,918 and $297,177, respectively.

Recently Issued Accounting Pronouncements

As an emerging growth company, the Company has elected to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Securities and Exchange Act of 1934.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The objective of this update is to provide users of financial statements with more useful information by changing the incurred loss methodology for recognizing credit losses to a more forward-looking methodology that reflects expected credit losses. Under this ASU, the Company’s accounts receivable, unbilled receivables, customer loans receivable and certain contract assets are considered financial assets measured at an amortized cost basis and will need to be presented at the net amount expected to be collected. This ASU will be effective for the Company beginning on January 1, 2023. The Company has not yet begun to evaluate the impact if any of adopting this update on its condensed consolidated financial statements when it becomes effective.

F-14

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

In August 2021, the FASB issued ASU 2021-06, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. This ASU simplifies the current accounting under ASC 470-20 for convertible debt with a cash conversion feature and convertible instrument with a beneficial conversion feature. As a result, after adopting the ASU, entities will not separately present in equity an embedded conversion feature in such debt. Instead, they will account for a convertible debt instrument wholly as debt, and for convertible preferred stock wholly as preferred stock (i.e., as a single unit of account), unless (1) a convertible instrument contains features that require bifurcation as a derivative under ASC 815 or (2) a convertible debt instrument was issued at a substantial premium. An entity can use either a full or modified retrospective approach to adopt the ASU. This ASU is effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The ASU may be early adopted for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. The Company has not yet determined if the adoption will have any impact on the Company’s condensed consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805). This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. The ASU is effective for annual periods beginning after December 15, 2023, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively and early adoption is also permitted, including adoption in an interim period. The Company does not plan to adopt this ASU earlier than the effective date but it is currently not expected to have a material impact on the Company’s condensed consolidated financial statements.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

The Company adopted ASC 842 as of January 1, 2022 using the optional transition method to apply the standard as of the effective date. Accordingly, previously reported financial statements, including footnote disclosures, have not been recast to reflect the application of the new standard to all comparative periods presented. Agreements for solar energy systems where the Company was previously defined as the lessor under legacy lease accounting (ASC 840) and were accounted for as operating leases no longer meet the definition of a lease upon the adoption of ASC 842 and will instead be accounted for in accordance with ASC 606. Under these arrangements, the customer has the right to direct the use of the asset but does not receive the right to obtain substantially all of the economic benefits from its use. There is no change to the amount and timing of revenue recognition for these arrangements.

The new standard also provides practical expedients for an entity’s ongoing accounting as a lessee. The Company elected to utilize the practical expedient to not separate lease and non-lease components for all its existing leases. The Company has also elected not to present short-term leases on the condensed consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because most of the Company’s leases do not provide an implicit rate of return, it used its incremental borrowing rate based on the information available at adoption date in determining the present value of lease payments.

F-15

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

Adoption of the new lease standard on January 1, 2022 had a material impact on the Company’s interim unaudited condensed consolidated financial statements. The most significant impacts related to the (i) recognition of ROU assets of $5.2 million and lease liabilities of $6.4 million for operating leases on the condensed consolidated balance sheet, and (ii) de-recognition of the historical deferred rent balance in the amount of $1.2 million. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The standard did not materially impact the Company’s condensed consolidated statement of operations and condensed consolidated statement of cash flows.

Note 3. Revenues and Construction Contracts

Disaggregation of Revenues

The following table summarizes the Company’s revenue by business line by segment for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022	2021
	(Unaudited)	(Unaudited)
Solar energy and battery storage systems
Sales on installment basis	$-	$40,160
Sales on non-installment basis	9,011,675	6,981,175
Third-party leasing arrangements	-	94,307
Operating lease revenues	20,747	21,644
Power purchase agreement revenues	13,764	15,932
Total solar energy and battery storage systems	9,046,186	7,153,218
LED projects	344,595	198,984
Financing related	217,415	351,947
Total revenue of US Segment	9,608,196	7,704,149
Total revenue of PRC Segment	-	-

Total revenues	$9,608,196	$7,704,149

Note 4. Third-party Leasing Arrangement and Concentrations

Third-party Leasing Arrangement with Sunrun

In the United States, the Company sells solar energy and battery storage systems to residential and commercial customers and these customers may pay for these sales in cash or by financing with the Company. Cash sales include direct payments from the customer (including financing obtained directly by the customer), third-party financing arranged by the Company for the customer, and leasing arranged by the Company for the customer through Sunrun, Inc. (“Sunrun”).

The Sunrun channel agreement had an initial term through January 2018. Pursuant to the terms of the agreement, upon expiration of the initial term, the agreement continues for an additional 36 months unless either party gives notice of non-renewal at least 30 days before the initial expiration date. As a result, the agreement was automatically renewed for a 36-month term which ended in January 2021 and has been further extended to May 24, 2021. The agreement will be automatically renewed for an additional 36-month term after May 24, 2021. In the United States segment, the Company did not recognize any revenue from Sunrun-related sales during the three months ended March 31, 2022; however, Sunrun was the Company’s third largest customer during the three months ended March 31, 2021.

F-16

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

The summary of revenue and cost of revenue related to Sunrun for the three months ended March 31, 2022 and 2021 is as follows:

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Revenue	$-	$94,307
Cost of revenue	-	51,377

With respect to the systems sold to Sunrun, the Company is required to install Sunrun meters and panels which are only available for purchase through a subsidiary of Sunrun. For the three months ended March 31, 2022 and 2021, Sunrun meters purchased from the subsidiary of Sunrun amounted to $8,396 and $36,188, respectively. No amounts were owed to this supplier as of March 31, 2022 and December 31, 2021.

Concentration Risks

Major Customers

For the three months ended March 31, 2022 and 2021, there were no customers with sales greater than 10% of revenues.

Major Suppliers

The following table provides information for Supplier C from whom the Company purchased over 10% of its total purchases for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022	2021
Supplier C (1)
Purchases	$1,534,295	$1,211,194
% of total purchases	15%	12%
Accounts payable	$1,242,316	$721,009
% of accounts payable	43%	4%

(1) Material supplier for US segment.

Note 5. Acquisition Contingencies and Other Payable to Uonone Group

Effective on May 12, 2016, in conjunction with the execution of the amendment to the April 2015 share exchange agreement to acquire ZHPV, ZHPV entered into a debt settlement agreement (the “Debt Settlement Agreement”) with one of the former owners of ZHPV, Uonone Group Co., Ltd., (“Uonone Group”), pursuant to which ZHPV and Uonone Group agreed to settle a list of pending business transactions from December 31, 2012 to December 31, 2015, pursuant to which Uonone Group agreed and had paid ZHPV a total amount of RMB 8,009,716. An additional contingent liability related to estimated costs of a project known as Ningxia project completed prior to the Company’s acquisition of ZHPV of approximately RMB 3.0 million ($473,055 as of March 31, 2022) was also included as a receivable from Uonone Group (see Note 9 – Other Receivables and Current Assets, Net) with the corresponding liability recognized by the Company on the date of acquisition.

F-17

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

As of March 31, 2021, Uonone Group repaid all the amounts agreed to under the debt settlement agreement except for the RMB 3.0 million contingent receivable from Uonone Group discussed above. Uonone Group’s obligation on the contingent receivable does not arise until and unless the Company becomes obligated under the contingent liability. At March 31, 2022, the Company has no payment obligations with respect to the assumed contingent liability and accordingly, Uonone Group had no obligation to us with respect to the contingent receivable.

Under the debt settlement agreement, any legal settlement proceeds, less fees and expenses, received by ZHPV related to the projects completed prior to the April 2015 business combination would be repaid to the Uonone Group. During the three months ended March 31, 2022, the Company repaid Uonone RMB 2.4 million (approximately $378,000).

At March 31, 2022 and December 31, 2021, the amount payable to Uonone, which includes both the Weifang legal settlement as well as the bond payable related to the Zhonglianda project, was approximately RMB 19.4 million ($3.1 million) and approximately RMB 21.8 million ($3.4 million), respectively.

Note 6. Accounts Receivable, net

The activity of the allowance for bad debts for accounts receivable for the three months ended March 31, 2022 and 2021 is as follows:

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Balance – beginning of period	$1,523,982	$1,616,595
Provision for (recovery of) bad debts	22,195	161,837
Recoveries	-	-
Effect of exchange rate	3,332	(6,067)
Balance – end of period	$1,549,509	$1,772,365

At March 31, 2022 and December 31, 2021, the reserve balance includes a reserve for unbilled receivable of RMB 7.9 million (approximately $1.2 million) related to the Yilong #1 project that was completed in 2018. See additional discussion in Commitments and Contingencies – Legal Matters.

Note 7. Customer Loans Receivable

The Company provides financing to qualified customers to purchase residential or commercial photovoltaic systems, as well as other products the Company offers in the United States. Depending on the credit rating of customers, the interest rate generally ranges from 0.00% to 10.99% per annum with financing terms ranging from one to fifteen years. At March 31, 2022 and December 31, 2021, the percentage of the Company’s loan portfolio with a 0% interest rate is 20% and 26%, respectively.

The customer gives the Company a security interests in the photovoltaic systems and other products financed.

F-18

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

Customer loans receivable consist of the following as of March 31, 2022 and December 31, 2021:

	March 31, 2022	December 31, 2021
	(Unaudited)
Customer loans receivable, gross	$14,468,999	$16,156,223
Less: unamortized loan discounts	(157,564)	(203,291)
Less: allowance for loan losses	(226,316)	(357,814)
Customer loans receivable, net	14,085,119	15,595,118
Current portion	4,549,506	4,935,920
Non-current portion	$9,535,613	$10,659,198

Principal maturities of the customer loans receivable at March 31, 2022 are summarized as follows:

Period ending December 31,	Amount
2022 (remaining months)	$3,571,125
2023	3,543,574
2024	1,925,130
2025	1,137,935
2026	965,585
2027	863,058
Thereafter	2,462,592
Total loans receivable	$14,468,999

The Company is exposed to credit risk on the customer loans receivable. Credit risk is the risk of loss arising from the failure of customers to meet the terms of their contracts with the Company or otherwise fail to perform as agreed.

The activity in the allowance for loan losses for customer loans receivable for the three months ended March 31, 2022 and 2021 is as follows:

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Balance – beginning of period	$357,814	$693,718
Provision for (recovery of) loan losses	(131,498)	(182,255)
Recoveries	-	65,393
Balance – end of period	$226,316	$576,856

Total interest income on the customer loans receivable included in revenues was $216,260 and $349,432 for the three months ended March 31, 2022 and 2021, respectively.

F-19

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

Note 8. Inventories, net

The activity in the reserve for excess and obsolete inventories for the three months ended March 31, 2022 and 2021 is as follows:

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Balance – beginning of period	$415,140	$319,416
Provision for excess and obsolete inventories	-	65,724
Balance – end of period	$415,140	$385,140

Inventories consisted of the following as of March 31, 2022 and December 31, 2021:

	March 31, 2022	December 31, 2021
	(Unaudited)
Construction in progress	$36,227	$58,200
Solar panels, inverters and components	2,342,644	2,597,013
Battery storage systems	624,602	471,644
LED lights	668,964	644,165
Reserve for excess and obsolete inventories	(415,140)	(415,140)
Total inventories, net	$3,257,297	$3,355,882

Note 9. Other Receivables and Current Assets, Net

Other receivables and current assets, net consisted of the following at March 31, 2022 and December 31, 2021:

	March 31, 2022	December 31, 2021
	(Unaudited)
Receivable from Seller (Uonone Group) (See Note 5)	$473,055	$471,789
Deferred project costs	735,010	1,240,159
Prepaid expenses and other current assets	1,303,696	802,869
Accrued interest on customer loans receivable	32,348	36,138
VAT tax receivable	1,168,035	614,946
Income tax receivable	268	-
Capitalized merger costs	990,492	886,787
Total other receivables and current assets	4,702,904	4,052,688
Other receivables and current assets, related party	5,775	4,375
Total	$4,708,679	$4,057,063

Deferred project costs consist of work in process and subcontractor costs incurred on the solar energy systems and LED projects that are not fully completed at March 31, 2022 and December 31, 2021.

F-20

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

Note 10. Property and Equipment

Components of property and equipment, net are as follows:

	March 31, 2022	December 31, 2021
	(Unaudited)
Automobiles	$1,179,746	$1,178,692
Furniture and equipment	1,340,025	1,339,605
Solar systems leased to customers	1,663,468	1,663,468
Leasehold improvements	2,369,328	2,368,665
Total property and equipment	6,552,567	6,550,430
Less: accumulated depreciation and amortization	(5,988,186)	(5,899,820)
Property and equipment, net	$564,381	$650,610

For the three months ended March 31, 2022 and 2021, depreciation expense was $86,247 and $94,467, respectively.

Note 11. Goodwill

The activity of goodwill is as follows:

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Balance – beginning of period	$8,432,901	$8,214,665
Effect of exchange rate	22,627	(32,465)
Balance – end of period	$8,455,528	$8,182,200

Note 12. Investments in Unconsolidated in Solar Project Companies

Activity in the Company’s 30% non-controlling investments in solar project companies for the three months ended March 31, 2022 consisted of the following:

Investee	Investment Balance at January 1, 2022	Share of Investee’s Net Income (loss)	Effect of Exchange Rate	Investment Balance at March 31, 2022
Yilong #2	$4,129,772	$(43,520)	$11,081	$4,097,333
Xingren	2,040,069	30,016	5,474	2,075,559
Ancha	3,129,433	26,215	8,396	3,164,044
Total	$9,299,274	$12,711	$24,951	$9,336,936

F-21

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

Activity in the Company’s 30% non-controlling investments in solar project companies for the three months ended March 31, 2021 consisted of the following:

Investee	Investment Balance at January 1, 2020	Share of Investee’s Net Income (loss)	Effect of Exchange Rate	Investment Balance at March 31, 2021
Yilong #2	$3,821,479	$34,225	$(15,477)	$3,840,227
Xingren	1,879,889	17,642	(7,622)	1,889,909
Ancha	2,819,629	50,103	(11,690)	2,858,042
Total	$8,520,997	$101,970	$(34,789)	$8,588,178

The following tables present the summary of the unaudited condensed combined financial statements for the Company’s 30% non-controlling investments in solar project companies as of March 31, 2022 and December 31, 2021:

	March 31, 2022	December 31, 2021
Current assets	$14,039,213	$28,985,692
Non-current assets	103,696,495	89,828,592
Total assets	117,735,708	118,814,284

Current liabilities	8,191,709	13,074,765
Non-current liabilities	78,290,724	75,084,168
Members’ capital	31,253,289	30,655,351
Liabilities and members’ capital	$117,735,722	$118,814,284

and for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022	2021
Revenue	$2,263,157	$1,998,114
Gross profit	828,970	693,491
Net income (loss)	(42,369)	339,901

Revenue of the project companies that hold Yilong #2, Xingren, and Ancha is generated from the power purchase agreements with the PRC utility companies as well as other government subsidies.

F-22

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

Note 13. Financing Arrangements

As of March 31, 2022 and December 31, 2021, the Company had the following borrowings:

	March 31, 2022	December 31, 2021
Loan from an unrelated individual, at 6.0% fixed interest, due October 31, 2021	$2,000,000	$2,000,000

PPP loans payable, at 1.0% fixed interest, due January 20, 2026	1,661,143	1,855,813

Secured convertible notes payable at 4.0% per annum, due various dates through December 2024	20,800,000	23,600,000

EB-5 Loans (see detail below)	21,500,000	21,500,000

Various auto loans payable, interest accrues at 4.19%-4.92% per annum with maturities through 2023.	85,133	101,691

Total	46,046,276	49,057,504
Less: debt discount	(501,237)	(527,611)
Less: current portion	(21,451,207)	(20,433,711)
Noncurrent portion	$24,093,831	$28,096,182

SBA Loans

On April 15 and April 16, 2020, the Company received loans pursuant to the PPP totaling $1,855,816. The loans were issued to three subsidiaries in the United States and may be entirely or partially forgivable if the loan proceeds are used for eligible expenses which include employee payroll, mortgage interest, rents and utilities, over the subsequent 24 weeks from the loan origination date, and the Company maintains the required number of full-time employee equivalents. For the non-forgivable portion, the loan would be due in two years at a fixed interest rate of one percent. In September 2021, the Company received loan forgiveness in the amount of $1,798,539 related to this tranche of the PPP loan, and repaid $58,066 which included $789 of accrued interest, and recognized a gain on debt extinguishment of $1,820,917 related to the forgiven balance of the PPP loan plus accrued interest of $22,377 in the year ended December 31, 2021.

On February 1, 2021, the Company received loans pursuant to the Paycheck Protection Program Second Draw totaling $1,855,813. The loans were issued to three subsidiaries in the United States and may be entirely or partially forgivable if the loan proceeds are used for eligible expenses which include employee payroll, mortgage interest, rents, utilities and other eligible costs allowed by the Small Business Administration, during the 24-week period beginning on the date of the first disbursement of the loans. For the non-forgivable portion, the loans would be due in five years at a fixed interest rate of 1% per annum. For the three months ended March 31, 2022, the Company recognized an additional gain on debt extinguishment of $194,670 related to the forgiveness of two of the three PPP loans received in the second tranche. In May 2022, the Company was notified by its lender that the last of the three PPP loans in the amount of $1.7 million and the accrued interest were substantially forgiven.

F-23

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

Other Loans

Other loans include a loan of $2,000,000 from a PRC individual at an interest rate of 6%, interest payable quarterly in arrears, with the original due date of April 30, 2021 and has been extended to August 31, 2022.

Related party EB-5 financings

The Company’s borrowings under the EB-5 program from related parties consisted of the following as of March 31, 2022 and December 31, 2021:

	March 31, 2022	December 31, 2021
$45.0 million loan from Clean Energy Funding, LP	$11,500,000	$11,500,000
$13.0 million loan from Clean Energy Funding II, LP	10,000,000	10,000,000
	21,500,000	21,500,000
Current portion	13,500,000	12,500,000
Noncurrent portion	$8,000,000	$9,000,000

On January 3, 2012, Clean Energy Fund, LP (“CEF”) entered into a secured loan agreement with SREP, a wholly-owned subsidiary of the Company. Under the secured loan agreement, CEF agreed to make loans to SREP in an amount not to exceed $45.0 million, to be used to finance the installment purchases for customers of the solar energy systems. The proceeds of the loans are advanced in increments of $2.5 million and CEF may determine in its sole and absolute discretion to advance a lesser amount. The loan accrues interest at a fixed interest rate of 3% per annum, payable quarterly in arrears. Each advanced principal amount is due and payable 48 months from the advance date or the U.S. Immigration Form I-829 approval date if longer. The I-829 petition includes evidence that the immigrant investors successfully met all United States Citizenship and Immigration Services requirements of the EB-5 program. A UCC filing was filed in March 2015 on behalf of CEF, the secured party, to pledge all assets of SREP as the collateral for the loan. Such assets include, but are not limited to, all present and future personal property of SREP which includes receivables, goods, inventory, equipment fixtures, intangibles, deposit accounts and collateral control accounts. As of March 31, 2022 and December 31, 2021, the principal loan balance was $11.5 million.

On August 26, 2014, Clean Energy Funding II, LP (“CEF II”) entered into a loan agreement with LED, a wholly-owned subsidiary of the Company, for up to $13.0 million. The proceeds of the loan would be used by LED for its operations. The loan accrues interest at a fixed interest rate of 3.0% per annum, payable quarterly in arrears. Principal is due and payable in 48 months or the U.S. Immigration Form I-829 approval date if longer. In 2016, LED borrowed an additional $4.5 million under the loan, the proceeds of which were used to fulfill the purchases required related to the new $4.3 million LED contract. During the year ended December 31, 2017, the Company drew down an additional $6.0 million under the loan. As of March 31, 2022 and December 31, 2021, the remaining undrawn amount under the loan was $3.0 million.

The general partner of CEF and CEF II is Inland Empire Renewable Energy Regional Center (“IERE”). The principal owners and managers of IERE consist of the Company’s chief executive officer, its former executive vice president and one of its directors.

Convertible Notes

The Company has issued 4% secured subordinated convertible notes to former limited partners of CEF, pursuant to exchange agreements with the limited partners. The limited partners accepted the notes in lieu of cash payments of their capital contribution which resulted in a reduction of SREP’s notes to CEF in the same amount, reducing the outstanding EB-5 loan balance. Payment of the notes is secured by a security interest in SREP’s accounts receivable and inventory. The convertible notes are payable in five equal installments on the first, second, third, fourth and fifth anniversaries of the date of issuance. The convertible notes are convertible into common stock at a conversion price equal to 80% of the public stock price of the Company’s common stock as defined in the convertible note. The convertible notes may be converted into common stock at the first, second, third, fourth and fifth anniversaries of the date of issuance, but not earlier than six months from the date of the Company’s initial public offering.

F-24

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

All convertible notes have two separate and distinct embedded features. They are: (1) optional conversion upon a public stock event as defined in the convertible note; and (2) redemption put feature upon fundamental transaction.

Commencing six months from the date the Company first receives proceeds from its public stock event until the convertible notes are no longer outstanding, the convertible notes and all unpaid accrued interest is convertible into shares of common stock, at the option of the holder, during five trading days commencing on the first, second, third, fourth, and fifth anniversaries of the original issuance date. The number of shares of common stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (x) the then entire amount of the convertible notes balance outstanding including all unpaid principal and accrued interest payable by (y) the conversion price defined as a fixed 80% discounted percentage per share price of a public stock price. The Company evaluated the embedded optional conversion feature in accordance with the guidance under ASC Topic No. 815, Derivatives and Hedging (“ASC 815”), and determined it is exempt from derivative accounting as the embedded feature is deemed to be indexed to the Company’s own stock and would be classified in stockholder’s equity if freestanding. Further, because the conversion price is a fixed discounted percentage per share price of a contingent future public stock event that has not been realized as of both the issuance date and March 31, 2022 the Company shall record the intrinsic value of the beneficial conversion feature calculated as of the issuance date of the convertible notes upon the realization of the contingent IPO event.

All convertible notes issued contained redemption put features that allow the holders of the convertible notes the right to receive, for each conversion share that would have been issuable upon conversion immediately prior to the occurrence of an effective change in control event defined as a fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock for which these convertible notes are convertible immediately prior to such fundamental transaction. The Company evaluated the redemption put feature contained in the convertible notes under the guidance of ASC 815 and concluded that the requirements for contingent exercise provisions as well as the settlement provision for scope exception in ASC 815-10-15-74 has been meet. Accordingly, the redemption put features contained in the convertible notes were not bi-furcated and accounted for as freestanding derivative instruments.

There was no redemption for new convertible notes during the three months ended March 31, 2022. For the three months ended March 31, 2021 the Company entered into an agreement with convertible noteholders to redeem three $500,000 convertible note principal balances for cash payments totaling $1,110,000. The Company recognized a gain on debt extinguishment related to these convertible notes in the amount of $13,410 and $470,846 for the three months ended March 31, 2022 and 2021, respectively.

Interest Expense

For the three months ended March 31, 2022 and 2021, interest expense incurred on the above long-term EB-5 related party loans was $55,274 and $233,425, respectively.

Total interest expense incurred (including interest on long-term related party loans) was $343,284 and $512,894 for the three months ended March 31, 2022 and 2021, respectively. The weighted average interest rates on loans outstanding were 3.6% and 3.6% as of March 31, 2022 and December 31, 2021, respectively.

F-25

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

Principal maturities for the financing arrangements as of March 31, 2022 are as follows:

Period ending December 31,	Auto Loans	Bank and Other Unsecured Loans	EB-5 Related Party Loans	Convertible Notes	Total
2022 (remaining months)	$40,022	$2,000,000	$13,500,000	$5,900,000	$21,440,022
2023	44,740	-	8,000,000	5,900,000	13,944,740
2024	371	-	-	5,700,000	5,700,371
2025	-	-	-	2,500,000	2,500,000
2026	-	1,661,143	-	800,000	2,461,143
Thereafter	-	-	-	-	-
Total	$85,133	$3,661,143	$21,500,000	$20,800,000	$46,046,276

Note 14. Other Related Party Transactions

Transactions with AMD New Energy Co., Ltd. and Its Subsidiaries

Payables to AMD New Energy Co., Ltd. (“AMD”) or its subsidiaries relate to the solar panels the Company purchased from AMD or its subsidiaries to be used on certain solar projects and amounted to approximately $1.6 million and $1.6 million at March 31, 2022 and December 31, 2021, respectively. AMD is a related party because its chairman and chief executive officer is a director of the Company.

Transaction with Other Related Parties

Prior to August 31, 2020, the Company provided asset management and accounting services to the three unconsolidated Alliance joint ventures under the management contract and business services agreement dated January 20, 2011 between Alliance Solar Capital I, LLC and the Company, pursuant to which the Company received 3% of revenues collected from SREC and payments from public utilities received by the Alliance entities. The provisions of this agreement also extended to services rendered for Alliance Solar Capital II, LLC and Alliance Solar Capital III, LLC; however, there was no formal agreement executed for the two entities. During the three months ended March 31, 2022, the Company did not earn any fees from the Alliance entities. Total fees earned by the Company from the Alliance entities included in other income were $7,268 for the three months ended March 31, 2021.

The Company also made advances for expenses on behalf of the three Alliance entities and SMXP’s tenant prior to August 31, 2020. At March 31, 2022 and December 31, 2021, the Company had a receivable for management fees and the expenses paid on behalf of these entities in the amount of $5,775 and $88,063, respectively.

Lease Agreements with Related Parties

In September 2016, the Company executed a ten-year lease, commencing January 1, 2017 with SMXP, a related party, to lease its headquarters in Riverside, California. This lease effectively extends the prior lease with SMXP which ended on December 31, 2016 with an increase in the rental rate. The new lease is for ten years and has a five-year renewal option. The annual base rent under the lease is initially $978,672 plus the Company’s share of the utilities. The base rent is subject to an annual escalation of 2.99%.

In September 2016, the Company amended two lease agreements for its Diamond Bar, California office with Fallow Field, LLC. Fallow Field, LLC, a related party. The amended lease commenced on November 1, 2016 and has a ten  year term with one five-year renewal option. The initial annual base rent is $229,272 plus the Company’s share of utilities.

F-26

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

For the three months ended March 31, 2022 and 2021, total related party rental expenses included in general and administrative expenses for the Riverside, California corporate headquarters and the Diamond Bar, California office, were $356,758 and $373,440 respectively.

Note 15. Accrued Expenses and Other Payables

Accrued expenses and other payables consisted of the following as of March 31, 2022 and December 31, 2021:

	March 31, 2022	December 31, 2021
Accrued compensation expenses	$4,244,967	$4,326,050
Accrued operating and project payables	1,897,913	2,601,804
Customer deposits	3,852,472	3,481,542
Refundable vendor bid deposits	126,148	918,970
VAT tax payable	1,623	-
Income taxes payable	3,250	172,863
Accrued warranty expense	277,038	276,296
Preacquisition liability	1,691,867	1,687,340
Retainage payable to vendors	4,901,751	5,167,776
Payable to Uonone (See Note 5)	3,063,724	2,639,621
Total accrued expenses and other payables	20,060,753	21,272,262
Accrued expenses and other payables, related party	1,558,096	1,553,926
Total accrued expenses and other payables	$21,618,849	$22,826,188

Accrued Compensation

Accrued compensation includes $1,275,000 of restricted stock units that were cancelled and exchanged for cash in March 2019 by the Company for the Company’s chief executive officer, former executive vice president and one other former employee, $1,588,117 of accrued but unpaid salaries and wages for the Company’s chief executive officer and former executive vice president, and $182,730 of accrued but unpaid executive cash bonuses for the Company’s chief executive officer and former executive vice president pursuant to their employment agreements. The employment agreement for the former executive vice president was cancelled upon her resignation effective February 24, 2020. The remaining balance relates to accrued unpaid commissions and accrued paid time offs.

Customer Deposits

Customer deposits represent customer down payments and progress payments received prior to the completion of the Company’s earnings process. The amounts paid by customers are refundable during the period which, under applicable state and federal law, the customer’s order may be cancelled and the deposit refunded. Once the cancellation period has expired, the customer still may cancel the project but the Company is entitled to retain the deposit payments for work that was completed and materials that were delivered.

F-27

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

Refundable Vendor Bid Deposits

Vendor bid deposits represent cash deposits received by ZHPV and ZHTH on sealed bids from trade contractors who are proposing to work on the EPC construction projects. Vendor bid deposits are 100% refundable when the bid process is concluded if the bid is not accepted.

VAT Taxes

The Company recognizes its revenue in the PRC net of value-added taxes (“VAT”). The Company is subject to VAT which is levied on the procurement cost for materials purchased and collected at the invoiced value of sales provided to customers. The Company accounts for VAT on a net basis at the entity level. The contractual amount related to the designing and construction and installation services is subject to 3% sales and other taxes for the amount invoiced before May 1, 2016 which is included as part of cost of revenue. VAT tax receivable generally is available to offset future VAT tax liabilities.

Accrued Warranty

The activity of the warranty liability for the three months ended March 31, 2022 and 2021 is as follows:

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Balance – beginning of period	$723,766	$2,193,652
Provision	105,494	42,596
Expenditures and adjustments	(81,096)	(35,300)
Effect of exchange rate	4,932	(987)
Balance – end of period	753,096	2,199,961
Current portion (accrued expenses and other payables)	277,038	248,925
Non-current portion (other liabilities)	$476,058	$1,951,036

Preacquisition Liability

As part of the April 2015 acquisition of ZHPV, the Company assumed a liability associated with the Ningxia project consisting of reimbursement of project expenses to an unrelated third-party including reimbursement of certain land rental expenses and land use taxes estimated at a total of approximately RMB 9.8 million ($1.5 million at March 31, 2022). The Company expects to negotiate to offset the entire liability with the unpaid contract receivables and reimbursements from the third party. All the receivables and reimbursements were previously fully reserved by the Company.

Note 16. Commitments and Contingencies

Operating Leases

The Company has entered into various non-cancellable operating lease agreements for certain of its offices, warehouse facilities and office equipment, vehicles, and solar energy systems, both in the United States and in the PRC. The Company determines if an arrangement is a lease, or contains a lease, at inception and records the leases  in the condensed consolidated financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor.

F-28

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

Leases with Related Parties

In September 2016, the Company executed a ten-year lease, commencing January 1, 2017 with SMXP, a related party, to lease its headquarters in Riverside, California. This lease effectively extends the prior lease with SMXP which ended on December 31, 2016 with an increase in the rental rate. The new lease is for ten years and has a five-year renewal option. The annual base rent under the lease is initially $978,672 plus the Company’s share of the utilities. The base rent is subject to an annual escalation of 2.99%.

In September 2016, the Company amended two lease agreements for its Diamond Bar, California office with Fallow Field, LLC. Fallow Field, LLC, a related party. The amended lease commenced on November 1, 2016 and has a ten year term with one five-year renewal option. The initial annual base rent is $229,272 plus the Company’s share of utilities.

Future minimum lease commitments for offices, warehouse facilities and equipment, payable to related parties and other as of March 31, 2022 are as follows:

Period ending December 31,	Related Parties	Others	Total
2022 (remaining months)	$1,051,067	$137,603	$1,188,670
2023	1,442,872	28,367	1,471,239
2024	1,486,013	11,820	1,497,833
2025	1,530,445	-	1,530,445
2026	1,524,902	-	1,524,902
Thereafter	-	-	-
Total	$7,035,299	$177,790	$7,213,089

For the three months ended March 31, 2022 and 2021, rent expense for offices, warehouse facilities and equipment, including rental expense for related party leases, was $405,528 and $440,745, respectively. These amounts include short-term leases and variable lease costs, which are immaterial.

Adoption of ASC 842

On January 1, 2022, the Company adopted ASC 842 using the optional transition method to apply the standard as of the effective date. Accordingly, previously reported financial statements, including footnote disclosures, have not been recast to reflect the application of the new standard to all comparative periods presented. Agreements for solar energy systems where the Company was previously defined as the lessor under legacy lease accounting (ASC 840) and were accounted for as operating leases no longer meet the definition of a lease upon the adoption of ASC 842 and will instead be accounted for in accordance with ASC 606. Under these arrangements, the customer has the right to direct the use of the asset but does not receive the right to obtain substantially all of the economic benefits from its use. There is no change to the amount and timing of revenue recognition for these arrangements.

The new standard also provides practical expedients for an entity’s ongoing accounting as a lessee. The Company elected to utilize the practical expedient to not separate lease and non-lease components for all its existing leases. The Company has also elected not to present short-term leases on the condensed consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because most of the  Company’s leases do not provide an implicit rate of return, it used its incremental borrowing rate based on the information available at adoption date in determining the present value of lease payments.

F-29

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

Adoption of the new lease standard on January 1, 2022 had a material impact on the Company’s interim unaudited condensed consolidated financial statements. The most significant impacts related to the (i) recognition of ROU assets of $5.2 million and lease liabilities of $6.4 million for operating leases on the condensed consolidated balance sheet, and (ii) de-recognition of the historical deferred rent balance in the amount of $1.2 million. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The standard did not materially impact the Company’s condensed consolidated statement of operations and condensed consolidated statement of cash flows.

As of March 31, 2022, the maturities of the Company’s operating lease liabilities (excluding short-term leases) are as follows:

Period ending December 31,	Operating Lease Liabilities
2022 (remaining months)	$1,051,067
2023	1,442,872
2024	1,486,013
2025	1,530,445
2026	1,524,902
Thereafter	-
Total minimum lease payments	7,035,299
Less: interest	(941,100)
Present value of lease obligations	6,094,199
Less: current portion	(1,074,783)
Noncurrent portion	$5,019,416

Other information related to leases is as follows:

Three Months Ended March 31, 2022
Weighted average remaining lease term (in years)	4.72
Weighted average discount rate	6%

Panel Purchase Agreement

In June 2016, the Company entered into a supply agreement with Sunspark Technology, Inc. (“Sunspark”), a United States-based panel supplier and a subsidiary of a PRC-based public company, which was terminated as of March 3, 2021. On March 3, 2021, the Company and Sunspark entered into a new purchase agreement that stipulates that the Company has the right but not the obligation to purchase panels from Sunspark at certain pricings as stipulated in the agreement. This new agreement supersedes all prior agreement between the Company and Sunspark.

Pre-development Agreements in PRC

In connection with the pre-development phase of each solar farm project by the Company’s China segment, the applicable project subsidiary typically secures one or more land rental agreement with the holder of the land use rights, a development permit, and a power purchase agreement with the local utility company whereby the local  utility company agrees to pay the project owner an agreed-upon rate for the electricity produced by the solar farm upon its completion (collectively, “Pre-development Agreements”). Upon transfer of the equity in the project subsidiary to the buyer, the Company no longer has any rights or obligations under the Pre-development Agreements. Any costs incurred by the Company pursuant to the Pre-development Agreements are capitalized and amortized to cost of revenue when the construction of the project begins.

F-30

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

Employment Agreements

On October 7, 2016, the Company entered into employment agreements with its chief executive officer and its then executive vice president (collectively, the “Executives”), each for a five-year term commencing on January 1, 2017 and continuing on a year-to-year basis unless terminated by the Company or the Executive on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreements provide for an initial annual salary of $600,000 and $560,000, respectively, with an increase of not less than 3% on January 1st of each year, commencing January 1, 2018, and an annual bonus payable in restricted stock and cash, commencing with the year ending December 31, 2017, equal to a specified percentage of consolidated revenues for each year. The bonus is based on a percentage of consolidated revenue in excess of $30 million, ranging from $250,000 and $200,000, respectively, for revenue in excess of $30 million but less than $50 million, to 1.0% and 0.9%, respectively, of revenue in excess of $300 million. The agreements provide for severance payments equal to one or two times, depending on the nature of the termination, of the highest annual total compensation of the three years preceding the year of termination, multiplied by the number of whole years the Executive has been employed by the Company. The employment of both Executives commenced in February 2008. As of March 31, 2022 and December 31, 2021, the amount accrued by the Company was $184,322 and $199,322, respectively, related to the annual bonuses pursuant to the agreements. During the year ended December 31, 2019, the Company issued to the Executives a total of 125,594 shares of common stock with a value of $628,795, as part of their bonuses for 2018 pursuant to their employment agreements. Effective January 1, 2019, all bonus programs were suspended by management and accordingly, no additional bonuses were accrued under the agreement since January 1, 2019. In November 2019, the Executives irrevocably waived their cash and equity bonuses due under their employment agreement for the 2019.

On February 24, 2020, the then executive vice president resigned.  Pursuant to a release and separation agreement dated October 1, 2020, her employment agreement was terminated and, with certain limited exceptions, the Company and the former executive vice president released each other from their obligations under the employment agreement. Pursuant the release and separation agreement, the Company paid the former executive officer $25,497, and agreed to pay to her $803,095, representing the outstanding balance due to her for her deferred salary from 2019 and 2020, cash bonus deferred from 2017 and 2018 and accrued medical and dental benefits. This amount is payable at the rate of $15,000 per month (less applicable deductions and withholding), commencing with the month of April 2020, until the completion by the Company of its public offering, and any unpaid balance then outstanding shall be paid within three business days after the Company receives the proceeds of its public offering.  As of March 31, 2022, no payment has been made under the agreement. The Company entered into a consulting agreement dated October 1, 2020 with the former executive vice president pursuant to which the Company engaged her as a consultant for a term ending March 31, 2022 and continuing thereafter on a month-to-month basis for monthly compensation of $3,000.  The release and separation agreement provides that since the long-term incentive plan pursuant to which the options granted to the former executive vice president were granted provides that options may be held by and exercised by a consultant to the Company, the Company agreed that the option shall continue in full force and effect as long as she, at the request of the Company or pursuant to an agreement with the Company, serves as a consultant to the Company. As of March 31, 2022, the former executive officer was a consultant to the Company.

Legal Matters

On July 1, 2020, a legal action was filed in the Los Angeles Superior Court by Haijing Lin (the “Plaintiff”) and various defendants which include SolarMax Technology, Inc., SolarMax Renewable Energy Provider, Inc., Clean Energy Funding, L.P., Inland Empire Renewable Energy Regional Center, LLC, David Hsu, Ching Liu and Simon Yuan. At the time of the filing, the Plaintiff is a limited partner in Clean Energy Funding, L.P. and seeks to have his $500,000 investment returned.

F-31

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

On or about February 4, 2021, an amended complaint was filed in the action initially commenced by Haijing Lin and Mian Cai and Xing Zhang were added to Haijing Lin as plaintiffs. The total capital contribution by the three plaintiffs was $1.5 million, including the $500,000 contributed by Mr. Lin. The plaintiffs sought return of their capital contributions and other relief, including costs, punitive and exemplary damages and a declaration that the $45.0 million loan by CEF to SREP is due.

On September 23, 2021, the complaints filed by Haijing Lin, Mian Cai and Xing Zhang were settled for $1.29 million and consequently, $1.5 million of the related CEF debt was extinguished. Pursuant to the settlement, the Company paid $300,000 at the time of the settlement and the remaining $990,000 was paid in March 2022. In connection with the settlement, a gain on debt extinguishment of $210,000 was recognized by the Company.

On November 10, 2020, a legal action was filed in the Los Angeles Superior Court by Carmelia Chiang against various defendants which include SolarMax, SREP, CEF, Inland Empire Renewable Energy Regional Center, LLC, the Company’s chief executive officer and a former officer/director who are managers of CEF’s general partner. At the time of the filing, the plaintiff was a limited partner in CEF and sought to have her $500,000 investment returned. On February 23, 2022, the court granted and sustained a demurrer by the Company without leave to amend and the case was dismissed. The plaintiff has a right to file an appeal to the court’s granting of the demurrer. The plaintiff’s capital contribution to CEF was used to fund part of CEF’s loan to SREP, which is reflected in the Company’s current liabilities.

On June 1, 2021, a legal action was filed in the Los Angeles Superior Court by Pu Dong, a stockholder, against various defendants which include SolarMax, David Hsu and one other SolarMax stockholder. At the time of the filing, the plaintiff was a SolarMax stockholder and sought to have shares that are issued in the name of the other SolarMax stockholder defendant reissued in the name of the plaintiff. SolarMax believes that this is a dispute between two stockholders and will comply with any final court order as to the ownership of the shares.

Yilong #1 Receivable

In early January 2020, the Company filed an application for arbitration of the dispute with the Shanghai Arbitration Commission against Yilong AMD New Energy Co., Ltd., the project owner of the Yilong #1 project, claiming the amount due to the Company under the construction contract on the Yilong #1 project of RMB 22,687,458 (approximately $3,241,000) plus overdue interest. Yilong #1 project was completed and accepted by the respondent and commenced operation in 2018. On January 13, 2020, the Guizhou People’s Court issued an order to freeze the deposits of the respondent of RMB 22,687,458 (approximately $3,241,000). On November 6, 2020, an arbitration decision was reached in the Company’s favor. After certain offset adjustments, the Company expects to receive the payment of the net amount owed of RMB 21.8 million (approximately $3.1 million) plus interest prior to December 31, 2020. In December 2020, the Company received a payment of RMB 19.8 million (approximately $2.8 million) including interest and the remaining unpaid balance of approximately RMB 2.9 million (approximately $414,000) was fully reserved at December 31, 2020 as the Company determined the collectability to be uncertain and was written off during the year ended December 31, 2021.

On February 19, 2020, the Company’s attorney sent a demand letter to China Nuclear Construction Finance Leasing Co., Ltd. (the “Finance Company”), claiming the unpaid amount due from the Finance Company to the Company of RMB 8.0 million (approximately $1.1 million) related to the Yilong #1 project, pursuant to the entrustment payment agreement signed by the Company, Respondent and the Finance Company. The Company has provided a full reserve for this portion of the receivable at December 31, 2021 and December 31, 2020. As a result of the dispute regarding the unpaid amount, in July 2021 the Company filed an application with the court to freeze an amount of RMB 5.3 million on the account of Southwest Guizhou Autonomous Prefecture Yilong Almaden New Energy Co., Ltd., the project owner of Yilong #1. As of December 31, 2021, the RMB 5.3 million has been frozen by the court and the Company is waiting to receive the formal judgment of the court which is expected sometime during 2022.

F-32

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

In the ordinary course of its business, the Company is involved in various legal proceedings involving contractual relationships, product liability claims, and a variety of other matters. The Company does not believe there are any pending legal proceedings that will have a material impact on the Company’s financial position or results of operations.

Note 17. Stockholders’ Equity

Amendment of 2016 Long-Term Incentive Plan

In October 2016, the Company’s board of directors adopted and in November 2016 the stockholders approved the 2016 Long-Term Incentive Plan, pursuant to which a maximum of 6,491,394 shares of common stock may be issued pursuant to restricted stock grants, incentive stock options, non-qualified stock options and other equity-based incentives may be granted. In March 2019, the Company’s board of directors and stockholders approved an increase in the maximum number of shares of common stock subject to the 2016 long-term incentive plan to 8,988,084 shares.

Amendment of the 2016 Restricted Stock Grants

Pursuant to the 2016 Long-Term Incentive Plan, the board of directors granted 3,819,949 shares in October 2016, of which 3,045,963 shares were granted to officers and directors as restricted stock grants. On March 23, 2019, the Company’s board of directors approved the following modifications with respect to the 2016 Restricted Stock Grants:

•

Granted to the holders of 1,184,434 restricted shares the right to exchange their restricted shares for a ten year option to purchase 2.119 shares of common stock at $5.01 per share for each share of restricted stock exchanged.

•

Granted to the chief executive officer, the then current executive vice president and one other employee, who held 1,348,213, 998,676 and 199,736 restricted shares, respectively, the right (a) to exchange 50% of their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $5.01 per share and (b) transfer to the Company 50% of their restricted shares for a total of $1,275,000, or $1.01 per share.

The grantees of the restricted stock grants have all rights of ownership with respect to the shares, including the right to vote the shares and to receive dividends and distributions with respect to the shares until and unless a forfeiture event shall occur; provided, however, that prior to a forfeiture termination event, (i) the grantees shall have no rights to sell, encumber or otherwise transfer the shares, and (ii) any shares of any class or series of capital stock which are issued to the grantee as a holder of the shares as a result of a stock dividend, stock split, stock distribution, reverse split, recapitalization, or similar event, shall be subject to the same forfeiture provisions as the shares. A forfeiture termination event shall mean such date as is six months following a public stock event. The definition of a public stock event includes, among other events, the effectiveness of a registration statement relating to an underwritten public offering by the Company. The board of directors has the right to defer the date of a forfeiture event to a later date. The shares are forfeited and are to be conveyed to the Company for no consideration if a public stock event shall not have occurred by June 30, 2022.

F-33

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

On October 7, 2016, the Company entered into an advisory services agreement with a consultant who has been providing services to the Company including, among other things, business planning, financial strategy and implementation and corporate structure related to the Company’s business development, financing and acquisition transactions. The term of the service commenced on June 1, 2016 and has been extended to April 30, 2019 pursuant to amendments. As compensation for the service, the Company issued to the consultant 199,736 shares of restricted stock valued at $5.01 per share based on the then current fair value of the common stock, subject to forfeiture if the public stock event has not occurred by June 30, 2022. The restricted stock was granted on October 7, 2016 pursuant to the 2016 Long-Term Incentive Plan and is subject to restrictions and forfeiture provisions that are applicable to other restricted stock grants pursuant to the plan as described under the caption “2016 Restricted Stock Grants.”

None of the shares granted above pursuant to the 2016 Long-Term Incentive Plan have vested and not considered to have been issued under the requirement of U.S. GAAP since the shares are subject to vesting and forfeiture provisions of the agreement.

During the year ended December 31, 2019, 2,258,011 of the restricted shares were exchanged for options to purchase 4,784,723 shares of common stock at $5.01 per share and 1,272,313 of the restricted shares were cancelled for cash of $1,275,000 which shall be paid on or before December 31, 2019, and 14,981 of the restricted shares were cancelled for no compensation. In December 2019, this date was extended to December 31, 2021 and subsequently extended again to June 30, 2022.

As of March 31, 2022 and December 31, 2021, total unrecognized compensation costs for outstanding restricted stock awarded was estimated at $1.3 million for both periods, based on the estimate of the current stock price of $5.01 per share. Such cost would be recognized beginning when the public stock event, as defined, occurs.

The following table below summarizes the activity of the restricted stock shares:

	Number of Shares	Weighted Average Grant Date Fair Value per Share
Outstanding at December 31, 2021	264,500	$5.01
Nonvested as of December 31, 2021	264,500	$5.01

Outstanding at March 31, 2022	264,500	$5.01
Nonvested as of March 31, 2022	264,500	$5.01

Stock Options

From time to time, the Company grants non-qualified stock options to its employees and consultants for their services. Option awards are generally granted with an exercise price equal to the estimated fair value of the Company’s stock at the date of grant; those option awards generally vest between 18 months and 36 months of continuous service and have contractual terms of seven years. The vested options are exercisable for three months after the termination date unless (i) termination is due to optionee’s death or disability, in which case the option shall be exercisable for 12 months after the termination date, or (ii) the optionee is terminated for cause, in which case the option will immediately terminate.

F-34

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

October 7, 2016 Option Grants

On October 7, 2016 pursuant to the 2016 Long-Term Incentive Plan, the board of directors granted to employees non-qualified stock options to purchase 1,947,419 shares and incentive stock options to purchase 324,570 shares, at an exercise price of $5.01 per share. The options are exercisable cumulatively as to (a) 50% of the shares of common stock initially subject to the option on the later to occur of (i) six months after a public stock event, or (ii) October 7, 2017 (the “Initial Exercise Date”), provided that the option holder is employed or engaged by the Company or an affiliate of the Company on the Initial Exercise Date, and (b) the remaining 50% of the shares of common stock initially subject to the option on the first anniversary of the Initial Exercise Date. Further, without the consent of the Company, the option cannot be exercised prior to the date that an S-8 registration statement covering the shares issuable pursuant to the 2016 long term incentive plan becomes effective. In the event that a public stock event does not occur by the expiration date of the options, the options will expire.

March 2019 Option Grants

On March 23, 2019, the Company’s board of directors (i) granted seven-year non-qualified stock options to certain employees to purchase 362,520 shares of common stock at $5.01 per share which was determined by the board of directors to be the fair value of the common stock on the date of grant and (ii) granted ten-year non-qualified stock options to certain employees to purchase 4,784,723 shares of common stock at $5.01 per share in exchange for 2,258,011 restricted shares as described under “Amendment of the 2016 Restricted Stock Grants.” The options are subject to the same forfeiture provision as the restricted stock if the public stock event does not occur by December 31, 2022. The options are also subject to the lock-up and leak-out agreements. All of the options described above vest cumulatively, 50% six months after a public stock event and 50% eighteen months after a public stock event.

A summary of option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2021	6,408,716	$5.01	6.5	-
Nonvested as of December 31, 2021	6,059,178	5.01	6.6	-
Exercisable as of December 31, 2021	347,538	4.15	4.5	300,000
Granted	-	-	-	-
Exchanged	-	-	-	-
Exercised	-	-	-	-
Cancelled or forfeited	-	-	-	-
Outstanding at March 31, 2022	6,408,716	5.01	6.2	-
Nonvested as of March 31, 2022	6,059,178	5.01	5.6	-
Exercisable as of March 31, 2022	349,538	4.15	4.1	300,000

Forfeitures are accounted for as actual forfeitures occur.

The aggregate intrinsic value represents the total pretax intrinsic value. The aggregate intrinsic values as of March 31, 2022 and December 31, 2021 are based upon the value per share of $5.01, which is the latest sale price of the Company’s common stock in May 2018.

F-35

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

Non-vested Option Awards

The following table summarizes the Company’s nonvested option awards activity:

Shares
Balance at December 31, 2021	6,059,178
Granted	-
Exchanged	-
Replaced	-
Vested	-
Forfeited	-
Balance at March 31, 2022	6,059,178

For the three months ended March 31, 2022 and 2021, no compensation cost has been charged to general and administrative expenses related to stock options. During the three months ended March 31, 2022 and 2021, no vested options to purchase shares of common stock were cancelled. No nonvested options to purchase common stock were cancelled during the three months ended March 31, 2022; however, nonvested options to purchase 12,983 shares of common stock were cancelled during the three months ended March 31, 2021.

As of March 31, 2022, total unrecognized compensation costs for outstanding unvested options awarded was $16.3 million,  all of which is related to performance-based awards. The performance condition for such awards was not deemed probable at grant dates or at March 31, 2022 and the cost related to such awards will begin to be recognized once the performance condition is deemed probable. The fair value of options issued during the three months ended March 31, 2021 was $25,000.

Note 18. Net Income (Loss) Per Share

The following table presents the calculation of the Company’s basic and diluted income (loss) per share for the three months ended March 31, 2022 and 2021:

	Three months ended March 31,
	2022	2021
Numerator
Net income (loss) attributable to stockholders of SolarMax Technology, Inc.	$(794,359)	$(1,261,879)

Denominator
Weighted average shares used to compute net loss per share available to common stockholders, basic and diluted	39,735,536	39,735,536

Basic and diluted net income (loss) per share	$(0.02)	$(0.03)

F-36

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

The Company evaluates performance based on several factors, including revenue, cost of revenue, operating expenses, and income from operations. The following tables show the operations of the Company’s operating segments for the three months ended March 31, 2022 and 2021:

	Three months ended March 31, 2022
	US	PRC	Total
Revenue from external customers
Solar energy systems	$9,046,185	$-	$9,046,185
Finance revenue	217,415	-	217,415
LED and other	344,595	-	344,595
Total	9,608,195	-	9,608,195

Cost of revenue
Solar farm projects	-	-	-
Solar energy systems	7,102,461	-	7,102,461
Other	312,713	-	312,713
Total	7,415,174	-	7,415,174

Depreciation and amortization expense	86,009	238	86,247
Interest (expense) income, net	(340,114)	6,675	(333,439)
Equity in (loss) of unconsolidated ventures	-	-	-
Equity in (loss) income of solar farm projects	-	12,704	12,704
(Benefit) provision for income taxes	6,000	-	6,000
Net income (loss)	(391,055)	(403,304)	(794,359)

	Three months ended March 31, 2021
	US	PRC	Total
Revenue from external customers
Solar energy systems	$7,153,218	$-	$7,153,218
Finance revenue	351,947	-	351,947
LED and other	198,984	-	198,984
Total	7,704,149	-	7,704,149

Cost of revenue
Solar farm projects	-	253,781	253,781
Solar energy systems	5,847,813	-	5,847,813
Other	180,305	-	180,305
Total	6,028,118	253,781	6,281,899

Depreciation and amortization expense	86,577	7,890	94,467
Interest (expense) income, net	(506,699)	48,406	(458,293)
Equity in (loss) of unconsolidated ventures	4,143	-	4,143
Equity in (loss) income of solar farm projects	-	101,970	101,970
(Benefit) provision for income taxes	150,229	(117,790)	32,439
Net income (loss)	(920,657)	(357,922)	(1,278,579)

F-37

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three Months Ended March 31, 2022 and 2021 (Unaudited)

and as of March 31, 2022 and December 31, 2021:

	March 31, 2022
	US	PRC	Total
Investments in unconsolidated ventures	$-	$-	$-
Equity investments in solar farm projects	-	9,336,936	9,336,936
Capital expenditures	-	-	-
Long-lived assets	15,441,799	17,848,191	33,289,990
Total reportable assets	35,222,482	35,918,435	71,140,917

	December 31, 2021
	US	PRC	Total
Investments in unconsolidated ventures	$-	$-	$-
Equity investments in solar farm projects	-	9,299,274	9,299,274
Capital expenditures	-	39,887	39,887
Long-lived assets	11,738,100	17,799,464	29,537,564
Total reportable assets	34,154,702	37,861,797	72,016,499

Note 20. Subsequent Events

The Company has evaluated subsequent events through July 13, 2022, the date the March 31, 2022 condensed consolidated financial statements were available to be issued and except as disclosed below and in Note 1- Description of Business and in Note 13 –Financing Arrangements, no other events require adjustment of, or disclosure in, the condensed consolidated financial statements.

Termination of Agreement of Merger with SPAC

On April 13, 2022, the Company notified the SPAC that it intended to terminate the Merger Agreement because it reasonably believed that the proposed merger would not be completed by April 26, 2022. The Company provided a written notice to the SPAC on April 20, 2022 and terminated the Merger Agreement pursuant to the termination clause provided in the Merger Agreement.  As of July 13, 2022, the Sponsor and Alberton owed loans to the Company totaling approximately $2.3 million.  Because the merger has been terminated, we will recognize an expense for the Sponsor and Alberton loans owed to the Company of approximately $2.3 million in the second quarter of 2022.  In addition, we will expense approximately $1.0 million in capitalized costs related to the merger in the second quarter of 2022.

Convertible Notes Issued

In April, May and June 2022, the Company issued four convertible notes in the principal amount of $2.0 million to limited partners of CEF, in exchange for a reduction of $2.0 million in the principal amount of the related party notes to CEF.  See Note 13.

SBA Loans

In February and April 2022, $1,852,291 of the loans from the Paycheck Protection Program Second Draw were forgiven and in May 2022 the remaining $3,522 of the loans were repaid.  See Note 13.

Extension of Forfeiture Date for Restricted Stock

In May 2022, the date for forfeiture if a Public Stock Event has not occurred is extended to December 31, 2022 which date includes restricted shares and options outstanding.

F-38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

SolarMax Technology, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SolarMax Technology, Inc. and Subsidiaries (the “Company”) as of December 31, 2021 and 2020 the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Report on Supplementary Information

The Condensed Financial Information of Parent has been subjected to audit procedures performed in conjunction with the audit of the Company's financial statements. The Condensed Financial Information of Parent is the responsibility of the Company's management. Our audit procedures included determining whether the Condensed Financial Information of Parent reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Condensed Financial Information of Parent. In forming our opinion on the Condensed Financial Information of Parent, we evaluated whether the Condensed Financial Information of Parent, including its form and content, is presented in conformity with Rule 12-04 of Regulation S-X of the Securities Act of 1933. In our opinion, the Condensed Financial Information of Parent is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2015.

Costa Mesa, California

March 25, 2022, except for the Reverse Stock Split paragraph in Note 1, as to which the date is July 18, 2022

F-39

SolarMax Technology, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2021 and December 31, 2020

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$9,886,195	$17,010,388
Restricted cash, current	3,195,731	4,728,154
Bankers’ acceptance	-	499,938
Accounts receivable, net	3,211,972	1,148,468
Notes receivable from SPAC and Sponsor (Note 1)	2,026,960	389,814
Contract assets	2,560,921	2,287,180
Unbilled receivables on completed contracts	5,093,921	9,131,440
Costs and estimated earnings in excess of billings and cash advances on uncompleted contracts	-	3,677,694
Receivable from SPIC and project companies (Note 2)	4,154,370	7,927,169
Customer loans receivable, current, net	4,935,920	6,983,646
Inventories, net	3,355,882	2,098,096
Other receivables and current assets, net	4,057,063	3,661,568
Other receivables and current assets, net (related party)	-	75,242
Total current assets	42,478,935	59,618,797

Property and equipment, net	650,610	987,718
Goodwill	8,432,901	8,214,665
Investments in unconsolidated joint ventures	-	121,534
Investments in unconsolidated solar project companies	9,299,274	8,520,997
Customer loans receivable, noncurrent, net	10,659,199	18,329,863
Deferred tax assets	18,612	-
Restricted cash, noncurrent	320,348	110,208
Other assets	156,619	233,614
Total assets	$72,016,498	$96,137,396

F-40

SolarMax Technology, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2021 and December 31, 2020 (Continued)

	December 31, 2021	December 31, 2020
Liabilities and Stockholders’ Equity
Current liabilities
Notes and accounts payable	$3,983,336	$22,388,949
Bank and other unsecured loans, current	2,033,711	2,064,284
Secured loans from related parties, current	12,500,000	23,000,000
Secured convertible notes, current	5,900,000	4,100,000
Contract liabilities	1,386,978	1,804,322
Accrued expenses and other payables	21,272,262	13,917,283
Accrued expenses and other payables to related parties	1,553,926	1,624,257
Deferred tax liabilities	-	421,277
Total current liabilities	48,630,213	69,320,372

Bank and other unsecured loans, noncurrent	1,923,793	1,957,579
Secured loans from related parties, noncurrent	9,000,000	11,500,000
Secured convertible notes, noncurrent, net of debt discount	17,172,389	14,852,761
Other liabilities	3,737,381	3,944,268
Total liabilities	80,463,776	101,574,980

Commitments and Contingencies (Note 18)

Stockholders’ equity (deficit)
Preferred stock, par value $0.001 per share; 15,000,000 shares authorized, none issued and outstanding as of December 31, 2021 and 2020	-	-

Common stock, par value $0.001 per share; 297,225,000 shares authorized, 40,983,881 shares issued, and 39,735,536 shares outstanding as of December 31, 2021 and 2020	40,984	40,984

Additional paid-in capital	55,786,634	56,005,577
Less: treasury stock at cost – 1,248,345 shares	(1,808,889)	(1,808,889)
Accumulated deficit	(62,185,477)	(58,865,210)
Accumulated other comprehensive loss	(280,530)	(591,103)
Total stockholders’ equity (deficit) attributable to stockholders of the Company	(8,447,278)	(5,218,641)
Noncontrolling interest	-	(218,943)
Total stockholders’ equity (deficit)	(8,447,278)	(5,437,584)

Total liabilities and stockholders’ equity	$72,016,498	$96,137,396

See accompanying notes to consolidated financial statements.

F-41

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31, 2021 and 2020

	Year Ended December 31,
	2021	2020
Revenue
United States operations	$29,954,565	$35,450,691
China operations
Unrelated party	7,786,316	96,131,011
Total	7,786,316	96,131,011

Total revenues	37,740,881	131,581,702

Cost of revenue	31,794,524	115,131,927
Gross profit	5,946,357	16,449,775

Operating expenses
General and administrative	10,936,132	11,452,939
Selling and marketing	1,210,790	1,255,230
Total operating expense	12,146,922	12,708,169

Operating income (loss)	(6,200,565)	3,741,606

Other income (expense)
Interest income	185,579	121,001
Interest expense	(1,996,500)	(3,211,475)
Equity in income (loss) of unconsolidated joint ventures	325,005	12,499
Equity in income of solar project companies	544,100	467,960
Gain on debt extinguishment	2,808,767	720,276
(Loss) on sale of equity in solar project companies	-	(255,379)
Other income (expense), net	712,688	844,495
Total other income (expense)	2,579,639	(1,300,623)

Income (loss) before income taxes	(3,620,926)	2,440,983
Income tax (benefit) provision	(300,661)	1,488,090
Net income (loss)	(3,320,265)	952,893

Net income (loss) attributable to noncontrolling interest	-	(21,161)
Net income (loss) attributable to stockholders of the Company	$(3,320,265)	$974,054

Net income (loss) per share attributable to stockholders of the Company
Basic	$(0.08)	$0.02
Diluted	$(0.08)	$0.02

Weighted average shares
Basic	39,735,536	40,000,186
Diluted	39, 735,536	40,156,119

See accompanying notes to consolidated financial statements.

F-42

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2021 and 2020

	Year Ended December 31,
	2021	2020

Net income (loss)	$(3,320,265)	$952,893

Other comprehensive income (loss)
Foreign currency translation adjustments	310,573	720,804
Total comprehensive income (loss)	(3,009,692)	1,673,697

Comprehensive income (loss) attributed to noncontrolling interest	-	(21,161)
Comprehensive income (loss) attributable to stockholders of the Company	$(3,009,692)	$1,694,858

See accompanying notes to consolidated financial statements.

F-43

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2021 and 2020

					Additional				Accumulated Other	Non-
	Preferred Stock		Common Stock		Paid-in	Treasury Stock		Accumulated	Comprehensive	controlling
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Deficit	Loss	Interest	Total
Balance at January 1, 2020	-	$-	40,983,881	$40,984	$55,983,076	(1,248,345)	$(1,808,889)	$(59,839,264)	$(1,311,907)	$(197,782)	$(7,133,782)
Stock-based compensation	-	-	-	-	22,501	-	-	-	-	-	22,501
Issuance of bonus shares											-
Net income (loss)	-	-	-	-	-	-	-	974,054	-	(21,161)	952,893
Currency translation adjustments	-	-	-	-	-	-	-	-	720,804	-	720,804
Balance at December 31, 2020	-	$-	40,983,881	$40,984	$56,005,577	(1,248,345)	$(1,808,889)	$(58,865,210)	$(591,103)	$(218,943)	$(5,437,584)
Balance at January 1, 2021		$-	40,983,881	$40,984	$56,005,577	(1,248,345)	$(1,808,889)	$(58,865,210)	$(591,103)	$(218,943)	$(5,437,584)
Buyout of non-controlling interest	-	-	-	-	(218,943)	-	-	-	-	218,943	-
Net income (loss)	-	-	-	-	-	-	-	(3,320,267)	-	-	(3,320,267)
Currency translation adjustments	-	-	-	-	-	-	-	-	310,573	-	310,573
Balance at December 31, 2021	-	$-	40,983,881	$40,984	$55,786,634	(1,248,345)	$(1,808,889)	$(62,185,477)	$(280,530)	$-	$(8,447,278)

See accompanying notes to consolidated financial statements.

F-44

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net income (loss)	$(3,320,265)	$952,893
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss on partial sale of equity in solar project company	-	255,379
Gain on debt extinguishment	(2,808,767)	(720,276)
Equity in loss (income) of investment in excess of distribution received	(529,674)	(458,155)
Loss on disposal of property and equipment	(39,084)	(19,721)
Depreciation and amortization expense	359,860	1,482,271
Deferred LED project costs written off	-	360,000
Amortization of loan discounts	(274,860)	(448,351)
Amortization of debt discount	137,478	103,037
Provision for (recovery of) bad debts and loan losses	(241,333)	241,576
Provision for (recovery of) excess and obsolete inventories	95,724	(38,684)
Provision for warranty, customer care and production guaranty	365,837	584,450
Deferred income taxes (benefit)	(444,704)	1,218,217
Stock-based compensation expense	-	22,501
IPO offering costs written off	-	480,671
Impact of currency exchanges and other	96,190	222,684
Changes in operating assets and liabilities:
Bankers’ acceptance	505,964	(391,775)
Receivables and current assets	(2,172,985)	(25,060,820)
Receivables from SPIC and project companies	-	(551,301)
Other receivables and current assets, net (related party)	75,242	(17,216)
Contract assets	(273,741)	1,029,764
Unbilled receivables	4,219,598	(3,348,438)
Costs and estimated earnings in excess of billings on uncompleted contracts	3,722,022	(4,274,344)
Advances to suppliers	-	-
Inventories	(1,353,511)	615,119
Customer loans receivable	10,434,981	10,735,821
Other assets	78,212	(56,071)
Notes and accounts payable	(18,672,058)	(1,653,487)
Accounts payable to related parties	-	-
Accrued expenses and other payables	5,868,111	(2,919,144)
Accrued expenses and other payables to related parties	(110,545)	(442,461)
Contract liabilities	(417,343)	(115,642)
Other liabilities	(651,615)	(953,938)
Net cash provided by (used in) operating activities	$(5,351,266)	$(23,165,441)

F-45

SolarMax Technology, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020 (Continued)

	Year Ended December 31,
	2021	2020

Cash flows from investing activities
Return of capital distributions received from equity method investments	$107,109	$337,696
Proceeds from sale of project companies to SPIC	3,518,895	11,356,662
Proceeds from disposal of property and equipment	-	20,284
Issuance of note receivable to SPAC and Sponsor	(1,637,146)	(389,814)
Purchase of property and equipment	39,887	(107,103)
Net cash provided by (used in) investing activities	2,028,745	11,217,725

Cash flows from financing activities
Loan proceeds from solar project financing	-	23,693,935
Proceeds from PPP loans	1,855,813	1,855,816
Principal repayment on borrowings	(121,632)	(1,785,945)
Proceeds from loans from related parties	-	-
Repayment of related party loan	(800,000)	(250,000)
Principal repayment on convertible notes	(6,240,000)	(1,430,000)
Early settlement of convertible notes	-	-
Repayment on equipment capital lease	(25,715)	(29,733)
Refundable vendor bid deposits received	-	347,801
Refundable vendor bid deposits paid	(139,536)	(282,588)
Proceeds (repayments) from Uonone acquisition contingency, net (Note 5)	405,593	1,377,172
Net cash provided by (used in) financing activities	(5,065,477)	23,496,458

Effect of exchange rate	(58,477)	5,473
Net increase (decrease) in cash and cash equivalents and restricted cash	(8,446,475)	11,554,215
Cash and cash equivalents and restricted cash, beginning of period	21,848,750	10,294,535
Cash and cash equivalents and restricted cash, end of period	$13,402,275	$21,848,750

Supplemental disclosures of cash flow information:
Interest paid in cash	$(14,164)	$3,443,503
Income taxes paid in cash	$371,705	$11,408

Non-cash activities for investing and financing activities:
Uncollected proceeds from partial sale of project companies	$-	$7,927,169
Issuance of convertible notes to limited partners of CEF and CEF II (both are related party)	$11,000,000	$-
Settlement of related party loans in accrued liabilities	$990,000	$-

See accompanying notes to consolidated financial statements.

F-46

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

1. Description of Business

SolarMax Technology, Inc. (“SolarMax” or the “Company”) is a Nevada corporation formed in January 2008, with headquarters located in Riverside, California. Currently, the Company operates its business in the United States and the People’s Republic of China (“China” or the “PRC”). In the United States, the Company has four wholly-owned subsidiaries at December 31, 2021 as follows:

SolarMax Renewable Energy Provider, Inc., a California corporation (“SREP”)

SolarMax Financial, Inc., a California corporation (“SolarMax Financial”)

SolarMax LED, Inc., a California corporation (“LED”)

SMX Capital, Inc., a New Jersey corporation (“SMX Capital”)

As of and during the year ended December 31, 2020, SMX Capital was a 93.75% owned subsidiary of the Company, and its financial statements were consolidated in the Company’s consolidated financial statements as of and for the year ended December 31, 2020. The 6.25% minority interest was held by a former executive of the Company’s China segment. The minority interest was reflected as non-controlling interests in the accompanying consolidated financial statements. On August 31, 2021, the Company purchased the 6.25% non-controlling interest in the subsidiary, SMX Capital, Inc., and it is mutually agreed that the Company would own 100% of SMX Capital, Inc. effective as of September 10, 2021.

The Company’s wholly-owned subsidiaries outside the United States are as follows:

●

Accumulate Investment Co. Ltd (“Accumulate”), a British Virgin Islands corporation. The Company acquired Accumulate as part of its acquisition of Jiangsu Zhonghong Photovoltaic Electric Co., Ltd. (“ZHPV”) in April 2015.

●	SolarMax Technology Holdings (Hong Kong) Limited (“SolarMax Hong Kong”), which was established under the laws of Hong Kong on October 27, 2014.

●	Golden SolarMax Finance Co., Ltd., (“Golden SolarMax”), which was organized under the laws of the PRC on June 1, 2015.

●	Solarmax Technology Holdings (Cayman) Limited (“Solarmax Cayman”), a Cayman Islands limited company formed on May 8, 2017.

Accumulate has one wholly-owned subsidiary, Accumulate Investment Co., Limited (HK), an entity organized under the laws of Hong Kong (“Accumulate Hong Kong”). Accumulate Hong Kong has one wholly-owned subsidiary, ZHPV.

SolarMax Hong Kong has one wholly-owned subsidiary, SolarMax Technology (Shanghai) Co., Ltd. (“SolarMax Shanghai”), organized under the laws of the PRC and formed on February 3, 2015. SolarMax Shanghai is a wholly foreign-owned entity, referred to as a WFOE. SolarMax Shanghai currently has subsidiaries that are not significant, but forms subsidiaries which acquire permits for solar farms with a view to selling the project subsidiaries pursuant to the terms of agreements with the ultimate buyer, which during 2020 and 2021 was SPIC. We refer to SolarMax Shanghai and its subsidiaries collectively as ZHTH.

On May 8, 2017, Solarmax Technology Holdings (Cayman) Limited (“Solarmax Cayman”) a Cayman Islands limited company, was formed with 1,000,000,000 shares at a par value of United States dollars of $0.01 for an authorized

F-47

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

capital of United States dollars of $10.0 million. Solarmax Cayman is a 100% owned direct subsidiary of the Company and was created to potentially serve as an intermediate holding company for the Company’s PRC operations for possible future transactions. Though Solarmax Cayman is an active company, it does not currently have any operations.

ZHTH is engaged in project development and its business can provide engineering, procurement and construction (“EPC”) services. Generally, when a buyer of a project is identified, the subsidiary that owns the subsidiary holding the permit (a “project subsidiary”) sells to the buyer the equity in the project subsidiary for that specific solar farm project, and the buyer of the project engages ZHPV for the EPC services. The purchase price for the project subsidiary is an amount generally approximating the subsidiary’s net assets. Accordingly, the Company does not generally generate any material gain or loss from the sale of the project subsidiaries. The sale of the equity in the project subsidiaries is part of the normal course of the Company’s operations in China. Because government regulations prohibit the sale of the permit related to a solar farm, it is necessary for the Company to sell the equity in the project subsidiary to effectuate the transfer of the ownership of a solar farm permit to buyer.

On April 28, 2015, the Company acquired the ownership of Chengdu Zhonghong Tianhao Technology Co., Ltd., through a share exchange agreement among the Company, SolarMax Shanghai and the equity owners of Chengdu Zhonghong Tianhao Technology Co., Ltd. Chengdu Zhonghong Tianhao Technology Co., Ltd. was formed on March 21, 2014 and Chengdu Zhonghong Tianhao Technology Co., Ltd. became a wholly-owned subsidiary of SolarMax Shanghai as a result of the acquisition.

Also on April 28, 2015, the Company acquired the ownership of ZHPV through a share exchange agreement between the Company and the holders of the stock of Accumulate. After the acquisition, the Company owns all of the stock of Accumulate, which, in turn, through Accumulate Hong Kong, owns all of the stock of ZHPV. ZHPV was formed on December 31, 2009.

F-48

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

At December 31, 2021 and 2020, the Company’s major subsidiaries and the related core business consist of the following:

●

SREP was established on July 19, 2011 and is engaged in the business of developing, selling and installing integrated photovoltaic systems and energy storage systems for residential and commercial customers in the United States.

●

SolarMax Financial was established on September 9, 2009 and is engaged in the business of providing secured installment financing to purchasers of residential and commercial photovoltaic systems, and servicing installment sales for SREP and LED customers in the United States.

●

SMX Capital was acquired by the Company in June 2011. SMX Capital is engaged in the business of owning and funding renewable energy projects in the United States and operates its business through operating leases and power purchase agreements primarily in the commercial markets. Its business is conducted directly and indirectly through a 30% equity interest in three companies. SMX Capital has not been engaged in leasing new systems since 2014 and its primary business is the ownership and maintenance of systems under existing leases.

●

LED was established on July 15, 2013 in connection with the 2013 acquisition of Act One and is engaged in the business of commercial LED light integration projects, customized governmental special projects, commercial consulting projects, as well as battery storage system projects in the United States.

●	ZHTH is engaged in the business of identifying, procuring and marketing solar energy projects and other roof top solar energy projects in the PRC.

●	ZHPV is engaged in the EPC business for solar energy projects and other roof top solar energy projects in the PRC.

●	Jiangsu Honghao was organized on September 21, 2015 and is engaged in the business of operating and maintaining solar farms in the PRC.

Withdrawal of Registration Statement on Form S-1

On October 28, 2020, the Company filed a request with the SEC to withdraw its registration statement on Form S-1.

Consequently, the Company expensed the previously capitalized IPO offering costs of $480,381.

Agreement of Merger with SPAC

On October 27, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company; the Alberton Acquisition Corporation (“SPAC”), as the Purchaser; and Alberton Merger Subsidiary, Inc., a wholly-owned subsidiary of the SPAC, as Merger Sub. Merger Sub was formed for the sole purpose of the merger. Under the Merger Agreement, Merger Sub and the Company shall consummate the merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of SPAC. The Merger Agreement also provides that, immediately prior to the Closing, Alberton will re-domesticate from a British Virgin Islands corporation into a Nevada corporation so as to continue as a Nevada corporation (the “Redomestication”). Upon the effectiveness of the Merger, Alberton will change its name to “SolarMax Technology Holdings, Inc.” The Merger Agreement was amended by five amendments, dated November 10, 2020, Mach 19, 2021, August 11, 2021, September 10, 2021 and October 4, 2021. References to the Merger Agreement refer to the Merger Agreement as amended.

F-49

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

As consideration for the merger, the Company stockholders collectively shall be entitled to receive from the Purchaser, in the aggregate, a number of shares of Purchaser Common Stock equal to (i) $300,000,000 divided by $10.50, which results in a conversion ratio of 0.42461 shares of Alberton common stock for each share of SolarMax common stock. SolarMax options and convertible securities will be adjusted based on the conversion ratio. Consummation of the merger is subject to customary closing conditions including approval by the stockholders of the Company and SPAC, regulatory approvals, a registration statement declared effective by the United States Securities and Exchange Commission and NASDAQ approval.

Under the terms of SPAC’s organization documents, SPAC was required to complete its first business combination by a fixed date or failing to complete the business combination by that date, SPAC was required to be dissolved and distribute the proceeds held in a special trust account to its shareholders. After two permitted extensions which did not require shareholder approval, SPAC can extend the date only with the approval of its shareholders. When SPAC requests an extension requiring shareholder approval, the shareholders have the right to have their shares redeemed from the trust fund at the time of the approval. In connection with each extension requiring shareholder approval, SPAC agrees to make a monthly payment based on the number of shares that were not redeemed in connection with the extension. These monthly payments are referred to as Extension Payments. At the time the Company and SPAC negotiated the Merger Agreement, SPAC had obtained an extension from April 26, 2020 to October 26, 2020, in connection with which SPAC was to make a monthly Extension Payment of $60,000. In October 2020, April 2021 and October 2021, SPAC obtained shareholder approval for six month extensions to April 26, 2021, October 26, 2021 and April 26, 2022, respectively. The current monthly Extension Payment is $127,836.

Pursuant to the Merger Agreement:

●

The Company made the Extension Payments that were to be made by SPAC. As of December 31, 2021, the Company had made Extension Payments in the amount of $1,259,944 and had agreed to make up to four additional payments in the total amount of $511,344. The Extension Notes are payable at the Closing of the Merger.

●

The Company made loans to the SPAC sponsor in order to enable the SPAC sponsor to make loans to the SPAC. At December 31, 2021, the Company had made loans to the sponsor in the total amount of $651,369. At the Closing, these loans will be repaid from the proceeds of payment by SPAC to the sponsor.

●	At December 31, 2021, the Company had made loans to the SPAC with respect to expenses of the SPAC in the total amount of $115,647. These loans will be repaid at the Closing of the Merger.

●	Any additional loans to be made by the Company to the SPAC will be paid at the closing.

●

SPAC entered into a securities purchase agreement with two non-affiliated investors pursuant to which the investors agreed to invest a total of $10 million in convertible notes that automatically convert into common stock at a conversion price equal to ten times the average trading price of the rights of the SPAC, during a period of 25 trading days ending on the second trading day prior to mailing of the Merger Prospectus to the SPAC’s shareholders in connection with the special meeting to approve the Merger.

●

SPAC entered into backstop agreement with two non-affiliated investor who agreed to invest $10 million with a view to purchase shares that otherwise might have sought to have their common shares redeemed.

In the event that the Merger is not consummated, it is likely that the Company will have to write off the principal amount of its loans to the SPAC and the Sponsor, which totaled $2,026,960 at December 31, 2021.

Reverse Stock Split

On July 15, 2022, we effected a 0.59445-for-one reverse stock split and, in connection with the reverse stock split we reduced our authorized common stock to 297,225,000 shares. All share and per share information in this prospectus retroactively reflects the reverse stock split.

F-50

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements of the Company include the consolidated operations of its wholly-owned and controlled subsidiaries within and outside the United States.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant accounting estimates reflected in the Company’s consolidated financial statements include the cost-based inputs to estimate revenues on long-term construction contracts, the collectability of accounts receivable and loans receivable, the useful lives and impairment of property and equipment, goodwill and intangible assets, the fair value of stock options granted and stock-based compensation expense, the fair value of assets acquired and liabilities assumed in a business combination, warranty and customer care reserve, the valuation of deferred tax assets, inventories and provisions for income taxes. Actual results could differ materially from those estimates.

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements. These reclassifications had no effect on the previously reported net loss.

Principles of Consolidation

The consolidated financial statements reflect the accounts and operations of the Company and those of its subsidiaries in which the Company has a controlling financial interest. The Company uses a qualitative approach in assessing the consolidation requirement for variable interest entities (“VIEs”). This approach focuses on determining whether the Company has the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and whether the Company has the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE.

The Company is the lessee under an operating lease of its Riverside, CA headquarters facility with SMXP (see Note 16 - Other Related Party Transactions). SMXP is a private entity owned by the Company’s founders, one of whom is the chief executive officer and a director of the Company, another who is a director of the Company, and another who is a former officer and director of the Company. The lease term was initially for four years expiring on December 31, 2016, and was extended in September 2016 for a ten-year term, with one five-year renewal option. The Company does not have any ownership interest in SMXP. Other than the common ownership and the operating lease, the Company does not have any economic arrangements with SMXP such that the Company will have an obligation to support the operations of SMXP. Further, the Company does not have the power to direct and control the activities of SMXP as such power to direct and control resides with SMXP’s principals. Accordingly, the Company is not considered to be the primary beneficiary of SMXP and has not consolidated SMXP.

As of May 1, 2020, the Company no longer consolidated the following two PRC solar project companies that were previously consolidated, as a result of the Company’s completion of the sale and transfer of 70% of the controlling interest in these project companies in April 2020 to a third party customer, State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd (“SPIC”), pursuant to the M&A (Cooperative Development) Agreements entered into in August 2019 for these projects:

F-51

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

●	Southwest Guizhou Autonomous Prefecture Yilong Zhonghong Green Energy Co., Ltd. which owns the photovoltaic project commonly referred to as Yilong #2 solar project (“Yilong #2”).

●	Xingren Almaden New Energy Co., Ltd. which owns the photovoltaic project commonly referred to as Xingren solar project (“Xingren”).

The Company’s 30% non-controlling interest in these two project companies is presented under the equity method of accounting effective on May 1, 2020. Under the respective equity transfer agreements, the Company’s interest in each project company including the allocation of profit and losses is proportionate to its ownership interest. At September 30, 2021, the Company’s maximum exposure to a potential loss includes the Company’s carrying value of the 30% non-controlling interest of $5.9 million and the unpaid net contractual receivables under the EPC agreements and equity transfer agreements for the two projects of RMB 47.6 million (approximately $7.3 million).

The accompanying condensed consolidated financial statements include the accounts of SolarMax and its wholly-owned and controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

On August 31, 2021, the Company purchased the 6.25% non-controlling interest in the subsidiary, SMX Capital, Inc., and it is mutually agreed that the Company would own 100% of SMX Capital, Inc. effective as of September 10, 2021.

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern. The Company’s recurring net losses, increased accumulated deficit and stockholders’ deficit, raise substantial doubt about its ability to continue as a going concern. During the years ended December 31, 2021, the Company incurred a net loss of approximately $3.3 million and reported net cash used in operations of approximately $5.4 million. At December 31, 2021, the accumulated deficit was approximately $62.2 million, the working capital deficiency was $6.2 million and the stockholders’ deficiency was approximately $8.4 million. In connection with these consolidated financial statements, management evaluated whether there were conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to meet its obligations as they become due within one year from the date of issuance of these financial statements. Management assessed that there were such conditions and events, including a history of recurring operating losses, and negative cash flows from operating activities, and significant current debt.

As of December 31, 2021, the Company’s principal sources of liquidity consisted of approximately $9.9 million, of cash and cash equivalents, and estimated cash flow from operations.  The Company believes its current cash balances coupled with anticipated cash flow from operating activities may not be sufficient to meet its working capital requirements for at least one year from the date of the issuance of the accompanying consolidated financial statements, including approximately $20.5 million of debt that is due in the next twelve months. Management is focused on expanding the Company’s existing business, as well as its customer base, including its continuing efforts to generate revenue from non-related parties for its China operations and to continue to increase its revenues. The Company is looking to continue to negotiate an exchange of a large portion of the approximately $12.5 million of the current portion of long term related party loans for convertible notes that mature in periods beyond one year. The Company cannot predict whether it will be successful in these efforts. The Company is also looking to raise funds through a financing in connection with the Merger Agreement. See Note 1. However, the Company cannot give assurance with the merger with SPAC will be consummated.

As a result of the above, there is substantial doubt regarding the Company’s ability to continue as a going concern within one year from the date of issuance of these financial statements. The Company cannot give assurance that it can increase its cash balances or limit its cash consumption, complete the planned merger with the SPAC (see Note 1) or alternative offering or financing or obtain the exchange of any of its current debt and thus maintain sufficient cash balances for its planned operations or complete. Future business demands may lead to cash utilization at levels greater than recently experienced. Revenue and cash flow from the Company’s China segment is irregular because of the timing of solar projects and the payment schedules, and the Company requires significant funds for its operations, particularly during periods when there is little or no revenue or cash flow from the projects. The Company may need to raise additional capital in the future. However, the Company cannot assure that it will be able to raise additional capital on acceptable terms, or at all.

F-52

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Revenue Recognition

Effective on January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and its various updates (“Topic 606”).

Revenue is measured based on the considerations specified in a contract with a customer and excludes any sales incentives and amounts collected on behalf of third parties. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer.

Taxes assessed by government authorities that are imposed on, or concurrent with, a specific revenue-producing transaction are collected by the Company from the customer and excluded from revenue.

The Company’s principal activities from which the Company generates its revenue are described below.

Revenue from Engineering, Procurement and Construction (“EPC”) Services

For energy generation assets owned and controlled by the customer, the Company recognizes revenue for sales of EPC services over time as the Company’s performance creates or enhances an energy generation asset controlled by the customer. Furthermore, the sale of EPC services represents a single performance obligation for the development and construction of a single generation asset, which is a complete solar energy project. For such sale arrangements, the Company recognizes revenue using cost-based input methods, which recognize revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated costs of the contract after consideration of the customer’s commitment to perform its obligations under the contract, which is typically measured through the receipt of cash deposits or other forms of financial security issued by creditworthy financial institutions or parent entities.

Payment for EPC services is made by the customer pursuant to the billing schedule stipulated in the EPC contract which is generally based on the progress of the construction. Once the bills are issued to the customer, the customer generally has 30 days to make the payment on the amount billed less a retainage provision which is approximately 3% to 5%, depending on the contract. The retainage amount is withheld by the customer and is paid at the conclusion of the 12-month warranty period.

In applying cost-based input methods of revenue recognition, the Company uses the actual costs incurred relative to the total estimated costs (including solar module costs) to determine the progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. Cost based input methods of revenue recognition are considered a faithful depiction of the Company’s efforts to satisfy long-term construction contracts and therefore reflect the transfer of goods to a customer under such contracts. Costs incurred that do not contribute to satisfying the Company’s performance obligations (“inefficient costs”) are excluded from the Company’s input methods of revenue recognition as the amounts are not reflective of the Company’s transferring control of the solar energy system to the customer. Costs incurred towards contract completion may include costs associated with solar modules, direct materials, labor, subcontractors, and other indirect costs related to contract performance. The Company recognizes solar module and direct material costs as incurred when such items have been installed in a system.

F-53

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Cost-based input methods of revenue recognition require the Company to make estimates of net contract revenues and costs to complete its projects. In making such estimates, significant judgment is required to evaluate assumptions related to the amount of net contract revenues, including the impact of any performance incentives, liquidated damages, and other payments to customers. Significant judgment is also required to evaluate assumptions related to the costs to complete its projects, including materials, labor, contingencies, and other system costs. If the estimated total costs on any contract, including any inefficient costs, are greater than the net contract revenues, the Company recognizes the entire estimated loss in the period the loss becomes known. The cumulative effect of revisions to estimates related to net contract revenues or costs to complete contracts are recorded in the period in which the revisions to estimates are identified and the amounts can be reasonably estimated. The effect of the changes on future periods are recognized as if the revised estimates had been used since revenue was initially recognized under the contract. Such revisions could occur in any reporting period, and the effects may be material depending on the size of the contracts or the changes in estimates.

The Company’s arrangements may contain clauses such as contingent repurchase options, delay liquidated damages, rebates, penalties or early performance bonus, most favorably pricing or other provisions, if applicable, that can either increase or decrease the transaction price. The Company has historically estimated variable considerations that decrease the transaction price (e.g., penalties) and recorded such amounts as an offset to revenue, consistent with requirements under Topic 606. Variable considerations that increase the transaction price (e.g., performance bonuses) were historically recognized under Topic 605 on a cash basis as such amounts were not fixed and determinable and collectability was not reasonably assured until paid.  However, under Topic 606, the Company needs to estimate and apply a constraint on such variable considerations and include that amount in the transaction price. Because the Company’s historical policies on estimating variable considerations that would decrease the transaction price have largely mirrored the requirements under Topic 606, and because variable considerations that would increase the transaction price have historically been immaterial or would likely be constrained under Topic 606, there is no cumulative effect adjustment. The Company estimates variable considerations for amounts to which the Company expects to be entitled and for which it is not probable that a significant reversal of cumulative revenue recognized will occur.

For energy generation assets not owned and controlled by the customer during the construction, as well as contracts with customers that do not require progress payments during construction and whereby the contracts include restrictive acceptance provisions before any progress payments are made by the customers, the Company recognizes revenues at a point in time when the Company determines it has transferred control to the customer.

Sale of Controlling Interests in Project Companies

SolarMax accounts for the sale of a controlling interest in a solar project company that is not yet in operation under ASC 610-20, Gains and Losses from Derecognition of Nonfinancial Assets, (“ASC 610-20”). ASC 610-20 provides guidance for recognizing gains and losses from the transfer of nonfinancial assets, which includes the sale of real estate. ASU 2017-05 issued in February 2017, amends the guidance on nonfinancial assets in ASC 610-20. The amendments clarify that (i) a financial asset is within the scope of ASC 610-20 if it meets the definition of an in-substance nonfinancial asset and may include nonfinancial assets transferred within a legal entity to a counter-party, (ii) an entity should identify each distinct nonfinancial asset or in substance nonfinancial asset promised to a counter-party and de-recognize each asset when a counter-party obtains control of it, and (iii) an entity should allocate consideration to each distinct asset by applying the guidance in ASC 606 on allocating the transaction price to performance obligations. Further, ASU 2017-05 provides guidance on accounting for partial sales of nonfinancial assets. The Company applies the provisions of ASC 610-20, for gains or losses on sale of real estate, and recognizes any gains or losses at the time control of a property is transferred and when it is probable that substantially all of the related consideration will be collected.

The Company accounts for a sale of an operating solar project company under ASC 810 because such an operating solar project company is deemed to be a business.

F-54

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

During the year ended December 31, 2020, SolarMax sold controlling interests in two project companies for the Ancha and Hehua projects in the PRC segment that met the requirements for recognition under ASC 610-20. During the year ended December 31, 2020, SolarMax also sold controlling interests in two other project companies for the Yilong #2 and Xingren projects in the PRC segment that met the requirements for recognition under ASC 810 because the project companies for the Yilong #2 and Xingren projects met the definition of a business at the time of the sale and therefore the revenue recognition under ASC 810 was therefore applied for the sale of the project companies for the Yilong #2 and Xingren projects.

PRC Power Purchase Agreements Revenue

Revenues under certain power purchase agreements are recognized based on the output delivered at an agreed upon rate over the contract term. The Company records the revenue under such power purchase agreements during the period under which it has controlling interest in the project subsidiary. Revenue recognition ceases upon the sale and transfer of controlling interest in the project subsidiary to a third party.

Solar Energy and Battery Storage Systems and Components Sales

The Company has analyzed the impact of Topic 606 on the sales of solar energy systems, battery storage systems, and other products and has concluded that the revenue recognition associated with these sales should be recognized over time as the Company’s performance creates or enhances the property controlled by the customer (the asset is being constructed on a customer’s premises that the customer controls).

The Company’s principal performance obligation is to design and install a solar energy system that is interconnected to the local power grid and for which permission to operate has been granted by a utility company to the customer. The Company recognizes revenue over time as control of the solar energy system transfers to the customer which begins at installation and concludes when the utility company has granted the permission to operate.

All costs to obtain and fulfill contracts associated with system sales and other product sales are expensed to cost of revenue when the corresponding revenue is recognized.

For solar energy and battery storage system sales, the Company recognizes revenue using a cost-based input method that recognizes revenue and gross profit as work is performed based on the relationship between actual costs incurred compared to the total estimated cost of the contract. In applying cost-based input methods of revenue recognition, the Company uses the actual costs incurred for installation and obtaining the permission to operate, each relative to the total estimated cost of the solar energy and battery storage system, to determine the Company’s progress towards contract completion and to calculate the corresponding amount of revenue and gross profit to recognize. Cost-based input methods of revenue recognition are considered a faithful depiction of our efforts to satisfy solar energy and battery system contracts and therefore reflect the transfer of goods to a customer under such contracts. Costs incurred towards contract completion may include costs associated with solar modules, battery components, direct materials, labor, subcontractors, and other indirect costs related to contract performance.

In the United States, the Company sells solar energy and battery storage systems to residential and commercial customers and recognizes revenue net of sales taxes. Customers may pay for these sales in cash or by financing with the Company. Cash sales include direct payments from the customer (including financing obtained directly by the customer), third-party financing arranged by the Company for the customer, and leasing arranged by the Company for the customer through Sunrun, Inc. (“Sunrun”).

Direct payments are made by the customer as stipulated in the underlying home improvement or commercial contract which generally includes an upfront down payment at contract signing, payments at delivery of materials and installation ranging from 70% to 85% of the contract price, and the payment of the final balance at the time of the city signoff or when the permission to operate the solar system is granted by a utility company.

F-55

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

For third-party financing arranged by the Company for the customer, direct payments are made by the financing company to the Company based on an agreement between the financing company and the Company, with the majority of the payments made by the time of completion of installation but not later than the date on which the permission to operate the solar system is granted by the utility company.

For a lease through Sunrun, direct payments are made by Sunrun to the Company based on an agreement between Sunrun and the Company, which is generally 80% upon the completion of installation and 20% upon the permission to operate is granted.

For customers financing with the Company, the customer receivable, less any down payments, becomes a loan receivable following the grant of the permission to operate the solar system by a utility company, at which time the loan is recorded and the loan interest begins to accrue.  Financing terms for sales with financing by the Company are generally made for terms up to 60 months.

LED Product Sales and Service Sales

For product sales, the Company recognizes revenue at a point in time following the transfer of control of the products to the customer, which typically occurs upon shipment or delivery depending on the terms of the underlying contracts. For contracts involving both products and services (i.e., multiple performance obligations), the Company allocates the transaction price to each performance obligation identified in the contract based on relative standalone selling prices, or estimates of such prices, and recognize the related revenue as control of each individual product is transferred to the customer, in satisfaction of the corresponding performance obligations. Revenue from services is recognized when services are completed which is upon acceptance by the customer.  The standalone selling price of the warranty is not material and, therefore, the Company has not allocated any portion of the transaction price to any performance obligation associated with the warranty.

Payment of products is generally made upon delivery or with a 30 day term. Extended payment terms are provided on a limited basis not to exceed twelve months. Payment of services is due when the services are completed and accepted by the customer. For certain LED product sales, the Company provides the customers with a right of return subject to restocking fees. The Company assessed such rights of return as variable consideration and recognizes revenue based on the amount of consideration the Company expects to receive after returns are made. Based on the Company’s historical experience, the Company has determined the likelihood and magnitude of a future returns to be immaterial and currently has not provided for a liability for such returns on the LED product sales.

For contracts where the Company agreed to provide the customer with rooftop solar energy systems (including design, materials, and installation of the system) in addition to providing LED products and LED installation, these agreements may contain multiple performance obligations: 1) the combined performance obligation to design and install rooftop solar energy system; 2) the performance obligation to deliver the LED products; and, 3) the performance obligation to install the LED products.  Topic 606 permits goods and services that are deemed to be immaterial in the context of a contract to be disregarded when considering performance obligations within an agreement. The Company will compare the standalone selling price of the installations and products to the total contract value to determine whether the value of these installations and products is quantitatively immaterial within the context of the contract. Similarly, these services may be qualitatively immaterial in the eyes of the customer. While the customer ordered these products and has received a separate quote for them, they may not be a material driving factor within the agreement for a solar energy system. Further, a reasonable person may not consider providing and installing LED products to be a material part of the arrangement to design and construct a large solar facility. If these products and services are determined to be immaterial within the context of the contract, they will be combined with the performance obligation to design and install the rooftop solar energy system. If management determines that the products and services are determined to be material to the overall project, they would represent a separate performance obligation.

F-56

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Operating Leases and Power Purchase Agreements (PPAs) in United States

From 2010 to 2014, the Company constructed and offered built-to-suit commercial-grade photovoltaic systems for certain commercial and not-for-profit customers in California, Hawaii, Colorado and New Jersey; under long-term leases and PPAs, with terms of up to 20 years. Under these arrangements, the Company owns the systems and receives the 30% upfront federal grant or investment tax credits, as well as any applicable state and utility company rebates on the systems it owns. Upfront grants, rebates and incentives were applied to reduce the cost of the systems. All other annual rebates and performance-based incentive rebates constitute variable consideration and are recognized in revenue when received because, at that point, it becomes probable that a significant reversal in the cumulative amount of revenue recognized will not occur. In connection with the Company’s ownership of solar systems primarily in New Jersey, the Company owns a number of Solar Renewable Energy Certificates (“SREC”). There is currently no assigned monetary value to an SREC and the prices are ultimately determined by market forces within the parameters set forth by the state. The Company recognizes the revenue of the SREC when it is sold.

The Company sells energy generated by PV solar power systems under PPAs. For energy sold under PPAs, which may qualify as a lease, the Company recognizes revenue each period based on the volume of energy delivered to the customer and the price stated in the PPA.

For leases, the Company is the lessor of solar energy systems, which are accounted for as operating leases in accordance with ASC 840, Leases, since the lease does not provide for the ownership transfer to the lessee at the end of lease, the lease does not contain a bargain purchase option, the lease term does not exceed 75% of the economic life of the underlying solar system which is typically 35-40 years, and the net present value of the lease payments does not exceed 90% of the original investment.

Revenue from all of the Company’s operating leases is currently recognized on a straight-line basis over the contractual term.

Minimum revenues under the outstanding operating leases and power purchase agreements as of December 31, 2021 are as follows:

To Be Received In	Amount
2022	109,846
2023	104,825
2024	99,152
2025	90,673
2026	90,673
2027 and thereafter	531,802
$1,026,971

Loan Interest Income

In the United States, the Company provides installment financing to qualified customers to purchase residential or commercial photovoltaic systems, energy storage systems, as well as LED products and services. Customer loans receivable are classified as held-for-investment based on management’s intent and ability to hold the loans for the foreseeable future or to maturity. Loans held-for-investment are carried at amortized cost and are reduced by an allowance for estimated credit losses as necessary. The Company recognizes interest income on loans, including the amortization of discounts and premiums, using the interest method. The interest method is applied on a loan-by-loan basis when collectability of the future payments is reasonably assured. Interest on loans generally continues to accrue until the loans are charged off. Premiums and discounts are recognized as yield adjustments over the term of the related loans. Loans are transferred from held-for-investment to held-for-sale when management’s intent is not to hold the loans for the foreseeable future. Loans held-for-sale are recorded at the lower of cost or fair value. There were no loans held-for-sale at December 31, 2021 and 2020.

F-57

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Disaggregation of Revenues

The following table summarizes the Company’s revenue by business line by segment for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020
Solar energy and battery storage systems
Sales on installment basis	$116,226	$1,660,993
Sales on non-installment basis	26,699,187	26,211,022
Third-party leasing arrangements	412,731	848,295
Operating lease revenues	84,485	89,890
Power purchase agreement revenues	184,715	107,901
Total solar energy and battery storage systems	27,497,343	28,918,101
LED projects	1,281,699	4,756,808
Financing related	1,175,522	1,775,782
Total revenue of US Segment	29,954,565	35,450,691
Solar farm projects	7,786,316	93,892,127
Power purchase agreements and other		2,238,884
Total revenue of PRC Segment	7,786,316	96,131,011

Total revenues	$37,740,881	$131,581,702

The revenue earned on the power purchase agreements in the PRC for the year ended December 31, 2020 relates to revenues earned by Yilong #2 and Xingren from the power purchase agreements with the PRC utility companies from January 1, 2020 to April 30, 2020. As a result of the deconsolidation of Yilong #2 and Xingren project companies on May 1, 2020, the revenue from such power purchase agreements would no longer be recorded by the Company beginning May 1, 2020.

Contract Balances

The contract assets primarily relate to the Company’s rights to consideration for work completed but not billed at the reporting date, primarily for the solar energy system sales in the United States. The contract assets are transferred to receivables when the rights become unconditional (i.e., when the permission to operate is issued). The contract liabilities primarily relate to the advance consideration received from customers related to the same above solar energy system sales in the United States, for which the transfer of ownership has not occurred.

Applying the practical expedient in Topic 606, paragraph 340-40-25-4, the Company recognizes the incremental costs of obtaining contracts (i.e., commission fees) in cost of revenue when incurred if the amortization period of the assets that the Company otherwise would have recognized is one year or less. These costs are included in cost of revenues.

F-58

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Transaction Price Allocated to the Remaining Performance Obligations

The Company applies the practical expedient in paragraph 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less. The remaining revenue on the remaining performance obligations expected to be recognized during the following year amounts to approximately $452,000 at December 31, 2021 which is substantially related to the US segment contracts with durations of one year or less. For the China segment, there is no revenue associated with the remaining performance obligations expected to be recognized in the following year because there were no uncompleted contracts at December 31, 2021.

Cash and Cash Equivalents

Cash and cash equivalents consist of deposit accounts and highly liquid investments purchased with an original maturity of three months or less. The standard insurance coverage for non-interest bearing transaction accounts in the United States is $250,000 per depositor under the general deposit insurance rules of the Federal Deposit Insurance Corporation. The standard insurance coverage for non-interest bearing transaction accounts in the PRC is RMB 500,000 (approximately $73,000) per depositor per bank under the applicable Chinese general deposit insurance rules. As of December 31, 2021 and 2020, insured and uninsured cash including the balance classified as restricted cash were as follows:

	December 31, 2021	December 31, 2020
US Segment
Insured cash	$1,634,146	$1,866,843
Uninsured cash	4,815,667	7,152,663
	6,449,813	9,019,506
China Segment
Insured cash	766,802	655,641
Uninsured cash	6,185,660	12,173,603
	6,952,462	12,829,244
Total cash and cash equivalents & restricted cash	13,402,275	21,848,750
Cash and cash equivalents	9,886,195	17,010,388
Restricted cash	$3,516,080	$4,838,362

Restricted Cash

Restricted cash at December 31, 2021 and 2020 consisted of:

	December 31, 2021	December 31, 2020
Deposit held by a China financial institution to secure bankers’ acceptance	$3,195,731	$4,728,154
Deposit held by a US financial institution as collateral for ACH transactions and business credit cards – US Segment	320,349	110,208
	3,516,080	4,838,362
Less: current portion	(3,195,731)	(4,728,154)
Noncurrent portion	$320,349	$110,208

F-59

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Bankers’ Acceptance Received and Issued

At December 31, 2021 and 2020, the Company held bankers’ acceptances, with original maturities of six months to one year, received from customers in RMB in the amount of $0 and $499,938, respectively. At December 31, 2021 and 2020, the Company also issued bankers’ acceptance to its suppliers and posted cash deposit as collateral for the same amount in RMB in the amount of $3.2 million and $3.9 million, respectively. A banker’s acceptance is a promised future payment which is accepted and guaranteed by a bank and drawn on a deposit at the bank. A banker’s acceptance is a negotiated financial instrument and can be exchanged for cash at a discount prior to its maturity date.

Accounts Receivable, net

Accounts receivable are reported at the outstanding principal balance due from customers. In the PRC segment, accounts receivable represents the amounts billed under the contracts but uncollected on completed construction contracts and construction contracts in process. Under certain arrangements with customers in the U.S. segment, the customers may assign the collection of incentive rebates due from government agencies or utility companies to the Company, however the customers would remain accountable for the ultimate payment if the amount of incentive rebates are not collectible from such government agencies or utility companies. Accounts receivable are recorded at net realizable value.

The Company maintains allowances for the applicable portion of receivables, including accounts receivable, government rebate receivables and other receivables, when collection becomes doubtful. The Company estimates anticipated losses from doubtful accounts based upon the expected collectability of all receivables, which takes into account the number of days past due, collection history, identification of specific customer exposure, and current economic trends. Once a receivable is deemed to be uncollectible, it is written off against the allowance. The bad debt expense related to rebates receivable are recorded as a reduction to revenues.

The activity of the allowance for bad debts for accounts receivable for the years ended December 31, 2021 and 2020 is as follows:

	Year Ended December 31,
	2021	2020
Balance – beginning of period	$1,616,595	$1,175,130
Provision for (recovery of) bad debts	200,397	366,847
Recoveries	-	1,520
Receivables charged off	(329,072)	(4,179)
Effect of exchange rate	36,062	77,277
Balance – end of period	$1,523,982	$1,616,595

At December 31, 2020, the allowance for bad debts includes a reserve of RMB 2.0 million (approximately $312,000), related to the Yilong #1 project that was completed in 2018, resulting from the ultimate collectability concerns. Such amount was charged off during the year ended December 31, 2021. See discussion in Commitments and Contingencies – Legal Matters related to the Yilong #1 matter.

Retainage Receivables

The Company has certain EPC contracts for solar farm projects that contain retainage provisions. Retainage refers to the portion of the contract price earned by the Company for work performed but held for payment by the customer until the Company meets certain milestones, typically for a duration of up to twelve months after the substantial completion of the project. The amount withheld is typically about 3% to 5% of the contractual amount. The Company considers whether collectability of such retainage is reasonably assured in connection with its overall assessment of the collectability of amounts due or that will become due under the EPC contracts. Retainage expected to be collected within 12 months is classified within “other current assets” on the consolidated balance sheets. Retainage expected to be collected after 12 months is classified within “other assets” on the consolidated balance sheets. The financing component associated with the retainage receivable is not material.

F-60

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Customer Loans Receivable

In the United States segment, the Company offers its customers who meet the Company’s credit eligibility standards the option to finance the purchase of solar energy systems through installment loans underwritten through SolarMax Financial. All loans are secured by the solar energy systems or other projects being financed. The outstanding customer loan receivable balance is presented net of an allowance for loan losses. In determining the allowance for loan losses, the Company identifies significant customers with known disputes or collection issues and considers its historical level of credit losses and current economic trends that might impact the level of future credit losses. Customer loans receivable that are individually impaired are charged off against the allowance for loan losses.

Loans offered at the promotional interest rate below the market interest rate are accounted for as loan discounts and are amortized on an effective interest method to interest income over the terms of the loans.

The activity in the allowance for loan losses for the years ended December 31, 2021 and 2020 is as follows:

	Year Ended December 31,
	2021	2020
Balance – beginning of period	$693,718	$885,238
Provision for (recovery of) loan losses	(441,730)	(108,409)
Recoveries	105,826	10,556
Chargeoffs and adjustments	-	(93,667)
Balance – end of period	$357,814	$693,718

Inventories, net

Inventories consist of (a) work in progress on solar systems on housing developments and projects not yet sold; and (b) components principally consisting of photovoltaic modules, inverters, construction and other materials, and LED products, all of which are stated at the lower of cost or net realizable value under the first-in first-out method. The Company reviews its inventories periodically for possible excess and obsolescence to determine if any reserves are necessary.

The estimate for excess and obsolete inventories is based on historical sales and usage experience together with a review of the current status of existing inventories.

F-61

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The activity in the reserve for excess and obsolete inventories for the years ended December 31, 2021 and 2020 is as follows:

	Year Ended December 31,
	2021	2020
Balance – beginning of period	$319,416	$358,100
Provision for (recovery of) excess and obsolete inventories	95,724	(38,684)
Balance – end of period	$415,140	$319,416

Property and Equipment

Property and equipment is initially stated at cost less accumulated depreciation and amortization. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are charged to operations as incurred. Depreciation is calculated using the straight-line method over the estimated useful life of the asset. Leasehold improvements and solar systems leased to customers are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. The estimated useful lives of the major classification of property and equipment are as follows:

Automobiles	4-5 years
Furniture and equipment	3-10 years
Leasehold improvements	Shorter of the asset’s useful life or lease term
Solar systems leased to customers	Lease term, 10-20 years

Components of property and equipment, net are as follows:

	December 31, 2021	December 31, 2020
	(Unaudited)
Automobiles	$1,178,692	$1,207,938
Furniture and equipment	1,339,605	1,312,379
Solar systems leased to customers	1,663,468	1,821,576
Leasehold improvements	2,368,665	2,362,271
Total property and equipment	6,550,430	6,704,164
Less: accumulated depreciation and amortization	(5,899,820)	(5,716,446)
Property and equipment, net	$650,610	$987,718

For the years ended December 31, 2021 and 2020, depreciation expense (including amounts recorded in cost of revenue) was $359,860 and $1,482,271, respectively. The 2020 depreciation includes depreciation expense recognized by the project companies for Yilong #2 and Xingren, for the period from January 1, 2020 to April 30, 2020 of RMB 7,239,861 (approximately $1.0 million). These project companies were deconsolidated on May 1, 2020 after the sale of the controlling interests to SPIC.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price in a business combination over the fair value of assets acquired and liabilities assumed. The Company’s goodwill was derived from the acquisitions of businesses in China in April 2015.

F-62

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The Company reviews indefinite-lived intangible assets including goodwill for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may be impaired.

The Company generally performs its annual impairment test of goodwill in the fourth quarter each year or whenever events or circumstances change or occur that would indicate that goodwill might be impaired. When assessing goodwill for impairment, the Company early adopted the new Financial Accounting Standards Board (“FASB”) guidance in ASU 2017-04, Intangibles - Goodwill and Other, for its annual testing in December 2017, which simplifies the accounting for goodwill impairment under FASB ASC Topic 350, Intangibles-Goodwill and Other.  In determining the reporting unit’s fair value, the Company considers the underlying enterprise value and if necessary, the reporting unit’s discounted cash flow, which involves assumptions and estimates, including the reporting unit’s future financial performance, weighted-average cost of capital and interpretation of currently enacted tax laws. Circumstances that could indicate impairment and require the Company to perform a quantitative impairment test include a significant decline in the reporting unit’s financial results, a significant decline in the reporting unit’s enterprise value relative to its net book value, an unanticipated change in competition or market share and a significant change in the reporting unit’s strategic plans. For the Company’s goodwill annual testing, management determined that its reporting units are the same as its operating segments. Accordingly, the reporting unit for the goodwill annual testing is the PRC segment.

There was no impairment loss for the years ended December 31, 2021 and 2020.

Impairment of Long-Lived Assets

The Company’s long-lived assets include property and equipment which include solar energy systems leased to customers, and intangible assets acquired through business combinations.

In accordance with ASC 360, Property, Plant, and Equipment, the Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of a long-lived asset, or group of assets, as appropriate, may not be recoverable. If the aggregate undiscounted future net cash flows expected to result from the use and the eventual disposition of a long-lived asset is less than its carrying value, then the Company would recognize an impairment loss based on the excess of the carrying value over the fair value.

There was no impairment loss on such systems for the years ended December 31, 2021 and 2020.

Investments in Unconsolidated Joint Ventures and Solar Project Companies

The Company’s unconsolidated investments in the United States are held directly by the Company as well as through its subsidiary, SMX Capital, and consist of investments in United States-based solar limited liability companies: Alliance Solar Capital 1, LLC (“A#1”), Alliance Solar Capital 2, LLC (“A#2”), and Alliance Solar Capital 3, LLC (“A#3”). The Company’s United States segment also has an investment in a PRC-based panel manufacturer, Changzhou Holysolar Technology, Co., Ltd, which was renamed to “Changzhou Hongyi New Energy Technology Co., Ltd” on March 10, 2017 (“Changzhou”).

At December 31, 2021 and 2020, the Company has unconsolidated investments in the PRC related to its 30% non-controlling interests in the project companies for Yilong #2, Xingren and Ancha.

For these investments, the Company does not have the controlling interests but it has the ability to exercise significant influence over the operations and the financial decisions of the investees under the respective operating agreements. In each of the investments, the investee also maintains a separate capital account for each of its investors and accordingly, the Company has a separate capital account at each of the investees. Since the Company has the ability to exercise significant influence over the investees, the Company accounts for each of these investments using the equity method of accounting, under which the Company records its proportionate share of the investee’s profit or loss based on the specified profit and loss percentage. Distributions received from equity method investees are accounted for as returns on investment and classified as cash inflows from operating activities, unless the Company’s cumulative distributions received less distributions received in prior periods that were determined to be returns of investment exceed cumulative equity in earnings recognized by the Company. When such an excess occurs, the current year distribution up to this excess would be considered a return of investment and classified as cash inflows from investing activities.

F-63

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Since the Company’s investments include privately-held companies where quoted market prices are not available and as a result, the cost method, combined with other intrinsic information, is used to assess the fair value of the investment. If the carrying value is above the fair value of an investment at the end of any reporting period, the investment is reviewed to determine if the impairment is other than temporary. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established. The Company monitors its investments in unconsolidated entities periodically for impairment. No impairment indicators were identified and no impairment losses were recorded during the years ended December 31, 2021 and 2020.

Warranties

Workmanship Warranty

For the sale of solar and battery systems in the United States, the Company provides a workmanship warranty for 25 years to cover the quality of the Company’s installation. The warranty is designed to cover installation defects and damages to customer properties caused by the Company’s installation of the solar energy systems and battery storage systems which generally are uncovered within 2-3 years after the installation. The 25-year warranty is consistent with the term provided by competitors and is provided by the Company to remain market competitive. The workmanship warranty does not include the product warranties (panels and inverters) which are covered directly by the manufacturers, generally for 25 years on panels and inverters, and 10 years for energy storage systems. The Company determined that its 25-year workmanship warranty for solar energy systems constitutes an assurance-type warranty and should continue to be accounted for under ASC 460 - Guarantees, instead of a service-type warranty which should be accounted for under Topic 606.

Quality Warranty for EPC Services

For the PRC segment, the Company provides construction quality warranty on the EPC services generally for one year after completion.  The customer typically retains 3-5% of the contract price which will not be paid to the Company until the expiration of the warranty period which is accounted by the Company as retainage receivable. The Company currently provides a reserve for such potential liabilities based on a nominal percentage of project revenues for the PRC segment in the approximate amount of $272,000 and $250,000 as of December 31, 2021 and 2020, respectively, which is included in accrued expenses and other liabilities.  To date the Company has not incurred significant claims on the quality warranty. The liability is reversed when the warranty period expires.

Production Guaranty

For solar systems sold in the United States, the Company also warrants that modules installed in accordance with agreed-upon specifications will produce at least 98% of their labeled power output rating during the first year, with the warranty coverage reducing by 0.5% every year thereafter throughout the approximate 10-year production guaranty period. In resolving claims under the production guaranty, the Company typically makes cash payments to customers who claim for the production shortfall in power output on an annual basis. The Company currently provides a reserve for the production guaranty at $15 per system that receives the permission to operate the system from the utility company.

F-64

 SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

LED Warranties

The Company’s warranty for LED products and services ranges from one year for labor and up to seven years for certain products sold to governmental municipalities. The Company currently provides a warranty reserve for LED sales based on 1.0% of LED revenue.

Other Warranties

In 2016, as a result of the bankruptcy of a Chinese panel supplier from whom the Company purchased solar modules, the Company has reclassified the liability related to unpaid retentions to warranty liability in the amount of $650,963. As of December 31, 2021, the Company has not incurred any claims associated with this obligation.

The activity of the warranty liability for all warranties discussed above recorded under accrued expenses and other payables and other liabilities for the years ended December 31, 2021 and 2020 is as follows:

	Year Ended December 31,
	2021	2020
Balance – beginning of period	$2,193,652	$2,017,926
Provision	365,837	597,856
Expenditures and adjustments	(319,946)	(427,377)
Effect of exchange rate	2,728	5,247
Balance – end of period	2,242,271	2,193,652
Current portion (accrued expenses and other payables)	272,106	249,912
Non-current portion (other liabilities)	$1,970,165	$1,943,740

Deferred Revenues

The Company records as deferred revenue any advance payments collected from customers, primarily related to lease prepayments, until the earnings process has been completed. As of December 31, 2021 and 2020, deferred revenue included in other liabilities related to two customer lease prepayments, amounted to $429,876 and $490,165, respectively. Such lease prepayments are recognized over the weighted average remaining lease terms of 7.2 years and 8.2 years, respectively.

Deferred Rent

For lease agreements that provide for escalating rent payments or free-rent occupancy periods, the Company recognizes rent expense on a straight-line basis over the non-cancelable lease term and option renewal periods where failure to exercise such options would result in an economic penalty in such amount that renewal appears, at the inception of the lease, to be reasonably assured. The lease term commences on the date that the Company takes possession of or controls the physical use of the property. Deferred rent is included in other liabilities on the consolidated balance sheets and was $1,184,633 and $1,059,288 at December 31, 2021 and December 31, 2020, respectively.

Retainage Payable

For subcontractors performing work on the Company’s construction of the solar farm projects in PRC, the Company typically retains a portion of the invoices, typically 5%, for 12-24 months to ensure the quality of their work during the qualifying warranty period.  At December 31, 2021, total retainage payable was $5,167,776 included in accrued expenses and other payables. On December 31, 2020, total retainage payable was $1,213,463, Included in accounts payable.

F-65

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Income Taxes

The Company accounts for income taxes pursuant to the FASB ASC Topic 740. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. The Company accounts for the investment tax credits under the flow-through method which treats the credits as a reduction of federal income taxes of the year in which the credit arises or is utilized. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. The Company has determined it is more likely than not that its deferred tax assets related to its United States operation will not be realizable and has recorded a full valuation allowance against its deferred tax assets. In the event the Company is able to realize such deferred income tax assets in the future in excess of the net recorded amount, the Company would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.

Topic 740-10 clarifies the accounting for uncertainty in income taxes recognized in the Company’s consolidated financial statements in accordance with GAAP. The calculation of the Company’s tax provision involves the application of complex tax rules and regulations within multiple jurisdictions. The Company’s tax liabilities include estimates for all income-related taxes that the Company believes are probable and that can be reasonably estimated. To the extent that the Company’s estimates are understated, additional charges to the provision for income taxes would be recorded in the period in which the Company determines such understatement. If the Company’s income tax estimates are overstated, income tax benefits will be recognized when realized.

The Company recognizes interest and penalties related to unrecognized tax positions as income tax expense. For the years ended December 31, 2021 and 2020, the Company did not incur any related interest and penalties.

The Company does not record U.S. income taxes on the undistributed earnings of its foreign subsidiaries based upon the Company’s intention to permanently reinvest undistributed earnings to ensure sufficient working capital and further expansion of existing operations outside the United States. As of December 31, 2021 and 2020, the Company’s foreign subsidiaries operated at a cumulative deficit for U.S. earnings and profit purposes. In the event the Company is required to repatriate funds from outside of the United States, such repatriation would be subject to local laws, customs, and tax consequences. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.

On March 27, 2020, in response to COVID-19 the United States enacted the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. While the CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions which are expected to impact the Company’s financial statements include removal of certain limitations on the utilization of net operating losses, increasing the loss carryback period for certain losses to five years, and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enact Tax Cuts and Jobs Act. As the Company has not generated taxable income in the previous years, the CARES Act feature allowing federal net operating losses originating in 2018, 2019 or 2020 to be carried back five years has no impact on the Company. In addition, the California net operating losses utilization will be suspended for the year 2020-2022 which is not expected to have any impact as well due to the Company not having generated any California taxable income.

F-66

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The Consolidated Appropriations Act of 2021, enacted on December 27, 2020, extended and enhanced COVID relief provisions of the CARES Act. The Company has evaluated the impact of the Consolidated Appropriation ACT and determined that its impact is not material to the Company’s financial statements.

Fair Value Measurements

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), defines a framework for determining fair value, establishes a hierarchy of information used in measuring fair value, and enhances the disclosure information about fair value measurements. ASC 820 provides that the “exit price” should be used to value an asset or liability, which is the price at which an asset could be sold or a liability could be transferred in an orderly process that is not a forced liquidation or distressed sale at the measurement date. ASC 820 also provides that relevant market data, to the extent available and not internally generated or entity specific information, should be used to determine fair value.

ASC 820 requires the Company to estimate and disclose fair values on the following three-level hierarchy that prioritizes market inputs.

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amount of cash and cash equivalents, accounts receivable, inventories, other current assets, accounts payable, deposits, taxes payable, warranty liability and accrued payroll and expenses approximates fair value because of the short maturity of these instruments.

The following table presents the fair value and carrying value of the Company’s cash equivalents, loans receivable and borrowings as of December 31, 2021:

	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Cash equivalents	$2,866,576	$-	$-	$2,866,576
Customer loans receivable	-	-	16,168,716	15,595,119
Liabilities
Bank and other loans	-	3,957,504	-	3,957,504
Secured loans from related parties	-	-	20,813,484	21,500,000
Secured convertible debt	-	-	23,142,703	23,072,389

F-67

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The following table presents the fair value and carrying value of the Company’s cash equivalents, loans receivable and borrowings as of December 31, 2020:

	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Cash equivalents	$4,044,278	$-	$-	$4,044,278
Customer loans receivable	-	-	26,263,964	25,313,509
Liabilities
Bank and other loans	-	4,021,863	-	4,021,863
Secured loans from related parties	-	-	33,416,776	34,500,000
Secured convertible debt	-	-	18,975,027	18,952,761

Cash equivalents - Cash equivalents consist of money market accounts and are carried at their fair value.

Customer loans receivable - The fair value of customer loans receivable is calculated based on the carrying value and unobservable inputs which include the credit risks of the customers, the market interest rates and the contractual terms. The Company’s underwriting policies for the customer loans receivable have not changed significantly since the origination of these loans. The overall credit risk of the portfolio also has not significantly fluctuated as evidenced by the minimal historical write-offs, and lastly the market interest rates have remained relatively consistent since the origination of the loans.

Bank loan, auto loans and short term loan - The fair value of such loans payable had been determined based on the variable nature of the interest rates and the proximity to the issuance date.

Loans from related parties - The related party loans were issued at the fixed annual interest rates of 3.0% in the United States Segment, and the fair value of the loans has been estimated by applying the prevailing borrowing annual interest rates for a comparable loan term which the Company estimated to be 6.0% to the estimated cash flows through the maturities of the loans.

Secured convertible debt - The secured convertible debt was issued at the fixed annual interest rates of 4.0% in the United States Segment, and the fair value of the loans was determined based on the proximity to the issuance date.

Solar project financing – The solar project financing was issued at an annual interest rate of 6.2% in the PRC segment in October 2020, and the fair value of the loans was determined based on the proximity to the issuance date. For more information on solar project financing, see note 13.

Advertising Costs

The Company charges advertising and marketing costs related to radio, internet and print advertising to operations as incurred. Advertising and marketing costs for the years ended December 31, 2021 and 2020 were $1,210,790 and $1,255,230, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation-Stock Compensation (ASC 718), which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock-based compensation expense recognized includes the compensation cost for all share-based payments granted to employees and non-employees, net of estimated forfeitures, over the employee requisite service period or the non-employee performance period based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC 718 is also applied to awards modified, repurchased, or canceled during the periods reported. The Company also early adopted ASU 2017-09, Compensation - Stock Compensation (Topic 718) Scope of Modification Accounting, with respect to changes on terms and conditions of a share-based payment award that occurred in 2019 and thereafter.

F-68

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Foreign Currency

Amounts reported in the consolidated financial statements are stated in United States dollars, unless stated otherwise. The Company’s subsidiaries in the PRC use the Chinese renminbi (RMB) as their functional currency and all other subsidiaries use the United States dollar as their functional currency. For subsidiaries that use the local currency as the functional currency, all assets and liabilities are translated to United States dollars using exchange rates in effect at the end of the respective periods and the results of operations have been translated into United States dollars at the weighted average rates during the periods the transactions were recognized. Resulting translation gains or losses are recognized as a component of other comprehensive income (loss).

In accordance with ASC 830, Foreign Currency Matters (ASC 830), the Company translates the assets and liabilities into United States dollars using the rate of exchange prevailing at the balance sheet date and the statements of operations and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation from RMB into United States dollar are recorded in stockholders’ equity as part of accumulated other comprehensive income. Further, foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Gains and losses on those foreign currency transactions are included in Other income (expense), net for the period in which exchange rates change.

Comprehensive Income (Loss)

The Company accounts for comprehensive income (loss) in accordance with ASC 220, Income Statement-Reporting Comprehensive Income (ASC 220). Under ASC 220, the Company is required to report comprehensive income (loss), which includes net income (loss) as well as other comprehensive income (loss). The only significant component of accumulated other comprehensive income (loss) as of December 31, 2021 and 2020 is the currency translation adjustment.

Segment Information

Operating segments are defined as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the executive team, which is comprised of the chief executive officer and the chief financial officer. Based on the financial information presented to and reviewed by the chief operating decision maker in deciding how to allocate the resources and in assessing the performance of the Company, the Company has determined that it has two operating and reporting segments (United States and PRC) as of December 31, 2021 and 2020.

Net Income (Loss) Per Share

The Company calculates net income (loss) per share by dividing earnings (losses) allocated to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted weighted average shares is computed using basic weighted average shares plus any potentially dilutive securities outstanding during the period using the treasury-stock-type method and the if-converted method, except when their effect is anti-dilutive. Potentially dilutive securities are excluded from the computation of dilutive earnings per share for the years ended December 31, 2021 and 2020 since the effect would be antidilutive.

F-69

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Recent Accounting Standards Not Yet Adopted

As an emerging growth company (“EGC”), the Company has elected to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Securities and Exchange Act of 1934.

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. This ASU simplifies the current accounting under ASC 470-20 for convertible debt with a cash conversion feature and convertible instrument with a beneficial conversion feature. As a result, after adopting the ASU, entities will not separately present in equity an embedded conversion feature in such debt. Instead, they will account for a convertible debt instrument wholly as debt, and for convertible preferred stock wholly as preferred stock (i.e., as a single unit of account), unless (1) a convertible instrument contains features that require bifurcation as a derivative under ASC 815 or (2) a convertible debt instrument was issued at a substantial premium. An entity can use either a full or modified retrospective approach to adopt the ASU. This ASU is effective for public entities that are not smaller reporting companies in fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. For all other entities, the effective date is for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The ASU may be early adopted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company has not yet determined if the adoption will have any impact on the Company’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The objective of this update is to provide users of financial statements with more useful information by changing the incurred loss methodology for recognizing credit losses to a more forward-looking methodology that reflects expected credit losses. Under this ASU, the Company’s accounts receivable, unbilled receivables, customer loan receivables and certain contract assets are considered financial assets measured at an amortized cost basis and will need to be presented at the net amount expected to be collected. This ASU will be effective for the Company beginning on January 1, 2023. The Company has not yet begun to evaluate the impact if any of adopting this update on its consolidated financial statements when it becomes effective.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2019-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2019-10, Codification Improvements to Topic 842, Leases; and ASU No. 2019-11, Targeted Improvements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

Topic 842 requires lessors to classify leases as a sales-type, direct financing, or operating leases. A lease is a sales-type lease if any one of five criteria are met, each of which indicate that the lease, in effect, transfers control of the underlying asset to the lessee. If none of those five criteria are met, but two additional criteria are both met, indicating that the lessor has transferred substantially all the risks and benefits of the underlying asset to the lessee and a third party, the lease is a direct financing lease. All leases that are not sales-type or direct financing leases are operating leases.

Because the Company is a private entity preparing for a merger with the SPAC, which is an emerging growth company (EGC) under the JOBS Act, the Company has elected to utilize the relief provided to EGCs, that would allow for the adoption date on the timeline afforded a private company which will be for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company expects to adopt the new standard for the year ended December 31, 2022 but does not plan to early adopt the new standard for the interim periods in the year ended December 31, 2022. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statements and provide the disclosures required by the new standard for the comparative periods.

F-70

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The new standard provides a number of optional practical expedients in transition. The Company expects to elect the ‘package of practical expedients,’ which permits the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. The Company does not expect to elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to the Company.

The Company expects this standard with respect to the Company as a lessee will have a material effect on its financial statements. While the Company continues to assess all of the effects of adoption, the Company currently believes the most significant effects relate to (1) the recognition of new ROU assets and lease liabilities on the balance sheet for its office and equipment operating leases; (2) the derecognition of existing deferred rent liabilities, and (3) providing significant new disclosure about the Company’s leasing activities. The Company does not expect a significant change in its leasing activities between now and adoption.

The new standard also provides practical expedients for an entity’s ongoing accounting as a lessee. The Company currently expects to elect the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition. The Company also currently expects to elect the practical expedient to not separate lease and non-lease components for all its leases.

For leases in which the Company is the lessor, the Company also expects to elect the ‘package of practical expedients’, which permits the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification, and initial direct costs. The Company does not expect to elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter not being applicable to the Company. While the Company continues to evaluate certain aspects of the new standard, including those still being revised by the FASB, the Company does not expect the new standard to have a material effect on its financial statements as a lessor and the Company does not expect a significant change in its leasing activities as a lessor between now and adoption. The Company believes all of its leases in which the Company is the lessor will continue to be classified as operating leases under the new standard.

F-71

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

3.	Construction Contracts

As of December 31, 2021 and 2020, the Company’s construction and other operating activities in China for which the Company recognized revenue consisted of the following projects:

			Contract Value Excluding	% Complete as of		Revenue Recognized (USD in Million)
Project	Customer	Mega Watts (“MW”)	VAT (RMB in Million)	12/31/21	12/31/20	Year Ended 12/31/21	Year Ended 12/31/20	Completion Date
Long-term Construction Contracts
Yilong #2	SPIC	70.0	275.0	na	100.0%	$0.00	$39.85	2020
Xingren	SPIC	35.0	134.4	na	100.0%	$0.00	$19.47	2020
Ancha	SPIC	50.0	209.0	na	100.0%	$0.00	$30.29	2020
Hehua	SPIC	25.0	79.7	100.0%	37.0%	$7.79	$4.27	2021
Ningxia Meili Cloud	Meili Cloud Energy	50.0	179.0	na	na	$0.00	$0.25	2018
Guizhou Qingshuihe #3	AMD	10.6	33.0	na	100.0%	$0.00	$4.80	2019
Other
Shandong Zaozhuang (rooftop)	AMD	na	5.5	na	na	$0.00	$(0.03)	na

The following is a summary of contracts in progress as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Costs and estimated earnings on uncompleted contracts	$-	$4,274,344
Less: costs paid by the customer on behalf of ZHPV	-	(795,338)
Effect of exchange rate	-	198,688
Costs and estimated earnings in excess of billings and cash advances on uncompleted contracts	$-	$3,677,694

Agreements with SPIC

Yilong #2 and Xingren Projects

In August 2019, SolarMax, through its PRC subsidiaries, entered into MA Agreements with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), pursuant to which SolarMax agreed to construct and sell to SPIC the ownership and control of 70% of our project subsidiaries that own the 30MW solar farm project in Xingren (the “Xingren” project) and the 70MW project in Yilong (the “Yilong #2” project) when the projects are completed and accepted by SPIC and the completion of the equity transfer has occurred. Pursuant to the MA agreements, SPIC shall have the first right of refusal to purchase either or both of the remaining 30% ownership interests in each of the project subsidiaries one year after each of the projects is completed and operational. The construction on both projects were completed and connected to the grids as of December 31, 2019. On January 1, 2020, the projects began power production and earning revenue from selling power to the PRC utility company. In March 2020 the equity transfer agreement to sell 70% controlling interest to SPIC was executed and in April 2020, the government approval of the equity transfer was registered. SolarMax consolidated the project subsidiaries and reported the project subsidiaries’ results of operations through April 2020. Beginning in May 2020, SolarMax no longer consolidated the project subsidiaries because 70% of the controlling interest of the project subsidiaries was sold to SPIC in April 2020. Beginning in May 2020, SolarMax reports its 30% noncontrolling interest in the project subsidiaries under the equity method of accounting As a result of the completion of the sale of the 70% controlling interest of the project subsidiaries to SPIC in April 2020, SolarMax met all the conditions under the MA Agreements and recognized the EPC revenue for the Yilong #2 and Xingren projects.

F-72

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

In October 2019, the SolarMax project subsidiaries that owned the Yilong #2 and Xingren projects entered into lease finance agreements with Huaxia Financial Leasing Co., Ltd. (“Huaxia”). The financings were structured as lease finance transactions secured by the respective project companies’ revenue stream and accounts receivable. The principal amounts of the loans were RMB 217.0 million (approximately $31.0 million) for Yilong #2 and RMB 93.0 million (approximately $13.3 million) for Xingren. The interest rate was 130 basis point above certain benchmark RMB loan interest rate as announced by the People’s Bank of China on the lease commencement date. The respective project subsidiaries which are 70% owned by SPIC starting on April 30, 2020, are the obligors on the loan which is guaranteed by SPIC. The loans were no longer the obligations of SolarMax when SolarMax deconsolidated the project subsidiaries on May 1, 2020.

Ancha Project

In February 2020, the Company, through its PRC subsidiaries, entered into a M&A (Cooperative Development) Agreement (the “Ancha MA Agreement”) with State Power Investment Corporation Guizhou Jinyuan Weining Energy Co., Ltd. (“SPIC”), pursuant to which the Company would sell the ownership and control of 70% of the Company’s project subsidiary that owns the 59 MW solar farm project in Guizhou (the “Ancha Project”) to SPIC when the project is completed and accepted by SPIC. Pursuant to the Ancha MA Agreement, SPIC shall have the first right of refusal to purchase the remaining 30% ownership interest in the project subsidiary one year after the project is completed and operational. The total value of the project including VAT with 100% ownership at completion is RMB 233.6 million (approximately $33.4 million). The construction began in March 2020 and the construction was completed in December 2020 with the project acceptance received on January 14, 2021. In December 2020, the equity transfer agreement between SolarMax and SPIC was signed to affect the transfer of 70% ownership interest of the project company to SPIC for an initial consideration of RMB 35.6 million ($5.1 million) based on the project company’s paid-in capital at September 30, 2020, such consideration will be adjusted when the final asset appraisal is completed in April 2021. The equity transfer agreement effectively transferred control of the project to SPIC. As a result, SolarMax deconsolidated the project subsidiary as of December 31, 2020 and reported the EPC revenue for the Ancha project for the year ended December 31, 2020. See Note 10.

In May 2020, the project subsidiary for the Ancha project entered into project lease financing agreement with CSPG Financial Lease Co., Ltd., an unrelated PRC lender, for RMB 163.5 million (approximately $23 million) to finance the construction of the Ancha project. The financing was structured as a lease finance transaction secured by the project companies’ revenue stream and accounts receivable. The interest rate was based on a stipulated benchmark of approximately 5.311% per year. The financing was secured by the Ancha solar farm project. The project subsidiary which is 70% owned by SPIC starting on December 31, 2020, is the obligor on the loan. The loans were no longer the obligations of SolarMax when SolarMax transferred a 70% interest in the project subsidiary and deconsolidated the project subsidiaries on December 31, 2020.

Hehua Project

In August 2020, SolarMax, through its subsidiaries, commenced the 25MW EPC work on the Hehua Project pursuant to an EPC contract between ZHPV and the then wholly-owned project subsidiary. The EPC contract value including VAT is RMB 89.1 million ($12.7 million). Pursuant to the negotiations with SPIC relating to the Hehua Project during 2020, SPIC has agreed to purchase a 100% interest in the project subsidiary. On December 29, 2020, SPIC executed an equity transfer agreement to purchase from SolarMax a 100% equity interest in the project company that owns the Hehua Project for a consideration of RMB 4.9 million ($706.000) which was determined based on the project company’s paid-in capital at November 30, 2020. Consequently, SolarMax deconsolidated the project company for the Hehua project as of December 31, 2020. In connection with the sale of the 100% equity interest of the project company to SPIC and the deconsolidation of the project company by SolarMax, our EPC contract with the project company became the obligation of SPIC. The EPC construction was 100% complete at December 31, 2021.

F-73

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

4.	Third-party Leasing Arrangement and Concentrations

Third-party Leasing Arrangement

In January 2015, the Company entered into a three-year channel agreement with Sunrun, Inc. pursuant to which Sunrun appointed the Company as its sales representative to solicit orders for Sunrun’s products in portions of southern California. Pursuant to this agreement, the Company introduces potential leasing customers to Sunrun and Sunrun pays the Company for its services in connection with the projects. Upon a customer signing a Sunrun lease, the Company purchases equipment from a list of preapproved equipment vendors provided by Sunrun, one of which, the supplier of meters, is a subsidiary of Sunrun. The Company then performs the design and EPC services until the system receives the permit to operate. Sunrun pays the Company 80% of the purchase price of the system after the system receives the city sign off and the final 20% after receiving the permit to operate. Consistent with revenue recognition on solar systems sold directly to residential and commercial customers, the Company recognizes the revenue on the solar systems sold to Sunrun over time. Sunrun owns the equipment, leases the system and also services the lease. The Company’s relationship with the residential customer is only during the sales and installation process. The Company provides its standard warranty for its EPC services to Sunrun. Sunrun may terminate the agreement if the Company fails to meet specified minimum volume requirements. Sunrun also has the right to terminate certain incentives contained in the agreement at any time.

Upon the completion of the system, Sunrun performs the inspection to ensure the system meets Sunrun’s quality standards, and the Company is responsible to fix any issues as identified by Sunrun if they are caused by the Company. Sunrun covers all manufacturer component warranty issues with the system and may also contract with the Company to perform the work to fix any potential future issues with the system.

The channel agreement had an initial term through January 2018. Pursuant to the terms of the agreement, upon expiration of the initial term, the agreement continues for an additional 36 months unless either party gives notice of non-renewal at least 30 days before the initial expiration date. As a result, the agreement has been automatically renewed for a 36 month term which ends in January 2021 and has been further extended to May 24, 2021. The agreement was automatically renewed for an additional 36 month term after May 24, 2021. In the United States segment, Sunrun was the Company’ second largest customer during the year ended December 31, 2021 and the fourth largest customer during the year ended December 31, 2020.

The summary of revenue and cost of revenue related to Sunrun for the years ended December 31, 2021 and 2020 is as follows:

	Year Ended December 31,
	2021	2020
	(Unaudited)
Revenue	$412,731	$848,295
Cost of revenue	214,884	453,209

F-74

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

With respect to the systems sold to Sunrun, the Company is required to install Sunrun meters which are only available for purchase through a subsidiary of Sunrun. For the years ended December 31, 2021 and 2020, purchases of Sunrun meters were $65,766 and $55,016, respectively. The accounts payable balance owed to this supplier as of December 31, 2021 and 2020 was $0 and $43,146, respectively.

Concentration Risks

Major Customers

The following table provides information as to sales greater than 10% of revenues for the year ended December 31, 2021:

	Revenue	Percentage of Total Revenue	Accounts Receivable (including unbilled)	Percentage of Total Accounts Receivable
Customer H (1)	$7,786,316	21%	$7,397,054	89%

(1)	Customer of PRC segment

The following table provides information as to sales greater than 10% of revenues for the year ended December 31, 2020:

	Revenue	Percentage of Total Revenue	Accounts Receivable (including unbilled)	Percentage of Total Accounts Receivable
Customer H (1)	$93,892,127	71%	$12,809,134	92%

(1)	Customer of PRC segment

Major Suppliers

The following table provides information as to purchases over 10% for the year ended December 31, 2021:

	Purchase	Percentage of Total Purchase	Accounts Payable	Percentage of Total Accounts Payable
Supplier M (1)	$6,371,762	15%	$-	0%
Supplier C (2)	5,376,309	13%	1,009,176	10%

(1)	Vendor is an unaffiliated supplier for PRC segment

(2)	Material supplier for US segment.

F-75

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The following table provides information as to purchases over 10% for the year ended December 31, 2020:

	Purchase	Percentage of Total Purchase	Accounts Payable	Percentage of Total Accounts Payable
Supplier L (1)	$14,237,662	24%	$-	0%
Supplier K (1)	6,963,826	12%	2,862,392	13%
Supplier C (2)	6,669,498	11%	735,840	3%

(1)	Vendor is an unaffiliated supplier for PRC segment

(2)	Material supplier for US segment.

5.	Acquisition Contingencies and Other Payable to Uonone Group

Effective on May 12, 2016, in conjunction with the execution of the amendment to the April 2015 share exchange agreement to acquire ZHPV, ZHPV entered into a debt settlement agreement (the “Debt Settlement Agreement”) with one of the former owners of ZHPV, Uonone Group Co., Ltd., (“Uonone Group”), pursuant to which ZHPV and Uonone Group agreed to settle a list of pending business transactions from December 31, 2012 to December 31, 2015, pursuant to which Uonone Group agreed to pay ZHPV a total amount of RMB 8,009,716 on or before November 30, 2016. An additional contingent liability related to estimated costs of a project known as Ningxia project completed prior to the Company’s acquisition of ZHPV of approximately RMB 3.0 million ($459,580 as of December 31, 2020) was also included as a receivable from Uonone Group (Note 8) with the corresponding liability recognized by the Company on the date of acquisition.

As of December 31, 2021, Uonone Group has repaid all the amounts agreed to under the debt settlement agreement except for the RMB 3.0 million contingent receivable from Uonone Group discussed above. Uonone Group’s obligation on the contingent receivable does not arise until and unless the Company becomes obligated under the contingent liability. At December 31, 2021, the Company has no payment obligations with respect to the assumed contingent liability and accordingly, Uonone Group had no obligation to the Company with respect to the contingent receivable.

Under the debt settlement agreement, any legal settlement proceeds, less fees and expenses, received by ZHPV related to the projects completed prior to the April 2015 business combination would be repaid to the Uonone Group. During the year ended December 31, 2021, the Company received additional legal settlement proceeds of RMB 20.9 million ($3.2 million) and paid Uonone RMB 14.6 million (approximately $2.2 million).

At December 31, 2021 and 2020, the amount payable to Uonone was RMB 22.3 million ($3.5 million) and RMB 19.7 million ($3.0 million), respectively.

6.	Customer Loans Receivable

The Company provides financing to qualified customers to purchase residential or commercial photovoltaic systems, as well as other products the Company offers in the United States. Depending on the credit rating of customers, the interest rate generally ranges from 0.00% to 10.99% per annum with financing terms ranging from three to fifteen years. At December 31, 2021 and 2020, the percentage of the Company’s loan portfolio with a 0% interest rate is 26% and 27%, respectively.

F-76

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The customer gives the Company a security interests in the photovoltaic systems and other products financed.

Customer loans receivable consist of the following as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Customer loans receivable, gross	$16,156,223	$26,485,378
Less: unamortized loan discounts	(203,291)	(478,151)
Less: allowance for loan losses	(357,814)	(693,718)
Customer loans receivable, net	15,595,118	25,313,509
Current portion	4,935,920	6,983,646
Non-current portion	$10,659,198	$18,329,863

Principal maturities of the customer loans receivable at December 31, 2021 are summarized as follows:

Period ending December 31,	Amount
2022	$4,935,920
2023	4,346,964
2024	2,123,406
2025	1,059,391
2026	996,784
2027	973,510
Thereafter	1,720,249
Total loans receivable	$16,156,223

The Company is exposed to credit risk on the customer loans receivable. Credit risk is the risk of loss arising from the failure of customers to meet the terms of their contracts with the Company or otherwise fail to perform as agreed.

Total interest income on the customer loans receivable included in revenues was $1,168,897and $1,762,837 for the years ended December 31, 2021 and 2020, respectively.

7.	Inventories, net

Inventories consisted of the following as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Construction in progress	$58,200	$147,442
Solar panels, inverters and components	2,597,013	1,205,161
Battery storage systems	471,644	543,466
LED lights	644,165	521,443
Reserve for excess and obsolete inventories	(415,140)	(319,416)
Total inventories, net	$3,355,882	$2,098,096

F-77

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

8.	Other Receivables and Current Assets, Net

Other receivables and current assets, net consisted of the following at December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Receivable from Seller (Uonone Group) (See Note 5)	$471,789	$459,580
Deferred project costs	1,240,159	707,743
Prepaid expenses and other current assets	802,869	868,137
Accrued interest on customer loans receivable	36,138	55,695
VAT tax receivable	614,946	1,429,959
Capitalized merger costs	886,787	140,454
Total other receivables and current assets	4,052,688	3,661,568
Other receivables and current assets, related party	4,375	75,242
Total	$4,057,063	$3,736,810

9.	Goodwill

The activity of goodwill is as follows:

	Year Ended December 31,
	2021	2020
Balance – beginning of period	$8,214,665	$7,695,590
Effect of exchange rate	218,236	(109,094)
Balance – end of period	$8,432,901	$7,586,496

10.	Sale and Transfer of Controlling Interest in PRC Solar Project Companies

Sale of Yilong #2 and Xingren Project Companies

In March 2020, the equity transfer agreement to sell 70% controlling interest to SPIC was executed and in April 2020, the government approval of the equity transfer was registered. The consideration for the sale of the 70% interest was RMB 50.9 million (approximately $7.3 million) for Yilong #2 which was fully paid as of December 31, 2020, and RMB 27.5 million (approximately $3.9 million) for Xingren, which was fully paid as of December 31, 2021.

Sale of Ancha Project Company

In December 2020, the equity transfer agreement to sell 70% controlling interest to SPIC was entered into for an initial consideration of RMB 35.6 million ($5.1 million) based on the project company’s paid-in capital at September 30, 2020, such consideration will be adjusted when the final asset appraisal is completed in 2021 pursuant to a commitment agreement with SPIC dated December 26, 2020. To the extent the appraised value exceeds the initial consideration, the excess amount will be paid by SPIC to SolarMax. As of December 31, 2021, an unpaid balance due to the Company was RMB 14.3 million (approximately $2.2 million) and is included in the receivable from SPIC and project companies on the accompanying balance sheet.

F-78

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Sale of Hehua Project Company

In December, 2020, SPIC executed an equity transfer agreement to purchase from SolarMax 100% equity interest in the project company that owns the Hehua Project for a consideration of RMB 4.9 million ($706,000) which was determined based on the project company’s paid-in capital at November 30, 2020. A loss from sale of RMB 880,000 ($128,000) was recognized by SolarMax during the year ended December 31, 2020. See Note 3. At December 31, 2021, the unpaid balance due from SPIC was RMB 987,900 (approximately $155,000).

Activity in the Company’s 30% non-controlling investments in solar project companies for the year ended December 31, 2021 consisted of the following:

Investee	Investment Balance at December 31, 2020	Share of Investee’s Net Income (loss)	Effect of Exchange Rate	Investment Balance at December 31, 2021
Yilong #2	$3,821,479	$203,233	$105,060	$4,129,772
Xingren	1,879,889	108,354	51,826	2,040,069
Ancha	2,819,629	232,513	77,291	3,129,433
Total	$8,520,997	$544,100	$234,177	$9,299,274

Activity in the Company’s 30% non-controlling investments in solar project companies for the year ended December 31, 2020 consisted of the following:

Investee	Investment Balance at January 1, 2020	Share of Investee’s Net Income (loss)	Effect of Exchange Rate	Investment Balance at December 31, 2020
Yilong #2	$-	$350,594	$283,907	$3,821,479
Xingren	-	117,366	140,970	1,879,889
Ancha	-	-	-	2,819,629
Total	$-	$467,960	$424,877	$8,520,997

F-79

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The following tables present the summary of the unaudited condensed combined financial statements for the Company’s 30% non-controlling investments in solar project companies as of and for the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Balance Sheets
Current assets	$28,985,692	$16,303,326
Non-current assets	89,828,592	93,484,402
Total assets	118,814,284	109,787,728

Current liabilities	13,074,765	9,881,464
Non-current liabilities	75,084,168	71,315,914
Members’ capital	30,655,351	28,590,350
Liabilities and members’ capital	$118,814,284	$109,787,728

	Year Ended December 31,
	2021	2020
Income Statements
Revenue	$11,170,848	$4,777,308
Gross profit	5,664,814	3,010,249
Net income	1,808,221	1,559,867

Revenue of the project companies that hold Yilong #2, Xingren and Ancha is generated from the power purchase agreements with the PRC utility companies as well as government subsidies.

11.	Investments in Unconsolidated Joint Ventures in the United States

At December 31, 2021 and 2020, the Company has the following unconsolidated joint ventures accounted under the equity method of accounting in the United States:

Investee	Equity Investment Ownership	Profit rate of distribution
A#1	30.0%	40.0%
A#2	30.0%	30.0%
A#3	30.0%	30.0%
Changzhou	22.5%	22.5%

F-80

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Activity in investments on unconsolidated joint ventures for the year ended December 31, 2021 consisted of the following:

Investee	Investment Balance at December 31, 2020	Distribution / Decrease in Investment	Share of Investee’s Net Income (loss)	Investment Balance at December 31, 2021
A#1	$14,426	$-	(14,426)	$-
A#2	107,108	(446,539)	339,431	-
A#3	-	-	-	-
Changzhou	-	-	-	-
Total	$121,534	$(446,539)	$325,005	$-

Activity in investments on unconsolidated joint ventures for the year ended December 31, 2020 consisted of the following:

Investee	Investment Balance at December 31, 2019	Distribution / Decrease in Investment	Share of Investee’s Net Income (loss)	Investment Balance at December 31, 2020
A#1	$33,718	$-	$(19,292)	$14,426
A#2	367,621	(270,000)	9,487	107,108
A#3	67,696	(90,000)	22,304	-
Changzhou	-	-	-	-
Total	$469,035	$(360,000)	$12,499	$121,534

The following tables present the summary of the condensed combined financial statements for the Company’s unconsolidated joint ventures as of and for the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Balance Sheets
Current assets	$804,549	$1,505,703
Non-current assets	907,068	2,255,246
Total assets	1,711,617	3,760,949

Current liabilities	1,308,575	1,356,653
Members’ capital	403,042	2,404,296
Liabilities and members’ capital	$1,711,617	$3,760,949

	Year Ended December 31,
	2021	2020
Income Statements
Revenue	$870,375	$969,085
Gross (loss) profit	870,375	969,085
Net (loss) income	(1,018,614)	(212,306)

F-81

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

12.	Other Assets

Other assets consisted of the following as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Other deposits and receivables	$156,619	$233,614

13.	Financing Arrangements

As of December 31, 2021 and 2020, the Company had the following borrowings:

	December 31, 2021	December 31, 2020
Loan from an unrelated individual, at 6.0% fixed interest, due March 31, 2022	$2,000,000	$2,000,000

PPP loans payable, at 1.0% fixed interest, due April 15, 2022	-	1,855,816

PPP loans payable, at 1.0% fixed interest, due January 20, 2026	1,855,813	-

Secured convertible notes payable at 4.0% per annum, due various dates through December 2024, net of debt discount of $527,611 at December 31, 2021 and $447,239 at December 31, 2020	23,600,000	19,400,000

EB5 Loans (see detail below)	21,500,000	34,500,000

Various auto loans payable, interest accrues at 4.19%-4.92% per annum with maturities through 2023.	101,691	166,047

Total	49,057,504	57,921,863
Less: debt discount	(527,611)	(447,239)
Less: current portion	(20,433,711)	(29,164,284)
Noncurrent portion	$28,096,181	$28,310,340

SBA Loans

On April 15 and April 16, 2020, the Company received loans pursuant to the Paycheck Protection Program (PPP) totaling $1,855,816. The loans were issued to three subsidiaries in the United States and may be entirely or partially forgivable if the loan proceeds are used for eligible expenses which include employee payroll, mortgage interest, rents and utilities, over the subsequent 24 weeks from the loan origination date, and the Company maintains the required number of full time employee equivalents. For the non-forgivable portion, the loan would be due in two years at a fixed interest rate of one percent. In September 2021, the Company received loan forgiveness in the amount of $1,798,539 related to this tranche of the PPP loan, and repaid $58,066 which included $789 of accrued interest, and recognized a gain on debt extinguishment of $1,820,917 related to the forgiven balance of the PPP loan plus accrued interest of $22,377.

F-82

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

On February 1, 2021, the Company received loans pursuant to the Paycheck Protection Program Second Draw totaling $1,855,813. The loans were issued to three subsidiaries in the United States and may be entirely or partially forgivable if the loan proceeds are used for eligible expenses which include employee payroll, mortgage interest, rents, utilities and other eligible costs allowed by the Small Business Administration, during the 24-week period beginning on the date of the first disbursement of the loans. For the non-forgivable portion, the loans would be due in five years at a fixed interest rate of 1% per annum.

Other Loans

Other loans include a loan of $2,000,000 from a PRC individual at an interest rate of 6%, interest payable quarterly in arrears, with the original due date of April 30, 2021 and has been extended to March 31, 2022.

Related party EB5 financings

The Company’s borrowings from related parties consisted of the following as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
$45.0 million loan from Clean Energy Funding, LP	$11,500,000	$24,000,000
$13.0 million loan from Clean Energy Funding II, LP	$10,000,000	10,500,000
	21,500,000	34,500,000
Current portion	12,500,000	23,000,000
Noncurrent portion	$9,000,000	$11,500,000

On January 3, 2012, Clean Energy Fund, LP (“CEF”) entered into a secured loan agreement with SREP, a wholly-owned subsidiary of the Company. Under the secured loan agreement, CEF agreed to make loans to SREP in an amount not to exceed $45,000,000, to be used to finance the installment purchases for customers of the solar energy systems. The proceeds of the loans are advanced in increments of $2,500,000 and CEF may determine in its sole and absolute discretion to advance a lesser amount. The loan accrues interest at a fixed interest rate of 3% per annum, payable quarterly in arrears. Each advanced principal amount is due and payable 48 months from the advance date or the U.S. Immigration Form I-829 approval date if longer. The I-829 petition includes evidence that the immigrant investors successfully met all United States Citizenship and Immigration Services requirements of the EB-5 program. A UCC amendment was filed in November 2019 on behalf of CEF, the secured party, to pledge all present and future accounts, accounts receivable and other rights of SREP to payment as the collateral for the loan.  Such assets include, but are not limited to, all present and future personal property of SREP which includes receivables, goods, inventory, equipment fixtures, intangibles, deposit accounts and collateral control accounts. As of December 31, 2021 and 2020, the principal loan balance was $11,500,000 and $24,000,000, respectively. During year ended December 31, 2021, the Company exchanged $11,000,000 of the CEF loans into the same amount of the 4% convertible notes, reached a settlement agreement on $1,500,000 of the CEF loans which resulted in a settlement gain of $210,000 (see further discussion in legal matters).

On August 26, 2014, Clean Energy Funding II, LP (“CEF II”) entered into a loan agreement with LED, a wholly-owned subsidiary of the Company, for up to $13,000,000. The proceeds of the loan would be used by LED for its operations. The loan accrues interest at a fixed interest rate of 3.0% per annum, payable quarterly in arrears. Principal is due and payable in 48 months or the U.S. Immigration Form I-829 approval date if longer. In 2016, LED borrowed an additional $4,500,000 under the loan, the proceeds of which were used to fulfill the purchases required related to the new $4.3 million LED contract. During the year ended December 31, 2017, the Company drew down an additional $6,000,000 under the loan. As of each of December 31, 2021 and 2020, the remaining undrawn amount under the loan was $2.5 million. During the year ended December 31, 2021, the Company repaid $500,000 to CEF II.

F-83

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The general partner of CEF and CEF II is Inland Empire Renewable Energy Regional Center (“IERE”). The principal owners and managers of IERE consist of the Company’s chief executive officer, its former executive vice president and one of its directors.

Convertible Notes

The Company has issued 4% secured subordinated convertible notes to former limited partners of CEF, pursuant to exchange agreements with the limited partners. The limited partners accepted the notes in lieu of cash payments of their capital contribution which resulted in a reduction of SREP’s notes to CEF in the same amount, reducing the outstanding EB5 loan balance. Payment of the notes is secured by a security interest in SREP’s accounts receivable and inventory. The convertible notes are payable in five equal installments on the first, second, third, fourth and fifth anniversaries of the date of issuance. The convertible notes are convertible into common stock at a conversion price equal to 80% of the public stock price of the Company’s common stock as defined in the convertible note. The convertible notes may be converted into common stock at the first, second, third, fourth and fifth anniversaries of the date of issuance, but not earlier than six months from the date of the Company’s initial public offering.

All convertible notes have two separate and distinct embedded features. They are: (1) optional conversion upon a public stock event as defined in the convertible note; and (2) redemption put feature upon fundamental transaction.

Commencing six months from the date the Company first receives proceeds from its public stock event until the convertible notes are no longer outstanding, the convertible notes and all unpaid accrued interest is convertible into shares of common stock, at the option of the holder, during five trading days commencing on the first, second, third, fourth, and fifth anniversaries of the original issuance date. The number of shares of common stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (x) the then entire amount of the convertible notes balance outstanding including all unpaid principal and accrued interest payable by (y) the conversion price defined as a fixed 80% discounted percentage per share price of a public stock price. The Company evaluated the embedded optional conversion feature in accordance with the guidance under ASC 815, Derivatives and Hedging, and determined it is exempt from derivative accounting as the embedded feature is deemed to be indexed to the Company’s own stock and would be classified in stockholder’s equity if freestanding. Further, because the conversion price is a fixed discounted percentage per share price of a contingent future public stock event that has not been realized as of both the issuance date and December 31, 2020, the Company shall record the intrinsic value of the beneficial conversion feature calculated as of the issuance date of the convertible notes upon the realization of the contingent IPO event.

All convertible notes issued contained redemption put features that allow the holders of the convertible notes the right to receive, for each conversion share that would have been issuable upon conversion immediately prior to the occurrence of an effective change in control event defined as a fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock for which these convertible notes are convertible immediately prior to such fundamental transaction.  The Company evaluated the redemption put feature contained in the convertible notes under the guidance of ASC 815, Derivatives and Hedging, and concluded that the requirements for contingent exercise provisions as well as the settlement provision for scope exception in ASC 815-10-15-74 has been meet.  Accordingly, the redemption put features contained in the convertible notes were not bi-furcated and accounted for as freestanding derivative instruments.

During the year ended December 31, 2021, the Company exchanged $11,000,000 of CEF loans into $11,000,000 of convertible notes with the limited partners of CEF loans.

During the year ended December 31, 2021, the Company entered into agreements with convertible noteholders to redeem $2,000,000 principal amount of convertible notes for cash payments totaling $1,440,000.

F-84

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

During the year ended December 31, 2021, the Company recognized a gain on debt extinguishment in the amount of $748,348 in connection with the early settlements as well as from the exchange of EB-5 loans to convertible notes.

Interest Expense

For the years ended December 31, 2021 and 2020, interest expense incurred on the above long-term EB5 related party loans was $825,822 and $1,130,178, respectively.

Total interest expense incurred (including interest on long-term related party loans) was $1,996,500 and $3,211,475 for the years ended December 31, 2021 and 2020, respectively. Interest expense included $136,877 and $103,037 of debt discount amortization related to convertible notes for the years ended December 31, 2021 and 2020, respectively. The weighted average interest rates on loans outstanding were 3.7 % and 4.2% as of December 31, 2021 and December 31, 2020, respectively.

For the year ended December 31, 2020, interest cost of $388,093 from solar project financing loans for the construction of the solar farms, Yilong #2 and Xingren, was capitalized to solar project construction in progress within inventories.

Principal maturities for the financing arrangements as of December 31, 2021 are as follows:

Period ending December 31,	Auto Loans	Bank and Other Unsecured Loans	EB5 Related Party Loans	Convertible Notes	Total
2022	$67,422	$2,000,000	$12,500,000	$5,900,000	$20,467,422
2023	34,269	-	9,000,000	5,900,000	14,934,269
2024	-	-	-	5,900,000	5,900,000
2025	-	-	-	4,600,000	4,600,000
2026	-	1,855,813	-	1,300,000	3,155,813
Thereafter	-	-	-	-	-
Total	$101,691	$3,855,813	$21,500,000	$23,600,000	$49,057,504

14.	Other Related Party Transactions

Transactions with AMD and Its Subsidiaries

At December 31, 2021 and 2020, payables to AMD or its subsidiaries are RMB 9,881,058 for both periods (approximately $1.5 million for both periods) and relate to the solar panels the Company purchased from AMD or its subsidiaries to be used on certain solar projects. The payable will be repaid upon the resolution of the legal matter related to the Yilong #1 receivable (see Legal Matters). AMD is a related party because its chairman and chief executive officer is a director of the Company.

Transaction with Other Related Parties

Prior to August 31, 2020, the Company provided asset management and accounting services to the three unconsolidated Alliance joint ventures under the management contract and business services agreement dated January 20, 2011 between Alliance Solar Capital I, LLC and the Company, pursuant to which the Company received 3% of revenues collected from SREC and payments from public utilities received by the Alliance entities. The provisions of this agreement also extended to services rendered for Alliance Solar Capital II, LLC and Alliance Solar Capital III, LLC, however, there was no formal agreement executed for the two entities. Effective August 31, 2020, the management service agreement was terminated for all three Alliance entities and during the year ended December 31, 2021, the Company incurred expense associated with unreimbursed fees and expense totaling $25,736. Total fees earned by the Company from the Alliance entities included in other income were $29,073 for the year ended December 31, 2020.

F-85

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The Company’s PRC subsidiary provided a loan of RMB 5.1 million ($784,000 at December 31, 2021) to Changzhou Yifu Co., Ltd, a PRC company owned by Jason Mo who is a stockholder of the Company. An agreement was signed in March 2018 stipulating the terms for the payment; however, no payment has ever been made. The Company has provided a full reserve for the unpaid receivable since December 31, 2018.

From time to time, the Company made advances for expenses on behalf of the three Alliance entities and SMXP’s tenant.  At December 31, 2020, the Company had a receivable for management fees and the expenses paid on behalf of these entities in the amount of $75,242.

Related Party Profit Sharing Arrangement

During the year ended December 31, 2020, the Company’s LED subsidiary paid $110,000 to a company owned by the Company’s former executive vice president and a current 5% stockholder. The payment represented 80% of the gross profit (computed prior to making the payment) on an LED government project which had been introduced to the Company by the former executive. As a result of this payment, the Company incurred and accrued approximately $110,000 of additional cost of revenue related to the project as of December 31, 2020 and was fully paid in February 2021.

Lease Agreements with Related Parties

In September 2016, the Company executed a ten-year lease, commencing January 1, 2017 with SMXP, a related party, to lease its headquarters in Riverside, California. The lease is for ten years and has a five-year renewal option. The annual base rent under the lease is $978,672 at December 31, 2020, plus the Company’s share of the utilities. The base rent is subject to an annual escalation of 2.99%.

In September 2016, the Company amended two lease agreements for its Diamond Bar, California office with Fallow Field, LLC. Fallow Field, LLC, a related party. The amended lease commenced on November 1, 2016 and has a ten year term with one five-year renewal option. The initial annual base rent is $229,272 plus the Company’s share of utilities.

For the years ended December 31, 2021 and 2020, total related party rental expenses included in general and administrative expenses for the Riverside, California corporate headquarters and the Diamond Bar, California office, were $1,497,067 and $1,553,693, respectively.

F-86

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

15.	Accrued Expenses and Other Payables

Accrued expenses and other payables consisted of the following as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Accrued compensation expenses	$4,326,050	$4,443,825
Accrued operating and project payables	2,601,804	1,850,991
Customer deposits	3,481,542	1,407,233
Refundable vendor bid deposits	918,970	283,408
VAT tax payable	-	763,223
Income taxes payable	172,863	396,583
Accrued warranty expense	276,296	249,912
Preacquisition liability	1,687,340	1,503,550
Retainage payable	5,167,776	-
Payable to Uonone (See Note 5)	2,639,621	3,018,558
Total accrued expenses and other payables	21,272,262	13,917,283
Accrued expenses and other payables, related party	1,553,926	1,624,257
Total	$22,826,188	$15,541,540

Accrued Compensation

Accrued compensation includes $1,275,000 of restricted stock units that were cancelled and exchanged for cash in March 2019 by the Company for the Company’s chief executive officer, former executive vice president and one other former employee, $1,513,859 of accrued but unpaid salaries and wages for the Company’s chief executive officer and former executive vice president, and $197,731 of accrued but unpaid executive cash bonuses for 2017 and 2018 for the Company’s chief executive officer and former executive vice president pursuant to their employment agreements. The employment agreement for the former executive vice president was cancelled upon her resignation effective February 24, 2020. The remaining balance relates to accrued unpaid commissions and accrued paid time offs.

Customer Deposits

Customer deposits represent customer down payments and progress payments received prior to the completion of the Company’s earnings process. The amounts paid by customers are refundable during the period which, under applicable state and federal law, the customer’s order may be cancelled and the deposit refunded. Once the cancellation period has expired, the customer still may cancel the project but the Company is entitled to retain the deposit payments for work that was completed and materials that were delivered.

Refundable Vendor Bid Deposits

Vendor bid deposits represent cash deposits received by ZHPV and ZHTH on sealed bids from trade contractors who are proposing to work on the EPC construction projects.  Vendor bid deposits are 100% refundable when the bid process is concluded if the bid is not accepted.

VAT Taxes

The Company recognizes its revenue in the PRC net of value-added taxes (“VAT”). The Company is subject to VAT which is levied on the procurement cost for materials purchased and collected at the invoiced value of sales provided to customers. The Company accounts for VAT on a net basis at the entity level. The contractual amount related to the designing and construction and installation services is subject to 3% sales and other taxes for the amount invoiced before May 1, 2016 which is included as part of cost of revenue. VAT tax receivable generally is available to offset future VAT tax liabilities.

F-87

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Preacquisition Liability

As part of the April 2015 acquisition of ZHPV, the Company assumed a contingent liability associated with the Ningxia project consisting of reimbursement of project expenses to an unrelated third party including reimbursement of certain land rental expenses and land use taxes estimated at a total of RMB 9.8 million ($1.5 million at December 31, 2021). The Company will be negotiating to offset the entire liability with the unpaid contract receivables and reimbursements from the third party. All the receivables and reimbursements were previously fully reserved by the Company. See Note 5.

Related Party Profit Sharing Arrangement

At December 31, 2020, the Company’s LED subsidiary agreed to pay $110,000 to a company owned by the Company’s former executive vice president and a current 5% stockholder, representing 80% of the gross profit (computed prior to making the payment) on an LED government project which had been introduced to the Company by the former executive. Such amount was fully paid in February 2021.

16.	Commitments and Contingencies

Operating Leases

The Company has operating leases for office facilities and office equipment both in the United States and in the PRC. The lease payments are fixed for the initial term of the leases. Future minimum lease commitments for office facilities and equipment as of December 31, 2021, are as follows:

Period ending December 31,	Related Parties	Others	Total
2022	$1,211,992	$180,059	$1,392,051
2023	1,248,224	27,907	1,276,131
2024	1,285,538	11,628	1,297,166
2025	1,323,974	-	1,323,974
2026	1,312,260	-	1,312,260
Thereafter	-	-	-
Total	$6,381,988	$219,594	$6,601,582

For the years ended December 31, 2021 and 2020, rent expense for office facilities and equipment (including rental expense for related party leases - see Note 14) was $1,600,798 and $1,712,051, respectively.

Panel Purchase Agreement

In June 2016, the Company entered into a supply agreement with Sunspark Technology, Inc. (“Sunspark”), a United States-based panel supplier and a subsidiary of a PRC-based public company, which was terminated as of March 3, 2020 in connection with a new purchase agreement.

On March 3, 2020, the Company and Sunspark entered into a new purchase agreement that stipulates that the Company has the right but not the obligation to purchase panels from Sunspark at certain pricings as stipulated in the agreement. This new agreement supersedes all prior agreement between the Company and Sunspark.

F-88

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Energy Storage System Distribution Agreement

On July 29, 2016, the Company entered into a distribution agreement with Li-Max Technology, Inc. (“Li-Max”) which was subsequently amended to provide Li-Max the additional time to redesign their system to qualify for the California home battery rebate before recommencing the purchase requirements under the agreement. The agreement required the Company to make specified amount of purchases of the battery storage systems from Li-Max for a specified time period. As of December 31, 2019, Li-Max had not redesigned the unit and on December 3, 2020, an agreement was entered into between the Company and Li-Max whereby Li-Max agreed to release the Company from all obligations under the original distribution agreement and all related amendments.

Pre-development Agreements in PRC

In connection with the pre development phase of each solar farm project by the Company’s China segment, the applicable project subsidiary typically secures one or more land rental agreement with the holder of the land use rights, a development permit, and a power purchase agreement with the local utility company whereby the local utility company agrees to pay the project owner an agreed-upon rate for the electricity produced by the solar farm upon its completion (collectively, “Pre-development Agreements”).  Upon transfer of the equity in the project subsidiary to the buyer, the Company no longer has any rights or obligations under the Pre-development Agreements.  Any costs incurred by the Company pursuant to the Pre-development Agreements are capitalized and amortized to cost of revenue when the construction of the project begins.

Employment Agreements

On October 7, 2016, the Company entered into employment agreements with its chief executive officer and its then executive vice president (collectively, the “Executives”), each for a five-year term commencing on January 1, 2017 and continuing on a year-to-year basis unless terminated by the Company or the Executive on not less than 90 days’ notice prior to the expiration of the initial term or any one-year extension. The agreements provide for an initial annual salary of $600,000 and $560,000, respectively, with an increase of not less than 3% on January 1st of each year, commencing January 1, 2018, and an annual bonus payable in restricted stock and cash, commencing with the year ending December 31, 2017, equal to a specified percentage of consolidated revenues for each year. The bonus is based on a percentage of consolidated revenue in excess of $30 million, ranging from $250,000 and $200,000, respectively, for revenue in excess of $30 million but less than $50 million, to 1.0% and 0.9%, respectively, of revenue in excess of $300 million. The agreements provide for severance payments equal to one or two times, depending on the nature of the termination, of the highest annual total compensation of the three years preceding the year of termination, multiplied by the number of whole years the Executive has been employed by the Company. The employment of both Executives commenced in February 2008. As of December 31, 2020 and 2019, the amount accrued by the Company was $256,597 and $534,685, respectively, related to the annual bonuses pursuant to the agreements. During the year ended December 31, 2019, the Company issued to the Executives a total of 125,594 shares of common stock with a value of $628,795, as part of their bonuses for 2018 pursuant to their employment agreements. Effective January 1, 2019, all bonus programs were suspended by management and accordingly, no additional bonuses were accrued under the agreement since January 1, 2019. In November 2019, the Executives irrevocably waived their cash and equity bonuses due under their employment agreement for the 2019.

On February 24, 2020, the then executive vice president resigned. Pursuant to a release and separation agreement dated October 1, 2020, her employment agreement was terminated and, with certain limited exceptions, the Company and the former executive vice president released each other from their obligations under the employment agreement.

F-89

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Pursuant the release and separation agreement, the Company paid the former executive officer $25,497, and agreed to pay to her $803,095, representing the outstanding balance due to her for her deferred salary from 2019 and 2020, cash bonus deferred from 2017 and 2018 and accrued medical and dental benefits. This amount is payable at the rate of $15,000 per month (less applicable deductions and withholding), commencing with the month of April 2020, until the completion by the Company of its initial public offering, and any unpaid balance then outstanding shall be paid within three business days after the Company receives the proceeds of its initial public offering. As of December 31, 2020, no payment has been made under the agreement. The Company entered into a consulting agreement dated October 1, 2020 with the former executive vice president pursuant to which the Company engaged her as a consultant for a term ending March 31, 2021 and continuing thereafter on a month-to-month basis for monthly compensation of $3,000. The release and separation agreement provides that since the long-term incentive plan pursuant to which the options granted to the former executive vice president were granted provides that options may be held by and exercised by a consultant to the Company, the Company agreed that the option shall continue in full force and effect as long as she, at the request of the Company or pursuant to an agreement with the Company, serves as a consultant to the Company. As of December 31, 2021, the former executive officer was a consultant to the Company.

Legal Matters

On July 1, 2020, a legal action was filed in the Los Angeles Superior Court by Haijing Lin (the “Plaintiff”) and various defendants which include SolarMax Technology, Inc., SolarMax Renewable Energy Provider, Inc., Clean Energy Funding, L.P., Inland Empire Renewable Energy Regional Center, LLC, David Hsu, Ching Liu and Simon Yuan. At the time of the filing, the Plaintiff is a limited partner in Clean Energy Funding, L.P. and seeks to have his $500,000 investment returned.

On or about February 4, 2021, an amended complaint was filed in the action initially commenced by Haijing Lin and Mian Cai and Xing Zhang were added to Haijing Lin as plaintiffs. The total capital contribution by the three plaintiffs was $1.5 million, including the $500,000 contributed by Mr. Lin. The plaintiffs are seeking return of their capital contributions and other relief, including costs, punitive and exemplary damages and a declaration that the $45.0 million loan by CEF to SREP is due.

On September 23, 2021, the complaints filed by Haijing Lin, Mian Cai and Xing Zhang were settled for $1.29 million and consequently, $1.5 million of the related CEF debt was extinguished. Pursuant to the settlement, the Company paid $300,000 at the time of the settlement and the remaining $990,000 will be repaid in six months. In connection with the settlement, a gain on debt extinguishment of $210,000 was recognized by the Company.

On November 10, 2020, a legal action was filed in the Los Angeles Superior Court by Carmelia Chiang against various defendants which include SolarMax, SREP, CEF, Inland Empire Renewable Energy Regional Center, LLC, the Company’s chief executive officer and a former officer/director who are managers of CEF’s general partner. At the time of the filing, the plaintiff is a limited partner in CEF and sought to have her $500,000 investment returned. On February 23, 2022, the court granted and sustained a demurrer by the Company without leave to amend and the case was dismissed. The plaintiff has a right to file an appeal to the court’s granting of the demurrer. The plaintiff’s capital contribution to CEF was used to fund part of CEF’s loan to SREP, which is reflected in the Company’s current liabilities.

On June 1, 2021, a legal action was filed in the Los Angeles Superior Court by Pu Dong, a stockholder, against various defendants which include SolarMax, David Hsu and one other SolarMax stockholder. At the time of the filing, the plaintiff was a SolarMax stockholder and seeks to have shares that are issued in the name of the other SolarMax stockholder defendant reissued in the name of the plaintiff. SolarMax believes that this is a dispute between two stockholders and will comply with any final court order as to the ownership of the shares.

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SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

On November 19, 2021, a first amended complaint to a legal action was filed in the Los Angeles Superior Court by Qian Liu and Qingfeng He against various defendants which include SolarMax, SREP, Inland Empire Renewable Energy Regional Center, LLC (“IERERC”), the Company’s chief executive officer, one of the Company’s directors and a former officer/director who are members of IERERC, the general partner of CEF. The original complaint was filed on September 7, 2021, but never served on the Company. At the time of the filing, the plaintiffs were limited partners in CEF and seek to have her $500,000 investments returned. Currently there is not enough information for the Company to determine an outcome; however, the plaintiff’s capital contribution to CEF was used to fund part of CEF’s loan to SREP, which is reflected in the Company’s current liabilities.

Yilong #1 Receivable

In early January 2020, the Company filed an application for arbitration of the dispute with the Shanghai Arbitration Commission against Yilong AMD New Energy Co., Ltd., the project owner of the Yilong #1 project, claiming the amount due to the Company under the construction contract on the Yilong #1 project of RMB 22,687,458 (approximately $3,241,000) plus overdue interest. Yilong #1 project was completed and accepted by the respondent and commenced operation in 2018. On January 13, 2020, the Guizhou People’s Court issued an order to freeze the deposits of the respondent of RMB 22,687,458 (approximately $3,241,000). On November 6, 2020, an arbitration decision was reached in the Company’s favor. After certain offset adjustments, the Company expects to receive the payment of the net amount owed of RMB 21.8 million (approximately $3.1 million) plus interest prior to December 31, 2020. In December 2020, the Company received a payment of RMB 19.8 million (approximately $2.8 million) including interest and the remaining unpaid balance of approximately RMB 2.9 million (approximately $414,000) was fully reserved at December 31, 2020 as the Company determined the collectability to be uncertain and was written off during the year ended December 31, 2021.

On February 19, 2020, the Company’s attorney sent a demand letter to China Nuclear Construction Finance Leasing Co., Ltd. (the “Finance Company”), claiming the unpaid amount due from the Finance Company to the Company of RMB 8.0 million (approximately $1.1 million) related to the Yilong #1 project, pursuant to the entrustment payment agreement signed by the Company, Respondent and the Finance Company. The Company has provided a full reserve for this portion of the receivable at December 31, 2021 and December 31, 2020. As a result of the dispute regarding the unpaid amount, in July 2021 the Company filed an application with the court to freeze an amount of RMB 5.3 million on the account of Southwest Guizhou Autonomous Prefecture Yilong Almaden New Energy Co., Ltd., the project owner of Yilong #1. As of December 31, 2021, the RMB 5.3 million has been frozen by the court and the Company is waiting to receive the formal judgment of the court which is expected sometime during 2022.

In the ordinary course of its business, the Company is involved in various legal proceedings involving contractual relationships, product liability claims, and a variety of other matters. The Company does not believe there are any pending legal proceedings that will have a material impact on the Company’s financial position or results of operations.

17.	Stockholders’ Equity

Amendment of 2016 Long-Term Incentive Plan

In October 2016, the Company’s board of directors adopted and in November 2016 the stockholders approved the 2016 Long-Term Incentive Plan, pursuant to which a maximum of 10,920,000 shares of common stock may be issued pursuant to restricted stock grants, incentive stock options, non-qualified stock options and other equity-based incentives may be granted. In March 2019, the Company’s board of directors and stockholders approved an increase in the maximum number of shares of common stock subject to the 2016 long-term incentive plan to 8,988,084 shares.

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SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Amendment of the 2016 Restricted Stock Grants

Pursuant to the 2016 Long-Term Incentive Plan, the board of directors granted 6,410,880 shares in October 2016, of which 3,045,963 shares were granted to officers and directors as restricted stock grants. On March 23, 2019, the Company’s board of directors approved the following modifications with respect to the 2016 Restricted Stock Grants:

●

Granted to the holders of 1,184,434 restricted shares the right to exchange their restricted shares for a ten year option to purchase 2.119 shares of common stock at $5.01 per share for each share of restricted stock exchanged;

●

Granted to the chief executive officer, the then current executive vice president and one other employee, who held 1,348,213, 998,676 and 199,736 restricted shares, respectively, the right (a) to exchange 50% of their restricted shares for a ten-year option to purchase 2.119 shares of common stock at $5.01 per share and (b) transfer to the Company 50% of their restricted shares for a total of $1,275,000, or $1.01 per share.

The grantees of the restricted stock grants have all rights of ownership with respect to the shares, including the right to vote the shares and to receive dividends and distributions with respect to the shares until and unless a forfeiture event shall occur; provided, however, that prior to a forfeiture termination event, (i) the grantees shall have no rights to sell, encumber or otherwise transfer the shares, and (ii) any shares of any class or series of capital stock which are issued to the grantee as a holder of the shares as a result of a stock dividend, stock split, stock distribution, reverse split, recapitalization, or similar event, shall be subject to the same forfeiture provisions as the shares. A forfeiture termination event shall mean such date as is six months following a public stock event. The definition of a public stock event includes, among other events, the effectiveness of a registration statement relating to an underwritten public offering by the Company and a merger with a public company pursuant to which the Company’s stockholders received stock in the successor company. The board of directors has the right to defer the date of a forfeiture event to a later date. The shares are forfeited and are to be conveyed to the Company for no consideration if a public stock event shall not have occurred by December 31, 2022.

On October 7, 2016, the Company entered into an advisory services agreement with a consultant who has been providing services to the Company including, among other things, business planning, financial strategy and implementation and corporate structure related to the Company’s business development, financing and acquisition transactions. The term of the service commenced on June 1, 2016 and has been extended to April 30, 2019 pursuant to amendments. As compensation for the service, the Company issued to the consultant 199,736 restricted shares valued at $5.01 per share based on the then current fair value of the common stock, subject to forfeiture if the public stock event has not occurred by December 31, 2022. The restricted stock was granted on October 7, 2016 pursuant to the 2016 Long-Term Incentive Plan and is subject to restrictions and forfeiture provisions that are applicable to other restricted stock grants pursuant to the plan as described under the caption “2016 Restricted Stock Grants.”

None of the shares granted above pursuant to the 2016 Long-Term Incentive Plan have vested and not considered to have been issued under the requirement of U.S. GAAP since the shares are subject to vesting and forfeiture provisions of the agreement. However, these shares participate in the merger and are included in the same manner as outstanding shares of common stock in determining the conversion ratio pursuant to the Merger Agreement.

During the year ended December 31, 2019, 2,258,011 of the restricted shares were exchanged for options to purchase 4,784,723 shares of common stock at $5.01 per share and 1,273,313 of the restricted shares were cancelled for cash of $1,275,000 which was to be paid on or before December 31, 2019, and 14,981 of the restricted shares were cancelled for no compensation. In December 2019, this date was extended to December 31, 2020 and subsequently extended again to December 31, 2022.

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SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

As of December 31, 2021 and December 31, 2020, total unrecognized compensation costs for outstanding restricted stock awarded was estimated at $1,325,000 for both periods, based on the estimate of the current stock price of $5.01 per share. Such cost would be recognized beginning when the public stock event, as defined, occurs.

The table below summarizes the activity of the restricted stock shares:

	Number of Shares	Weighted Average Grant Date Fair Value per Share
Outstanding at December 31, 2020	264,500	5.01
Nonvested as of December 31, 2020	264,500	5.01
Granted	-	-
Vested	-	-
Forfeited	-	-
Cancelled	-	-
Outstanding at December 31, 2021	264,500	5.01
Nonvested as of December 31, 2021	264,500	5.01

Stock Options

From time to time, the Company grants non-qualified stock options to its employees and consultants for their services. Option awards are generally granted with an exercise price equal to the estimated fair value of the Company’s stock at the date of grant; those option awards generally vest between 18 months and 36 months of continuous service and have contractual terms of seven years. The vested options are exercisable for three months after the termination date unless (i) termination is due to optionee’s death or disability, in which case the option shall be exercisable for 12 months after the termination date, or (ii) the optionee is terminated for cause, in which case the option will immediately terminate.

October 7, 2016 Option Grants

On October 7, 2016 pursuant to the 2016 Long-Term Incentive Plan, the board of directors granted to employees non-qualified stock options to purchase 1,947,419 shares and incentive stock options to purchase 324,570 shares, at an exercise price of $5.01 per share. The options are exercisable cumulatively as to (a) 50% of the shares of common stock initially subject to the option on the later to occur of (i) six months after a public stock event, or (ii) October 7, 2017 (the “Initial Exercise Date”), provided that the option holder is employed or engaged by the Company or an affiliate of the Company on the Initial Exercise Date, and (b) the remaining 50% of the shares of common stock initially subject to the option on the first anniversary of the Initial Exercise Date. Further, without the consent of the Company, the option cannot be exercised prior to the date that an S-8 registration statement covering the shares issuable pursuant to the 2016 long term incentive plan becomes effective.  In the event that a public stock event does not occur by the expiration date of the options, the options will expire.

F-93

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

March 2019 Option Grants

On March 23, 2019, the Company’s board of directors (i) granted seven-year non-qualified stock options to purchase 362,520 shares of common stock at $5.01 per share which was determined by the board of directors to be the fair value of the common stock on the date of grant and (ii) granted ten-year non-qualified stock options to purchase 4,784,723 shares of common stock at $5.01 per share in exchange for 2,258,011 restricted shares as described under  “Amendment of the 2016 Restricted Stock Grants.” The options are subject to the same forfeiture provision as the restricted stock if the public stock event does not occur by June 30, 2021. The options are also subject to the lock-up and leak-out agreements. All of the options described above vest cumulatively, 50% six months after a public stock event and 50% eighteen months after a public stock event.

Valuation of Stock Options

The Company estimates the fair value of stock options using a Black-Scholes option pricing model. The model requires input of assumptions regarding the expected term, expected volatility, dividend yield, and a risk- free interest rate. Options were granted at the fair value of the Company’s common stock on grant dates and a simplified method was used to estimate the expected term of the options granted.

Expected Volatility. The expected volatility rate used to value stock option grants is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the solar industry in a similar stage of development to the Company.

Expected Term. The Company elected to utilize the “simplified” method for “plain vanilla” options to value stock option grants. Under this approach, the weighted-average expected life is presumed to be the average of the vesting term and the contractual term of the option.

Risk-free Interest Rate. The risk-free interest rate assumption was based on zero-coupon U.S. Treasury instruments that had terms consistent with the expected term of the Company’s stock option grants.

Expected Dividend Yield. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.

Forfeitures are accounted for as actual forfeitures occur.

A summary of option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2020	6,432,690	5.01	7.2	-
Nonvested as of December 31, 2020	6,083,152	5.01	6.5	-
Exercisable as of December 31, 2020	349.538	4.15	5.1	300,000
Granted	9,987	5.01	-	-
Exchanged	-	-	-	-
Exercised	-	-	-	-
Cancelled or forfeited	(33,961)	5.01	-	-
Outstanding at December 31, 2021	6,408,716	5.01	6.5	-
Nonvested as of December 31, 2021	6,059,178	5.01	6.6	-
Exercisable as of December 31, 2021	349,538	4.15	4.5	300,000

The aggregate intrinsic value represents the total pretax intrinsic value. The aggregate intrinsic values as of December 31, 2021 and 2020 are based upon the value per share of $5.01, which is the latest sale price of the Company’s common stock in May 2018.

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SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Non-vested Option Awards

The following table summarizes the Company’s nonvested option awards activity:

Shares
Balance at December 31, 2020	6,083 ,152
Granted	9.987
Exchanged	-
Replaced	-
Vested	-
Forfeited	(33,961)
Balance at December 31, 2021	6,059,178

For the years ended December 31, 2021 and 2020, the compensation cost that has been charged to general and administrative expenses related to stock options was $0 and $22,501, respectively. During the years ended December 31, 2021 and 2020, vested options to purchase zero shares and 19.974 shares, respectively, of common stock were cancelled. During the years ended December 31, 2021 and 2020, nonvested options to purchase 33,961 shares and 614,712 shares, respectively of common stock were cancelled.

As of December 31, 2021, total unrecognized compensation costs for outstanding unvested options awarded was $15.2 million, including $15.2 million relating to performance-based awards. The performance condition for such awards was not deemed probable at grant dates or at December 31, 2021 and the cost related to such awards will begin to be recognized once the performance condition is deemed probable. The fair value of options issued during the year ended December 31, 2020 was $50,000.

18.	Income Taxes

The United States and PRC components of the Company’s income (loss) before income taxes for the years ended December 31, 2021 and 2020 are as follows:

	Year ended December 31,
	2021	2020
Domestic (U.S. Segment)	$(2,600,400)	$(3,411,845)
Foreign (PRC Segment)	(1,020,526)	5,852,828
	$(3,620,926)	$2,440,983

F-95

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The components of the Company’s provision (benefit) for income taxes for the years ended December 31, 2021 and 2020 consist of:

Year ended December 31, 2021	Federal	State	Foreign	Total
Current	$-	$3,250	$140,430	$143,680
Deferred	(658,470)	(179,859)	(549,342)	(1,387,671)
Change in valuation allowance	658,470	179,859	105,001	943,329
Total	$-	$3,250	$(303,911)	$(300,661)

Year ended December 31, 2020	Federal	State	Foreign	Total
Current	$-	$6,000	$401,655	$407,655
Deferred	538,003	(450,286)	1,078,063	1,165,780
Change in valuation allowance	(538,003)	450,286	2,372	(85,345)
Total	$-	$6,000	$1,482,090	$1,488,090

Significant components of the deferred tax assets and liabilities for federal income taxes as of December 31, 2021 and 2020 consisted of the following:

	December 31,
	2021	2020
Deferred tax assets
Investment credit	$1,037,362	$1,037,362
Net operating loss carry-forward	12,635,243	11,282,903
Stock compensation and accrued bonus	472,837	567,621
Depreciation	1,448	122,332
Other	2,649,006	2,837,958
Total	16,795,896	15,848,176
Valuation allowance	(16,759,822)	(15,813,036)
Deferred tax assets (liability)	36,074	35,140

Deferred tax liability
Contract accounting	(17,462)	(456,417)
Deferred tax, net	$18,612	$(421,277)

A 100% valuation allowance was provided for the deferred tax assets related to the United States segment as of December 31, 2021 and 2020 due to the uncertainty surrounding the timing of realizing the benefits of the favorable tax attributes in future tax returns.

F-96

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The following table reconciles the United States statutory rates to the Company’s effective tax rate for the years ended December 31, 2021 and 2020:

	Year ended December 31,
	2021		2020
	Tax rate	Tax amount	Tax rate	Tax amount
US statutory rate	21.0%	$(760,395)	21.0%	$512,607
State taxes	2.6%	(95,420)	-1.2%	(28,570)
Foreign rate differential	1.2%	(42,935)	9.6%	234,113
Global intangible low-taxed income	0.0%	-	47.9%	1,170,067
Subpart F	-0.7%	24,178	0.0%	-
Non-deductible interest	-5.9%	212,698	7.2%	174,713
PPP Loan	10.6%	(382,393)	0.0%	-
Other Permanent items	-0.2%	6,521	0.6%	13,472
Other Adjustment	3.4%	(122,385)	-12.1%	(294,844)
State Rate Change	-0.4%	15,908	-2.0%	(50,002)
Return to provision true-up	2.8%	(99,767)	-6.5%	(158,121)
Prior year tax liability adjustment	0.0%	-	0.0%	-
Change in valuation allowance	-26.1%	943,330	-3.5%	(85,345)
Effective tax	8.3%	(300,661)	61.0%	1,488,090

As of December 31, 2021, the Company’s federal, state and China income tax net operating loss (“NOL”) carryforwards were $42.2 million, $52.0 million, and $1.0 million, respectively. As of December 31, 2020, federal and state income tax NOL carryforwards were $37.5 million and $48.2 million, respectively. These NOLs will expire at various dates from 2032 through 2041. The Company’s US federal NOL generated post 2017 of $15.7 million can be carried forward indefinitely. Additionally, the Company has investment tax credits of $1.0 million as of December 31, 2021 and 2020, for building qualifying energy properties and projects under IRC Section 48, which will expire at various dates from 2033 through 2034.

The above NOL carryforward and the investment tax credit carryforwards are subject to limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, and similar state provisions which limit the amount NOL and tax credit carryforwards that can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Sections 382 and 383, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percentage points over a three-year period. The Company has performed an IRC Section 382 analysis as of December 31, 2020 which it was determined that no significant change in ownership had occurred. However, ownership changes occurring subsequent to December 31, 2020 may impact the utilization of net operating loss carry forwards and other tax attributes.

As of December 31, 2021 and 2020, the Company had unused net operating loss carryforwards from its PRC subsidiaries in the amount of approximately $0.7 and $0.3 million, respectively, which may be applied against future taxable income and which begin to expire after 2022.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. While the CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions which are expected to impact the Company’s financial statements include removal of certain limitations on the utilization of net operating losses, increasing the loss carryback period for certain losses to five years, and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted Tax

F-97

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

Cuts and Jobs Act. As the Company has not generated the taxable income in the previous years, the CARES Act feature allowing federal net operating losses originating in 2018, 2019 or 2020 to be carried back five years has no impact on the Company. In accordance with California AB 85, California net operating losses utilization will be suspended for the years 2020 through 2022 which may impact the Company’s ability to offset California taxable income in 2021 and 2022.

The Consolidation Appropriations Act of 2021, enacted on December 27, 2020, extended and enhanced COVID relief provisions of the CARES Act. The Company has evaluated the impact of the Consolidated Appropriation Act and determined that its impact is not material to the Company’s financial statements.

The Company is no longer subject to income tax examination by the U.S. federal and certain state tax authorities for years ended December 31, 2015 or prior, however, its tax attributes such as net operating loss (“NOL”) carryforwards and tax credits, are still subject to examination in the year they are used. Therefore, the tax attributes from 2011 and forward are still subject to examination by the U.S. tax authorities.

The Company applies the two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. Income tax positions must meet a more likely than not recognition threshold at the effective date to be recognized upon the adoption of Accounting Standards Codification 740 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods and transition. After applying the approach, the Company has identified there is no uncertain tax position as of December 31, 2021.

The Company’s PRC subsidiaries are subject to a 25% statutory income tax rate according to the income tax laws of the PRC. Tax regulations are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. All tax positions taken, or expected to be taken, continue to be more likely than not ultimately settled at the full amount claimed. The Company’s PRC subsidiaries’ tax filings are subject to the PRC tax bureau’s examination for a period up to five years. These subsidiaries are not currently under examination by the PRC tax bureau.

As of December 31, 2021 and 2020, the Company’s foreign subsidiaries operated at a cumulative deficit for U.S. earnings and profit purposes. The Company does not record U.S. income taxes on the undistributed earnings of its foreign subsidiaries based upon the Company’s intention to permanently reinvest undistributed earnings to ensure sufficient working capital and further expansion of existing operations outside the United States. In the event the Company is required to repatriate funds from outside of the United States, such repatriation would be subject to local laws, customs, and tax consequences.

F-98

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

19.	Net Income (Loss) Per Share

The following table presents the calculation of the Company’s basic and diluted loss per share for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020
Numerator
Net income (loss) attributable to stockholders of SolarMax Technology, Inc.	$(3,320,265)	$974,054

Denominator
Weighted average shares used to compute net loss per share available to common stockholders, basic	39, 735,536	40,000,186
Weighted average shares used to compute net loss per share available to common stockholders, diluted	39,735,536	40,156,119

Basic net income (loss) per share	$(0.08)	$0.02
Diluted net income (loss) per share	$(0.08)	$0.02

For the year ended December 31, 2021, the outstanding options of 6,408,716 shares were excluded from the computation of diluted earnings per share as they represent performance-based awards for which the performance (i.e, consummation of a public stock event, as defined) is not yet achieved. The impact of the assumed conversion of the convertible notes was also excluded for the diluted earnings per share calculation for the year ended December 31, 2021 since the inclusion would be anti-dilutive.

For the year ended December 31, 2020, the outstanding options of 6,432,690 shares were excluded from the computation of diluted earnings per share as they represent performance-based awards for which the performance (i.e, consummation of a public stock event, as defined) is not yet achieved. The impact of the assumed conversion of the convertible notes was also excluded for the diluted earnings per share calculation for the year ended December 31, 2021 since the inclusion would be anti-dilutive.

20.	Segment Reporting

The Company uses the management approach for segment reporting disclosure, which designates the internal organization that is used by management for making operating decisions and assessing performance as the source of our reporting segments. For the years ended December 31, 2021 and 2020, the Company operates under two operating segments on the basis of geographical areas: The United States and the PRC. Operating segments are defined as components of an enterprise about which separate financial information is available and that are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

F-99

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

The Company evaluates performance based on several factors, including revenue, cost of revenue, operating expenses, and income from operations. The following tables show the operations of the Company’s operating segments for the years ended December 31, 2021 and 2020:

	Year ended December 31, 2021			Year ended December 31, 2020
	US	PRC	Total	US	PRC	Total
Revenue from external customers
Solar farm projects	$-	$7,786,316	$7,786,316	$-	$93,892,127	$93,892,127
Solar energy systems	27,497,343	-	27,497,343	28,918,101	-	28,918,101
Finance revenue	1,175,522	-	1,175,522	1,775,782	-	1,775,782
LED and other	1,281,699	-	1,281,699	4,756,808	2,238,884	6,995,692
Total	29,954,564	7,786,316	37,740,880	35,450,691	96,131,011	131,581,702

Cost of revenue
Solar farm projects	-	7,783,132	7,783,132	-	86,005,849	86,005,849
Solar energy systems	23,535,389	-	23,535,389	23,807,254	-	23,807,254
Other	476,003	-	476,003	4,269,645	1,049,179	5,318,824
Total	24,011,392	7,783,132	31,794,524	28,076,899	87,055,028	115,131,927

Depreciation and amortization expense	343,302	16,558	359,860	341,701	1,140,570	1,482,271
Interest (expense) income, net	(1,980,500)	169,579	(1,810,921)	(2,150,188)	(940,286)	(3,090,474)
Equity in (loss) of unconsolidated ventures	325,005	-	325,005	12,499	-	12,499
Equity in (loss) income of solar farm projects	-	544,100	544,100	-	467,960	467,960
(Benefit) provision for income taxes	3,250	(303,911)	(300,661)	6,000	1,482,090	1,488,090
Net income (loss)	(2,603,650)	(716,617)	(3,320,267)	(3,417,845)	4,370,738	952,893

	December 31, 2021			December 31, 2020
	US	PRC	Total	US	PRC	Total
Investments in unconsolidated ventures	$-	$-	$-	$121,534	$-	$121,534
Equity investments in solar farm projects	-	9,299,274	9,299,274	-	8,520,997	8,520,997
Capital expenditures	-	39,887	39,887	(107,103)	-	(107,103)
Long-lived assets	11,738,100	18,709,613	30,447,713	19,707,188	16,846,551	36,553,739
Total reportable assets	34,151,952	38,599,084	72,751,036	43,299,884	52,872,652	96,172,536

F-100

SolarMax Technology, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2021 and 2020

21.	Subsequent Events

The Company has evaluated subsequent events through March 25, 2022, the date the December 31, 2021 consolidated financial statements were available to be issued and except as disclosed below and in Note 1- Description of Business , no other events require adjustment of, or disclosure in, the condensed consolidated financial statements.

Agreement of Merger with SPAC

On January 14, 2022, the Company loaned SPAC $127,836 in connection with the amendment to the Merger Agreement dated October 4, 2021 among the SPAC, the Company and the Merger Sub with respect to extension payments and received a promissory note from the SPAC. The terms of the note are the same as the terms of the other notes for the Extension Payments. This note brought the total amount advanced to the SPAC to $1,387,780.

On March 7, 2022, the Company loaned SPAC $161,020 in connection with the amendment to the Merger Agreement with respect to expenses of the SPAC and received a promissory note from the SPAC. The terms of the note are the same as the terms of the notes for the Extension Payments. See Note 1.

Legal Action

On February 23, 2022, the Los Angeles Superior Court granted and sustained the demurrer by the Company without leave to amend in the legal action by Carmelia Chiang. As a result, subject to any appeal by Carmelia Chiang, the case will be dismissed upon the court’s entry of the orders and judgement.

Extension of Promissory Note

On January 10, 2022, the $2.0 million loan from an unrelated party at an interest rate of 6% per annum which initially matured on April 30, 2021 and which was extended to October 31, 2021 and then to December 31, 2021 and then to March 31, 2022 was further extended to May 31, 2022.

Subsequent Events Unaudited

Termination of Merger Agreement with SPAC

The Company has evaluated subsequent events through May 13, 2022.

On April 20, 2022, the Company notified Alberton that the Company was terminating the Merger Agreement.  On April 22, 2022, Alberton received a determination notice from the Nasdaq Hearings Panel to delist Alberton’s shares from Nasdaq and suspend trading in those shares effective at the open of trading of April 26, 2022 because Alberton was not expected to complete the initial business combination by April 26, 2022.   As of May 13, 2022, the Sponsor and Alberton owed loans to the Company totaling approximately $2.3 million.  Because the merger has been terminated, we will provide for a reserve for the loans to the Sponsor and to Alberton for approximately $2.3 million and we will expense approximately $1.0 million in capitalized costs related to the merger in the second quarter of 2022.

Convertible Notes Issued

In April 2022, the Company issued an additional convertible note in the principal amount of $500,000 to a limited partners of CEF, in exchange for a reduction of $500,000 in the principal amount of the related party notes to CEF. See Note 13.

SBA Loans

In February and April 2022, $1,852,291 of the loans from the Paycheck Protection Program Second Draw were forgiven and in May 2022 the remaining $3,522 of the loans were repaid. See Note 13.

Extension of Forfeiture Date for Restricted Stock

In May 2022, the date for forfeiture if a Public Stock Event has not occurred is extended to December 31, 2022 which date includes restricted shares and options outstanding.

F-101

Supplemental Schedules

Condensed Financial Information of Parent

F-102

Condensed Financial Information of Parent

Condensed Balance Sheets

As of December 31, 2021 and 2020

	December 31,
	2021	2020

Assets
Cash and cash equivalents	$41,323	$9,670
Other current assets	1,516,910	879,836
Notes receivable fom SPAC and sponsor	2,026,960	389,814
Total current assets	3,585,193	1,279,320
Investments in and receivables from affiliates	17,695,694	19,861,047
Other long-term assets	300,324	378,323
Total assets	21,581,211	21,518,690

Liabilities and Stockholders’ Equity
Current liabilities	3,244,200	3,702,224
Long-term debt, current portion	2,000,000	6,100,000
Total current liabilities	5,244,200	9,802,224
Long-term debt, noncurrent portion	23,072,389	15,300,000
Other long-term liabilities	1,711,900	1,635,107
Total liabilities	30,028,489	26,737,331
Stockholders’ equity
Preferred stock	-	-
Common stock	68,944	68,944
Additional paid-in capital	55,758,674	55,977,617
Less: treasury stock at cost	(1,808,889)	(1,808,889)
Accumulated deficit	(62,185,477)	(58,865,210)
Accumulated other comprehensive loss	(280,530)	(591,103)
Total stockholders’ equity (deficit)	(8,447,278)	(5,218,641)

Total liabilities and stockholders’ equity	$21,581,211	$21,518,690

See accompanying notes to condensed financial information of parent.

F-103

Condensed Financial Information of Parent

Condensed Statements of Operations

For the Years Ended December 31, 2021 and 2020

	Year ended December 31,
	2021	2020

Revenue	$10,243,011	$13,387,472
Management fee income	3,071,449	3,544,335
Total revenues	13,314,460	16,931,807

Cost of revenue	(10,409,230)	(13,526,823)
General and administrative expenses	(3,418,620)	(4,405,788)
Interest income	153	260
Interest expense	(1,135,444)	(929,325)
Other income (expense), net	1,338,817	759,320
Income (loss) before equity in earnings (losses) of affiliates	(309,864)	(1,170,549)
Equity in earnings (losses) of affiliates	(2,460,551)	2,145,403
Income (loss) before income taxes	(2,770,415)	974,854
Provision (benefit) for income taxes	(450)	800
Net income (loss)	$(2,769,965)	$974,054

See accompanying notes to condensed financial information of parent.

F-104

Condensed Financial Information of Parent

Condensed Statements of Cash Flows

For the Years Ended December 31, 2021 and 2020

	Year Ended December 31,
	2021	2020

Net cash provided by (used in) operating activities	$7,908,799	$1,743,463

Net cash provided by (used in) investing activities	(1,637,146)	(490,564)

Cash flow from financing activities:
Long-term debt issued	-	-
Long-term debt repaid	(6,240,000)	(1,250,000)
Net cash provided by (used in) financing activities	(6,240,000)	(1,250,000)

Net increase (decrease) in cash and cash equivalents and restricted cash	31,653	2,899
Cash and cash equivalents and restricted cash, beginning of year	9,670	6,771
Cash and cash equivalents and restricted cash, end of year	$41,323	$9,670

Supplemental disclosures of cash flow information:
Interest paid	$998,567	$211,976
Income taxes paid	(800)	(800)

Non-cash activities for investing and financing activities:
Issuance of convertible notes in exchange for loan receivable in subsidiary	$11,000,000	$19,400,000

See accompanying notes to condensed financial information of parent.

F-105

Notes to Condensed Financial Information of Parent

For the Years Ended December 31, 2021 and 2020

Note 1. Basis of Presentation

The accompanying condensed financial statements of SolarMax Technology, Inc. (“Parent”) should be read in conjunction with the consolidated financial statements and notes thereto of SolarMax Technology, Inc. and Subsidiaries (the “Company”). Parent’s significant accounting policies are consistent with those of the Company.

Note 2. Related Party Transactions

Intercompany Sales

Parent’s revenues include sales of solar panels, LED components, as well as certain battery storage system components to its subsidiaries. Parent does not have any sales to external customers.

Management Fee Income

At a board of directors meeting in July 2016, the board discussed charging management fees from Parent to each United States subsidiary. Subsequently, executive directors implemented a management fee based on 10% of the subsidiary’s revenue to compensate for Parent’s management of each United States subsidiary.

Headquarter Rent Expense Allocation

During the years ended December 31, 2021 and 2020, the total rent expense of the headquarters was $1,497,067 and $1,553,693, respectively, of which $1,200,362 and $1,176,970, respectively, was allocated to United States subsidiaries, based on the estimated square feet occupied by employees and other personnel assigned to such subsidiaries.

Intercompany receivables and payables

Currently, Parent does not have any plans to settle the receivables from and payables to its various subsidiaries. Accordingly, Parent reports the balances in the receivables from and payables to subsidiaries in its investments in subsidiaries.

Intercompany Loan

During the year ended December 31, 2021, Parent issued $11.0 million of 4% secured subordinated convertible notes to settle the CEF related party loans issued by its subsidiary. The intercompany loan issued on behalf of its subsidiary is non-interest bearing and currently has no written agreement.

F-106

[  ] Shares

SolarMax Technology, Inc.

Common Stock

PROSPECTUS

VIEWTRADE SECURITIES, INC.

____________, 2020

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions and non-accountable expense allowance) payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NASDAQ initial listing fee, the amounts set forth below are estimates.

SEC registration fee	$3,465.12
FINRA filing fee	6,107.00
NASDAQ initial listing fee	75,000.00
Transfer agent fees	4,000.00
Accounting fees and expenses	270,000.00
Legal fees and expenses	150,000.00
Printing and engraving expenses	15,000.00
Other expenses	26,427.88
Total	$550,000.00

Item 14. Indemnification of Directors and Officers

Our amended and restated articles of incorporation provides that we shall provide indemnification to our directors and officers to the maximum extent permitted by law. We shall pay advancements of expenses in advance of the final disposition of the action, suit, or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount even if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Our by-laws also provides for indemnification of our directors and officers.

Under Nevada law, NRS 78.7502, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to Nevada law; or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Pursuant to NRS 78.751, any discretionary indemnification, unless ordered by a court or advanced by the Corporation in a matter as permitted by Nevada law, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

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We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Nevada law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of the issuances of unregistered securities during the past three years.

1. From November 2019 through July 13, 2022, the Company and its subsidiary, SolarMax Renewable Energy Provider, Inc., issued their 4% secured subordinated convertible notes in the aggregate principal amount of $34.0 million to limited partners of Clean Energy Funding, LP (“CEF”), a related party that had made loans to the subsidiary. The issuance of the notes was made to the limited partners in lieu of a cash payment pursuant to the partnership agreement of CEF. None of the limited partners is a related party. The issuance of the convertible notes was exempt from registration pursuant to Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

2. In 2018 and 2019, the Company issued a total of 137,462 shares of common stock to David Hsu, chief executive officer, and 112,471 shares of common stock to Ching Liu, who was then executive vice president pursuant to their employment agreements. The issuance of the shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act as a transaction not involving a public offering.

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16. Exhibits and Financial Statement Schedules

Exhibit number	Description

1.1	Form of underwriting agreement[2]
3.1	Amended and Restated Articles of Incorporation.[1]
3.2	Certificate of Change [1]
3.3	Amended and Restated Bylaws.[1]
4.1	Form of common stock certificate[1]
4.2	Form of underwriter warrant[2]
5.1	Opinion of Ellenoff Grossman & Schole LLP as to the legality of the securities being registered[2]
5.2	Opinion of AllBright Law Office[1][2]
10.1	Channel agreement dated January 21, 2015 between Sunrun, Inc. and SolarMax Renewable Energy Provider, Inc.[1]
10.2	Employment agreement dated October 7, 2016 between the Company and David Hsu.1†
10.3	Employment agreement dated October 7, 2016 between the Company and Ching Liu.1†
10.4	Separation and Release Agreement dated October 1, 2020, by and between the Company Ching Liu
10.5	Form of restricted stock agreement.1†
10.6	2016 Long-term incentive plan. 1†
10.7	Loan agreement dated August 26, 2014, between Clean Energy Funding II, LP and SolarMax LED, Inc.[1]
10.8	Loan agreement dated January 3, 2012, between Clean Energy Funding, LP (“CEF”) and SolarMax Renewable Energy Provider, Inc. (“SREP”)[1]
10.9	Lease dated September 16, 2016 between SMX Property, LLC, and the Company.[1]
10.10	Lease dated September 1, 2016 between Fallow Field, LLC and the Company.[1]
10.11	Lease dated as of September 1, 2016 between Fallow Field, LLC and SolarMax LED, Inc. (U.S.A.).[1]

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10.12	Form of restricted stock exchange agreement for option[1]
10.13	Form of restricted stock exchange agreement for option and cash[1]
10.14	Form of extension agreement of payment due pursuant to exchange agreement[1]
10.15	Client Service Agreement dated October 14, 2019 between SolarMax Renewable Energy Provider, Inc. and Insperity PEO Services, L.P. and Client Service Agreement Terms & Conditions[1]
10.16	Client Service Agreement dated October 14, 2019 between SMX Capital, Inc. and Insperity PEO Services, L.P. and Client Service Agreement Terms & Conditions[1]
10.17	Client Service Agreement dated October 14, 2019 between SolarMax LED, Inc. and Insperity PEO Services, L.P. and Client Service Agreement Terms & Conditions[1]
10.18	Promissory note dated October 24, 2019 payable to SMX Property, LLC[1]
10.19	Form of exchange agreement among CEF, SREP, the issuer and the limited partners of CEF[1]
10.20	Form of 4% secured subordinated convertible note issued by the issuer and SREP to limited partners of CEF pursuant to the exchange agreement (Exhibit 10.71)[1]
10.21	Exchange agreement dated March 27, 2019 between and Company and David Hsu[1]
10.22	Exchange agreement dated March 27, 2019 between the Company and Ching Lui[1]
10.23	Letter agreement from David Hsu dated [ ] to extend the cash payment due on the exchange of shares of restricted stock[2]
10.24	Letter agreement from Ching Liu dated [ ] to extend the cash payment due on the exchange of shares of restricted stock[2]
21.1	List of Subsidiaries.[1]
23.1	Consent of Marcum LLP[1]
23.2	Consent of Ellenoff Grossman & Schole, LLP (included as part of Exhibit 5.1 hereto)[2]
23.3	Consent of AllBright Law Offices (included as part of Exhibit 5.2)[2]
23.4	Consent of LCS & Partners[1]
24.1	Power of Attorney[4]
107	Filing Fee Table

[1]	Filed herewith.
[2]	To be filed by amendment
[3]	Confidential information in this agreement has been omitted
[4]	On signature page.
†	Compensatory plan or arrangement.

(b) Financial Statement Schedules. Financial statement schedules are omitted because the required information is not applicable, not required or included in the financial statements or the notes thereto included in the prospectus that forms a part of this registration statement.

II-4

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Riverside, State of California, on July 18, 2022.

SOLARMAX TECHNOLOGY, INC.

By:	/s/ David Hsu
David Hsu
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints David Hsu and Stephen Brown and each of them acting singly, his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign (1) any and all amendments (including post-effective amendments) to this Registration Statement, and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission or any other regulatory authority, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s. David Hsu	Chief executive officer and director (principal executive officer)	July 18, 2022
David Hsu

/s/ Stephen Brown	Chief financial officer (principal financial officer)	July 18, 2022
Stephen Brown

/s/ Simon Yuan	Director	July 18, 2022
Simon Yuan

/s/ Jinxi Lin	Director	July 18, 2022
Jinxi Lin

/s/ Wei Yuan Chen	Director	July 18, 2022
Wei Yuan Chen

/s/ Wen-Change (Stephen) Yang	Director	July 18, 2022
Wen-Chang (Stephen) Yang

/s/ Lei Zhang	Director	July 18, 2022
Lei Zhang

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